As filed with the U.S. Securities and Exchange Commission on February 10, 2021

Registration No. 333-251683

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CF FINANCE ACQUISITION CORP. II

(Exact name of registrant as specified in its charter)

Delaware	6770	84-3235065
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street

New York, NY 10022

(212) 938-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Howard W. Lutnick

Chief Executive Officer

CF Finance Acquisition Corp. II

110 East 59th Street

New York, NY 10022

(212) 938-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105-0302 (212) 370-1300	Ken Lefkowitz, Esq. Gary J. Simon, Esq. Michael Traube, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000	Michael Mies, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Ave. 14th Floor Palo Alto, CA 94301 (650) 470-4500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
CF II Class A Common Stock, par value $0.0001 per share	151,438,635(1)(3)	N/A	$5,047.45(2)	$0.55(4)

(1)

Based on the maximum number of Class A common stock, par value $0.0001 per share (“CF II Class A Common Stock”), of the registrant estimated to be issued, or issuable, by registrant (“CF II”) upon the consummation of the business combination described herein. This number is based on the product of (i) 6,513,489,694 shares, which is the sum of (A) 72,816,837 shares, the aggregate number of shares of common Stock, par value $0.0001 per share (“View Common Stock”), of View, Inc. (“View”), outstanding immediately prior to the business combination, (B) 1,217,820,805 shares, the maximum aggregate number of shares of View Common Stock that may become issuable under options, warrants, or other equity-based awards that are to be assumed by CF II upon the consummation of the business combination, and (C) 5,222,852,052, the sum of 793,165 shares of convertible Series A preferred stock, par value $0.0001 per share, 52,346,933 shares of convertible Series B preferred stock, par value $0.0001 per share, 26,155,627 shares of convertible Series C preferred stock, par value $0.0001 per share, 26,365,354 shares of convertible Series D preferred stock, par value $0.0001 per share, 198,141,237 shares of convertible Series E preferred stock, par value $0.0001 per share, 209,103,548 shares of convertible Series F preferred stock, par value $0.0001 per share, 2,059,431,740 shares of convertible Series G preferred stock, par value $0.0001 per share, and 2,650,514,448 shares of convertible Series H preferred stock, par value $0.0001 per share (collectively, the “View Preferred Stock”) and (ii) an exchange ratio of 0.02325 shares of CF II Class A Common Stock for each share of View Class A Common Stock or View Preferred Stock, as applicable.

(2)

Pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended (“Securities Act”) and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is an amount equal to $5,047.45, calculated as the product of (i) 151,438,635, the maximum number of shares of View Common Stock and View Preferred Stock and shares of View Common Stock issuable upon exercise or conversion of derivative securities of View immediately prior to the business combination (calculated as shown in note (1) above) and (ii) 0.00003333, one-third of the par value of View Common Stock.

(3)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Calculated pursuant to Rule 457 of the Securities Act and previously paid.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. CF Finance Acquisition Corp. II may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/ PROSPECTUS DATED FEBRUARY 10, 2021, SUBJECT TO COMPLETION

CF Finance Acquisition Corp. II

To the Stockholders of CF Finance Acquisition Corp. II:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of CF Finance Acquisition Corp. II, which is referred to as “CF II”, on                at                , Eastern time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/cffinanceacquisitioncorpii/2021. At the Special Meeting, the stockholders of CF II will be asked to consider and vote upon the following proposals (the “Proposals”):

(1) to approve an amendment to CF II’s current amended and restated certificate of incorporation (the “Existing Charter”) to increase the number of authorized shares of CF II Class A Common Stock from 100,000,000 to 400,000,000 shares for the purposes of carrying out the Business Combination (as defined below);

(2) to adopt and approve the Agreement and Plan of Merger, dated November 30, 2020 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among, CF II, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of CF II, and View, Inc., a Delaware corporation, and to approve the transactions contemplated thereby (the “Business Combination”);

(3) to consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board following the Business Combination (the “Combined Entity”) until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

(4) to approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, the issuance of up to 151,438,635 shares of CF II Class A Common Stock pursuant to the Merger Agreement;

(5) to approve and adopt the amendment and restatement of the Existing Charter to adopt certain material differences that will be in effect upon the consummation of the Business Combination;

(6) to approve the 2021 Equity Incentive Plan of the Combined Entity (the “2021 Equity Incentive Plan”) in connection with the Business Combination;

(7) to approve the 2021 Chief Executive Officer Incentive Plan of the Combined Entity (the “CEO Incentive Plan”) in connection with the Business Combination; and

(8) to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary.

The Board of Directors of CF II (the “CF II Board”) has fixed the close of business on January 27, 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

The CF II Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to CF II stockholders. When you consider the board recommendation of these proposals, you should keep in mind that the directors and officers of CF II have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF II’s Directors, Officers and Affiliates in the Business Combination” in this proxy statement/prospectus.

Pursuant to the Existing Charter, CF II public stockholders have redemption rights in connection with the Business Combination. CF II public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of common stock for cash. This means that public stockholders who hold shares of CF II Class A Common Stock on or before                (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF II Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the CF II Board,

Howard W. Lutnick
Chief Executive Officer and Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                and is first being mailed to the stockholders of CF II on or about                .

CF Finance Acquisition Corp. II

110 East 59th Street

New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CF FINANCE ACQUISITION CORP. II

TO BE HELD ON                , 2021

TO THE STOCKHOLDERS OF CF FINANCE ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of CF Finance Acquisition Corp. II, a Delaware corporation, which is referred to as “CF II”, will be held at                Eastern Time, on                , as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/cffinanceacquisitioncorpii/2021. At the Special Meeting, CF II stockholders will be asked to consider and vote upon the following proposals.

1.

The Pre-Merger Charter Amendment Proposal — To approve an amendment of CF II’s current amended and restated certificate of incorporation (the “Existing Charter”) to increase the number of authorized shares of CF II Class A Common Stock from 100,000,000 to 400,000,000 shares for the purposes of carrying out the Business Combination (as defined below). We refer to this proposal as the “Pre-Merger Charter Amendment Proposal.”

2.

The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated November 30, 2020 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of CF II (“Merger Sub”), and View, Inc., a Delaware corporation (“View”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into View, with View continuing as the surviving corporation and as a wholly-owned subsidiary of CF II (the “Business Combination”). Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Business Combination (the “Effective Time”):

(a)

shares of View’s common stock and preferred stock (collectively, the “View Capital Stock”) outstanding immediately prior to the Effective Time (other than dissenting shares and certain other shares as set forth under the Merger Agreement) and holders of View Capital Stock will receive 0.02325 shares of CF II Class A Common Stock for each share of View Capital Stock held;

(b)

each option and warrant of View outstanding immediately prior to the Effective Time, if not exercised prior to such time, will be assumed by CF II and convert, at the same ratio, into an option or warrant to purchase shares of CF II Class A Common Stock; and

(c)	CF II will change its name to “View, Inc.”

We refer to this proposal as the “Business Combination Proposal.” Copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to the proxy statement/prospectus as Annexes A, G, H, I and J.

3.

The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

4.

The Nasdaq Proposal — To approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), the issuance of up to 151,438,635 shares of Class A Common Stock, par value $0.0001 per share, of CF II (“CF II Class A Common Stock” or the “Class A Common Stock”) pursuant to the Merger Agreement. We refer to this proposal as the “Nasdaq Proposal.”

5.	The Post-Merger Charter Amendment Proposals — To consider and vote upon:

(a)	separate proposals to approve the following material differences between the proposed amended and restated certificate of incorporation of the Combined Entity (the “Amended Charter”) that will be in effect upon the closing of the Merger and CF II’s current certificate of incorporation (the “Existing Charter”), a copy of which is attached to this proxy statement/prospectus as Annex B:

(i)

Post-Merger Charter Amendment Proposal A — The Combined Entity will have 601,000,000 shares of authorized capital stock, which will consist of (i) 600,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Combined Entity Class A Common Stock”) and (ii) 1,000,000 shares of preferred stock, as opposed to CF II having 121,000,000 shares of authorized capital stock, which consists of (i) 100,000,000 shares of CF II Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share, (“CF II Class B Common Stock”, and together with CF II Class A Common Stock, “CF II Common Stock”) and (iii) 1,000,000 shares of preferred stock (without taking into account the Pre-Merger Charter Amendment);

(ii)	Post-Merger Charter Amendment Proposal B — The Combined Entity will amend its name to “View, Inc.” from “CF Finance Acquisition Corp. II.”;

(iii)

Post-Merger Charter Amendment Proposal C — The Amended Charter will expressly state that no holder of Common Stock shall be entitled to preemptive or subscription rights, as opposed to the Existing Charter being silent on such matter;

(iv)

Post-Merger Charter Amendment Proposal D — The Amended Charter will expressly state that, subject to the requirements of applicable law, (i) the Combined Entity shall have the power to issue and sell all or any part of any shares of any class of stock authorized to such persons, and for such consideration, as the board of directors of the Combined Entity (the “Combined Entity Board”) shall from time to time, in its discretion, determine and (ii) the Combined Entity shall have the power to purchase any shares of any class of stock authorized from such persons, and for such consideration, as the Combined Entity Board shall from time to time, in its discretion, determine, as opposed to the Existing Charter being silent on such matter;

(v)

Post-Merger Charter Amendment Proposal E — The Combined Entity Board will consist of no less than one and no more than eleven directors, as opposed to the Existing Charter having no express requirements or limitations on the number of directors;

(vi)

Post-Merger Charter Amendment Proposal F — The Amended Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Entity in order to amend certain provisions of the Amended Charter, as opposed to the Existing Charter requiring amendments to the Existing Charter be conducted in accordance with the DGCL;

(vii)

Post-Merger Charter Amendment Proposal G — The Amended Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Entity for stockholders of the Combined Entity in order to adopt, amend, alter or repeal the bylaws of the Combined Entity, as opposed to the Existing Charter requiring the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of CF II for stockholders of the CF II in order to adopt, amend, alter or repeal the bylaws of CF II; and

(viii)	Post-Merger Charter Amendment Proposal H — The Amended Charter will eliminate various provisions applicable only to blank check companies.

We refer to these proposals collectively as the “Post-Merger Charter Amendment Proposals”;

6.

The 2021 Equity Incentive Plan Proposal — To approve and adopt the 2021 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. We refer to this proposal as the “2021 Equity Incentive Plan Proposal.”

7.

The CEO Incentive Plan Proposal — To approve and adopt the CEO Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F. We refer to this proposal as the “CEO Incentive Plan Proposal.”

8.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal or the CEO Incentive Plan Proposal. We refer to this proposal as the “Adjournment Proposal” and, together with the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal, as the “Proposals.”

Only holders of record of CF II Common Stock at the close of business on January 27, 2021 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. In light of the ongoing developments relating to the ongoing COVID-19 pandemic and to protect the health of CF II stockholders, management, employees and the community, the Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting                . CF II recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the Existing Charter, CF II is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of CF II Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of $500 million on February 8, 2021, the estimated per share redemption price would have been approximately $10.00. CF II public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF II Class A Common Stock for cash. This means that public stockholders who hold shares of CF II Class A Common Stock on or before                , (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF II Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of CF II Class A Common Stock included in the Units sold in the IPO. Holders of our outstanding Public Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. CF II’s sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of CF II Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 21.3% of the issued and outstanding shares of CF II Common Stock. The Sponsor and CF II’s directors and officers have agreed to vote any shares of CF II Common Stock owned by them in favor of the Business Combination Proposal.

The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF II Common Stock as of the Record Date for the Special Meeting. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF II Common Stock represented in person or by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. If the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are not approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal will not be presented to the CF II stockholders for a vote. The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal, is a precondition to the consummation of the Business Combination. The CF II Board has already approved the Business Combination.

As of February 8, 2021, there was $500 million in the Trust Account. Each redemption of shares of CF II Class A Common Stock by CF II’s public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call Morrow Sodali LLC at (800) 662-5200 (banks and brokers call collect at (203) 658-9400).

By Order of the CF II Board

Howard W. Lutnick

Chief Executive Officer and Chairman

                , 2021

i

ii

FREQUENTLY USED TERMS

In this document:

“2021 Equity Incentive Plan” means the 2021 Equity Incentive Plan of the Combined Entity, which will become effective following the Business Combination. A copy of the 2021 Equity Incentive Plan is attached to this proxy statement/prospectus as Annex E.

“2021 Equity Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the 2021 Equity Incentive Plan of the Combined Entity.

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by CF II that more time is necessary or appropriate to approve one or more proposals at the Special Meeting.

“Amended Bylaws” means the Amended and Restated Bylaws of the Combined Entity, in the form appended hereto as Annex D, which will become effective upon approval of the Post-Merger Charter Amendment Proposals and other Proposals by the stockholders of CF II and consummation of the Business Combination.

“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of the Combined Entity, in the form appended hereto as Annex C, which will become effective upon approval of the Post-Merger Charter Amendment Proposals and other Proposals by the stockholders of CF II and consummation of the Business Combination.

“Available Acquiror Cash” means the Trust Account balance at Closing, net of any amounts used for share redemptions and any Indebtedness of CF II for borrowed money (excluding any of CF II’s transaction expenses), plus amounts received by CF II in the PIPE Investment.

“Business Combination” means the Merger and other transactions to be consummated pursuant to the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination.

“Cantor” means Cantor Fitzgerald, L.P., a Delaware limited partnership, an affiliate of CF II, the Sponsor and of CF&Co.

“CEO Incentive Plan” means the 2021 Chief Executive Officer Incentive Plan of the Combined Entity, a copy of which is attached to this proxy statement/prospectus as Annex F.

“CEO Incentive Plan Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the CEO Incentive Plan.

“CF&Co.” means Cantor Fitzgerald & Co., the representative of the underwriters in the IPO and an affiliate of CF II and the Sponsor.

“CF II” means CF Finance Acquisition Corp. II, a Delaware corporation.

“CF II Board” means the board of directors of CF II.

“CF II Bylaws” means the bylaws of CF II in effect immediately prior to the Effective Time.

“CF II Capital Stock” means, collectively, the CF II Common Stock and the CF II Preferred Stock.

“CF II Class A Common Stock” or “Class A Common Stock” means the Class A Common Stock, par value $0.0001, of CF II.

“CF II Class B Common Stock” or “Class B Common Stock” means the Class B Common Stock, par value $0.0001, of CF II.

“CF II Common Stock” or “Common Stock” means common stock of CF II, par value $0.0001, including the CF II Class A Common Stock and the CF II Class B Common Stock.

“CF II Governing Documents” means, collectively, the Existing Charter and the CF II Bylaws.

“CF Securities” means Cantor Fitzgerald Securities.

“CF II Share Redemptions” or “Redemption” means the election of an eligible (as determined in accordance with the CF II Governing Documents) holder of shares of CF II Common Stock to redeem all or a portion of the shares of CF II Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF II Governing Documents) in connection with the Business Combination.

“CF II Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all CF II Share Redemptions.

“CF II Stockholders’ Approval” means the approval of the Proposals in accordance with the CF II Governing Documents at the Special Meeting duly called by the CF II Board and held for such purpose.

“CF II Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by CF II, Merger Sub or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Business Combination, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer taxes, and (C) any and all filing fees to the governmental authorities in connection with the Business Combination.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity” means CF II (which is anticipated to be renamed to View, Inc. upon Closing) and its subsidiaries after the consummation of the Business Combination.

“Combined Entity Board” means the board of directors of the Combined Entity.

“Combined Entity Class A Common Stock” means the Class A Common Stock, par value $0.0001, of the Combined Entity.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to be considered at the Special Meeting to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

“Dissenting Shares” means all shares of View Capital Stock held by a view Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its View Capital Stock.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Charter” means CF II’s amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on August 26, 2020.

“Effective Time” means the effective time of the Business Combination.

“Founders Shares” means 12,500,000 shares of CF II Class B Common Stock currently outstanding, 12,470,000 shares of which are held by the Sponsor and 30,000 shares of which are held by independent directors of CF II.

“GAAP” means accounting principles generally accepted in the United States of America.

“IRA” means the Eight Amended and Restated Investors’ Rights Agreement in respect of View, dated as of November 21, 2018, as amended and/or restated from time to time.

“IPO” means CF II’s initial public offering which was consummated in August 2020.

“Merger” means the merger of Merger Sub with and into the View pursuant to the terms of the Merger Agreement, with View continuing as the surviving entity and becoming a subsidiary of the Combined Entity.

“Merger Agreement” means the Merger Agreement, dated as of November 30, 2020, as the terms and conditions therein may be amended, modified or waived from time to time, by and among CF II, Merger Sub and View.

“Merger Sub” means PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of CF II.

“Minimum Available Acquiror Cash” means the sum of (x) $100,000,000 plus (y) the amount received from the PIPE Investment.

“NDA” means the Non-Disclosure Agreement, dated as of August 31, 2020, between CF II and View.

“Nasdaq” means The Nasdaq Stock Market, LLC.

“Nasdaq Proposal” means the proposal to be considered at the Special Meeting to approve the issuance of CF II Class A Common Stock to holders of View Capital Stock pursuant to the Merger Agreement in order to comply with The Nasdaq Stock Market Listing Rule 5635.

“PIPE Investment” means the sale of shares of newly issued CF II Class A Common Stock in a private placement to occur concurrently with the consummation of the Business Combination.

“PIPE Investors” means investors that participated in the PIPE Investment.

“Placement Shares” means the CF II Class A Common Stock underlying the Placement Units.

“Placement Units” means Units issued to the Sponsor in the Private Placement.

“Placement Warrants” means Warrants underlying the Placement Units.

“Post-Merger Charter Amendment Proposals” means the proposals to be considered at the Special Meeting to approve the Amended Charter to adopt certain material differences that will be in effect upon the consummation of the Business Combination.

“Pre-Merger Charter Amendment Proposal” means the proposal to be considered at the Special Meeting to approve the increase of the number of shares of CF II Class A Common Stock authorized to be issued under the Existing Charter from 100,000,000 to 400,000,000.

“Private Placement” means the private placement consummated simultaneously with the IPO on August 31, 2020 in which CF II issued to the Sponsor the Placement Units.

“Proposals” means the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal, and the Adjournment Proposal.

“Public Shares” means shares of CF II Class A Common Stock underlying the Public Units.

“Public Units” means the Units issued in the IPO.

“Public Warrants” means Warrants underlying the Public Units.

“Record Date” means January 27, 2021, the record date for the Special Meeting.

“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account determined in accordance with the Existing Charter (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like prior to the Redemption). The Redemption Price will be calculated two (2) business days prior to the completion of the Business Combination in accordance with the Existing Charter, as then in effect.

“Redemption Rights” means the right of the holders of CF II Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Meeting” means the special meeting of the stockholders of CF II, to be held on          at          Eastern Time, as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/cffinanceacquisitioncorpii/2021.

“Sponsor” means CF Finance Holdings II, LLC, a Delaware limited liability company.

“Surviving Corporation” means, with respect to the periods from and after the Effective Time, View, the surviving corporation of the Merger.

“Trust Account” means the Trust Account of CF II, which holds the net proceeds of the IPO and the sale of the Placement Units, together with interest earned thereon, less amounts released to pay tax obligations and up to $100,000 for dissolution expenses.

“Unit” means a unit consisting of one share of CF II Class A Common Stock and one-third of one Warrant.

“View” means View, Inc., a Delaware corporation, and its subsidiaries, prior to the Closing of the Business Combination.

“View Bylaws” means the bylaws of View in effect immediately prior to the Effective Time.

“View Capital Stock” means, collectively, shares of common stock and preferred stock of View that are outstanding immediately prior to the Effective Time.

“View Charter” means the certificate of incorporation of View in effect immediately prior to the Effective Time.

“View Common Stock” means the shares of View’s common stock, par value $0.0001 per share.

“View Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of View Common Stock.

“View Companies” means, collectively, View and its subsidiaries.

“View Governing Documents” means, collectively, the View Charter and the View Bylaws.

“View Options” means all outstanding and unexercised incentive stock options or nonqualified stock options to purchase shares of View Common Stock.

“View Preferred Stock” means, collectively, the View Series A Preferred Stock, the View Series B Preferred Stock, the View Series C Preferred Stock, the View Series D Preferred Stock, the View Series E Preferred Stock, the View Series E-1 Preferred Stock, the View Series E-2 Preferred Stock, the View Series F Preferred Stock, the View Series G Preferred Stock, the View Series G-1 Preferred Stock, the View Series H Preferred Stock and the View Series H-1 Preferred Stock.

“View Series A Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the View Charter.

“View Series B Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the View Charter.

“View Series B Warrants” means all outstanding and unexercised warrants to purchase shares of View Series B Preferred Stock.

“View Series C Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the View Charter.

“View Series C Warrants” means all outstanding and unexercised warrants to purchase shares of View Series C Preferred Stock.

“View Series D Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the View Charter.

“View Series D Warrants” means all outstanding and unexercised warrants to purchase shares of View Series D Preferred Stock.

“View Series E Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the View Charter.

“View Series E Warrants” means all outstanding and unexercised warrants to purchase shares of View Series E Preferred Stock.

“View Series E-1 Preferred Stock” means shares of the View’s preferred stock, par value $0.0001 per share, designated as Series E-1 Preferred Stock in the View Charter.

“View Series E-2 Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series E-2 Preferred Stock in the View Charter.

“View Series F Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series F Preferred Stock in the View Charter.

“View Series F Warrants” means all outstanding and unexercised warrants to purchase shares of View Series F Preferred Stock.

“View Series G Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series G Preferred Stock in the View Charter.

“View Series G-1 Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series G-1 Preferred Stock in the View Charter.

“View Series H Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series H Preferred Stock in the View Charter.

“View Series H Warrants” means all outstanding and unexercised warrants to purchase shares of View Series H Preferred Stock.

“View Series H-1 Preferred Stock” means the shares of the View’s preferred stock, par value $0.0001 per share, designated as Series H-1 Preferred Stock in the View Charter.

“View Stockholder” means any holder of any share of View Capital Stock.

“View Warrants” means, collectively, the View Common Stock Warrants, the View Series B Warrants, the View Series C Warrants, the View Series D Warrants, the View Series E Warrants, the View Series F Warrants and the View Series H Warrants.

“Voting Agreement” means the Tenth Amended and Restated Voting Agreement in respect of View, dated as November 21, 2018, as amended and/or restated from time to time.

“Warrant” means a warrant to purchase one share of CF II Class A Common Stock at a price of $11.50 per share issued in connection with the IPO. Warrant excludes View Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF II and View. These statements are based on the beliefs and assumptions of the management of CF II and View. Although CF II and View believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF II nor View can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•	the benefits from the Business Combination;

•	CF II’s ability to consummate the Business Combination or, if CF II does not complete the Business Combination, any other initial business combination;

•

any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at CF II or View and receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the ability to maintain the listing of the Combined Entity Class A Common Stock on Nasdaq following the Business Combination;

•	the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•	the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•	changes in Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of Combined Entity’s business model;

•	Combined Entity’s ability to scale in a cost-effective manner;

•

CF II’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with CF II’s business or in approving the Business Combination, as a result of which they would then receive expense reimbursements and other benefits as further set forth herein;

•	CF II’s public securities’ potential liquidity and trading;

•	the ability of CF II and View to consummate the PIPE Investment or raise additional financing concurrently with the consummation of the Business Combination or otherwise in the future;

•	the use of proceeds not held in the Trust Account or available to CF II from interest income on the Trust Account balance;

•	developments and projections relating to View’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on View’s business and the actions View may take in response thereto;

•	View’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act (as defined below);

•	View’s future capital requirements and sources and uses of cash;

•	View’s ability to obtain funding for its operations;

•	View’s business, expansion plans and opportunities;

•	impact from the outcome of any known and unknown litigation; the anticipated cash available at the closing of the Business Combination; and

•	the anticipated use of the Combined Entity’s cash and cash equivalents.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF II or View “believes” and similar statements reflect such parties beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this prospectus/proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF II or View has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause CF II’s actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against CF II, View or others following announcement of the Business Combination;

•	the inability to complete the Business Combination due to the failure to obtain approval of the stockholders of CF II or View or other conditions to closing in the Merger Agreement;

•	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•	costs related to the proposed Business Combination;

•	the possibility that CF II or View may be adversely impacted by other economic, business, and/or competitive factors;

•	future exchange and interest rates;

•	the significant uncertainty created by the COVID-19 pandemic; and

•	other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by CF II.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of CF II stockholders. The following questions and answers do not include all the information that is important to stockholders of CF II. We urge the stockholders of CF II to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?

A.

CF II stockholders are being asked to consider and vote upon a proposal to approve and adopt the Merger Agreement, among other proposals. CF II has entered into the Merger Agreement as a result of which View will become a wholly-owned subsidiary of CF II upon the consummation of the Business Combination. Subject to the terms of the Merger Agreement, CF II is expected to issue an aggregate of up to 151,438,635 shares of CF II Class A Common Stock, which includes shares issued to holders of View Capital Stock in exchange for their shares of View Capital Stock and the maximum number of shares underlying View Warrants and View Options to be assumed in connection with the Business Combination. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Below are proposals on which CF II stockholders are being asked to vote.

1.

The Pre-Merger Charter Amendment Proposal — To approve an amendment of the Existing Charter to increase the number of authorized shares of CF II Class A Common Stock from 100,000,000 to 400,000,000 shares for the purposes of carrying out the Business Combination;

2.

The Business Combination Proposal — To approve and adopt the Merger Agreement, and approve the transactions contemplated thereby, including the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time:

(a)

Each share of View Capital Stock outstanding immediately prior to the Effective Time (other than dissenting shares and certain other shares as set forth under the Merger Agreement) will be converted into the right to receive 0.02325 shares of CF II Class A Common Stock;

(b)

each option and warrant of View outstanding immediately prior to the Effective Time, if not exercised prior to such time, will be assumed by CF II and convert, at the same ratio, into an option or warrant to purchase shares of CF II Class A Common Stock; and

(c)	CF II will change its name to “View, Inc.”

Copies of the Merger Agreement and certain other agreements to be entered into pursuant to the Merger Agreement are attached to this proxy statement/prospectus as Annexes A, G, H, I and J;

3.

The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

4.

The Nasdaq Proposal — To approve, for purposes of complying with the Nasdaq Listing Rules, the issuance of up to 151,438,635 shares of CF II Class A Common Stock, par value $0.0001 per share, pursuant to the Merger Agreement;

5.	The Post-Merger Charter Amendment Proposals — To approve and adopt the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex C;

6.	The 2021 Equity Incentive Plan Proposal — To approve and adopt the 2021 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E;

7.	The CEO Incentive Plan Proposal — To approve and adopt the CEO Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F; and

8.

The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal or the CEO Incentive Plan Proposal.

Q:	Are the proposals conditioned on one another?

A:

The Business Combination Proposal is subject to and conditioned upon the approval of the Pre-Merger Charter Amendment Proposal. Unless the Pre-Merger Charter Amendment Proposal is approved, the Business Combination Proposal will not be presented to the stockholders of CF II at the Special Meeting. The Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal are subject to and conditioned on the approval of the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal. Unless the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are approved, the Director Election Amendment Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal will not be presented to the stockholders of CF II at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, each of the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If CF II does not consummate the Business Combination and fails to complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), CF II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF II’s tax obligations and up to $100,000 of dissolution expenses.

Q:	What will happen in the Business Combination?

A:

At the Closing, Merger Sub will merge with and into View with View surviving such merger and holders of View Capital Stock will receive shares of CF II Class A Common Stock in exchange for their shares of View Capital Stock. Upon consummation of the Business Combination, View will become a wholly-owned subsidiary of CF II. In connection with the Business Combination, the remaining cash held in the Trust Account after redemptions, if any, and the proceeds from the PIPE Investment will be used to pay the transaction expenses of CF II and View in connection with the Business Combination and for working capital and general corporate purposes. In connection with the Business Combination, CF II and/or View may seek to arrange for additional third party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing View indebtedness at Closing or for other purposes (including, in the case of CF II, to meet the minimum cash condition for consummating the Business Combination (as described below) set forth in the Merger Agreement). A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:	What equity stake will current stockholders of CF II and holders of View Capital Stock hold in the Combined Entity after the Closing?

A:

It is anticipated that, upon the completion of the Business Combination, and assuming no redemptions by CF II’s public stockholders, (i) CF II’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of 21.2% of the Combined Entity, (ii) the PIPE Investment investors (other than the Sponsor and holders of View Capital Stock) will own 11.3% of the Combined Entity, (iii) the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units, the purchase by the Sponsor of CF II Class A Common Stock in the PIPE Investment and the issuance of CF II Class A Common Stock to CF&Co. in consideration of its M&A fee, will retain an ownership interest of 8.2% of the Combined Entity and (iv) the holders of View Capital Stock (including their shares of CF II Class A Common Stock purchased in in the PIPE Investment) will own 59.3% of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of View Capital Stock issued and outstanding as of January 20, 2021, but does not take into account (i) the redemption of any shares by CF II’s public stockholders, (ii) the exercise of the Warrants, or any assumed warrants, outstanding following the Business Combination and (iii) the exercise of any Options or other securities under any incentive plans, including any assumed options or securities provided for in connection with the CEO Incentive Plan and the 2021 Equity Incentive Plan, outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CF II’s existing stockholders and holders of View Capital Stock in the Combined Entity will be different.

See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Merger Agreement, including the approval by the stockholders of CF II of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal. CF II must obtain the approval of CF II stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal) and View must obtain the written consent of View Stockholders for the merger. CF II and View must also obtain certain necessary regulatory approvals and satisfy other closing conditions set forth under the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:	Why is CF II providing stockholders with the opportunity to vote on the Business Combination?

A:

Under the Existing Charter, CF II must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of CF II’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CF II has elected to provide its stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CF II is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q:

Are there any arrangements to help ensure that CF II will have sufficient funds, together with the proceeds in its Trust Account, to meet the minimum cash condition for consummating the Business Combination?

A:

Yes. On November 30, 2020, CF II entered into Subscription Agreements (the “Initial PIPE Subscription Agreements”) with a number of subscribers, including the Sponsor, pursuant to which the subscribers agreed to purchase, and CF II agreed to sell to the subscribers, an aggregate of up to 30,000,000 shares of CF II Class A Common Stock for gross proceeds to CF II of $300,000,000 in a private placement. On January 11, 2021, CF II entered into a Subscription Agreement (the “Additional PIPE Subscription Agreement”, collectively with the Initial PIPE Subscription Agreements, the “PIPE Subscription Agreements”) with GIC Private Ltd., a corporation formed under the laws of the Republic of Singapore (the “Additional Subscriber”) pursuant to which the Additional Subscriber agreed to purchase, and CF II agreed to sell to the Additional Subscriber at $11.25 per share a number of shares equal to the lesser of (i) 17,777,778 shares of CF II Class A Common Stock, and (ii) a number of shares of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and the issuance and sale of shares under the PIPE Subscription Agreements, for gross proceeds to CF II of a maximum of $200.0 million in a private placement. The closing of the PIPE Investment is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The proceeds from the Trust Account and the PIPE Investment will be used to pay any loans owed by CF II to the Sponsor, for any CF II transaction expenses or other administrative expenses incurred by CF II, and to pay all unpaid transaction expenses of View and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, CF II and/or View may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used for a variety of purposes including, in the case of CF II, to meet the minimum cash condition for consummating the Business Combination.

Q:	How many votes do I have at the Special Meeting?

A:

CF II stockholders are entitled to one vote at the Special Meeting for each share of CF II Common Stock held of record as of January 27, 2021, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 63,600,000 outstanding shares of CF II Common Stock.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF II Common Stock as of the Record Date. Accordingly, a CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 18,200,001, or 36.4%, of the 50,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF II Common Stock represented in person or by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the 2021 Equity Incentive

Plan Proposal, the CEO Incentive Plan Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting will not be counted towards the number of shares of CF II Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and Adjournment Proposal.

If the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are not approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal will not be presented to the CF II stockholders for a vote. The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal are preconditions to the consummation of the Business Combination.

Q:	What constitutes a quorum at the Special Meeting?

A:

Holders of a majority in voting power of CF II Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Special Meeting. As of the Record Date, 31,180,001 shares of CF II Common Stock would be required to achieve a quorum.

Q:	How will the Sponsor and CF II’s directors and officers vote?

A:

The Sponsor and CF II’s officers and directors have agreed to vote any Founders Shares and Placement Shares held by them in favor of the initial business combination, including the Business Combination. Accordingly, if CF II seeks stockholder approval of its initial business combination, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF II’s officers and directors had agreed to vote their Founders Shares and Placement Shares in accordance with the majority of the votes cast by CF II’s public stockholders. As a result, we would need only 18,200,001, or 36.4%, of the 50,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:	What interests do the Sponsor and CF II’s current officers, directors and affiliates have in the Business Combination?

A:

The Sponsor and CF II’s directors, officers and affiliates have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•

unless CF II consummates an initial business combination, CF II’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF II ($150,000 of such expenses have been incurred as of the date hereof and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF II has completed a business combination, subject to limited exceptions;

•	the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF II does not complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF II’s public stockholders and the Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, an aggregate amount of $17.5 million in business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of CF II Common Stock and $4.5 million of placement agent fees will be payable to CF&Co., an affiliate of CF II and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor and CF II’s officers and directors will lose their entire investment in CF II, including loans in the aggregate amount of $160,000 as of December 31, 2020, if an initial business combination is not completed;

•

the fact that CF II’s independent directors own 30,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $345,900, based on the closing price of CF II Class A Common Stock on February 8, 2021;

•

CF Securities, an affiliate of CF II and the Sponsor, has entered into an engagement letter with the finance provider pursuant to View’s revolving debt facility pursuant to which CF Securities will receive a fee in the event of reductions in the principal amount under such revolving debt facility (subject to the conditions set forth therein);

•

Cantor, an affiliate of Sponsor, has entered into a financing assistance contract with View, pursuant to which Cantor intends to establish one or more financing entities together with View to support the purchase and sale of View’s products and services, and such financing entities will have the right to purchase View’s products at a discount to the then actual selling price for comparably featured orders;

•

View appointed Newmark (as defined herein), an affiliate of the Sponsor, as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions) and Newmark will be entitled to commissions in respect of such sales and will also receive commissions on its referrals that are no less than the commissions granted to other referring parties; and

•

the fact that CF II’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

These interests may influence CF II’s officers and directors in making their recommendation that you vote in favor of the approval of the Business Combination. The CF II Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Merger Agreement and the Business Combination be approved by the stockholders of CF II. See “The Business Combination Proposal — Interests of the Sponsor and CF II’s

Directors, Officers and Affiliates in the Business Combination” beginning on page 150 of this proxy statement/prospectus.

Q.	Did the CF II Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

The CF II Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The CF II Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders. The CF II Board also determined, without seeking a valuation from a financial advisor, that View’s fair market value was at least 80% of CF II’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the CF II Board as described above in valuing View’s business and assuming the risk that the CF II Board may not have properly valued such business.

Q.	What factors did the CF II Board consider in determining whether or not to proceed with the Business Combination?

A.

The CF II Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, View’s leadership position in the smart glass industry, large and growing addressable market, growth potential of View’s business, relationships with a broad, diverse and growing customer base, experienced management team and attractive valuation.

The CF II Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic uncertainty, risks relating to the performance of the commercial real estate market generally and such market’s adoption and utilization of smart glass in new construction and/or renovation, the risks that business plan and projections may not be achieved and risks relating to CF II’s valuation of View, in particular the lack of third party valuation. See the sections titled “The Business Combination Proposal — The CF II Board’s Reasons for the Approval of the Business Combination.”

Q:	What happens if I sell my shares of CF II Class A Common Stock before the Special Meeting?

A:

The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CF II Class A Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of CF II Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:	What happens if I vote against the Business Combination Proposal?

A:

Pursuant to the Existing Charter, if the Business Combination Proposal is not approved and CF II does not otherwise consummate an alternative business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), CF II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders, subject to payment of CF II’s tax obligations and up to $100,000 of dissolution expenses.

Q:	Do I have redemption rights?

A:

Pursuant to the Existing Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Existing Charter. As of

February 8, 2021, based on funds in the Trust Account of $500 million, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF II Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF II’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of CF II Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether or not you affirmatively vote your shares of CF II Common Stock “FOR” or “AGAINST” the Business Combination Proposal or abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement/prospectus. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern time, on         (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF II Class A Common Stock. A holder of the Public Shares, together with any of its affiliate any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF II does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CF II’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF II’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF II’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:	What are the federal income tax consequences of exercising my redemption rights?

A:

CF II expects that a U.S. holder (as defined below) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of public warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:	If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:	No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:	If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:	No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. Holders of CF II Common Stock do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:	If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•	CF II stockholders who properly exercise their redemption rights;

•	the $17,500,000 business combination marketing fee to CF&Co.;

•

certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CF II or View in connection with the Business Combination and pursuant to the terms of the Merger Agreement;

•	any loans owed by CF II to the Sponsor for any CF II transaction expenses or other administrative expenses incurred by CF II; and

•	for general corporate purposes including, but not limited to, working capital for operations.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, CF II is unable to complete the Business Combination or another initial business combination transaction by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the Existing Charter provides that CF II will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the CF II Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

CF II expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CF II’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founders Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to CF II’s outstanding Warrants. Accordingly, the Warrants will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by CF II and View in writing. The Merger Agreement may be terminated by either CF II or View if the Closing has not occurred by May 30, 2021, the six-month anniversary of the date of the Merger Agreement.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	How do I vote?

A:

If you were a holder of record of CF II Common Stock on January 27, 2021, the Record Date, you may vote with respect to the Proposals in person at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, CF II will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, and the Post-Merger Charter Amendment Proposals. Abstentions will have no effect on the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by CF II without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting in person, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CF II believes the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to CF II’s secretary at the address listed below so that it is received by CF II’s secretary prior to the Special Meeting or attend the

Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to CF II’s secretary, which must be received by CF II’s secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

CF II will pay the cost of soliciting proxies for the Special Meeting. CF II has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. CF II has agreed to pay Morrow a fee of $32,500.00, plus disbursements. CF II will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CF II will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CF II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CF II Common Stock and in obtaining voting instructions from those owners. CF II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

CF Finance Acquisition Corp. II

110 East 59th Street

New York, New York 10022

Tel: (212) 938-5000

E-mail: CFFinanceII@cantor.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

Tel: (800) 662-5200 or (203) 658-9400 (banks and brokers)

Email: CFII.info@investor.morrowsodali.com

To obtain timely delivery, CF II stockholders must request the materials no later than         .

You may also obtain additional information about CF II from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CF II’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to CF II and its consolidated subsidiaries after giving effect to the Business Combination. References to the “Company” or “CF II” refer to CF Finance Acquisition Corp. II.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by CF II’s public stockholders and do not include any shares of CF II Common Stock issuable upon the exercise of the Warrants.

Information About the Parties to the Business Combination

CF Finance Acquisition Corp. II

CF II is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF II’s Class A Common Stock, Units, and Warrants are currently listed on Nasdaq under the symbols “CFII”, “CFIIU” and “CFIIW”, respectively. The mailing address of CF II’s principal executive office is 110 East 59th Street, New York, NY 10022.

For more information about CF II, see the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF II” and “Information Related to CF II.”

Merger Sub

Merger Sub is a wholly-owned subsidiary of CF II, formed on November 24, 2020 to consummate the Business Combination. Following the Business Combination, View will merge with and into Merger Sub with View surviving the merger. As a result, View will become a wholly-owned subsidiary of CF II.

View, Inc.

View, Inc. is a technology company that makes buildings smart and connected to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. View’s market leading innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. View has achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which it adds a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through View’s proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with its proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, View now offers a suite of fully integrated, cloud-connected smart-building products that View believes will enable it to further optimize the human experience within buildings ensuring a truly delightful environment.

View was incorporated in Delaware in 2007. The mailing address of View’s principal executive office is 195 S. Milpitas Blvd. Milpitas, CA 95035, and its telephone number is (408) 263-9200.

For more information about View, see the sections titled “Information About View” and “View Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Proposals to Be Voted On by CF II Stockholders

Pre-Merger Charter Amendment Proposal

CF II stockholders will be asked to approve and adopt an amendment to the Existing Charter to increase the number of authorized shares of CF II Class A Common Stock from 100,000,000 to 400,000,000 shares for the purposes of carrying out the Business Combination. See the section titled “The Pre-Merger Charter Amendment Proposal.”

The Business Combination Proposal

CF II and View have agreed to the Business Combination under the terms of the Agreement and Plan of Merger, dated November 30, 2020. This agreement, as the terms and conditions therein may be amended, modified, or waived from time to time, is referred to in this proxy statement/prospectus as the “Merger Agreement.” Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Closing, Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of CF II, will merge with and into View, with View continuing as the surviving entity and becoming a wholly-owned subsidiary of CF II. For more information about the Merger Agreement and the Business Combination (including the Merger), see the section titled “The Business Combination Proposal.”

The Merger Agreement

On November 30, 2020, CF II, Merger Sub and View entered into the Merger Agreement.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, upon the Closing, Merger Sub will merge with and into View, whereby the separate corporate existence of Merger Sub will cease and View will be the surviving corporation of the Merger and become a wholly owned subsidiary of CF II. As a result of the Merger, (i) all outstanding shares of capital stock of View will be cancelled and View Stockholders will receive 0.02325 shares (the “Exchange Ratio”) of Class A Common Stock for each share of View capital stock held, and (ii) all outstanding options and warrants to purchase capital stock of View will be assumed by CF II and instead represent the right to acquire shares of Class A Common Stock, with the number of shares and price per share thereunder adjusted at the Closing based on the Exchange Ratio. At the Closing, CF II will amend and restate the Existing Charter to, among other matters, change its name to “View, Inc.”

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Company Material Adverse Effect or Acquiror Material Adverse Effect (each as defined below).

The Merger Agreement also contains pre-closing covenants of the parties, including obligations of the parties to use reasonable efforts to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other applicable parties, in each case, subject to certain exceptions and qualifications. Additionally, View has agreed not to solicit, negotiate or enter into competing transactions, as further provided in the Merger Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF II and View agreed, as promptly as practicable after the execution of the Merger Agreement, to prepare and file with the SEC this Registration Statement in connection with the registration under the Securities Act of the issuance of the Class A Common Stock to be issued to the View Stockholders, and containing a proxy statement/prospectus for the purpose of CF II soliciting proxies from the stockholders to obtain the CF II Stockholders’ Approval at the Special Meeting and providing such stockholders an opportunity, in accordance with the CF II Governing Documents and IPO prospectus, to have their shares of Class A Common Stock redeemed.

CF II agreed to take all necessary action, so that effective at the Closing, the Combined Entity Board will consist of seven individuals, a majority of whom shall be independent directors in accordance with Nasdaq requirements, and at least one of whom will be appointed by SVF Excalibur (Cayman) Limited, and the executive officers of the Combined Entity will be the executive officers of View immediately prior to the Closing.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Merger and the other Proposals required to approve the Business Combination by CF II’s stockholders and View Stockholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) and all waiting or other periods have been obtained or have expired or been terminated, as applicable, (iii) the effectiveness of this Registration Statement, (iv) the shares of Class A Common Stock to be issued to View Stockholders and Subscribers having been approved for listing on Nasdaq, subject to round lot holder requirements, and (v) CF II having a minimum of $5,000,001 of net tangible assets upon the Closing (after giving effect to any Redemptions and the PIPE Investments).

The obligations of CF II and Merger Sub to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of View being true and correct, subject to the knowledge and materiality standards contained in the Merger Agreement, (ii) material compliance by View with its pre-closing covenants, subject to the knowledge and materiality standards contained in the Merger Agreement, and (iii) there has not been any event that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

In addition, the obligations of View to consummate (and cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of CF II being true and correct, subject to the knowledge and materiality standards contained in the Merger Agreement, (ii) material compliance by CF II with its pre-closing covenants, subject to the knowledge and materiality standards contained in the Merger Agreement, (iii) there has not been any event that has had, or would be reasonably expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect, and (iv) the Available Acquiror Cash being no less than the sum of (A) $100,000,000 plus (B) the amount received from the PIPE Investments.

Termination Rights

The Merger Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of CF II and View, (ii) if the consummation of the Business Combination is prohibited by law, (iii) if the Closing has not occurred on or before the six month anniversary of the date of the Merger Agreement, (iv) in connection with a breach of a representation, warranty, covenant or other agreement by a party which is not capable of being cured within 30 days after receipt of such breach, subject to the knowledge and materiality standards contained in the Merger Agreement, (v) by either CF II or View if the board of directors of the other party publicly changes its recommendation with respect to the Merger Agreement and Business Combination and related stockholder approvals, (vi) by either CF II or View if the Special Meeting is held and CF II Stockholders’ Approval is not received or (vii) by CF II if View does not receive the written consent of the View Stockholders to the Merger Agreement and related approvals within five business days after this Registration Statement has become effective.

None of the parties to the Merger Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. However, each party is liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

View agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in CF II’s trust account held for its public stockholders, and agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom)

Executive Officers of the Combined Entity

The executive officers of the Combined Entity will be the executive officers of View immediately prior to the Closing.

Board of Directors of the Combined Entity

Subject to the approval of the Director Election Proposal, the Combined Entity Board will be Rao Mulpuri, Tom Cheung, Nigel Gormly, Harold Hughes, Tom Leppert, Toby Cosgrove and Lisa Picard, with Rao Mulpuri serving as the Chairman of the Combined Entity Board.

CF II’s Reasons for the Business Combination

CF II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF II sought to do this by utilizing the networks and industry experience of both its management team and its board of directors to identify, acquire and, after its initial business combination, help to build a company in an industry that complements the experience and expertise of its management team.

In evaluating and approving the Business Combination, the CF II Board considered a wide variety of factors. In light of the complexity of those factors, the CF II Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF II Board may have given different weight to different factors.

Based on its review of the industry data and the operational, financial and other relevant information related to the View business provided by View and presented to the CF II Board, the factors considered by the CF II Board included, but were not limited to, the following:

•

View’s Leadership Position in the Smart Glass Industry. According to View and the report prepared by the consulting firm engaged by CF II, View is currently the leader in the smart glass industry, with a market share of over 80%.

•

Large and Growing Addressable Market. According to the report provided by the consulting firm, the total addressable North American market of glass installation is currently 1.8–2.1 billion square feet, which is expected to grow to 2.0–2.5 billion square feet in 2025, and the total addressable global market is 7-8x the size of the North American market. As the smart glass industry continues to gain acceptance in the marketplace, this industry has the potential to gain substantial market share in the glass market. As the market leader in the smart glass industry, View has the opportunity to benefit from this trend.

•	Growth Potential of View’s Business. View has the potential for revenues to accelerate quickly as the smart glass industry gains wider acceptance in the marketplace.

•

Relationships with a Broad, Diverse and Growing Customer Base. View has developed strong relationships with all members of the construction ecosystem including owners, developers, architects, general contractors, glaziers and low voltage electricians.

•

Strategic Partnerships Expanding View’s Ability to Reach and Provide Financing Options to New Customers. Pursuant to the Newmark Real Estate Services Contract, View will be able to leverage Newmark’s relationships with building owners and property developers in order to expand and grow its customer base, and, pursuant to the Cantor Financing Assistance Contract, View will be able to expand its sales channels to provide customers the opportunity to finance View’s products.

•

Experienced Management Team. Following completion of the Business Combination, View will continue to be led by the same senior management team as prior to the Business Combination, which management team has built a technological advantage to position View to benefit as the real estate industry more widely adopts smart glass.

•

Green Certified and ESG. The PIPE Investment and future debt offerings by View have been green certified with a Second Party Opinion (SPO) performed by Sustainalytics, a Morningstar company. In addition, strong secular tailwinds of climate change, human health and smart buildings may drive demand for View’s smart windows. Environmental, social and governance initiatives and growing government regulations require buildings to retrofit and become energy efficient and net-zero-energy dwellings and View’s products have the opportunity to benefit from these trends.

•

Attractive Valuation. The CF II Board’s determination that if View is able to meet its financial projections, then CF II’s stockholders will have acquired their shares in the Combined Entity at an attractive valuation which would increase shareholder value.

•

Other Alternatives. The CF II Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF II, that the Business Combination represents an attractive potential business combination for CF II.

•

Terms and Conditions of the Merger Agreement. The terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were, in the opinion of the CF II Board, the product of arm’s-length negotiations between the parties.

•

Continued Ownership by Existing Holders of View Capital Stock. The CF II Board considered that the existing holders of View will (i) continue to be significant shareholders of the Combined Entity, (ii) are not receiving any cash proceeds from the Business Combination and (iii) are investing an additional $162.8 million as part of the PIPE Investment.

•

Involvement of the initial PIPE Investors. The CF II Board considered that the agreement of the investors in the Initial PIPE Investment, including the Sponsor, existing stockholders of View and new investors in the Initial PIPE Investment, to invest $300.0 million in the Combined Entity at Closing at $10.00 per share was a validation of View’s business and future prospects.

•

View Being an Attractive Target. The CF II Board considered the fact that View (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and growth expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company, which the CF II Board believed, together with the Newmark Real Estate Services Contract and the Cantor Financing Assistance Contract, would improve View’s ability to grow and meet its business plan.

In the course of its deliberations, in addition to the various other risks associated with the business of View, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF II Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•

Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•

Macroeconomic Risks in the Commercial Real Estate Market. View’s ability to meet its business plan and projections is tied to the performance of the commercial real estate market generally and such market’s adoption and utilization of smart glass in new construction and/or renovation, including the current uncertainty as a result of the impact of the COVID-19 pandemic, which could negatively affect the Combined Entity’s revenues and financial performance.

•

Business Plan and Projections May Not Be Achieved. The risk that View may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections presented to management of CF II and the CF II Board, including the fact that View has previously missed its financial projections.

•

Benefits May Not Be Achieved. The risk that the potential benefits of the Newmark Real Estate Services Contract and the Cantor Financing Assistance Contract may not be fully achieved or may not be achieved at all within the expected timeframe.

•

Dilution from the 2021 Equity Incentive Plan and the CEO Incentive Plan. Pursuant to the 2021 Equity Incentive Plan, up to 58,631,907 shares of CF II Common Stock will be available for issuance by the Combined Entity after Closing. As further described herein, certain executives of View are being granted RSUs and stock options pursuant to the 2021 Equity Incentive Plan at Closing, which RSUs and stock options include both time and performance-based vesting. In addition, pursuant to the CEO Incentive Plan as further described herein, at Closing, the CEO of the Combined Entity will be issued stock options to purchase up to 25,000,000 shares of CF II Common Stock based on the Combined Entity achieving certain stock price based milestones. The vesting and issuance of this CF II Common Stock could substantially dilute the ownership of the Combined Entity by the holders of CF II Common Stock as of the Closing.

•

Expiration of Lock-ups. The CF II Common Stock issued to the investors in the PIPE Investment are not subject to any lock-up, and the Combined Entity is required to register such shares of CF II Common Stock promptly after Closing. The CF II Common Stock issued to certain of the stockholders of View are subject to a six-month lock-up. Upon the expiration of any such lock-ups and upon the registration of such shares of CF II Common Stock, a substantial number of shares of CF II Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•	No Third-Party Valuation. The risk that CF II did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•

Liquidation. The risks and costs to CF II if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF II being unable to effect a business combination within the completion window which would require CF II to liquidate.

•

Stockholder Vote. The risk that CF II’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the special meeting or redeem their shares of CF II Class A Common Stock.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF II’s control.

•

CF II Stockholders Holding a Minority Position in the Post-Combination Company. The risk that CF II stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing stockholders of CF II (excluding the Sponsor and purchasers in the PIPE Investment) owning approximately 21.2% of the Combined Entity after Closing, assuming that no shares of CF II Class A Common Stock are redeemed by CF II stockholders and excluding shares of Common Stock underlying warrants.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Redemptions. The risk that current CF II public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	Nasdaq Listing. The potential inability to maintain the listing of CF II’s securities on Nasdaq following the Closing.

•	Valuation. The risk that the CF II Board may not have properly valued View’s business.

•	Distraction to Operations. The risk that the potential diversion of View’s management and employee attention as a result of the Business Combination may adversely affect View’s operations.

•

Readiness to be a Public Company. View has identified certain material weaknesses in its internal control over financial reporting, as further described herein, and, as View has not previously been a public company, View may not have the employees necessary for it to properly prepare timely and accurate reports for filing with the SEC. There is a risk that View will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

In addition to considering the factors described above, the CF II Board also considered that:

•

Interests of Certain Persons. The Sponsor and certain officers and directors of CF II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF II’s stockholders (see section titled “The Business Combination Proposal — Interests of the Sponsor and CF II’s Directors and Officers in the Business Combination”). CF II’s independent directors on the CF II Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF II Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF II Board concluded, in its business judgment, that the potential benefits to CF II and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Related Agreements

Stockholder Voting Agreement

Contemporaneously with the execution of the Merger Agreement, CF II and certain View Stockholders entered into a Stockholder Voting Agreement, pursuant to which, among other things, certain View Stockholders agreed (i) not to transfer and to vote their shares of View Capital Stock in favor of the Merger Agreement (including by execution of a written consent) and the Business Combination (including the Merger); (ii) to consent to the termination of certain stockholder agreements with View, effective at Closing; and (iii) to release the Sponsor, CF II, View and its subsidiaries from all pre-Closing claims, subject to customary exceptions. The View Stockholders party to the Stockholder Voting Agreement collectively have a sufficient number of votes to approve the Merger.

The Stockholder Voting Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Stockholder Voting Agreement, all obligations of the parties under the Stockholder Voting Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Stockholder Voting Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF II entered into a Sponsor Support Agreement with the Sponsor and View, pursuant to which, among other things: (i) for the benefit of View, the Sponsor has agreed to comply with its obligations under the letter agreement, dated as of August 26, 2020 (the “Insider Letter”), by and among CF II, the Sponsor and certain officers and directors of CF II to not transfer, to not participate in the Redemption and to vote its shares of CF II Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), and CF II agreed to enforce such provisions, and CF II and the Sponsor provided View with certain consent rights with respect to transfers of CF II Common Stock owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock under the Existing Charter, (iii) to release CF II, View, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions and (iv) the Sponsor subjected 4,970,000 of its shares of Class B Common Stock (the “Sponsor Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a Combined Entity sale, change of control or going private transaction or delisting after the Closing.

The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the termination of the Merger Agreement pursuant to its terms.

Registration Rights Agreement

Concurrently with the execution of the Merger Agreement, CF II and certain View Stockholders (each an “Investor”) entered into a Registration Rights Agreement, which shall be effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, CF II will be obligated to file one or more registration statements to register the resale of Class A Common Stock held by such Investors after the Closing. Investors holding at least 25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that CF II file a registration statement on Form S-3 (or any similar short-form registration which may be available at such time) to register the resale of the registrable securities of CF II held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF II agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investors’ misstatement or omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF II and certain persons or entities related to CF II such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF II and View entered into separate Lock-Up Agreements with a number of View Stockholders, pursuant to which the CF II Common Stock held by such View Stockholders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The CF II securities held by such View Stockholders will be locked-up until the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which CF II consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of CF II’s stockholders having the right to exchange their equity holdings in CF II for cash, securities or other property.

PIPE Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF II entered into the Initial PIPE Subscription Agreements with a number of subscribers (each an “Initial Subscriber”), including the Sponsor and certain View Stockholders, pursuant to which the Initial Subscribers agreed to purchase, and CF II agreed to sell to the Initial Subscribers, an aggregate of up to 30,000,000 shares of Class A Common Stock (the “Initial PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000 (the “Initial PIPE Investments”), with the Sponsor’s Initial PIPE Subscription Agreement accounting for $50.0 million of such aggregate investment. On January 11, 2021, CF II entered into the Additional PIPE Subscription Agreement with the Additional Subscriber (collectively with the Initial Subscribers, the “Subscribers”) pursuant to which the Additional Subscriber agreed to purchase, and CF II agreed to sell to the Additional Subscriber at $11.25 per share a number of shares equal to the lesser of (i) 17,777,778 shares of CF II Class A Common Stock, and (ii) a number of shares of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and the issuance and sale of shares under the PIPE Subscription Agreements (the “Additional PIPE Shares”, collectively with the Initial PIPE Shares, the “PIPE Shares”), for gross proceeds to CF II of a maximum of $200.0 million (the “Additional PIPE Investment”, collectively with the Initial PIPE Investments, the “PIPE Investment”) in a private placement. The Initial PIPE Subscription Agreements permit Initial Subscribers that are not View Stockholders or affiliates of CF II prior to the Closing to offset and reduce the number of Initial PIPE Shares that they are required to purchase at the Closing by acquiring shares of Class A Common Stock in the open market or private transactions and not redeeming such shares in the Redemption.

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. Upon notice from CF II to the Subscribers that CF II reasonably expects all closing conditions of the Business Combination to be satisfied or waived, the Subscribers will have no less than five business days to fund their committed investment. The closing of the PIPE Investment shall occur on the date of, and immediately prior to, the consummation of the Business Combination. The purpose of the PIPE Investments is to raise additional capital for use by View following the Closing.

Pursuant to the PIPE Subscription Agreements, CF II agreed that, within 30 calendar days after the Closing, CF II will file with the SEC (at CF II’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF II shall use its reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies CF II that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date CF II is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Other Agreements between CF’s Affiliates and View

Cantor Financing Assistance Contract

Cantor, an affiliate of Sponsor, entered into an agreement with View on November 30, 2020 (the “Cantor Financing Assistance Contract”), pursuant to which, among other things, Cantor has the right to enter into certain transactions with View in order to finance its products or services. Under this agreement, Cantor, directly or through its affiliates, has a “last look” right to match the substantive terms of any financing for the purchase, lease or rental of View’s products or services arranged by View with a third party. In addition, pursuant to this agreement, (i) Cantor intends to establish one or more financing entities (each, a “FinanceCo”) together with View, to support the purchase and sale of View’s products and services, and (ii) FinanceCos will have the right to purchase View’s products at a certain discount to the then actual selling price for comparably featured orders. Unless mutually terminated by the parties or in connection with the termination of the Merger Agreement, the Cantor Financing Assistance Contract shall remain in force until November 30, 2025.

Newmark Real Estate Services Contract

Newmark & Company Real Estate, Inc., a New York corporation and an affiliate of Sponsor (“Newmark”), entered into a service agreement with View on November 30, 2020, as amended on December 19, 2020 (as so amended, the “Newmark Real Estate Services Contract”), pursuant to which, among other things, View appointed Newmark as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions). Newmark will be entitled to the commissions established in the Newmark Real Estate Services Contract from sales of products and services made by View in such markets, and Newmark will receive commissions on its referrals that are no less than the commissions granted to other referring parties. Unless mutually terminated by the parties or in connection with the termination of the Merger Agreement, the Newmark Real Estate Services Contract shall remain in force until November 30, 2027.

Transaction Structure and Organizational Structures Prior to and Following the Consummation of the Business Combination

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to Closing.

Key steps involved in the Merger:

1.	CF II will issue shares of its common stock to holders of View Capital Stock and holders of View Capital Stock will cancel their shares of View Capital Stock.

2.	Merger Sub will merge into and with View, Inc. (to be renamed View Operating Cooperation upon Closing).

The diagram below illustrates the organizational structure of the Combined Entity (which will be renamed View, Inc. upon the consummation of the Business Combination).

Ownership of the Combined Entity following Business Combination

It is anticipated that, upon the completion of the Business Combination:

•	CF II’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of 21.2% of the Combined Entity;

•	the PIPE Investment investors (other than the Sponsor and holders of View Capital Stock) will own 11.3% of the Combined Entity;

•

the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units and the purchase by the Sponsor of CF II Class A Common Stock in the PIPE Investment and the issuance of Class A Common Stock to CF&Co. in consideration of its M&A fee, will retain an ownership interest of 8.2% of the Combined Entity; and

•	the holders of View Capital Stock (including their shares of CF II Class A Common Stock purchased in in the PIPE Investment will own 59.3% of the Combined Entity.

The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of View Capital Stock issued and outstanding as of January 20, 2021, but does not take into account (i) the redemption of any shares by CF II’s public stockholders, (ii) the exercise of the Warrants, or any assumed warrants, outstanding following the Business Combination, or (iii) the exercise of any

Options or other securities under any incentive plans, including any assumed options or securities provided for in connection with the CEO Incentive Plan and the 2021 Equity Incentive Plan, outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership set forth above will be different.

The Director Election Proposal

CF II stockholders will be asked to approve the election of seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. Please see the section titled “The Director Election Proposal.”

The Nasdaq Proposal

The issuance of shares of CF II Class A Common Stock to the View Stockholders in connection with the consummation of the Business Combination will exceed 20% of CF II’s issued and outstanding Common Stock. To comply with the Nasdaq Listing Rules applicable to CF II, stockholders are being asked to approve the issuance of the CF II Class A Common Stock to View Stockholders pursuant to the Merger Agreement. Please see the section titled “The Nasdaq Proposal.”

The Post-Merger Charter Amendment Proposals

CF II stockholders will be asked to approve and adopt an amendment and restatement of the Existing Charter, as set out in the Amended Charter appended to this proxy statement/prospectus as Annex C. Please see the section titled “The Post-Merger Charter Amendment Proposals.”

The 2021 Equity Incentive Plan Proposal

CF II is proposing that its stockholders approve and adopt the 2021 Equity Incentive Plan, which will become effective upon the Closing of the Business Combination and the grant of officer earnout awards thereunder as contemplated by the Merger Agreement. A summary of the 2021 Equity Incentive Plan is set forth in the “The 2021 Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2021 Equity Incentive Plan is attached hereto as Annex E.

The CEO Incentive Plan Proposal

CF II is proposing that its stockholders approve and adopt the CEO Incentive Plan, which will become effective upon the Closing of the Business Combination. A summary of the CEO Incentive Plan is set forth in the “The CEO Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the 2021 Equity Incentive Plan is attached hereto as Annex F.

The Adjournment Proposal

CF II stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, or the CEO Incentive Plan Proposal. Please see the section titled “The Adjournment Proposal.”

Date, Time and Place of Special Meeting

The Special Meeting will be held at                Eastern time, on                as a virtual meeting. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at                 .

Record Date; Outstanding Shares and Public Warrants; Stockholders and Warrant Holders Entitled to Vote

CF II has fixed the close of business on January 27, 2021, as the Record Date for determining the CF II stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 63,600,000 shares of CF II Common Stock outstanding and entitled to vote, consisting of 50,000,000 Public Shares, 12,500,000 Founder Shares and 1,100,000 shares of CF II Class A Common Stock underlying the Placement Units. Each share of CF II Common Stock is entitled to one vote per share at the Special Meeting. The Sponsor and CF II’s officers and directors own 12,500,000 Founder Shares and 1,100,000 Placement Units.

Quorum and Required Vote for Stockholder Proposals

A quorum of CF II stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the CF II Common Stock issued and outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF II Common Stock as of the Record Date. Accordingly, a CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF II Common Stock represented in person or by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and Adjournment Proposal.

The Business Combination Proposal is subject to and conditioned upon the approval of the Pre-Merger Charter Amendment Proposal. Unless the Pre-Merger Charter Amendment Proposal is approved, the Business Combination Proposal will not be presented to the stockholders of CF II at the Special Meeting. The Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal are subject to and conditioned on the approval of the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal. Unless the Pre-Merger Charter Amendment Proposal and the Business Combination Proposal are approved, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal will not be presented to the stockholders of CF II at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other

Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF II does not consummate the Business Combination and fails to complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), CF II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF II’s tax obligations and up to $100,000 of dissolution expenses.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of CF II Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the Existing Charter, holders of CF II Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then-issued and outstanding shares of CF II Class A Common Stock; provided that CF II will not redeem any public shares to the extent that such redemption would result in CF II having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of February 8, 2021, this would have amounted to approximately $10.00 per share. Holders of CF II Class A Common Stock on or before              (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the Existing Charter, in connection with an initial business combination, a public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF II Class A Common Stock for cash and will no longer own shares of CF II Class A Common Stock and will not participate in the future growth of CF II or the Combined Entity, if any. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF II’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of CF II Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both Public Shares and Public Warrants may redeem its Public Shares but retain the Public Warrants, which if the Business Combination closes, will become Warrants of the Combined Entity.

Interests of the Sponsor and CF II’s Directors, Officers and Affiliates in the Business Combination

The Sponsor and CF II’s directors, officers and affiliate have interests in the Business Combination that are different from or in addition to (and which may conflict with) the interests of CF II’s stockholders. These interests include, among other things:

•	unless CF II consummates an initial business combination, CF II’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of

CF II ($150,000 of such expenses have been incurred as of the date hereof and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

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the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF II has completed a business combination, subject to limited exceptions;

•	the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

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if CF II does not complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF II’s public stockholders and the Placement Warrants will expire worthless;

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the fact that upon completion of the Business Combination, an aggregate amount of $17.5 million in business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of CF II Common Stock and $4.5 million of placement agent fees will be payable to CF&Co., an affiliate of CF II and the Sponsor;

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if the Trust Account is liquidated, including in the event CF II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that the Sponsor and CF II’s officers and directors will lose their entire investment in CF II, including loans in the aggregate amount of $160,000 as of December 31, 2020, if an initial business combination is not completed;

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the fact that CF II’s independent directors own 30,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $345,900, based on the closing price of Class A Common Stock on February 8, 2021;

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CF Securities, an affiliate of CF II and the Sponsor, has entered into an engagement letter with the finance provider pursuant to View’s revolving debt facility pursuant to which CF Securities will receive a fee in the event of reductions in the principal amount under such revolving debt facility (subject to the conditions set forth therein);

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Cantor, an affiliate of Sponsor, has entered into a financing assistance contract with View, pursuant to which Cantor intends to establish one or more financing entities together with View to support the purchase and sale of View’s products and services, and such financing entities will have the right to purchase View’s products at a discount to the then actual selling price for comparably featured orders;

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View appointed Newmark (as defined herein), an affiliate of the Sponsor, as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions) and Newmark will be entitled to commissions in respect of such sales and will also receive commissions on its referrals that are no less than the commissions granted to other referring parties; and

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the fact that CF II’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

These interests may influence CF II’s officers and directors in making their recommendation with regard to CF II stockholders’ vote on the Proposals.

Interests of View’s Directors and Officers in the Business Combination

In considering the recommendation of the CF II Board to vote in favor of the approval of the Business Combination Proposal, the Post-Merger Charter Amendment Proposals and other proposals, you should keep in mind that certain members of the Combined Entity Board and executive officers of View have interests in such proposals that are different from, or in addition to, those of CF II’s stockholders and of View’s stockholders generally. In particular:

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Continuing Officers and Directors. Certain of View’s directors and executive officers are expected to become directors and/or executive officers of the Combined Entity upon the completion of the Business Combination. Specifically, the following individuals who are currently executive officers of View are expected to become executive officers of the Combined Entity upon the completion of the Business Combination, serving in the offices set forth opposite their names below:

Name	Office
Rao Mulpuri	Chief Executive Officer
Vidul Prakash	Chief Financial Officer
Rahul Bammi	Chief Business Officer
Martin Neumann	Senior Vice President, Operations
Nitesh Trikha	Senior Vice President, IoT Products
Sridhar Kailasam	Senior Vice President, Research & Development
Anshu Pradhan	Senior Vice President, Engineering
Bill Krause	Senior Vice President, General Counsel & Secretary

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In addition, the following individuals who are currently directors of View are expected to become members of the Combined Entity Board upon the completion of the Business Combination: Nigel Gormly; Harold Hughes; Tom Leppert; Tom Cheung and Rao Mulpuri, with Rao Mulpuri serving as the Chairman of the Combined Entity Board.

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Treatment of View Equity Awards in the Business Combination. Certain of View’s executive officers and non-employee directors hold vested and unvested stock options. The treatment of such stock options in connection with the Business Combination is described in “Business Combination Proposal — Treatment of View Equity Awards.” Certain of View’s executive officers also hold shares of View Common Stock. The holdings of View stock options and shares of View Common Stock by View’s executive officers and non-employee directors as of January 20, 2021, prior to the consummation of the Business Combination, are set forth in the tables below:

	Shares Subject to Vested Stock Options	Shares Subject to Unvested Stock Options	Total Number of Shares Subject to Stock Options	Shares of Common Stock
Executive Officers
Rao Mulpuri	315,546,763	238,783,306	554,330,069	10,021,783
Vidul Prakash	21,875,000	28,125,000	50,000,000	—
Rahul Bammi	53,490,522	40,931,281	94,421,803	—
Martin Neumann	11,181,666	10,303,334	21,485,000	—
Nitesh Trikha	9,187,500	9,312,500	18,500,000	—
Sridhar Kailasam	9,525,000	11,875,000	21,400,000	350,000
Anshu Pradhan	11,091,666	10,208,334	21,300,000	625,000
Bill Krause	7,400,000	6,100,000	13,500,000	—
Non-Employee Directors
Harold Hughes	6,608,333	5,391,667	12,000,000	—
Tom Leppert	6,954,166	5,295,834	12,250,000	—

Upon the consummation of the Business Combination the above stock options and shares held by View’s executive officers and non-employee directors shall be converted into stock options and shares of the Combined Entity by multiplying each option and the Exchange Ratio. The exercise price of each stock option will also be converted by dividing the exercise price of each stock option by the Exchange Ratio.

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Officer Equity Grants Under the 2021 Equity Incentive Plan. It is anticipated that on the Closing Date, the executive officers of View will be granted performance-based restricted stock units for shares of Class A Common Stock (“Officer RSUs”) and options to purchase Class A Common Stock under the 2021 Equity Incentive Plan (“Officer Options”) in the amounts set forth next to each executive officer’s name in the table below. In connection with the Business Combination, CF II will adopt the 2021 Equity Incentive Plan in order to provide for the grant of various forms of equity grants. The 2021 Equity Incentive Plan was adopted by the CF II Board and is subject to approval by its stockholders. For additional information about the 2021 Equity Incentive Plan, see “2021 Equity Incentive Plan Proposal.”

	Officer RSUs (Unvested)	Officer Options (Unvested)	Total Officer RSUs and Officer Options (Unvested)
Executive Officers
Rao Mulpuri	7,500,000	—	7,500,000
Rahul Bammi	700,000	700,000	1,400,000
Vidul Prakash	1,000,000	1,000,000	2,000,000
Anshu Pradhan	700,000	700,000	1,400,000
Martin Neumann	700,000	700,000	1,400,000
Sridhar Kailasam	700,000	700,000	1,400,000
Nitesh Trikha	700,000	700,000	1,400,000
Bill Krause	500,000	500,000	1,000,000

Officer RSUs

The Officer RSUs will be subject to the following time- and performance-based vesting conditions. Each Executive Officer’s award of Officer RSUs will time-vest over a four (4) year period beginning on the Closing, and each such award of Officer RSUs will performance-vest if the following conditions are met during such period: (i) fifty percent (50%) of each award of Officer RSUs if the average closing stock price of shares of Class A Common Stock shall equal or exceed $15.00 over a sixty (60) trading day period at any time during the vesting period; and (ii) one hundred percent (100%) of each award of Officer RSUs will be deemed earned if the average closing stock price of shares of Class A Common Stock shall equal or exceed $20.00 over a sixty (60) trading day period at any time during the vesting period. If the $15 hurdle has not been met within four (4) years of the Closing Date, one hundred percent (100%) of the Officer RSUs will be forfeited and returned to the 2021 Plan. If the $15 hurdle has been met but not the $20 hurdle within four (4) years of the Closing Date, fifty percent (50%) of the Officer RSUs will be forfeited and returned to the 2021 Plan. It is intended that the vesting of each award of Officer RSUs will be subject to the Executive Officer’s continued employment with CF II through each applicable vesting date. For further details about the Officer RSUs, see “2021 Equity Incentive Plan Proposal — New Plan Benefits.”

Officer Options

The Officer Options will vest over four years, subject to the Executive Officer’s continued employment through each vesting date. For further details about the Officer Options, see “2021 Equity Incentive Plan Proposal — New Plan Benefits.”

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CEO Incentive Plan. In connection with the Business Combination, CF II will adopt the 2021 Chief Executive Officer Equity Incentive Plan (“CEO Incentive Plan”) in order to provide for the grant of a performance-based nonstatutory stock option award to Dr. Mulpuri. The CEO Incentive Plan was adopted by the CF II Board and is subject to approval by its stockholders. For additional information about the CEO Incentive Plan, see “2021 Chief Executive Officer Equity Incentive Plan Proposal.”

CEO Option Award

It is anticipated that on the Closing Date, Dr. Mulpuri will receive an option to purchase 25,000,000 shares of Class A Common Stock under the CEO Incentive Plan (the “CEO Option Award”), which will vest and become exercisable upon satisfaction of the performance conditions set forth in the table below, contingent upon Dr. Mulpuri’s continued employment as Chief Executive Officer or as Executive Chairman of the Combined Entity on each such vesting date. If Dr. Mulpuri is still employed by the Combined Entity in a role other than the specified roles above, the option shares will no longer be able to vest under the option award, but Dr. Mulpuri can continue to hold unexercised vested option shares for the full term of the CEO Option Award.

Tranche	Option Shares (#)	Average Trading Price per Share of the Combined Entity ($)*
1	2,500,000	20.00
2	2,500,000	30.00
3	2,500,000	40.00
4	2,500,000	50.00
5	2,500,000	60.00
6	2,500,000	70.00
7	2,500,000	80.00
8	2,500,000	90.00
9	2,500,000	100.00
10	2,500,000	110.00

*	Based on a 60-calendar day trailing average.

The vested and unexercised portion of the CEO Option Award will remain exercisable through its expiration date. For further details about the CEO Option Award, see “CEO Incentive Plan Proposal — New Plan Benefits.”

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View previously entered into employment agreements with its executive officers, which, in each case, will remain in effect after the Business Combination and which provide for severance benefits in the event an executive’s employment is terminated by View without Cause or the executive resigns for Good Reason as of, or within the 13-month period following, a Change in Control (as defined in the 2018 Plan (as defined below) and which does not include the Business Combination). Such severance benefits consist of (i) a payment equal to 100% of the executive’s base salary, (ii) an amount equal to the executive’s target bonus opportunity, (iii) up to 12 months of company-paid COBRA premiums and (iv) accelerated vesting of 100% of the executive’s outstanding options, subject to the executive signing and not revoking View’s then-standard separation agreement and release of claims. Dr. Mulpuri’s employment agreement also provides severance benefits in the event his employment is terminated by View without Cause or he resigns for Good Reason prior to a Change in Control. For further details, see “Executive and Director Compensation — Potential Payments Upon Termination or Change in Control.”

•	The continued indemnification of current directors and officers of View and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Recommendation to Stockholders

The CF II Board believes that the Proposals to be presented at the Special Meeting are in the best interests of CF II and its stockholders and unanimously recommends that CF II stockholders vote “FOR” each of the Proposals.

For more information about the CF II Board’s recommendation and the proposals, see the sections titled “Special Meeting of CF II Stockholders — Recommendation of the CF II Board” beginning on page 119 and “The Business Combination Proposal — CF II Board’s Reasons for Approval of the Business Combination” beginning on page 145.

Appraisal Rights

Holders of CF II Common Stock do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public stockholders exercise their redemption rights in connection with the Business Combination.

Sources		Uses
Cash and investments held in Trust Account(1)	$500.0M	Payment of debt	$277.3M
PIPE Investment(2)	$500.0M	Transaction expenses	$52.2M
		Cash to balance sheet	$670.5M
Total Sources	$1,000.0M	Total Uses	$1,000.0M

(1)	Calculated as of September 30, 2020.
(2)	Shares issued in the PIPE Investment consist of the Initial PIPE Shares priced at $10.00 per share and the Additional PIPE Shares priced at $11.25 per share.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. See the subsection titled “The Business Combination — Expected Accounting Treatment of the Business Combination.”

Regulatory Approvals

The Business Combination is not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF II, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement to CF II’s stockholders and (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. On December 10, 2020, the Parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On January 4, 2021, the FTC granted early termination of the waiting period under the HSR Act.

SUMMARY RISK FACTORS

The consummation of the Business Combination and the business and financial condition of the Combined Entity subsequent to Closing are subject to numerous risks and uncertainties, including those highlighted in the section title “Risk Factors” of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described below, alone or in combination with other events or circumstances, may adversely affect CF II’s ability to effect a business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of CF II and View prior to the Business Combination and that of the Combined Entity subsequent to the Business Combination. Such risks include, but are not limited to:

•	The Sponsor and each of CF II’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how CF II’s public stockholders vote.

•	Neither the CF II Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

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Since the Sponsor and the members of CF II’s management team have interests that are different, or in addition to (and which may conflict with), the interests of CF II’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF II’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF II if a business combination is not completed by August 31, 2022 (or a later date approved by CF II’s stockholders in accordance with the Existing Charter).

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The exercise of the CF II Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF II’s stockholders’ best interest.

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Subsequent to the consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Entity’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

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The historical financial results of View and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what View’s actual financial position or results of operations would have been if it were a public company.

•	The Merger Agreement contains a minimum cash requirement for CF II. This requirement may make it more difficult for CF II to complete the Business Combination as contemplated.

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The Sponsor or CF II’s or View’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of Class A Common Stock from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Class A Common Stock.

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If third parties bring claims against CF II, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of Class A Common Stock may be less than $10.00 per share.

•	CF II’s stockholders may be held liable for claims by third parties against CF II to the extent of distributions received by them upon redemption of their shares.

•	Public stockholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

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If a stockholder of CF II or a “group” of stockholders of which such stockholder is a part is deemed to hold an aggregate of more than 15% of the Public Shares, such stockholder (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

•	There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

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If CF II is not able to complete the Business Combination by August 31, 2022 (or a later date approved by CF II’s stockholders in accordance with the Existing Charter) nor able to complete another initial business combination by such date, CF II would cease all operations except for the purpose of winding up and it would redeem its Public Shares and liquidate, in which case CF II’s public stockholders may receive only $10.00 per share, or less than such amount in certain circumstances, and CF II’s warrants will expire worthless.

•	View’s limited operating history and a history of financial losses make evaluating View’s business and future prospects difficult, and may increase the risk of your investment.

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View’s future growth and success is dependent upon the real estate ecosystem’s to adopt smart glass and specifically View’s products, especially in the smart glass market which View is targeting with View Smart Glass.

•	View’s revenue and backlog may not be adequate or grow sufficiently, and that backlog may not convert into future sales.

•	View’s new products and services may not be successful.

•	View’s financial results may vary significantly from period-to-period due to fluctuations in its operating costs, revenue and other factors.

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View’s operating and financial results forecast relies in large part upon assumptions and analyses developed by View. If these assumptions or analyses prove to be incorrect, View’s actual operating results may be materially different from its forecasted results.

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View may not be able to accurately estimate the future supply and demand for its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If View fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

•	Increases in cost of materials, including glass, could harm View’s business.

•	View has yet to achieve positive cash flow and there can be no assurance that View will be able to generate positive cash flow from operations in the future.

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Any significant disruption to View’s sole manufacturing production line or the failure of its facility to operate according to its expectation could have a material adverse effect on View’s results of operations.

•	COVID-19 and other public health crises could materially impact View’s business, financial condition, and results of operations.

•	While View obtains components from multiple sources whenever possible, the glass component used in its products are purchased by View from a single source supplier. The inability of this supplier, as well as other suppliers, to deliver necessary glass components and other components of View’s products according to its schedule and at prices, quality levels and volumes acceptable to View, or View’s inability to efficiently manage these components, could have an adverse effect on View’s financial condition and operating results.

•	View’s management has limited experience in operating a public company.

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View faces risks associated with its national and future global operations and expansion, including unfavorable regulatory, political, economic, tax and labor conditions, and with establishing itself in new markets, all of which could harm its business.

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The markets in which View operates are highly competitive, and View may not be successful in competing in these industries. View currently faces competition from new and established national and international competitors and expects to face competition from others in the future, including competition from companies with new technology.

•	If View is unable to attract and/or retain key employees and hire qualified personnel, View’s ability to compete could be harmed.

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View may be unable to meet its growing production demand, product sales, delivery plans and servicing needs, or accurately project and manage this growth nationwide or internationally, which could harm View’s business and prospects.

•	View relies on certain third-party providers of licensed software and services integral to the operations of View’s business.

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View’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on View’s ability to prevent others from interfering with its commercialization of its products.

•	View may need to acquire intellectual property that if View is unable to obtain, or if View is unable to adequately protect its intellectual property, View could be competitively disadvantaged.

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View’s products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by View to comply with these regulations could substantially harm its business and operating results.

•	Many of View’s products must comply with local building codes and ordinances, and failure of View’s products to comply with such codes and ordinances may have an adverse effect on its business.

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View’s business model of manufacturing smart glass is capital-intensive, and View may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If View cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

SUMMARY CONSOLIDATED FINANCIAL DATA OF VIEW

The selected historical consolidated statement of operations and cash flow data of View for the years ended December 31, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from View’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statement of operations data of View for the nine months ended September 30, 2020 and 2019 and the condensed consolidated balance sheet data as of September 30, 2020 are derived from View’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In View management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly View’s financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019.

View’s historical results are not necessarily indicative of the results that may be expected in the future and View’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “View’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and View’s consolidated financial statements and related notes and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statement of Operations Data (Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands, except share and per share data)
Revenue	$24,539	$12,534	$24,324	$20,175
Costs and expenses:
Cost of revenue	91,825	135,998	179,675	142,645
Research and development	50,344	56,709	77,696	33,655
Selling, general and administrative	62,835	54,743	72,905	81,169
(Income) loss from legal settlement	—	—	(22,500)	20,708

Total costs and expenses	205,004	247,450	307,776	278,177

Loss from operations	(180,465)	(234,916)	(283,452)	(258,002)
Interest and other income (expense), net:
Interest income	501	4,825	5,591	160
Interest expense	(19,191)	(5,951)	(10,594)	(31,783)
Other expense, net	(109)	(49)	(108)	(125)
(Loss) gain on fair value change	(2,296)	1,750	1,750	(80,338)
Loss on extinguishment of debt	—	—	(3,040)	(71,362)

Interest and other income (expense), net	(21,095)	575	(6,401)	(183,448)

Loss before provision of income taxes	(201,560)	(234,341)	(289,853)	(441,450)
Provision for income taxes	(137)	(40)	(51)	(50)

Net loss	(201,697)	(234,381)	(289,904)	(441,500)

Less: Deemed contribution from the redemption of redeemable convertible preferred stock	—	—	—	65,628

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands, except share and per share data)
Net loss attributable to common stockholders	$(201,697)	$(234,381)	$(289,904)	$(375,872)

Net loss per share attributable to common stockholders:
Basic and diluted	$(2.80)	$(3.52)	$(4.29)	$(11.56)

Weighted-average shares used in calculation of net loss per share attributable to common stockholders - basic and diluted	72,031,992	66,516,046	67,571,844	32,516,155

Balance Sheet Data (Unaudited)

	As of September 30,	As of December 31,
	2020	2019	2018
	(in thousands)
Total assets	$433,998	$514,448	$334,174
Total liabilities	$374,035	$275,588	$135,038
Total redeemable convertible preferred stock	$1,812,678	$1,812,724	$1,512,915
Total stockholders’ deficit	$(1,752,715)	$(1,573,864)	$(1,313,779)

Cash Flow Data (Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(123,680)	$(172,243)	$(234,015)	$(310,143)
Net cash used in investing activities	(1,845)	(152,702)	(152,659)	(65,838)
Net cash provided by financing activities	97,390	285,690	399,170	477,651

SUMMARY FINANCIAL INFORMATION OF CF II

The following table sets forth selected historical financial information derived from CF II’s audited financial statements as of March 31, 2020 and for the period from September, 27, 2019 (inception) through March 31, 2020, included elsewhere in this proxy statement/prospectus and from CF II’s unaudited interim financial statements as of and for the six months ended September 30, 2020, included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF II” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

STATEMENTS OF OPERATIONS

	For the Six Months Ended September 30, 2020 (Unaudited)	For the period from September 27, 2019 (inception) through March 31, 2020
Total expenses	$(69,291)	$(505)

Net loss	$(69,291)	$(505)
Weighted average shares outstanding of Class A common stock	51,100,000	—

Basic and diluted net income (loss) per share, Class A	$(0.00)	$—

Weighted average shares outstanding of Class B common stock	12,500,000	12,500,000

Basic and diluted net income (loss) per share, Class B	$(0.00)	$—

BALANCE SHEETS

	As of September 30, 2020	As of March 31, 2020
	(Unaudited)
Cash	$404,636	$25,000
Cash equivalents held in Trust Account	$500,000,000	$—
Total assets	$500,428,698	$25,000
Total liabilities	$93,327	$505
Common stock subject to possible redemption	$495,335,370	$—
Total stockholders’ equity	$5,000,001	$24,495

STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30, 2020 (Unaudited)	For the Period from September 27, 2019 (inception) through March 31, 2020
Cash Flow Data:
Net cash used in investing activities	$(500,000,000)	$—
Net cash provided by financing activities	$500,379,636	$25,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The selected unaudited pro forma condensed combined financial data (the “selected pro forma information”) gives effect to the Business Combination described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of View in future reports of the Combined Entity.

The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives pro forma effect to the Business Combination as if it had occurred on September 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the six months ended September 30, 2020 and twelve months ended March 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on April 1, 2019.

The selected pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Combined Entity appearing elsewhere in this proxy statement/prospectus and the accompanying notes, in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The selected pro forma information is derived from, and should be read in conjunction with, the historical financial statements of CF II and View and related notes included elsewhere in this proxy statement/prospectus. The selected pro forma information has been presented for informational purposes only and is not necessarily indicative of what the Combined Entity’s financial position or results of operations actually would have been had the Business Combination and the other transactions contemplated by the Merger Agreement been completed as of the dates indicated. The selected pro forma information does not purport to project the future financial position or operating results of the Combined Entity.

The unaudited pro forma condensed combined financial statements have been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•

Assuming No Redemptions — this scenario assumes that no shares of Class A Common Stock are redeemed, 17,777,778 shares of CF II Class A Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) less than or equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and since the available cash as of the Closing under this scenario will exceed $650.0 million, View will prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million; and

•

Assuming Maximum Redemptions — this scenario assumes that 40,000,000 shares of Class A Common Stock are redeemed for an aggregate payment of $400.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of September 30, 2020 and still satisfy the Minimum Available Acquiror Cash required to consummate the Business Combination of at least $100.0 million, before giving effect to the PIPE Investment and before giving effect to the payment for estimated transaction costs of $50.7 million incurred in connection with the Business Combination. Under this scenario, 13,450,549 shares of CF II Class A

Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) be equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination. Since the available cash as of the Closing under this scenario will be less than $650.0 million, View will not prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million.

The following summarizes the pro forma Combined Entity Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

	Pro Forma Combined (Assuming No Redemptions Scenario) (Shares)%		Pro Forma Combined (Assuming Maximum Redemptions Scenario) (Shares)%
CF II Class A stockholders(1)	51,850,000	22.1	11,850,000	6.2
CF II Class B stockholders (converted to Class A Common Stock at Closing)(2)	12,500,000	5.3	12,500,000	6.5
Former View stockholders(3)	123,140,484	52.3	123,140,484	64.5
PIPE Investment(4)	47,777,778	20.3	43,450,549	22.8

Total	235,268,262	100.0	190,941,033	100.0

(1)	Includes 750,000 shares to be issued to CF&Co. upon consummation of the business combination pursuant to the Engagement Letter Amendment.
(2)

Includes 4,970,000 Sponsor Earn-out Shares subject to forfeiture if the closing stock price of Combined Entity Common Stock does not achieve certain stock price threshold for any five trading days within any ten consecutive trading day during the five-year period following the Closing, as further described herein

(3)

Former View stockholders, including their 16,275,000 of Combined Entity Class A Common Stock purchased in the PIPE Investment (see note 4 below), will own 59.3% and 73.0% of the Combined Entity under the no redemptions and maximum redemptions scenarios, respectively.

(4)

Includes 16,275,000 shares and 5,000,000 shares of Combined Entity Class A Common Stock to be issued to existing View stockholders and CF II stockholders, respectively, that participated in the PIPE Investment.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 28,284,661 shares reserved for the potential future issuance of the Combined Entity Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants to be issued to holders of View Stock Options and View Warrant holders upon the consummation of the business combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statements of Operations Data
Six Months Ended September 30, 2020
Revenue	$15,372	$15,372
Net loss	$(154,789)	$(167,806)
Net loss per share – CF II Class A Common Stock – basic and diluted	$(0.67)	$(0.90)
Weighted-average shares of CF II Class A Common Stock outstanding – basic and diluted	230,298,262	185,971,033
Twelve Months Ended March 31, 2020
Revenue	$24,324	$24,324
Net loss	$(417,338)	$(421,031)
Net loss per share – CF II Class A Common Stock – basic and diluted	$(1.81)	$(2.26)
Weighted-average shares of CF II Class A Common Stock outstanding – basic and diluted	230,298,262	185,971,033
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of September 30, 2020
Cash and cash equivalents	$780,033	$610,102
Total assets	$1,104,966	$935,035
Total liabilities	$93,051	$352,354
Total stockholders’ equity	$1,011,915	$582,681

COMPARATIVE PER SHARE INFORMATION

The comparative per share information sets forth summary historical per share information for CF II and View, respectively, and selected unaudited pro forma condensed combined per share information of the Combined Entity after giving effect to the Business Combination, presented under two redemption scenarios:

•

Assuming No Redemptions — this scenario assumes that no shares of Class A Common Stock are redeemed, 17,777,778 shares of CF II Class A Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) less than or equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and since the available cash as of the Closing under this scenario will exceed $650.0 million, View will prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million; and

•

Assuming Maximum Redemptions — this scenario assumes that 40,000,000 shares of Class A Common Stock are redeemed for an aggregate payment of $400.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of September 30, 2020 and still satisfy the Minimum Available Acquiror Cash required to consummate the Business Combination of at least $100.0 million, before giving effect to the PIPE Investment and before giving effect to the payment for estimated transaction costs of $50.7 million incurred in connection with the Business Combination. Under this scenario, 13,450,549 shares of CF II Class A Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) be equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination. Since the available cash as of the Closing under this scenario will be less than $650.0 million, View will not prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million.

The selected unaudited pro forma condensed combined book value information as of September 30, 2020 gives pro forma effect to the Business Combination as if it had occurred on September 30, 2020. The selected unaudited pro forma condensed combined net loss per share and the weighted average shares outstanding information for the six months ended September 30, 2020 and twelve months ended March 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on April 1, 2019.

The two alternative levels of redemptions assumed in the selected unaudited pro forma condensed combined per share information is based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 28,284,661 shares reserved for the potential future issuance of the Combined Entity Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants holders of View Stock Options and View Warrant holders upon the consummation of the business combination, as such events have not yet occurred.

This information is only a summary and should be read in conjunction with the historical financial statements of CF II and View and related notes included elsewhere in this proxy statement/prospectus. The selected unaudited pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The selected unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of CF II and View would have been had the companies been combined during the periods presented.

			Pro Forma Combined Per Share Data		Equivalent pro forma per share data (4)
	CF II (Historical)	View (Historical)(2)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)	(Assuming No Redemptions Scenario)	(Assuming Maximum Redemptions Scenario)
As of and for the Six Months Ended September 30, 2020(1)
Book value per share(3)	$0.36	$(24.17)	$4.39	$3.13	$0.10	$0.07
Net loss per share of CF II Class A Common Stock- basic and diluted	$—		$(0.67)	$(0.90)	$(0.02)	$(0.02)
Weighted average shares of CF II Class A Common Stock outstanding – basic and diluted	51,100,000		230,298,262	185,971,033
Net loss per share of CF II Class B Common Stock- basic and diluted	$—
Weighted average shares of CF II Class B Common Stock outstanding –basic and diluted	12,500,000
Net loss per share of View Common Stock – basic and diluted		$(1.81)
Weighted average shares of View Common Stock outstanding – basic and diluted		72,419,547
For the Twelve Months Ended March 31, 2020(1)
Net loss per share of CF II Class A Common Stock – basic and diluted			$(1.81)	$(2.26)	$(0.04)	$(0.05)
Weighted average shares of CF II Class A Common Stock outstanding –basic and diluted			230,298,262	185,971,033
Net loss per share of CF II Class B Common Stock – basic and diluted	$—
Weighted average shares of CF II Class B Common Stock outstanding – basic and diluted	12,500,000
Net loss per share of View Common Stock – basic and diluted		$(4.29)
Weighted average shares of View Common Stock outstanding – basic and diluted		67,571,844

(1)	There were no cash dividends declared in the period presented.
(2)	Share and per share data are for the six months ended September 30, 2020 and for the year ended December 31, 2019.
(3)	Book value per share is calculated as (a) total permanent equity divided by (b) the total number of shares of common stock outstanding classified in permanent equity.
(4)

The equivalent pro forma per share data (columns five and six on the table above) is calculated by multiplying the pro forma combined per share data (columns three and four in the table above) by the Exchange Ratio (0.02325), which is defined in the Merger Agreement as the quotient obtained by dividing the price per View share of $0.2325 by $10.00 (ten dollars).

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references to the “Combined Entity” refer to CF II and its consolidated subsidiaries after giving effect to the Business Combination. References in this section to “CF II” and the “Company” refer to CF Finance Acquisition Corp. II and references in this section to “View” refer to View, Inc. and its subsidiaries.

Risk Factors Relating to View

Risk Factors Relating to View’s Business and Industry

View’s limited operating history and a history of financial losses make evaluating View’s business and future prospects difficult, and may increase the risk of your investment.

You must consider the risks and difficulties View faces as an early stage company with a limited operating history. If View does not successfully address these risks, View’s business, prospects, operating results and financial condition will be materially and adversely harmed. View has been devoting substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions. In the course of its activities, View has not achieved profitable operations or positive cash flows from operations. View incurred a net loss of $289.9 million and $201.7 million for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. View believes that it will continue to incur substantial losses until at least the time it meets the demands of its current order backlog, assuming such backlogs can be sustained. There can be no assurance that positive cash flows from operations can be achieved or sustained and may occur later than expected.

The amount of View’s future losses is uncertain and View’s quarterly operating results may fluctuate significantly or may fall below the expectations of investors as View, among other things, continues to incur significant expenses in connection with the design, development and manufacturing of its products, expansion of its research and development activities, investment in manufacturing capabilities, build-up of inventories of components for its products, increase in its sales and marketing activities, development of its distribution infrastructure and increase in its general and administrative functions to support its growing operations. View may find that these efforts are more expensive than it currently anticipates or that these efforts may not result in a sufficient increase in revenue, which would further increase View’s losses.

View’s future growth and success is dependent upon the real estate industry’s willingness to adopt smart glass and specifically View’s products, especially in the smart glass market which View is targeting with View Smart Glass.

View’s growth is highly dependent upon the adoption of smart glass by the real estate industry. Although View anticipates growing demand for View’s products, there is no guarantee of such future demand, or that View’s products will remain competitive in the market.

If the market for smart glass in general and View products in particular does not develop as View expects, or develops more slowly than View expects, or if demand for View’s products decreases in its markets, View’s business, prospects, financial condition and operating results could be harmed. The market for View’s products could be affected by numerous factors, such as:

•	perceptions about smart glass features, quality, safety, performance and cost;

•	competition, including from other types of smart glass or traditional glass;

•	the cost premium of smart glass in contrast to traditional glass;

•	government regulations and economic incentives;

•	reduced construction activity, including as a result of the short and long-term effect of COVID-19; and

•	concerns about View’s future viability.

View’s revenue and backlog may not be adequate or grow sufficiently, and that backlog may not convert into future sales.

View cannot provide assurances that its business will grow. For instance, bookings and design win backlogs may not materialize into future sales as expected, as building projects may be canceled or change their product plans due to the time-sensitive nature of the construction of commercial buildings which is often delayed by unforeseen events, or terminated completely. Even if View’s backlog can be sustained and there is conversion into future sales, View may not be able to produce and deliver the products at sufficient cost, or at all.

View’s new products and services may not be successful.

View launched its first smart glass products and services in 2012. Since that time, View has launched a number of other offerings and anticipates launching additional products and services in the future. Existing and new products and services View may launch in the future may not be well received by View’s business customers, may not help View to generate new business customers, may adversely affect the attrition rate of existing business customers, may increase View’s business customer acquisition costs and may increase the costs to service View’s business customers. Any profits View may generate from these or other new products or services may be lower than profits generated from View’s other products and services and may not be sufficient for View to recoup View’s development or business customer acquisition costs incurred. New products and services may also have lower gross margins, particularly to the extent that they do not fully utilize View’s existing infrastructure. In addition, new products and services may require increased operational expenses or business customer acquisition costs and present new and difficult technological and intellectual property challenges that may subject View to claims or complaints if business customers experience service disruptions or failures or other quality issues. To the extent View’s new products and services are not successful, it could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

View’s financial results may vary significantly from period-to-period due to fluctuations in its operating costs, revenue and other factors.

View expects its period-to-period financial results to vary based on its operating costs and revenue, which View anticipates will fluctuate as the pace at which it continues to design, develop and manufacture new products and possibly increase production capacity by expanding its current manufacturing facility and adding future facilities, and, ultimately, upon market acceptance of its products. Additionally, View’s revenue from period-to-period may fluctuate as it introduces existing products to new markets for the first time and as it develops and introduces new products. As a result of these factors, View believes that quarter-to-quarter comparisons of its financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, View’s financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results.

View’s operating and financial results forecast relies in large part upon assumptions and analyses developed by View. If these assumptions or analyses prove to be incorrect, View’s actual operating results may be materially different from its forecasted results.

The projected financial and operating information appearing elsewhere in this proxy statement/prospectus reflect current estimates of future performance. Whether actual operating and financial results and business developments will be consistent with View’s expectations and assumptions as reflected in its forecasts depends on a number of factors, many of which are outside View’s control, including, but not limited to:

•	market acceptance of View’s products;

•	success and timing of development activity;

•	competition, including from established and future competitors;

•	View’s ability to manage its growth;

•	View’s ability to satisfy the manufacturing and production demands associated with customer orders;

•	whether View can manage relationships with key suppliers;

•	View’s ability to retain existing key management, integrate recent hires and attract, retain and motivate qualified personnel; and

•	the overall strength and stability of domestic and international economies.

Unfavorable changes in any of these or other factors, most of which are beyond View’s control, could materially and adversely affect its business, results of operations and financial results.

View may not be able to accurately estimate the future supply and demand for its products, which could result in a variety of inefficiencies in its business and hinder its ability to generate revenue. If View fails to accurately predict its manufacturing requirements, it could incur additional costs or experience delays.

It is difficult to predict View’s future revenue and appropriately budget for its expenses, and View may have limited insight into trends that may emerge and affect its business. View anticipates being required to provide forecasts of its demand to its current and future suppliers prior to the scheduled delivery of products to potential business customers. Currently, there is no historical basis for making judgments on the demand for View’s products or its ability to develop, manufacture, and deliver products, or View’s profitability in the future. If View overestimates its requirements, its suppliers may have excess inventory, which indirectly would increase View’s costs. If View underestimates its requirements, its suppliers may have inadequate inventory, which could interrupt manufacturing of its products and result in delays in shipments and revenue. In addition, lead times for materials and components that View’s suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If View fails to order sufficient quantities of product components in a timely manner, the delivery of its products to its potential business customers could be delayed, which would harm View’s business, financial condition and operating results.

Disruption of supply or shortage of materials, in particular for glass, could harm View’s business.

View’s business is dependent on the continued supply of certain materials, including glass for use in its products, and View may experience a sustained interruption in the supply or shortage of such materials. Any such supply interruption or shortage could materially and negatively impact View’s business, prospects, financial condition and operating results. The available supply may be unstable, depending on market conditions and global demand for these materials and could adversely affect View’s business and operating results.

Increases in cost of materials, including glass, could harm View’s business.

Certain materials necessary to produce View products, including glass, are sourced from a limited number of suppliers. Any disruption in the supply of materials from such suppliers could disrupt production of its products until such time as a different supplier is fully qualified. As a result, View may experience an increase in costs or inability to meet customer demand. Furthermore, shortages or increased demand of such materials and other economic conditions may cause View to experience significant increases in freight charges and the cost of materials. Substantial increases in the prices for View’s materials or prices charged to it would increase View’s operating costs, and could reduce its margins if it cannot recoup the increased costs through increased product prices. Any attempts to increase product prices in response to increased material costs could result in cancellations of product orders and reservations and therefore materially and adversely affect View’s brand, image, business, prospects and operating results.

View has yet to achieve positive cash flow and there can be no assurance that View will be able to generate positive cash flow from operations in the future.

View has had negative cash flow from operating activities of $310.1 million and $234.0 million in the years ended December 31, 2018 and 2019, respectively. View anticipates that it will continue to have negative cash flow from operating and investing activities for the foreseeable future as it scales its business. View’s business also will at times require significant amounts of working capital to support its growth, particularly as it acquires inventory to support its anticipated increase in production. An inability to generate positive cash flow for the foreseeable future may adversely affect View’s ability to raise needed capital for its business on reasonable terms, diminish supplier or customer willingness to enter into transactions with View, and have other adverse effects that would decrease its long-term viability. There can be no assurance View will achieve positive cash flow in the foreseeable future.

Any significant disruption to View’s sole manufacturing production line or the failure of its facility to operate according to its expectation could have a material adverse effect on View’s results of operations.

View currently manufactures its smart glass product on a single production line. While significantly complete, View’s second production line is currently incapable of producing its products and will require capital investment to become operational. Any stoppages, malfunction, or destruction of View’s operational line could adversely affect View’s ability to meet customer demand, manufacture its products at cost and/or ramp production. In addition, View may experience delays in realizing its cost targets in the event that there is an increase in the costs of maintenance of the equipment, machinery and facility used in production.

Operational problems with View’s manufacturing equipment could result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production. Safety incidents could damage machinery or product, slow or stop production, or harm employees. In addition, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. All of these operational problems could have a material adverse effect on View’s business, results of operations, cash flows, financial condition or prospects.

View’s corporate headquarters and production facility are located in seismically active regions. If major disasters such as earthquakes, fires or other events occur, or View’s information system or communications network breaks down or operates improperly, its headquarters and production facility may be seriously damaged, or View may have to stop or delay production and shipment of its products. View may incur expenses relating to such damages, which could have a material adverse impact on its business, operating results and financial condition.

Any issues or delays in meeting View’s projected manufacturing costs and production capacity could adversely impact its business, prospects, operating results and financial condition.

Future events could result in issues or delays in further ramping View’s products and expanding production output at its existing and future operating lines. In order to achieve its volume and the anticipated ramp in production of its products, View must continue to sustain and ramp significant production at its sole, existing production line. View is not currently employing full degree of automation in the manufacturing processes for its products. If View is unable to maintain production at its Olive Branch facility, ramp output additionally over time as needed, and do so cost-effectively, or if it is unable to attract, hire and retain a substantial number of highly skilled personnel, View’s ability to supply its products could be negatively impacted, which could negatively affect View’s brand and harm its business, prospects, financial condition and operating results.

The timeframe for the construction of View’s second operating line is subject to a number of uncertainties, including regulatory licenses, supply chain constraints, hiring and retention of qualified employees, labor delays and competition for workers. Moreover, View’s second operating line will require significant investments of cash and management resources. If we experience any issues or delays in meeting its projected timelines, costs, capital efficiency and production capacity for this second operating line, or in securing and complying with the terms of financing that View intends will largely fund its construction, its business, prospects, operating results and financial condition could be adversely impacted.

COVID-19 and other public health crises could materially impact View’s business, financial condition, and results of operations.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. In response to the global COVID-19 pandemic, View implemented a number of precautionary and other measures to promote business continuity. These measures have been comprehensive and included initiatives regarding employee health and safety, working conditions (including remote working), engagements with business customers and suppliers, financial management, operational efficiency, internal and external communications, government relations and community outreach. While View believes that all of these measures have been necessary or appropriate, they have resulted in additional costs and may adversely impact its business and financial performance in the future or expose View to additional unknown risks.

The extent to which the pandemic could impact View continues to be highly uncertain and cannot be predicted, and will depend largely on subsequent developments, including the severity and duration of the pandemic, measures taken to contain the spread of the virus, such as restrictions on travel and gatherings of people and temporary closures of or limitations on businesses and other commercial activities, and policies implemented by governmental authorities to ease restrictions in a phased manner.

Although it is not possible to predict the ultimate impact of COVID-19, including on View’s business, View may be subject to significant risks, which have the potential to materially and adversely impact its business, financial condition, and results of operations, including the following:

•	reduced or delayed demand for its products in the markets that it serves around the world;

•	potential long-term effects on employer work-from-home policies and therefore demand for office space;

•	increased credit risk, including increased failure by business customers experiencing business disruptions to make timely payments;

•	a negative impact on its liquidity position, as well as increased costs and less ability to access funds under its existing or future credit facilities and the capital markets;

•

long-term tightening of the supply of capital in global financial markets (including, in the United States, a reduction in total tax equity availability), which could make it difficult for purchasers of its products or its development projects to secure the debt or equity capital necessary to finance its operations, thereby delaying or reducing demand for its products;

•	reduced availability and productivity of employees and third-party partner personnel;

•	recommendations or orders of governmental authorities that require View to curtail or cease business operations or activities, including manufacturing;

•	costs associated with production curtailments that are driven by governmental actions, business customer demand or other causes related to COVID-19;

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increased operational risks resulting from changes to operations and remote work arrangements, including the potential effects on internal controls and procedures, cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events;

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failure of View’s suppliers or vendors to supply materials or equipment, or the failure of its vendors to install, repair, or replace View’s specialized equipment, due to the COVID-19 pandemic, related containment measures, or limitations on logistics providers’ ability to operate, may idle, slowdown, shutdown, or otherwise cause View to adjust its manufacturing capacity;

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higher costs in certain areas such as transportation and distribution, as well as incremental costs associated with health screenings, temperature checks and enhanced cleaning and sanitation protocols to protect View’s employees and others;

•	delays and disruptions in the availability of and timely delivery of materials and equipment used in View’s operations, as well as increased costs for such materials and equipment;

•	delays in the performance by third parties of activities related to the development of projects, such as engineering, procurement, construction, and other activities;

•	delays in obtaining, or failing to obtain, the approvals or rights that are required for View’s development projects to proceed, such as permitting, interconnection, or land usage approvals or rights;

•	government-imposed travel or visa restrictions that may prevent personnel employed by View or its vendors from traveling to View’s sites to work on key projects, which may delay their progress;

•	any further impairment in the value of tangible or intangible assets that could be recorded as a result of weaker or more volatile economic conditions; and

•	administrative proceedings, litigation or regulatory compliance matters.

With respect to the U.S. credit markets (in particular for middle market loans), the COVID-19 outbreak has resulted in, and until fully resolved is likely to continue to result in, the following among other things: (i) increased draws by borrowers on revolving lines of credit; (ii) increased requests by borrowers for amendments and waivers of their credit agreements to avoid default, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans; (iii) volatility and disruption of these markets including greater volatility in pricing and spreads and difficulty in valuing loans during periods of increased volatility, and liquidity issues; and (iv) rapidly evolving proposals and/or actions by state and federal governments to address problems being experienced by the markets and by businesses and the economy in general which will not necessarily adequately address the problems facing the loan market and middle market businesses. This outbreak is having, and any future outbreaks could have, an adverse impact on the markets and the economy in general, which could have a material adverse impact on, among other things, the ability of lenders to originate loans, the volume and type of loans originated, and the volume and type of amendments and waivers granted to borrowers and remedial actions taken in the event of a borrower default, each of which could negatively impact the amount and quality of loans available for investment by View and returns to it and its subsidiary, View Smart Building Technology, Inc. (“View Canada”), among other things. The financial and economic market uncertainty could have a significant adverse impact on View and the fair value of its investments. These potential impacts, while uncertain, could adversely affect View Canada’s operating results.

If the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, loan non-accruals, problem assets, and bankruptcies may increase. In addition, collateral for View’s loans may decline in value, which could cause loan losses to increase and the net worth and liquidity of loan guarantors could decline, impairing their ability to honor commitments to View. An increase in loan delinquencies and non-accruals or a decrease in loan collateral and guarantor net worth could result in increased costs and reduced income which would have a material adverse effect on View’s business, financial condition or results of operations.

View will also be negatively affected if its operations and effectiveness or the operations and effectiveness of View Canada (or any of the key personnel or service providers of the foregoing) is compromised or if necessary or beneficial systems and processes are disrupted.

If current global market conditions continue or worsen, or if View cannot or does not maintain operations at a scope that is commensurate with such conditions or are later required to or choose to suspend such operations again, its business, prospects, financial condition, and operating results could be materially harmed.

Risk Factors Relating to Suppliers and Third Parties

While View obtains components from multiple sources whenever possible, the glass component used in its products are purchased by View from a single source supplier. The inability of this supplier, as well as other suppliers, to deliver necessary glass components and other components of View’s products according to its schedule and at prices, quality levels and volumes acceptable to View, or View’s inability to efficiently manage these components, could have an adverse effect on View’s financial condition and operating results.

View’s products contain numerous purchased parts that it sources from multiple direct suppliers. View attempts to mitigate its supply chain risk by entering into long-term agreements where it is practical and beneficial to do so. View also minimizes its risk when it can qualify and obtain components from multiple sources, which it purchases from a variety of suppliers. However, any significant increases in View’s production may require it to procure additional components in a short amount of time, and in the past View has also replaced certain suppliers because of their failure to provide components that met its quality control standards. While View believes that it will be able to secure additional or alternate sources of supply for most of its components in a relatively short time frame, there is no assurance that it will be able to do so or develop its own replacements for certain highly customized components of its products. If View encounters unexpected difficulties with key suppliers and if it is unable to fill these needs from other suppliers, View could experience production delays and potential loss of access to important technology and parts for producing, servicing and supporting its products.

View obtains important glass components of its products from a single source third-party supplier. Should such supplier cease to manufacture the products View purchases from them or become unable to timely deliver these products in accordance with View’s requirements, or should such other suppliers of other components choose not to do business with View, View may be required to locate alternative suppliers in the open market. Any disruption in the supply of components or materials could temporarily disrupt research and development activities or production of View’s products until an alternative supplier is able to supply the required material. Replacing a supplier could require the expenditure of additional resources and time to redesign and resource these products. To the extent View’s suppliers experience any delays in providing or developing the necessary materials, View could experience delays in delivering on its timelines. This could result in loss of future revenue and could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. Also, if components and materials were found to be defective, View might not be able to recover the costs associated with the recall, repair or replacement of such products, across View’s business customer base, and the diversion of personnel and other resources to address such issues could have a material adverse effect on View’s financial condition, cash flows or results of operations.

Furthermore, unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, currency fluctuations, trade barriers, tariffs, shortages, natural disasters and other factors beyond View’s and its suppliers’ control, could also affect View’s suppliers’ ability to deliver components to it on a timely basis or significantly increase freight charges, raw material costs and other expenses associated with View’s business. The loss of a supplier or the disruption in the supply of components from these suppliers could lead to delays in product deliveries to View’s business customers, which could hurt its relationships with its business customers and result in negative publicity, damage to its brand and a material and adverse effect on its business, prospects, financial condition and operating results.

View may also experience cost increases from its suppliers in order to meet its quality targets and development timelines as well as due to its design changes, and View may experience similar cost increases in the future. View may not be able to control fluctuation in the prices for these materials or negotiate agreement with its suppliers on terms that are beneficial to View. Substantial increases in the prices for View’s raw materials or components would increase its operating costs and negatively impact View’s prospects.

There is no assurance that these suppliers will ultimately be able to sustainably and timely meet View’s cost, quality and volume needs. Furthermore, as the scale of View’s production increases, it will need to accurately forecast, purchase, warehouse and transport to its manufacturing facilities components at much higher volumes. If View is unable to accurately match the timing and quantities of component purchases to its actual needs, including for its different product variants, or successfully implement automation, inventory management and other systems to accommodate the increased complexity in its supply chain, View may incur unexpected production disruption, storage, transportation and write-off costs, which could have a material adverse effect on its financial condition and operating results.

Failure by View’s component suppliers to use ethical business practices and comply with applicable laws and regulations may adversely affect View’s business.

View does not control its contract manufacturers or suppliers or their business practices. Accordingly, View cannot guarantee that they follow ethical business practices such as fair wage practices and compliance with environmental, safety, and other local laws. A lack of demonstrated compliance could lead View to seek alternative manufacturers or suppliers, which could increase its costs and result in delayed delivery of its products, product shortages, or other disruptions of its operations. Violation of labor or other laws by View’s manufacturers or suppliers or the divergence of a supplier’s labor or other practices from those generally accepted as ethical in the U.S. or other markets in which View does business could also attract negative publicity for it and harm its business.

Risk Factors Relating to Future Performance

View’s future operating and financial results are uncertain.

Prior growth rates in revenue and other operating and financial results should not be considered indicative of View’s future performance. View’s future performance and operating results depend on, among other things: (i) View’s ability to renew and/or upgrade contracts with existing business customers and maintain business customer satisfaction with existing business customers; (ii) View’s ability to generate new business customers, including View’s ability to scale the number of new business customers generated through inside sales and other channels; (iii) View’s ability to increase the density of View’s business customer base for existing markets or continue to expand into new geographic markets; (iv) View’s ability to successfully develop and market new and innovative products and services; (v) the level of product, service and price competition; (vi) the degree of saturation in, and View’s ability to further penetrate, existing markets; (vii) View’s ability to manage growth, revenue, origination or acquisition costs of new business customers and attrition rates, the cost of servicing View’s existing business customers and general and administrative costs; and (viii) View’s ability to attract, train and retain qualified employees. If View’s future operating and financial results suffer as a result of any of the other reasons mentioned above, or any other reasons, there could be a material adverse effect on View’s business, financial condition, cash flows or results of operations.

If View is unable to establish and maintain confidence in its long-term business prospects among business customers, analysts and within its industries, then View’s financial condition, operating results, and business prospects may suffer materially.

Business customers may be less likely to purchase View’s products if they are not convinced that its business will succeed or that View’s service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with View if they are not convinced that its business will succeed. Accordingly, in order to build and maintain its business, View must maintain confidence among business customers, suppliers, analysts, ratings agencies and other parties in its long-term financial viability and business prospects. Maintaining such confidence may be complicated by certain factors, such as View’s limited operating history, negative press, business customer unfamiliarity with its products, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding the future of smart glass or View’s other products and services, View’s quarterly production and sales performance compared with market expectations, and any other negative publicity related to View. Many of these factors are largely outside View’s control, and any negative perceptions about its long-term business prospects, even if exaggerated or unfounded, such as speculation regarding the sufficiency or stability of View’s management team, could harm its business and make it more difficult to raise additional funds if needed.

View’s management has limited experience in operating a public company.

View’s executive officers have limited experience in the management of a publicly traded company. View’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Combined Entity. View may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Entity to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Entity will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Risk Factors Relating to Growth and Expansion

View faces risks associated with its national and future global operations and expansion, including unfavorable regulatory, political, economic, tax and labor conditions, and with establishing itself in new markets, all of which could harm its business.

View currently has domestic operations in the United States and a subsidiary in Canada, and it plans to continue to expand and optimize its products domestically and internationally. Accordingly, View is subject to a variety of legal, political and regulatory requirements and social and economic conditions over which it has little control. For example, View may be impacted by trade policies, political uncertainty and economic cycles involving geographic regions where it has significant operations.

View may become subject to a number of risks associated in particular with international business activities that may increase its costs, impact its ability to sell its products and require significant management attention. These risks include conforming View’s products to various international regulatory and safety requirements, organizing local operating entities, difficulty in establishing, staffing and managing foreign operations, challenges in attracting business customers, foreign government taxes, regulations and permit requirements, View’s ability to enforce its contractual rights; trade restrictions, customs regulations, tariffs and price or exchange controls, and preferences of foreign nations for domestically manufactured products.

If View fails to scale its business operations and otherwise manage future growth and adapt to new conditions effectively as View rapidly grows, including internationally, View may not be able to produce, market, sell and service its products successfully.

Any failure to manage View’s growth effectively could materially and adversely affect its business, prospects, operating results and financial condition. View’s future operating results depend to a large extent on its ability to manage its expansion and growth successfully and to correctly forecast demand for its products in different markets, including with respect to reduced demand for commercial real estate resulting from the COVID-19 pandemic. View may not be successful in undertaking this expansion if View is unable to control expenses and avoid cost overruns and other unexpected operating costs, establish sufficient nationwide and international service in a timely manner, adapt its products and conduct its operations to meet local requirements, implement required local infrastructure, systems and processes, and find and hire a significant number of additional manufacturing, engineering, service, construction and administrative personnel.

Risk Factors Relating to Markets and Competition

The markets in which View operates are highly competitive, and View may not be successful in competing in these industries. View currently faces competition from new and established national and international competitors and expects to face competition from others in the future, including competition from companies with new technology.

The smart glass market is highly competitive today and View expects it will become even more so in the future. There is no assurance that View’s products will be successful in the respective markets in which they compete. View’s current and potential competitors could, in the future, have significantly greater financial, technical, manufacturing, marketing, product sales resources and networks than View does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. These competitors also may have greater access to business customers and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their resources and competitive positioning. In addition, smart glass manufacturers may continue to reduce cost and expand supply of conventional glass and therefore reduce the prospects for View’s business or negatively impact the ability for View to sell its products at a market-competitive price and yet at sufficient margins. Increased competition could result in lower smart glass unit sales, price reductions, revenue shortfalls, loss of business customers and loss of market share, which could harm View’s business, prospects, financial condition and operating results.

Developments in alternative smart glass or improvements in smart glass technology made by competitors may materially adversely affect the sales, pricing and gross margins of View Smart Glass. If a competing technology is developed that has superior operational or price performance, View’s business will be harmed. Similarly, if View fails to accurately predict and ensure that its smart glass technology can address business customers’ changing needs or emerging technological trends, or if View’s business customers fail to achieve the benefits expected from View Smart Glass products, View’s business will be harmed.

View must continue to commit significant resources to develop its smart glass technology in order to establish a competitive position, and these commitments will be made without knowing whether such investments will result in products potential business customers will accept. There is no assurance View will successfully identify new consumer requirements, develop and bring its smart glass to market on a timely basis, or that products and technologies developed by others will not render View Smart Glass obsolete or noncompetitive, any of which would adversely affect View’s business and operating results.

If View is unable to attract and/or retain key employees and hire qualified personnel, View’s ability to compete could be harmed.

View’s success depends on its ability to attract and retain its executive officers and key technology, sales, marketing, research and development, engineering, manufacturing and support personnel, and its operations may be severely disrupted if it lost their services. As View builds its brand and becomes more well known, there is increased risk that competitors or other companies will seek to hire View personnel. None of View’s employees are bound by a non-competition agreement. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm View’s business and prospects.

The loss of the services of any of View’s key employees or executive officers could disrupt its operations, delay the development and introduction of its products and services, and negatively impact its business, prospects and operating results. In addition, View is highly dependent on the services of Rao Mulpuri, its Chief Executive Officer, and other senior technical and management personnel, including its executive officers, who would be difficult to replace. If Dr. Mulpuri or other key personnel were to depart, View may not be able to successfully attract and retain senior leadership necessary to grow its business.

Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in View’s industry with the breadth of skills and experience required to successfully develop, sell and service View’s products. Competition to hire from this limited pool is intense, and View may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous smart glass companies for similar personnel.

Although View has employment agreements with its key employees, these employment agreements provide for at-will employment, which means that any of View’s employees could leave its employment at any time, with or without notice. View’s continued success depends upon its continued ability to hire new employees in a timely manner, especially to support View’s high-volume manufacture of products and expansion plans, and to retain current employees or replace departed senior employees with qualified and experienced individuals, which is typically a time-consuming process. and any failure or delay in doing so could adversely impact View’s business, prospects, financial condition and operating results.

Key talent may leave View due to various factors, such as a competitive labor market for talented individuals with business or technology experience, or negative publicity related to View. This competition affects both View’s ability to retain key employees and hire new ones. Moreover, View has in the past conducted reductions in force in order to optimize its organizational structure and reduce costs, and certain senior personnel have also departed for various reasons. Additionally, View competes with both mature and prosperous companies that have far greater financial resources than it does and start-ups and emerging companies that promise short-term growth opportunities. Difficulties in retaining current employees or recruiting new ones could have an adverse effect on View’s performance and results.

Risk Factors Relating to Supply, Demand and Production

View may be unable to meet its growing production demand, product sales, delivery plans and servicing needs, or accurately project and manage this growth nationwide or internationally, which could harm View’s business and prospects.

View has experienced in the past, and may experience in the future, delays or other complications in the design, manufacture, launch, and production ramp of its products, including View Smart Glass or may not realize its manufacturing cost targets, which could harm View’s brand, business, prospects, financial condition and operating results. View’s manufacturing facility may require significant cash investments and management resources for these plans, and View may not meet its expectations with respect to additional sales of its products. In addition, View has introduced in the past, and may introduce in the future, new manufacturing technologies, techniques and processes. There is no guarantee that it will be able to successfully and timely introduce and scale any such new processes or features.

View’s production plans for its products are based on many key assumptions, including:

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Ability to utilize manufacturing capacity to achieve the planned production yield. View assumes that it will be able to sustain and further expand its high-volume production and its products at the Olive Branch facility, including with the introduction of new product features, without exceeding its projected costs and on its projected timeline;

•	Ability to maintain View’s desired quality levels and optimize design and production changes. View assumes that the equipment and processes which it has selected for production will be able to accurately manufacture high volumes of the different variants of its products within specified design tolerances and with high quality;

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Suppliers’ ability to support View’s needs. View assumes that it will be able to maintain suppliers for the necessary components on terms and conditions that are acceptable to it and that it will be able to obtain high-quality components on a timely basis and in the necessary quantities to support high-volume production; and

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Ability to hire and retain skilled employees. View assumes that it will be able to attract, recruit, hire, train and retain skilled employees to operate its planned high-volume production facilities to support its products, including at the Olive Branch facility.

If one or more of the foregoing assumptions turns out to be incorrect, View’s ability to meet its projections, including for production, on time and at volumes and prices that are profitable, the demand for and deliveries of its products, as well as its business, prospects, operating results and financial condition, may be materially and adversely impacted.

Concurrent with developing, launching and ramping its products, View’s success will depend on its ability to continue to significantly increase its sales, deliveries, and servicing, while allocating its available resources among multiple products simultaneously. View is the sole servicer of its products, providing internet connectivity of products and servicing warranty. Although View has a plan for selling and delivering increased volumes of its products, it has limited experience developing, manufacturing, selling, servicing and allocating its available resources at the scale to which it expects to grow. If View is unable to realize its plans, its brand, business, prospects, financial condition and operating results could be materially damaged.

View continuously evaluates, and as appropriate evolves, its operations and product offerings in order to maximize its reach and optimize its costs. However, there is no guarantee that each step in View’s evolving strategy will be perceived as intended by developers, tenants, and the construction industry. Likewise, as View develops and grows its products and services in North America, and possibly worldwide, its success will depend on its ability to correctly forecast demand in different markets.

View may also face difficulties meeting its sales and delivery goals in both existing markets as well as new markets into which it expands. There is no assurance that View will be able to ramp its business to meet its sales and delivery targets in North America or even globally, or that its projections on which such targets are based will prove accurate. This ongoing expansion in North America and potentially internationally, which includes planned entry into markets in which View has limited or no experience selling, delivering, and servicing its products at scale, and which may pose legal, regulatory, labor, cultural and political challenges that it have not previously encountered, may not have the desired effect of increasing sales and expanding View’s brand presence to the degree it is anticipating. Moreover, View may not be successful in managing its national and future international operations if it is unable to avoid cost overruns and other unexpected operating costs, adapt its products and conduct its operations to meet local requirements and regulations, implement required local infrastructure, systems and processes, and find and hire as needed additional sales, service, construction and administrative personnel. If View fails to manage its growth effectively, it could result in negative publicity and damage to its brand and have a material adverse effect on its business, prospects, financial condition and operating results.

View relies on complex machinery for its operations, and production involves a significant degree of risk and uncertainty in terms of operational performance and costs.

View relies heavily on complex machinery for its operations and the production of its products that suffers unexpected malfunctions from time to time and requires repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of View’s production equipment may significantly affect intended operational efficiency. In addition, the operational performance and costs associated with this equipment can be difficult to predict and may be influenced by factors outside of View’s control, such as, but not limited to, failures by suppliers to deliver necessary machinery components in a timely manner and at prices and volumes acceptable to View, which could have a material adverse effect on View’s operational performance, cash flows, financial condition or prospects.

Catastrophic events may disrupt View’s business.

Unforeseen events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States, Canada or elsewhere, could disrupt View’s operations, disrupt the operations of suppliers or business customers or result in political or economic instability. These types of events outside of View’s control could adversely affect operating results for View Canada. View cannot assure that any backup systems will be adequate to protect it from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect View’s ability to manufacture products and provide services. These events could reduce demand for View’s products and services, make it difficult or impossible to receive equipment from suppliers or impair View’s ability to deliver products and services to business customers on a timely basis. Any such disruption could damage View’s reputation and cause business customer attrition. View could be subject to claims or litigation with respect to losses caused by such disruptions. View’s insurance may not cover a particular event at all or be sufficient to fully cover View’s losses.

Risk Factors Relating to Quality of Products

If View’s products fail to perform as expected, View’s ability to develop, market and sell its products and services could be harmed.

If View’s products contain defects in design and manufacture that cause them not to perform as expected or that require repair, or certain features of its products take longer than expected to become enabled or are legally restricted, View’s ability to develop, sell, and service its products could be harmed. Although View attempts to remedy any issues it observes in its products as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of its business customers. While View has performed extensive internal testing on the products it manufactures, it currently has a limited frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of its products. There can be no assurance that View will be able to detect and fix any defects in its products prior to their sale to business customers.

View’s inability to provide products or services in a timely manner, legal restrictions on product features, or defects in View’s products or services, including products and services of third parties that View incorporate into View’s offerings, could adversely affect View’s reputation, result in delivery delays, product recalls, product liability claims, and significant warranty and other expenses, and subject View to claims or litigation. In addition, View’s inability to meet business customers’ expectations with respect to View’s products or services could increase attrition rates or affect View’s ability to generate new business customers and thereby have a material adverse effect on View’s business, financial condition, cash flow or results of operations.

View may choose to or be compelled to undertake product recalls or take other similar actions, which could adversely affect View’s brand image and financial performance.

Any product recall with respect to View’s products may result in adverse publicity, damage its brand and adversely affect its business, prospects, operating results and financial condition. In the future, View may at various times, voluntarily or involuntarily, initiate a recall if any of its products prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by View or its suppliers, could involve significant expense and could adversely affect its brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

In 2019, View identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. View stopped using the affected materials upon identification in 2019. As of December 31, 2019, View had a low warranty claim rate related to this matter. View has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes View’s expectations regarding future reductions in production costs. Based on its analysis, View recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. View recognized a corresponding warranty liability of $1.6 million in other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. There was no significant change in the warranty accrual in the nine months ended September 30, 2020. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses.

Risk Factors Relating to Technology

View must successfully maintain and upgrade View’s information technology systems.

View relies on various information technology systems to manage its operations, including general, non-proprietary information technology systems in its facility and proprietary information technology systems in its products. As necessary, View implements modifications and upgrades to these systems, and replaces certain of its legacy systems with successor systems with new functionality.

The technology and capital equipment View employs may become old or obsolete, which could require significant capital expenditures for upkeep and upgrade over time. View’s products and services interact with the hardware and software technology of systems and devices located at View’s business customers’ property. View may be required to implement new technologies or adapt existing technologies in response to changing market conditions, business customer preferences, industry standards or inability to secure necessary intellectual property licenses, which could require significant capital expenditures. View’s inability to adapt to changing technologies, market conditions or subscriber preferences in a timely manner could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

There are inherent costs and risks associated with modifying or changing these systems and implementing new systems, including potential disruption of View’s internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into View’s current systems. While management seeks to identify and remediate issues, View can provide no assurance that View’s identification and remediation efforts will be successful or that View will not encounter additional issues as View completes the implementation of these and other systems. In addition, View’s information technology system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. The implementation of new information technology systems may also cause disruptions in View’s business operations and have an adverse effect on View’s business, cash flows and operations.

View relies on certain third-party providers of licensed software and services integral to the operations of View’s business.

Certain aspects of the operation of View’s business may depend on third-party software and service providers. With regard to licensed software technology, View may become dependent upon the ability of third parties to maintain, enhance or develop their software and services on a timely and cost-effective basis, to meet industry technological standards and innovations to deliver software and services that are free of defects or security vulnerabilities, and to ensure their software and services are free from disruptions or interruptions. Further, these third-party services and software licenses may not always be available to View on commercially reasonable terms or at all.

If the third-party software or services become obsolete, fail to function properly, are incompatible with future versions of View’s products or services, or are defective or otherwise fail to address View’s needs, there is no assurance that View would be able to replace the functionality provided by any future third-party software or services with software or services from alternative providers. Any of these factors could have a material adverse effect on View’s financial condition, cash flows or results of operations.

Risk Factors Relating to Intellectual Property

View’s patent applications may not result in issued patents or its patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on View’s ability to prevent others from interfering with its commercialization of its products.

View’s patent applications may not result in issued patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to View’s. The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. As a result, View cannot be certain that the patent applications that it files will result in patents being issued, or that its patents and any patents that may be issued to View will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which View has developed and is developing its technology. In addition to those who may claim priority, any of View’s existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus View cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if View’s patent applications succeed and it is issued patents in accordance with them, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide View with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from View’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to View’s. The intellectual property rights of others could also bar View from licensing and exploiting any patents that issue from its pending applications. In addition, patents issued to View may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect its business, prospects, financial condition and operating results.

View may need to defend itself against and may face liability in respect of claims for infringing, misappropriating or otherwise violating the intellectual property rights of others, which may be time-consuming and could cause View to incur substantial costs and/or materially impact View’s ability to operate.

From time to time, legal action by View may be necessary to enforce View’s patents and other intellectual property rights, to protect View’s trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement, misappropriation or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect View’s business, operating results and financial condition. Others, including View’s competitors, may hold or obtain patents, copyrights, trademarks or other proprietary rights that could prevent, limit or interfere with View’s ability to make, use, develop, or sell its products and services, which could make it more difficult for View to operate its business. View may receive inquiries from holders of patents or trademarks inquiring whether View is infringing their proprietary rights and/or seek court declarations that they do not infringe upon View’s intellectual property rights.

View may consider the entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses could significantly increase its operating expenses. Companies holding patents or other intellectual property rights relating to smart glass may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if View is determined to have infringed upon a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain components or intellectual property into the goods and services it offers, to pay substantial damages and/or license royalties, obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all, to redesign its products and services, and/or to establish and maintain alternative branding for its products and services. In the event that View was required to take one or more such actions, its business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

View cannot be certain that View’s products and services or those of third parties that View incorporates into View’s products do not and will not infringe the intellectual property rights of others. Many of View’s competitors and others may now and in the future have significantly larger or more mature patent portfolios than View has. View has been in the past, and may be in the future, subject to claims based on allegations of infringement, misappropriation or other violations of the intellectual property rights of others, including litigation brought by competitors, potential competitors or special purpose or so-called “non-practicing” entities that focus solely on extracting royalties and settlements by enforcing intellectual property rights and against whom View’s patents may therefore provide little or no deterrence or protection.

Regardless of their merits, intellectual property claims divert the attention of View’s personnel and are often time-consuming and expensive. In addition, to the extent claims against View are successful, View may have to pay substantial monetary damages (including, for example, treble damages if View is found to have willfully infringed patents and increased statutory damages if View is found to have willfully infringed copyrights) or discontinue or modify certain products or services that are found to infringe another party’s rights or enter into licensing agreements with costly royalty payments. Defending against claims of infringement, misappropriation or other violations or being deemed to be infringing, misappropriating or otherwise violating the intellectual property rights of others could impair View’s ability to innovate, develop, distribute and sell View’s current and planned products and services. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of View’s confidential information could be compromised by the discovery process. View has in the past and will continue in the future to seek one or more licenses to continue offering certain products or services, which could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. Although claims of this kind have not materially affected View’s business to date, there can be no assurance material claims will not arise in the future.

In some cases, View indemnifies certain parties against claims that View’s products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Such claims could arise out of View’s indemnification obligation with View’s partners and business customers, whom View typically indemnifies against such claims. Conversely, View may seek indemnification from its licensors under its license contracts with them. However, View’s rights to indemnification may be unavailable or insufficient to cover its costs and losses, depending on its use of the technology, whether it chooses to retain control over conduct of the litigation, and other factors.

Although third parties may offer a license to their technology or other intellectual property, the terms of any offered license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause View’s business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore View’s competitors may have access to the same technology licensed to View. If a third party does not offer View a license to its technology or other intellectual property on reasonable terms, or at all, View could be enjoined from continued use of such intellectual property. As a result, View may be required to develop alternative, non-infringing technology, which could require significant time (during which View could be unable to continue to offer View’s affected products, subscriptions or services), effort, and expense and may ultimately not be successful. Furthermore, a successful claimant could secure a judgment or View may agree to a settlement that prevents View from distributing certain products, providing certain subscriptions or performing certain services or that requires View to pay substantial damages, royalties or other fees. Any of these events could harm View’s business, financial condition and results of operations.

View may need to acquire intellectual property that if View is unable to obtain, or if View is unable to adequately protect its intellectual property, View could be competitively disadvantaged.

View’s intellectual property, including View’s patents, trademarks, copyrights, trade secrets and other proprietary rights, constitutes a significant part of View’s value. View’s success depends, in part, on View’s ability to protect View’s proprietary technology, brands and other intellectual property against dilution, infringement, misappropriation and competitive pressure. To protect View’s proprietary technology, View relies on a combination of patent, copyright and trade secret laws of the United States, Canada and other countries, a combination of confidentiality procedures, contractual provisions and other methods, all of which offer only limited protection. In addition, View may be required to acquire rights to intellectual property necessary for View’s operations in the future. However, there can be no assurance that these measures will be successful in any given case, particularly in those countries where the laws do not protect View’s proprietary rights as fully as in the United States. View may not be able to prevent unauthorized use of its intellectual property, which could harm its business and competitive position.

View owns a portfolio of issued U.S. and foreign patents and pending U.S. and foreign patent applications that relate to a variety of technologies utilized in View’s business. View may file additional patent applications in the future in the United States and internationally. The process of obtaining patent protection is expensive and time-consuming, and View may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner all the way through to the successful issuance of a patent. View may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions. In addition, issuance of a patent does not guarantee that View has an absolute right to practice the patented invention.

Patent, copyright, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, View’s intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of View’s intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States. Failure to adequately protect View’s intellectual property rights could result in its competitors using View’s intellectual property to offer products, potentially resulting in the loss of some of View’s competitive advantage and a decrease in its revenue which, would adversely affect its business, prospects, financial condition and operating results.

If View is unable to acquire the intellectual property rights it may require in the future or to adequately protect or assert View’s intellectual property rights, competitors may dilute View’s brands, manufacture and market similar products and services or convert View’s business customers, which could adversely affect View’s market share and results of operations. View may not receive patents or trademarks for all View’s pending patent and trademark applications, and existing or future patents may not provide competitive advantages for View’s products and services. Furthermore, it is possible that the scope of View’s issued patents will be insufficient or not have the coverage originally sought, or that View’s issued patents will not provide View with any competitive advantages. View’s competitors may challenge, invalidate or avoid the application of View’s existing or future intellectual property rights that View obtains. In addition, patent rights may not prevent View’s competitors from developing, using or selling products or services that are similar to or address the same market as View’s products and services. The loss of protection for View’s intellectual property rights could reduce the market value of View’s brands and View’s products and services, reduce new business customer originations or sales upgrades to existing business customers, lower View’s profits, and could have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

View’s policy is to require View’s employees that were hired to develop material intellectual property included in View’s products to execute written agreements in which they assign to View their rights in intellectual property created within the scope of their employment (or, with respect to consultants and service providers, their engagement to develop such intellectual property), but View cannot assure you that View has adequately protected View’s rights in every such agreement or that View has executed an agreement with every such party. Finally, in order to benefit from the protection of patents and other intellectual property rights, View must monitor and detect infringement, misappropriation or other violations of View’s intellectual property rights and pursue infringement, misappropriation or other claims in certain circumstances in relevant jurisdictions. Monitoring unauthorized use of View’s intellectual property is difficult and costly, and the steps View has taken or will take to prevent misappropriation may not be sufficient. As a result, View may not be able to obtain adequate protection or to effectively enforce View’s issued patents or other intellectual property rights. Any enforcement efforts View undertakes, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm its business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard View’s intellectual property portfolio.

Despite View’s efforts to protect View’s proprietary technologies and View’s intellectual property rights, unauthorized parties, including View’s employees, consultants, service providers or business customers, may attempt to copy aspects of View’s products or obtain and use View’s trade secrets or other confidential information. View generally enters into confidentiality agreements with View’s employees and third parties that have access to View’s material confidential information, and generally limits access to and distribution of View’s proprietary information and proprietary technology through certain procedural safeguards. In addition, View seeks to protect its intellectual property rights through nondisclosure and invention assignment agreements with its employees and consultants, and through non-disclosure agreements with business partners and other third parties. These agreements may not effectively prevent unauthorized use or disclosure of View’s intellectual property or technology, could be breached or otherwise may not provide meaningful protection for View’s trade secrets and know-how related to the design, manufacture or operation of View’s products and may not provide an adequate remedy in the event of unauthorized use or disclosure. View cannot assure you that the steps taken by View will prevent misappropriation or infringement of View’s intellectual property rights. Competitors may independently develop technologies or products that are substantially equivalent or superior to View’s solutions or that inappropriately incorporate View’s proprietary technology or they may hire View’s former employees who may misappropriate View’s proprietary technology or misuse View’s confidential information. In addition, if View expands the geography of View’s service offerings, the laws of some foreign countries where View may do business in the future may not protect intellectual property rights and technology to the same extent as the laws of the United States, and these countries may not enforce these laws as diligently as government agencies and private parties in the United States.

If View is unable to protect View’s intellectual property and technology, View may find itself at a competitive disadvantage to others who need not incur the additional expense, time and effort required to create the innovative products that have enabled View to be successful to date.

Risk Factors Relating to Privacy and Security

View is continuously expanding and improving its information technology systems and uses security measures designed to protect its systems against breaches and cyber-attacks. If these efforts are not successful, View’s business and operations could be disrupted and its operating results and reputation could be harmed.

View is continuously expanding and improving its information technology systems, including implementing new internally developed systems, to assist it in the management of its business. In particular, View’s volume production of multiple products necessitates continued development, maintenance and improvement of its information technology systems in the U.S. and other locations abroad, which include product data management, procurement, inventory management, production planning and execution, sales, service and logistics, dealer management, financial, tax and regulatory compliance systems. View also maintains information technology measures designed to protect View against intellectual property theft, data breaches and other cyber-attacks. The implementation, maintenance and improvement of these systems require significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving and expanding View’s core systems as well as implementing new systems, including the disruption of its data management, procurement, manufacturing execution, finance, supply chain and sales and service processes. These risks may affect View’s ability to manage its data and inventory, procure parts or supplies or manufacture, sell, and deliver products, or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.

View cannot be sure that these systems or their required functionality will be effectively implemented, maintained or expanded as planned. If View does not successfully implement, maintain or expand these systems as planned, its operations may be disrupted, its ability to accurately and/or timely report its financial results could be impaired, and deficiencies may arise in its internal control over financial reporting, which may impact its ability to certify its financial results. Moreover, View’s proprietary information could be compromised or misappropriated and its reputation may be adversely affected. If these systems or their functionality do not operate as View expects them to, View may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any unauthorized control or manipulation of View’s products’ systems could result in loss of confidence in View and its products and harm View’s business.

View’s products contain complex information technology systems. View has designed, implemented and tested security measures intended to prevent unauthorized access to its information technology networks, its products and their systems. However, hackers may attempt to gain unauthorized access to modify, alter and use such networks, products and systems to gain control of, or to change, its products’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by its products. View encourages reporting of potential vulnerabilities in the security of its products via its security vulnerability reporting policy, and View aims to remedy any reported and verified vulnerability. However, there can be no assurance that vulnerabilities will not be exploited in the future before they can be identified, or that View’s remediation efforts are or will be successful.

Any unauthorized access to or control of View’s products or their systems or any loss of data could result in legal claims or proceedings. In addition, regardless of their veracity, reports of unauthorized access to View’s products, their systems or data, as well as other factors that may result in the perception that View’s products, their systems or data are capable of being “hacked,” could negatively affect View’s brand and harm its business, prospects, financial condition and operating results.

If View’s security controls are breached or unauthorized or inadvertent access to business customers’ information or other data are otherwise obtained, View’s services may be perceived as insecure, View may lose existing business customers or fail to attract new business customers, View’s business may be harmed, and View may incur significant liabilities.

View’s future products may involve the collection, storage, transmission and processing of personal, payment, credit and other confidential and private information of View’s business customers, and may in certain cases permit access to View’s business customers’ property or help secure them. Such future products that may present privacy and data risks may be subject to privacy and data protection laws and regulations. View also maintains and processes other confidential and proprietary information in View’s business, including View’s employees’ and contractors’ personal information and confidential business information. View relies on proprietary and commercially available systems, software, tools and monitoring to protect against unauthorized use or access of the information View processes and maintains. View’s services and the networks and information systems View utilizes in View’s business are at risk for breaches as a result of third-party action, employee, vendor or partner error, malfeasance, or other factors. For example, View may experience instances of View’s employees, contractors and other third parties improperly accessing View’s and/or View’s business customers’ systems and information in violation of View’s internal policies and procedures.

Criminals and other nefarious actors may use increasingly sophisticated methods, including cyberattacks, phishing, social engineering and other illicit acts to capture, access or alter various types of information, to engage in illegal activities such as fraud and identity theft, and to expose and exploit potential security and privacy vulnerabilities in corporate systems and websites. Unauthorized intrusion into the portions of View’s systems and networks and data storage devices that process and store business customers’ confidential and private information, the loss of such information or the deployment of malware or other harmful code to View’s services or View’s networks or systems may result in negative consequences, including the actual or alleged malfunction of View’s products or services. In addition, third parties, including View’s partners and vendors, could also be sources of security risks to View in the event of a failure of their own security systems and infrastructure. The threats View faces continue to evolve and are difficult to predict due to advances in computer capabilities, new discoveries in the field of cryptography and new and sophisticated methods used by criminals. There can be no assurances that View’s defensive measures will prevent cyber-attacks or that View will discover network or system intrusions or other breaches on a timely basis or at all. View cannot be certain that View will not suffer a compromise or breach of the technology protecting the systems or networks that house or access View’s products and services or on which View or View’s partners or vendors process or store personal information or other sensitive information or data, or that any such incident will not be believed or reported to have occurred. Any such actual or perceived compromises or breaches to systems, or unauthorized access to, or acquisition or loss of, data, whether suffered by View, View’s partners or vendors or other third parties, whether as a result of employee error or malfeasance or otherwise, could harm View’s business. They could, for example, cause interruptions in operations, loss of data, loss of confidence in View’s services and products and damage to View’s reputation, and could limit the adoption of View’s services and products. They could also subject View to costs, regulatory investigations and orders, litigation, contract damages, indemnity demands and other liabilities and materially and adversely affect View’s business customer base, sales, revenue and profits. Any of these could, in turn, have a material adverse impact on View’s business, financial condition, cash flows or results of operations.

Further, if a high profile security breach occurs with respect to another provider of smart glass, View’s existing and potential business customers may lose trust in the security of View’s services or in smart glass generally, which could adversely impact View’s ability to retain existing business customers or attract new ones. Even in the absence of any security breach, business customers’ concerns about security, privacy or data protection may deter them from using View’s service. View’s insurance policies covering errors and omissions and certain security and privacy damages and claim expenses may not be sufficient to compensate for all potential liability. Although View maintains cyber liability insurance, View cannot be certain that View’s insurance coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to View on economically reasonable terms, or at all.

Risk Factors Relating to Regulations

View’s products and its website, systems, and data it maintains may be subject to intentional disruption, other security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact its reputation and future sales.

View may face significant challenges with respect to information security and maintaining the security and integrity of its systems and other systems used in its business, as well as with respect to the data stored on or processed by these systems. Advances in technology, an increased level of sophistication, and an increased level of expertise of hackers, new discoveries in the field of cryptography or others can result in a compromise or breach of the systems used in its business or of security measures used in its business to protect confidential information, personal information, and other data.

The availability and effectiveness of View’s products, and View’s ability to conduct its business and operations, depend on the continued operation of information technology and communications systems, some of which View has yet to develop or otherwise obtain the ability to use. Systems used in View’s business, including data centers and other information technology systems, will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. View anticipates using outsourced service providers to help provide certain services, and any such outsourced service providers face similar security and system disruption risks as View. Some of the systems used in View’s business will not be fully redundant, and its disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in View’s business could result in lengthy interruptions in its service.

View’s products and services are subject to substantial regulations, which are evolving, and unfavorable changes or failure by View to comply with these regulations could substantially harm its business and operating results.

Smart glass is subject to substantial regulation under international, federal, state and local laws. View incurs significant costs in complying with these regulations and may be required to incur additional costs to comply with any changes to such regulations, and any failures to comply could result in significant expenses, delays or fines. View may become subject to laws and regulations applicable to the supply, manufacture, import, sale and service of smart internationally. For example, in countries outside of the U.S., View may be required to meet standards relating to safety that are often materially different from requirements in the U.S., thus resulting in additional investment into the products and systems to ensure regulatory compliance in those countries. This process may include official review and certification of View’s products by foreign regulatory agencies prior to market entry, as well as compliance with foreign reporting and recall management systems requirements.

View is subject to various government regulations that could impose substantial costs upon View and negatively impact its ability to operate its manufacturing facility.

As a manufacturing company, including with respect to its facility in Olive Branch, Mississippi, View is and will be subject to complex environmental, manufacturing, health and safety laws and regulations, including laws relating to the use, handling, storage, recycling, disposal and human exposure to hazardous materials. The costs of compliance, including remediating contamination if any is found on our properties and any changes to our operations mandated by new or amended laws, may be significant. View may also face unexpected delays in obtaining permits and approvals required by such laws in connection with its manufacturing facility, which would hinder its operation of this and future facilities. Such costs and delays may adversely impact View’s business prospects and operating results. Furthermore, any violations of these laws may result in substantial fines and penalties, remediation costs, third party damages, or a suspension or cessation of View’s operations. View may also be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, for instance, in connection with its sales to airports. Non-compliance with such laws can subject

View to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

There may be laws in jurisdictions View has not yet entered or laws it is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. The laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles that may interfere with View’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition and results of operations.

Many of View’s products must comply with local building codes and ordinances, and failure of View’s products to comply with such codes and ordinances may have an adverse effect on its business.

Many of View’s products must comply with local building codes and ordinances. Building codes may also affect the products View’s customers are allowed to use, and, consequently, changes in building codes may also affect the sale of View’s products. These codes and ordinances are subject to future government review and interpretation. If View’s products fail to comply with such local building codes or ordinances, its ability to market and sell such products would be impaired. Also, should these codes and ordinances be amended or expanded, or should new laws and regulations be enacted, View could incur additional costs or become subject to requirements or restrictions that requires View to modify its products or adversely affect its ability to market and sell its products. If View’s products do not adequately or quickly adapt to building standards, View may lose market share to competitors, which would adversely affect its business, results of operation, financial condition, and cash flows. Furthermore, failure of View’s products to comply with such codes or ordinances could subject it to negative publicity or damage its reputation.

Compliance with the regulations of the U.S. Occupational Safety and Health Administration (“OSHA”) can be costly, and non-compliance with such requirements may result in potentially significant monetary penalties, operational delays, negative publicity and adverse effect on View’s financial condition.

View’s operations are subject to regulation under OSHA and other state and local laws and regulations. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the applicable regulatory authorities and various recordkeeping, disclosure and procedural requirements. Changes to OSHA requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If View fails to comply with applicable OSHA regulations, even if no work-related serious injury or death occurs, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject View to adverse publicity, damage its reputation and competitive position and adversely affect its business.

View has incurred and will continue to incur, capital and operating expenditures and other costs in the ordinary course of business in complying with OSHA and other state, local and foreign laws and regulations. While View has invested, and will continue to invest, substantial resources in worker health and safety programs, there can be no assurance that View will avoid significant liability exposure. Personal injury claims for damages, including for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect View’s financial condition, results of operations or cash flows. In addition, if View’s safety record were to substantially deteriorate, or if it suffered substantial penalties or criminal prosecution for violation of health and safety regulations, business customers could cancel existing contracts and not award future business to View, which could materially adversely affect its liquidity, cash flows and results of operations.

View is subject to labor and employment laws and regulations, which could increase View’s costs and restrict View’s operations in the future.

View’s business is subject to a variety of employment laws and regulations and may become subject to additional such requirements in the future. Although View believes View is in material compliance with applicable employment laws and regulations, in the event of a change in requirements, View may be required to modify View’s operations or to utilize resources to maintain compliance with such laws and regulations. Moreover, View may be subject to various employment-related claims, such as individual or class actions or government enforcement actions relating to alleged employment discrimination, employee classification and related withholding, wage-hour disputes, labor standards or healthcare and benefit issues. View’s failure to comply with applicable employment laws and regulations and related legal actions against View may affect View’s ability to compete or have a material adverse effect on View’s business, financial condition, cash flows or results of operations.

Failure to comply with various privacy and data protection laws and regulations relating to privacy and data protection and information security to which View is subject could harm View.

View’s products may process, transmit and store personal, payment and other confidential and private information of View’s business customers, thus posing a privacy and data risk in the future. View’s privacy policy is posted on its website, and any failure by it or other partners to comply with it or with federal, state or international privacy, data protection or security laws or regulations could result in regulatory or litigation-related actions against View, legal liability, fines, damages and other costs. Substantial expenses and operational changes may be required in connection with maintaining compliance with such laws, and in particular certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Although View takes steps to protect the security of its business customers’ personal information, it may be required to expend significant resources to comply with data breach requirements if third parties improperly obtain and use the personal information of View’s business customers or it otherwise experiences a data loss with respect to business customers’ personal information. A major breach of View’s network security and systems could have negative consequences for its business and future prospects, including possible fines, penalties and damages, reduced demand for its products and harm to its reputation and brand.

View’s collection, retention, transfer and use of this information may be governed by U.S. and foreign laws and regulations relating to privacy, data protection and information security, industry standards and protocols, or it may be asserted that such industry standards or protocols apply to View. The regulatory framework for privacy and information security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. In North America, federal and various state and provincial governmental bodies and agencies have adopted or are considering adopting laws and regulations limiting, or laws and regulations regarding the collection, distribution, use, disclosure, storage, and security of certain categories of information. Some of these requirements include obligations of companies to notify individuals of security breaches involving particular personal information, which could result from exploitation of a vulnerability in View’s systems or services or breaches experienced by View’s service providers and/or partners. For example, the State of California enacted the California Consumer Privacy ACT (“CCPA”), effective in January 2020. The CCPA expands the scope of what is considered “personal information” and creates new data access and opt-out rights for consumers, which may create new requirements for View and other companies that operate in California.

Many jurisdictions have established their own data security and privacy legal and regulatory frameworks with which View or View’s vendors or partners must comply to the extent View’s operations expand into these geographies or the laws and regulations in these frameworks otherwise may be interpreted to apply to View. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses. View is also bound by contractual requirements relating to privacy, data protection and information security, and may agree to additional contractual requirements addressing these matters from time to time.

View’s compliance with these various requirements increases View’s operating costs, and additional laws, regulations, standards or protocols (or new interpretations of existing laws, regulations, standards or protocols) in these areas may further increase View’s operating costs and adversely affect View’s ability to effectively market View’s products and services. In view of new or modified legal obligations relating to privacy, data protection or information security, or any changes in their interpretation, View may find it necessary or desirable to fundamentally change View’s business activities and practices or to expend significant resources to modify View’s products and services and otherwise adapt to these changes. View may be unable to make such changes and modifications in a commercially reasonable manner or at all, and View’s ability to develop new services and features could be limited.

Further, View’s failure or perceived failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a loss of business customers’ data, fines, sanctions and other liabilities and additional restrictions on View’s collection, transfer or use of business customers’ data. In addition, View’s failure to comply with any of these laws, regulations, standards, protocols or other obligations could result in a material adverse effect on View’s reputation, business customer attrition, new business customer origination, financial condition, cash flows or results of operations.

View may fail to obtain or maintain necessary licenses or otherwise fail to comply with applicable laws and regulations.

View’s business focuses on contracts and transactions with business customers and therefore is subject to a variety of laws, regulations and licensing requirements that govern View’s interactions with business customers, including those pertaining to privacy and data security, business customer financial transactions and warranties. View is a licensed service provider in each market where such licensure is required. View’s business may become subject to additional such requirements in the future. In certain jurisdictions, View is also required to obtain licenses or permits to comply with standards governing marketing and sales efforts, servicing of business customers, monitoring station employee selection and training and to meet certain standards in the conduct of View’s business. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. View strives to comply with all applicable laws and regulations relating to View’s interactions with business customers. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or View’s practices. View’s non-compliance with any such law or regulations could also expose View to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect View’s business. Delays in obtaining, or failing to obtain, approvals or rights, such as permitting, interconnection, or land usage approvals or rights, could affect View’s business customers’ builds. View may incur significant expenses to comply with such laws and regulations, and increased regulation of matters relating to View’s interactions with business customers could require View to modify View’s operations and incur significant additional expenses, which could have an adverse effect on View’s business, financial condition and results of operations. If View expands the scope of View’s products or services or View’s operations in new markets, View may be required to obtain additional licenses and otherwise maintain compliance with additional laws, regulations or licensing requirements.

Changes in these laws or regulations or their interpretation, as well as new laws, regulations or licensing requirements which may be enacted, could dramatically affect how View does business, acquire business customers, and manage and use information View collects from and about current and prospective customers and the costs associated therewith. In addition, federal, state and local governmental authorities have considered, and may in the future consider, implementing consumer protection rules and regulations, which could impose significant constraints on View’s sales channels.

View is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

View is subject to federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. View’s suppliers are also subject to federal, state and local environmental laws and regulations, and their use of hazardous materials may adversely impact their operations and the availability of raw materials. While View adapts its manufacturing and distribution processes to the environmental control standards of regulatory authorities, it cannot completely eliminate the risk of accidental contamination or injury from hazardous or regulated materials, including injury of its employees, individuals who handle its products, or others who claim to have been exposed to its products, nor can View completely eliminate the unanticipated interruption or suspension of operations at its facilities due to such events. View may be held liable for significant damages or fines in the event of contamination or injury, and such assessed damages or fines could have an adverse effect on its financial performance and results of operations.

There are capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require View to manufacture with alternative technologies and materials. Non-compliance with such regulations may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

View may face regulatory limitations on its ability to sell products directly which could materially and adversely affect its ability to sell its products.

View sells its products directly to business customers. There may be laws in jurisdictions View has not yet entered or laws View is unaware of in jurisdictions it has entered that may restrict its sales or other business practices. Even for those jurisdictions View has analyzed, the laws in this area can be complex, difficult to interpret and may change over time. Continued regulatory limitations and other obstacles interfering with View’s ability to sell products directly to business customers could have a negative and material impact its business, prospects, financial condition and results of operations.

Risk Factors Relating to Liabilities

View could be subject to liability, penalties and other restrictive sanctions and adverse consequences arising out of certain governmental investigations and proceedings.

View may cooperate with certain government investigations. However, View cannot predict the outcome or impact of any future potential matters, and there exists the possibility that View could be subject to liability, penalties and other restrictive sanctions and adverse consequences if the SEC, the United States Department of Justice, or any other government agency were to pursue legal action in the future. Moreover, View expects to incur costs in responding to related requests for information and subpoenas, and if instituted, in defending against any governmental proceedings.

View’s insurance strategy may not be adequate to protect it from all business risks.

View may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God and other claims against it, for which it may have no insurance coverage. A loss that is uninsured or which exceeds policy limits may require View to pay substantial amounts, which could adversely affect its financial condition and operating results.

View is subject to all of the ordinary course operating hazards and risks that may come with the provision of View’s products and services and business operations. In addition to contractual provisions limiting View’s liability to business customers and third parties, View maintains insurance policies in such amounts and with such coverage and deductibles as required by law and that View believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect View from all the liabilities and expenses that may arise from claims for personal injury, death or property damage arising in the ordinary course of View’s business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against View that is not covered by insurance, then View may have to pay the claim with View’s own funds, which could have a material adverse effect on View’s business, financial condition, cash flows or results of operations. View may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if it does face liability for its products and are forced to make a claim under its policy.

Litigation, complaints or adverse publicity or unauthorized use of View’s brand name could negatively impact View’s business, financial condition and results of operations.

From time to time, View engages in the defense of, and may in the future be subject to, certain investigations, claims and lawsuits arising in the ordinary course of View’s business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential business customers and suppliers, intellectual property matters, personal injury claims (e.g., OSHA), environmental issues, tax matters and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Any resulting actions or negative publicity could reduce the volume of View’s new business customer origination or increase attrition of existing business customers. Any of the foregoing may materially and adversely affect View’s business, financial condition, cash flows or results of operations.

Unauthorized use of View’s brand name by third parties may also adversely affect View’s business and reputation, including the perceived quality and reliability of View’s products and services. View relies on trademark law, internal policies and agreements with View’s employees, business customers, business partners and others to protect the value of View’s brand name. Despite View’s precautions, View cannot provide assurance that those procedures are sufficiently effective to protect against unauthorized third-party use of View’s brand name. View may not be successful in investigating, preventing or prosecuting all unauthorized third-party use of View’s brand name. Future litigation with respect to such unauthorized use could also result in substantial costs and diversion of View’s resources. These factors could adversely affect View’s reputation, business, financial condition, results of operations and cash flows.

View may become subject to product liability claims, which could harm its financial condition and liquidity if View is not able to successfully defend or insure against such claims.

Although View designs its products and tempers its glass to be the safest smart glass in the industry, product liability claims, even those without merit, could harm its business, prospects, operating results and financial condition. View faces inherent risk of exposure to claims in the event its products do not perform or are claimed to not have performed as expected. A successful product liability claim against View could require it to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about it products and business and could have a material adverse effect on it brand, business, prospects and operating results.

View’s current and future warranty reserves may be insufficient to cover future warranty claims which could adversely affect its financial performance.

If View’s warranty reserves are inadequate to cover future warranty claims on its products, its business, prospects, financial condition and operating results could be materially and adversely affected. View evaluates warranty reserves on an ongoing basis and record liabilities for matters in which losses are probable and the amount of loss can be reasonably estimated. In 2019, View identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. View stopped using the affected materials upon identification in 2019. As of December 31, 2019, View had a low warranty claim rate related to this matter. View has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. View analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, View estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes View’s expectations regarding future reductions in production costs. Based on its analysis, View recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in View’s consolidated statement of comprehensive loss for the year ended December 31, 2019. View recognized a corresponding warranty liability of $1.6 million in other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. There was no significant change in the warranty accrual in the nine months ended September 30, 2020. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses.

View’s business may be adversely affected by any disruptions caused by union activities.

Although View’s employees are currently not unionized and it has not experienced any work stoppages since its inception, it is not uncommon for employees at manufacturing companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Although View works diligently to provide the best possible work environment for its employees, its employees may decide to join or seek recognition to form a labor union in the future, or View may be required to become a union signatory. If a work stoppage occurs, it could delay the manufacture and sale of View’s products and have a material adverse effect on its business, prospects, operating results or financial condition.

Risk Factors Relating to Debt and Credit

View’s debt agreements contain covenant restrictions that may limit its ability to operate its business.

The terms of certain of View’s debt agreements, including its revolving debt facility, contain, and any of its other future debt agreements may contain, covenant restrictions that limit View’s ability to operate its business, including restrictions on its ability to, among other things, incur additional debt or issue guarantees, create liens, repurchase stock or make other restricted payments, and make certain voluntary prepayments of specified debt.

As a result of these covenants, View’s ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional financing as needed, may be restricted. Furthermore, View’s failure to comply with its debt covenants could result in a default under such debt agreement which could, after any applicable grace period, result in an event of default and permit the applicable lender to accelerate all outstanding advances thereunder and terminate the debt agreement. If any of View’s debt is accelerated, View may not have sufficient funds available to repay it.

View’s debt agreements are secured by a security interest in substantially all of View’s assets.

Substantially all of View’s assets are used to secure View’s obligations under its debt agreements. In the event of a default under these agreements, substantially all of View’s assets could be subject to liquidation by the applicable lender, which liquidation could result in no assets being left for the equity holders after the applicable lender receives its required payment. In such an event, View would be required to seek alternative sources of liquidity, and there can be no assurance that any alternative source of liquidity would be available on terms acceptable to View, or at all.

Servicing View’s indebtedness requires a significant amount of cash, and there is no guarantee that View will have sufficient cash flow from its business to pay its substantial indebtedness.

As of September 30, 2020, View and View Canada had outstanding $265.4M in aggregate principal amount of indebtedness. View’s substantial consolidated indebtedness may increase its vulnerability to any generally adverse economic and industry conditions. View and View Canada may, subject to the limitations in the terms of View’s existing and future indebtedness, incur additional debt, secure existing or future debt or recapitalize its debt.

View’s ability to make scheduled payments of the principal and interest on its indebtedness when due or to refinance its indebtedness as it may need or desire depends on View’s future performance, which is subject to economic, financial, competitive and other factors beyond its control. View’s business may not continue to generate cash flow from operations in the future sufficient to satisfy its obligations under its existing indebtedness, and any future indebtedness it may incur, and to make necessary capital expenditures. If View is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing or obtaining additional equity capital on terms that may be onerous or highly dilutive. View’s ability to refinance existing or future indebtedness will depend on the capital markets and its financial condition at such time. In addition, View’s ability to make payments may be limited by law, by regulatory authority or by agreements governing its future indebtedness. View may not be able to engage in any of these activities or engage in these activities on desirable terms or at all, which could result in a default on its existing or future indebtedness and have a material adverse effect on its business, results of operations and financial condition. For further details about View’s liquidity and capital needs, see “Liquidity and Capital Resources.”

Adverse developments in the credit markets may impair View’s ability to secure debt financing.

In past economic downturns, such as the financial crisis in the United States that began in mid-2007 and during other times of extreme market volatility, many commercial banks and other financial institutions stopped lending or significantly curtailed their lending activity. In addition, in an effort to stem losses and reduce their exposure to segments of the economy deemed to be high risk, some financial institutions limited routine refinancing and loan modification transactions and even reviewed the terms of existing facilities to identify bases for accelerating the maturity of existing lending facilities. In the past year the United States and global economies suffered dramatic downturns as the result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis as well as a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others. If these conditions recur or persist, it may be difficult for View to obtain desired financing to finance the growth of its investments on acceptable economic terms, or at all.

So far, the COVID-19 pandemic has resulted in, and until fully resolved is likely to continue to result in, among other things, increased draws by borrowers on revolving lines of credit and increased requests by borrowers for amendments, modifications and waivers of their credit agreements to avoid default or change payment terms, increased defaults by such borrowers and/or increased difficulty in obtaining refinancing at the maturity dates of their loans. In addition, the duration and effectiveness of responsive measures implemented by governments and central banks cannot be predicted. The commencement, continuation, or cessation of government and central bank policies and economic stimulus programs, including changes in monetary policy involving interest rate adjustments or governmental policies, may contribute to the development of or result in an increase in market volatility, illiquidity and other adverse effects that could negatively impact the credit markets and View.

If View is unable to consummate credit facilities on commercially reasonable terms, its liquidity may be reduced significantly. If View is unable to repay amounts outstanding under any facility it may enter into and are declared in default or are unable to renew or refinance any such facility, it would limit its ability to initiate significant originations or to operate its business in the normal course. These situations may arise due to circumstances that View may be unable to control, such as inaccessibility of the credit markets, a severe decline in the value of the U.S. dollar, a further economic downturn or an operational problem that affects third parties or View, and could materially damage its business. Moreover, View is unable to predict when economic and market conditions may become more favorable. Even if such conditions improve broadly and significantly over the long term, adverse conditions in particular sectors of the financial markets could adversely impact its business.

Risk Factors Relating to Financial Results and Ownership of the Combined Entity’s Class A Common Stock following the Merger

Loss of a major customer could result in a decrease in View’s future sales and earnings.

In any given quarter or year, sales of View’s products may be concentrated in a few major customers, including glaziers and low voltage electricians. For the year ended December 31, 2019, one customer accounted for 11.0% of total revenue. For the year ended December 31, 2018, there were no customers greater than 10.0% of total revenue. Two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019 and two customers accounted for 28.9% and 10.1% of accounts receivable, net as of December 31, 2018. View anticipates that a limited number of customers in any given period may account for a substantial portion of its total net revenue for the foreseeable future. The business risks associated with this concentration, including increased credit risks for these and other customers and the possibility of related bad debt write-offs, could negatively affect View’s margins and profits. Additionally, the loss of a major customer, whether through competition or consolidation, or a disruption in sales to such a customer, could result in a decrease of View’s future sales and earnings.

If View is unable to achieve its targeted manufacturing costs for its products, View’s financial condition and operating results will suffer.

While View is continuing to and expects in the future to realize cost reductions by both it and its suppliers, including through increased production, there is no guarantee View will be able to achieve sufficient cost savings to reach its gross margin and profitability goals, or its other financial targets. View incurs significant costs related to procuring the materials required to manufacture its products and compensating its personnel. If View’s efforts to continue to decrease manufacturing costs are not successful, it may incur substantial costs or cost overruns in utilizing and increasing the production capability of its manufacturing facility. Many of the factors that impact View’s manufacturing costs are beyond its control, such as potential increases in the costs of its materials and components. If View is unable to continue to control and reduce its manufacturing costs, its operating results, business and prospects will be harmed.

View’s business model of manufacturing smart glass is capital-intensive, and View may not be able to raise additional capital on attractive terms, if at all, which could be dilutive to stockholders. If View cannot raise additional capital when needed, its operations and prospects could be materially and adversely affected.

The development, design, manufacture and sale of View’s products is a capital-intensive business, for which View has already invested significant amounts of capital at its facility. As a result of its investments of capital, View maintains a facility with an operating line that can meet its near-term projections for sale and production. Over time, until View is consistently generating positive free cash flows, View expects that it will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or through obtaining credit from financial institutions to fund, together with View’s principal sources of liquidity, ongoing costs such as research and development relating to its products, any significant unplanned or accelerated expenses, new strategic investments, or refinancing of View’s significant consolidated indebtedness, even if not required to do so by the terms of such indebtedness. View cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders, and its financial condition, results of operations, business and prospects could be adversely affected.

Additionally, View uses capital from third-party investors to enable its business customers access to its products. The availability of this financing depends upon many factors, including the confidence of the investors in the smart glass industry, the quality and mix of View’s business customer contracts, any regulatory changes impacting the economics of its existing business customer contracts, changes in law (including tax law), risks or government incentives associated with these financings, and its ability to compete with other smart glass companies for the limited number of potential investors. Moreover, while interest rates remain at low levels, they have risen in recent periods. If the rate of return required by investors rises as a result of a rise in interest rates, it will reduce the present value of the business customer payment streams underlying, and therefore the total value of, View’s financing structures, increasing its cost of capital. If View is unable to establish new financing funds on favorable terms for third-party ownership arrangements, its cost of capital could increase and its liquidity may be negatively impacted, which would have an adverse effect on its business, financial condition and results of operations.

View may fail to meet its publicly announced guidance or other expectations about its business in the future, which could cause the Combined Entity’s future stock price to be adversely affected.

View may provide guidance in the future regarding its expected financial and business performance, such as projections regarding sales and production, as well as anticipated future revenue, gross margins, profitability and cash flows. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and View’s guidance may not ultimately be accurate, such as the timing of new product manufacturing ramps. View’s guidance may be based on certain assumptions such as those relating to global and local economic conditions, anticipated production and sales volumes (which generally are not linear throughout a given period), average sales prices, supplier and commodity costs and planned cost reductions. If View’s guidance is not accurate or varies from actual results due to its inability to meet its assumptions or the impact on its financial performance that could occur as a result of various risks and uncertainties, the market value of the Combined Entity Common Stock could be adversely affected in the future.

Future sales, or the perception of future sales, by the Combined Entity or its stockholders in the public market following the Merger could cause the market price for the Combined Entity Class A Common Stock to decline.

The sale of shares of the Combined Entity Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Combined Entity Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Combined Entity to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Merger, the Combined Entity will have a total of approximately 235,268,262 shares of the Combined Entity Common Stock outstanding. Except for shares subject to lock-up as further descried herein, all shares issued in the Merger will be freely tradable without registration under the Securities Act, and without restriction by persons other than the Combined Entity’s “affiliates” (as defined under Rule 144 of the Securities Act, “Rule 144”), including the Combined Entity’s directors, executive officers and other affiliates.

As described herein, the Founder Shares, which will be converted into shares of Combined Entity Class A Common Stock, are subject to lock-up. In addition, on November 30, 2020, View entered into the Lock-Up Agreements restricting the transfer of CF II securities held by such contracting parties immediately following the Closing Date until the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which CF II consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of CF II’s stockholders having the right to exchange their equity holdings in CF II for cash, securities or other property.

Following completion of the Merger, assuming that no additional registration rights agreement is entered into with existing stockholders of View, the shares covered by registration rights would represent approximately

46.9% of the outstanding shares of the Combined Entity Common Stock assuming no redemptions and 57.9% of the outstanding shares of the Combined Entity Common Stock assuming maximum redemptions.

In addition, the shares of the Combined Entity Class A Common Stock reserved for future issuance under the Combined Entity’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. A total of 58,140,953 shares of the Combined Entity Class A Common Stock are expected to be reserved for future issuance under its equity incentive plans. The Combined Entity is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of the Combined Entity Class A Common Stock or securities convertible into or exchangeable for shares of the Combined Entity Class A Common Stock issued pursuant to the Combined Entity’s equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, the Combined Entity may also issue its securities in connection with investments or acquisitions. The amount of shares of the Combined Entity Class A Common Stock issued in connection with an investment or acquisition could constitute a material portion of the Combined Entity’s then-outstanding shares of Class A Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Combined Entity’s stockholders.

View is exposed to fluctuations in currency exchange rates, which could affect its financial results.

A small portion of View’s revenue has been denominated in Canadian Dollars. Accordingly, View may be adversely affected by currency fluctuations in the U.S. Dollar versus Canadian Dollar. Weaker foreign currencies relative to the U.S. Dollar may result in lower levels of reported revenue with respect to foreign currency-denominated sales on View’s U.S. Dollar-denominated financial statements. Foreign exchange rates are influenced by many factors outside of View’s control, including but not limited to: changing supply and demand for a particular currency, monetary policies of governments (including exchange-control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or an investment by residents of a country in other countries), changes in balances of payments and trade, trade restrictions and currency devaluations and revaluations. The resulting fluctuations in the exchange rates for the other currencies could have an adverse effect on View’s financial condition and results of operations.

View is subject to collection risks.

View may face normal collection risks with business customers and suppliers. If View fails to collect from its business customers, View’s business and operating results could be adversely affected.

Risk Factors Relating to Acquisitions

Future transactions could pose risks.

View frequently evaluates strategic opportunities both within and outside View’s existing lines of business. View expects from time to time to pursue additional business opportunities and may decide to eliminate or acquire certain businesses, products or services. There are various risks and uncertainties associated with potential acquisitions and divestitures, including: (i) availability of financing; (ii) difficulties related to integrating previously separate businesses into a single unit, including product and service offerings, distribution and operational capabilities and business cultures; (iii) general business disruption; (iv) managing the integration process; (v) diversion of management’s attention from day-to-day operations, (vi) assumption of costs and liabilities of an acquired business, including unforeseen or contingent liabilities or liabilities in excess of the amounts estimated; (vii) failure to realize anticipated benefits and synergies, such as cost savings and revenue enhancements; (viii) potentially substantial costs and expenses associated with acquisitions and dispositions; (ix) failure to retain and motivate key employees; and (x) difficulties in applying View’s internal control over financial reporting and disclosure controls and procedures to an acquired business. Any or all of these risks and uncertainties, individually or collectively, could have material adverse effect on View’s business, financial condition, cash flow or results of operations. View can offer no assurance that any such strategic opportunities will prove to be successful. Among other negative effects, View’s pursuit of such opportunities could cause View’s cost of investment in new business customers to grow at a faster rate than View’s recurring revenue and fees collected at the time of sale. Additionally, any new product or service offerings could require developmental investments or have higher cost structures than View’s current arrangements, which could reduce operating margins and require more working capital.

View’s business could be materially adversely affected as a result of the risks associated with acquisitions and investments. In particular, View may not succeed in making acquisitions or be effective in integrating such acquisitions.

View may make acquisitions and investments in the future as part of its growth strategy. View will evaluate the tactical or strategic opportunities available related to complementary businesses, products or technologies. There can be no assurance that View will be successful in making future acquisitions. Even if View is successful in making acquisitions, integrating an acquired company’s business into its operations or investing in new technologies may (i) result in unforeseen operating difficulties and large expenditures and (ii) absorb significant management attention that would otherwise be available for the ongoing development of its business, both of which may result in the loss of key business customers or personnel and expose View to unanticipated liabilities. Further, View may not be able to retain the key employees that may be necessary to operate the business it acquires and it may not be able to attract, in a timely manner, new skilled employees and management to replace them.

View may not be able to consummate acquisitions or investments that it has identified as crucial to the implementation of its strategy for other commercial or economic reasons. Further, View may not be able to obtain the necessary regulatory approvals, including those of competition authorities and foreign investment authorities, in countries where it seeks to consummate acquisitions or make investments. For those and other reasons, View may ultimately fail to consummate an acquisition, even if it announces the intended acquisition.

Risk Factors Relating to Smaller Reporting and Emerging Growth Company Status

View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.

As a privately-held company, View was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

As a public company, View will have significant requirements for enhanced financial reporting and internal control over financial reporting. The process of designing and implementing effective internal control over financial reporting is a continuous effort that requires View to anticipate and react to changes in its business and the economic and regulatory environments and to expend significant resources to maintain internal control over financial reporting that is adequate to satisfy its reporting obligations as a public company. If View is unable to establish or maintain appropriate internal control over financial reporting, it could cause View to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements, increase compliance costs, negatively impact share trading prices, and otherwise harm its results of operations. In addition, View will be required, pursuant to Section 404, to furnish a report by management on its assessment of the effectiveness of View’s internal control over financial reporting in the second annual report following the completion of this offering.

This assessment will need to include disclosure of any material weaknesses identified in View’s internal control over financial reporting. The rules governing the standards that must be met for its management to assess its internal control over financial reporting are complex and require significant documentation, testing and possible remediation. Testing and maintaining its internal control over financial reporting may divert View’s management’s attention from other matters that are important to its business.

In connection with the preparation of View’s financial statements as of December 31, 2019 and 2018 and for the years then ended, View identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

View did not design or maintain an effective control environment that meets View’s accounting and reporting requirements. Specifically, View did not have a sufficient complement of personnel with an appropriate degree of accounting knowledge and experience to appropriately analyze, record and disclose accounting matters commensurate with View’s accounting and reporting requirements and lacked related internal controls necessary to satisfy View’s accounting and financial reporting requirements. This material weakness contributed to the following additional material weaknesses:

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View did not maintain effective controls over risk assessment, including designing and maintaining formal accounting policies, procedures, and controls over significant accounts and disclosures to achieve complete, accurate and timely financial accounting, reporting and disclosures, including with respect to revenue and receivables, inventory, and period-end financial reporting.

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View did not design and maintain effective control over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements. Specifically, View did not design and maintain: (i) program change management control for financial systems relevant to View’s financial reporting to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate View personnel; (iii) computer operations controls to ensure critical data interfaces between systems are appropriately identified and monitored, data backups are authorized and monitored, and restorations are tested; and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.

The material weaknesses related to the control environment and risk assessment resulted in adjustments to several accounts and disclosures. The IT deficiencies did not result in an adjustment to the financial statements; however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Additionally, each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim condensed consolidated financial statements that would not be prevented or detected.

To address its material weaknesses, View has taken the following steps thus far in 2020 to enhance its internal control over financial reporting and it plans to take additional steps to remediate the material weaknesses:

•	hired new leadership in the accounting and finance team, including a corporate controller, with appropriate technical accounting knowledge and public company experience in finance and accounting;

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hired a qualified assistant corporate controller and assistant factory controller, and will continue to hire qualified technical accounting and SEC reporting professionals to execute key controls related to various financial reporting processes, in addition to utilizing third-party consultants to supplement View’s internal resources;

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engaged a global accounting advisory firm to assist with the documentation, evaluation, remediation and testing of View’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by COSO;

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performed a comprehensive risk assessment that identified the risks of material misstatement whether due to error or fraud in the consolidated financial statements and have begun implementing new controls and redesigning existing controls, including transactional controls, review controls, IT general controls and user access controls to mitigate the identified risks of material misstatements; and

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performed a segregation of duties analysis and have started to segregate conflicting roles and removing unnecessary access to financial reporting systems and applications relevant to the preparation of the financial statements;

While View is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. View can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting or that additional material weaknesses in its internal control over financial reporting will not be identified in the future. View’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal controls over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm View’s operating results or cause it to fail to meet its reporting obligations.

View’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after View is no longer an “emerging growth company” as defined in the JOBS Act. View may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 or View’s independent registered public accounting firm may not issue an unqualified opinion. If either View is unable to conclude that it has effective internal control over financial reporting or View’s independent registered public accounting firm is unable to provide it with an unqualified report, investors could lose confidence in View’s reported financial information, which could have a material adverse effect on the trading price of the Combined Entity Common Stock.

After the closing of the Business Combination, the Combined Entity will be an “emerging growth company” as defined in the JOBS Act and will be a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and will be able to avail itself of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make its common stock less attractive to investors and adversely affect the market price of its common stock in the future.

After the closing of the Business Combination, the Combined Entity will be an “emerging growth company,” as defined in the JOBS Act. The Combined Entity will remain an emerging growth company until the earlier of (i) the last day of the Combined Entity’s fiscal year in which the Combined Entity has total annual gross revenue of at least $1.07 billion; (ii) the last day of the Combined Entity’s first fiscal year following the fifth anniversary of CF II’s IPO; (iii) the date on which the Combined Entity has issued more than $1 billion in non-convertible debt securities during the previous three years; or (iv) the date on which the Combined Entity is deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of View Common Stock that is held by non-affiliates exceeds $700.0 million. For so long as View remains an emerging growth company, it is permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure for certain filings;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholders approval of any golden parachute payments not previously approved.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. View has elected to use the extended transition period for new or revised accounting standards during the period in which it remains an emerging growth company; however, View may adopt certain new or revised accounting standards early. Changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in View’s business could significantly affect its financial position and results of operations. In addition, View’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of View’s internal control over financial reporting so long as View qualifies as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in View’s internal control over financial reporting go undetected. Likewise, so long as View qualifies as a “smaller reporting company” or an “emerging growth company,” it may elect not to provide stockholders or investors with certain information, including certain financial information and certain information regarding compensation of its executive officers, that it would otherwise have been required to provide in filings View makes with the SEC, which may make it more difficult for investors and securities analysts to evaluate its company.

View will be a “smaller reporting company” as defined in the Exchange Act. View may continue to be a smaller reporting company even after it is no longer an emerging growth company. View may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that its voting and non-voting common stock held by non-affiliates is more than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue are more than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is more than $700.0 million measured on the last business day of its second fiscal quarter.

View may choose to take advantage of some, but not all, of the available exemptions as an emerging growth company and a smaller reporting company. View will take advantage of reduced reporting burdens. In particular, in this filing, View has provided only two years of audited financial statements and has not included all of the executive compensation information that would be required if it were not an emerging growth company or smaller reporting company. View cannot predict whether investors will find its common stock less attractive if View relies on these exemptions. If some investors find View Common Stock less attractive as a result, there may be a less active trading market for the Combined Entity Common Stock and its stock price may be more volatile.

After the closing of the Business Combination, View will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of its internal control over financial reporting. If View is unable to achieve and maintain effective internal controls, its operating results and financial condition could be harmed.

View will be an emerging growth company, and thus it is exempt from the auditor attestation requirement of Section 404(b) of Sarbanes-Oxley until such time as it no longer qualifies as an emerging growth company. See also “View qualifies as an emerging growth company, and any decision on its part to comply with reduced reporting and disclosure requirements applicable to emerging growth companies could make its common stock less attractive to investors.” Regardless of whether View qualifies as an emerging growth company, it will still need to implement substantial internal control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable requirements.

During the course of its assessment, View identified deficiencies that may not be able to remediate in a timely manner. See also “View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain a proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.” View cannot be certain as to the timing of completion of its remediation actions or their effect on its operations. If View is unable to remediate in a timely manner, this may impede its ability to file timely and accurate reports with the SEC. Any of the above could cause investors to lose confidence in View’s reported financial information, which could have a negative effect on the trading price of the Combined Entity Common Stock.

Risk Factors Relating to CF II and the Business Combination

The Sponsor and each of CF II’s officers and directors have agreed to vote in favor of the Business Combination and the other Proposals described herein to be presented at the special meeting of stockholders, regardless of how CF II’s public stockholders vote.

The Sponsor and each of CF II’s officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals described herein to be presented at the special meeting of stockholders. As of the date of this proxy statement/prospectus, the Sponsor and CF II’s directors and officers own 21.4% of the outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF II’s directors and officers agreed to vote their Founder Shares and other shares of Common Stock in accordance with the majority of the votes cast by CF II’s public stockholders.

Neither the Board nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

Neither the Board nor any committee thereof is required to obtain an opinion from an independent investment banking or accounting firm that the price that CF II is paying for View is fair to CF II from a financial point of view. Neither the Board nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Board conducted due diligence on View. The Board also consulted with CF II’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CF II Board’s Reasons for the Approval of the Business Combination,” and concluded that the business combination was in the best interest of CF II’s stockholders. Accordingly, investors will be relying solely on the judgment of the CF II Board in valuing View, and the CF II Board may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of CF II stockholders to vote against the Business Combination or demand redemption of their shares of Common Stock, which could potentially impact CF II’s ability to consummate the Business Combination.

The CF II Board did not obtain a fairness opinion in determining whether or not to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the public stockholders.

In analyzing the Business Combination, the CF II Board conducted significant due diligence on View. For a complete discussion of the factors utilized by the CF II Board in approving the Business Combination, see the section titled, “The Business Combination Proposal — CF II Board’s Reasons for Approval of the Business

Combination.” The CF II Board believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that View’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, the CF II Board did not obtain a fairness opinion to assist it in its determination. Accordingly, the CF II Board may be incorrect in its assessment of the Business Combination.

The CF II Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to the public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CF II currently expects that its independent directors would take legal action on CF II’s behalf against the Sponsor to enforce its indemnification obligations to CF II, it is possible that CF II’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CF II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to the public stockholders may be reduced below $10.00 per share.

Since the Sponsor and the members of CF II’s management team have interests that are different, or in addition to (and which may conflict with), the interests of CF II’s stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF II’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF II if a business combination is not completed.

When you consider the recommendation of the CF II Board in favor of approval of the Business Combination Proposal and the other Proposals included herein, you should keep in mind that the Sponsor and CF II’s officers and directors have interests in such Proposals that are different from, or in addition to, those of CF II stockholders and warrant holders generally. The CF II Board was aware of and considered these interests, among other matters, in evaluating and negotiating the business combination and transaction agreements and in recommending to CF II’s stockholders that they vote in favor of the Proposals presented at the special meeting of stockholders, including the Business Combination Proposal. CF II stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

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unless CF II consummates an initial business combination, CF II’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF II ($150,000 of such expenses have been incurred as of the date hereof and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

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the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF II has completed a business combination, subject to limited exceptions;

•	the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

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if CF II does not complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF II’s public stockholders and the Placement Warrants will expire worthless;

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the fact that upon completion of the Business Combination, an aggregate amount of $17.5 million in business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of CF II Common Stock and $4.5 million of placement agent fees will be payable to CF&Co., an affiliate of CF II and the Sponsor;

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if the Trust Account is liquidated, including in the event CF II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the fact that the Sponsor and CF II’s officers and directors will lose their entire investment in CF II, including loans in the aggregate amount of $160,000 as of December 31, 2020, if an initial business combination is not completed;

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the fact that CF II’s independent directors own 30,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at approximately $345,900, based on the closing price of Class A Common Stock on February 8, 2021;

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CF Securities, an affiliate of CF II and the Sponsor, has entered into an engagement letter with the finance provider pursuant to View’s revolving debt facility pursuant to which CF Securities will receive a fee in the event of reductions in the principal amount under such revolving debt facility (subject to the conditions set forth therein);

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Cantor, an affiliate of Sponsor, has entered into a financing assistance contract with View, pursuant to which Cantor intends to establish one or more financing entities together with View to support the purchase and sale of View’s products and services, and such financing entities will have the right to purchase View’s products at a discount to the then actual selling price for comparably featured orders;

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View appointed Newmark (as defined herein), an affiliate of the Sponsor, as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions) and Newmark will be entitled to commissions in respect of such sales; and

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the fact that CF II’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of CF II’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CF II and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF II’s Directors, Officers and Affiliates in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor and CF II’s officers and directors may have influenced their motivation in identifying and selecting View as a business combination target, completing an initial business combination with View and influencing the operation of the business following the initial business combination. In considering the recommendations of the CF II Board to vote for the Proposals, its stockholders should consider these interests.

The exercise of the CF II Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF II’s stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CF II to agree to amend the Merger Agreement, to consent to certain actions taken by View or to waive rights that CF II is entitled to under the Merger Agreement, including those related to closing conditions. Such events could arise because of changes in the course of View’s businesses or a request by View to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on View’s businesses and would entitle CF II to terminate the Merger Agreement. In any of such circumstances, it would be at CF II’s discretion, acting through the CF II Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for CF II and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CF II does not believe there will be any changes or waivers that the CF II Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, CF II will circulate a new or amended proxy statement/prospectus and resolicit CF II’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Combined Entity’s financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF II cannot assure you that the due diligence conducted in relation to View has identified all material issues or risks associated with View, its business or the industry in which it competes. Furthermore, CF II cannot assure you that factors outside of View’s and CF II’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if CF II’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with its preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities. Additionally, CF II has no indemnification rights against the View Stockholders under the Merger Agreement and all of the purchase price consideration will be delivered to the View Stockholders at the Closing. Accordingly, any stockholders or warrant holders of CF II who choose to remain the Combined Entity’s stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares or warrants. Such stockholders or warrant holders are unlikely to have a remedy for such reduction in value.

The historical financial results of View and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what View’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of View included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in View’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, View has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the merger, the Combined Entity will be a public company with significant operations, and as such (and particularly after we are no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities the Combined Entity has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the Combined Entity being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of View on the date the Business Combination closes and the number of CF II’s Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Financial projections with respect to View may not prove to be reflective of actual financial results.

In connection with the Business Combination, the CF II Board considered, among other things, internal financial forecasts prepared by, or at the direction of, the management of View, the key elements of which are set forth in the section titled “The Business Combination Proposal — CF II Board’s Reasons for the Approval of the Business Combination.” View does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. None of these projections or forecasts were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public

Accountants for preparation and presentation of financial forecasts. These projections and forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections and forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of View. There can be no assurance that the Combined Entity’s financial condition, including its cash flows or results of operations, will be consistent with those set forth in such projections and forecasts, which could have an adverse impact on the market price of the Class A Common Stock or the business, financial condition and results of operations of the Combined Entity following the Closing.

The Merger Agreement contains a minimum cash requirement for CF II. This requirement may make it more difficult for CF II to complete the Business Combination as contemplated.

The Merger Agreement provides that View’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, at or as of immediately prior to the Closing, the aggregate amount of available cash of CF II, after deducting the aggregate amount of all payments required to be made by CF II in connection with the Redemptions and any indebtedness of CF II immediately prior to Closing, equal $100,000,000 plus the amount received from the PIPE Investments. This amount is determined prior to the payment of any transaction expenses of CF II.

In addition, pursuant to the Existing Charter, in no event will CF II redeem Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 both immediately prior to and after the consummation of a business combination. If such conditions are not met, and such conditions are not or cannot be waived by the parties to the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, the cash held by the Combined Entity and its subsidiaries in the aggregate, after the Closing may not be sufficient to allow them to operate and pay their bills as they become due. Furthermore, the Combined Entity’s affiliates are not obligated to make loans to it or invest in it in the future after the Business Combination. The additional exercise of redemption rights with respect to a large number of CF II’s public stockholders may make the Combined Entity unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and it may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

CF II and/or View may seek to arrange for additional third party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing View indebtedness at Closing or for other purposes (including, in the case of CF II, to satisfy the Minimum Available Acquiror Cash required to consummate the Business Combination). Such additional third-party financing may not be available to CF II and/or View. Even if such third-party financing is available, the ability of CF II or View to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of the other party. Furthermore, raising such additional financing may result in the incurrence of indebtedness at higher than desirable levels, or such terms may not be as attractive as those under View’s existing indebtedness.

The Sponsor or CF II’s or View’s respective directors, officers, advisors or respective affiliates may elect to purchase shares from public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the Class A Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or CF II’s or View’s respective directors, officers, advisors or respective affiliates may (1) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CF II Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CF II’s or View’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of Public Shares electing to redeem, including the Minimum Available Acquiror Cash required to consummate the Business Combination.

Entering into any such arrangements may have a depressive effect on the Class A Common Stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the Public Shares and the number of beneficial holders of CF II’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of CF II’s securities on a national securities exchange.

The Combined Entity’s certificate of incorporation will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will, subject to certain exceptions, be deemed to have consented to service of process on such stockholder’s counsel, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders.

Unless the Combined Entity consents in writing to the selection of an alternative forum, derivative actions brought in CF II’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive, and this exclusive forum provision does not purport to waive, compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

This choice of forum provision may limit the ability of a Combined Entity stockholder to bring a claim in a judicial forum that stockholder finds favorable for disputes with the Combined Entity or any of the Combined Entity’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although stockholders of the Combined Entity will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in the Amended Charter to be inapplicable or unenforceable in an action, the Combined Entity may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Combined Entity’s business, financial condition and results of operations.

If third parties bring claims against CF II, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of Class A common stock may be less than $10.00 per share.

CF II’s placing of funds in the Trust Account may not protect those funds from third-party claims against CF II. Although CF II seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which CF II does business execute agreements with CF II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CF II’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CF II’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to CF II than any alternative.

Examples of possible instances where CF II may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CF II is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CF II and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if CF II is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, CF II will be required to provide for payment of claims of creditors that were not waived that may be brought against CF II within the 10 years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the $10.00 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to CF II if and to the extent any claims by a third-party (other than CF II’s independent registered public accounting firm) for services rendered or products sold to CF II, or a prospective target business with which CF II has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CF II’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. CF II has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CF II has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CF II’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, CF II may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. No member of CF II’s management team will indemnify CF II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after CF II distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF II that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CF II Board may be viewed as having breached their fiduciary duties to CF II’s creditors, thereby exposing the members of the CF II Board and CF II to claims of punitive damages.

If, after CF II distributes the proceeds in the Trust Account to its public stockholders, CF II files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF II that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CF II’s stockholders. In addition, the CF II Board may be viewed as having breached its fiduciary duty to CF II’s creditors and/or having acted in bad faith by paying public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and CF II to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to CF II’s public stockholders, CF II files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF II that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CF II’s stockholders and the per-share amount that would otherwise be received by CF II stockholders in connection with CF II’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CF II’s public stockholders, CF II files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF II that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CF II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of CF II’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CF II’s public stockholders in connection with its liquidation would be reduced.

CF II’s stockholders may be held liable for claims by third parties against CF II to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CF II’s public stockholders upon the redemption of the Public Shares in the event CF II does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CF II’s intention to redeem the Public Shares as soon as reasonably possible following the required time period in the event CF II does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

Because CF II does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because CF II is a blank check company, rather than an operating company, and CF II’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CF II’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If CF II’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. CF II cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, CF II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CF II’s stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to CF II’s public stockholders upon the redemption of the Public Shares in the event CF II does not complete an initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

The public stockholders will experience dilution as a consequence of, among other transactions, the issuance of Class A Common Stock as consideration in the Business Combination and in connection with the PIPE Investment as well as future issuances pursuant to the Equity Incentive Plan and CEO Incentive Plan. Having a minority share position may reduce the influence that CF II’s current stockholders have on the management of the Combined Entity.

The issuance of a significant number of shares of Class A Common Stock in the Business Combination and in connection with the PIPE Investment will dilute the equity interest of existing CF II stockholders in the Combined Entity and may adversely affect prevailing market prices for its Public Shares and/or public warrants.

It is anticipated that, upon the completion of the Business Combination, and assuming no redemptions by CF II’s public stockholders, CF II’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of 21.2% of the Combined Entity, the PIPE Investment investors (other than the Sponsor and holders of View Capital Stock) will own 11.3% of the Combined Entity, the Sponsor, the other initial stockholders and their affiliates, through their ownership of Founder Shares, Placement Units and the purchase by the Sponsor of CF II Class A Common Stock in the PIPE Investment and the issuance of CF II Class A Common Stock to CF&Co., will retain an ownership interest of 8.2% of the Combined Entity and the holders of View Capital Stock (including their shares of CF II Class A Common Stock purchased in in the PIPE Investment) will own 59.3% of the Combined Entity. The ownership percentage with respect to the Combined Entity following the Business Combination is based upon the number of shares of View Capital Stock issued and outstanding as of January 20, 2021, but does not take into account (i) the redemption of any shares by CF II’s public stockholders, (ii) the exercise of the Warrants, or any assumed warrants, outstanding following the Business Combination and (iii) the exercise of any Options or other securities under any incentive plans, including any assumed options or securities provided for in connection with the CEO Incentive Plan and the 2021 Equity Incentive Plan, outstanding following the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by CF II’s existing stockholders in the Combined Entity will be different.

Future issuances of shares of Class A Common Stock, including pursuant to the Equity Incentive Plan and CEO Incentive Plan, including those to be made at Closing, may significantly dilute the equity interests of existing holders of CF II’s securities and may adversely affect prevailing market prices for the Combined Entity’s securities.

The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on the number of CF II Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards and the Combined Entity is not able to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for the Combined Entity’s securities;

•	reduced liquidity for Combined Entity’s securities;

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a determination that the Combined Entity’s Class A Common Stock is a “penny stock,” which will require brokers trading the Combined Entity Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Combined Entity Class A Common Stock;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The ability of the Combined Entity’s management to operate the business successfully thereafter will be largely dependent upon the efforts of certain key personnel of View. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

The ability of the Combined Entity’s management to operate the business successfully following the Closing is dependent upon the efforts of certain key personnel of View. Although CF II expects key personnel to remain with the Combined Entity following the Business Combination, there can be no assurance that they will do so. It is possible that View will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Combined Entity. Furthermore, following the Closing, certain of the key personnel of View may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause the Combined Entity to have to expend time and resources helping them become familiar with such requirements.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its common stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s shares of common stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of common stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Risk Factors Relating to the Redemption

Public stockholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A public stockholder will be entitled to receive cash for any Public Shares to be redeemed only if such public stockholder: (1)(a) holds Public Shares, or (b) if the public stockholder holds Public Shares through Units, the public stockholder elects to separate its Units into the underlying Public Shares and warrants prior to exercising its redemption rights with respect to the Public Shares; (2) prior to 5:00 p.m. Eastern time on                (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, CF II’s transfer agent, that CF II redeems all or a portion of its Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF II Common Stock; and (3) delivers its Public Shares to CF II’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and CF II’s transfer agent will need to act to facilitate this request. It is CF II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from CF II’s transfer agent. However, because CF II does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the Public Shares that it holds, including timely delivering its shares to CF II’s transfer agent, CF II will redeem such Public Shares for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of CF II Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a public stockholder fails to receive notice of CF II’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CF II’s compliance with the proxy rules, a public stockholder fails to receive CF II’s proxy materials, such public stockholder may not become aware of the opportunity to redeem his, her or its Public Shares. In addition, the proxy materials that CF II is furnishing to holders of Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a public stockholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Special Meeting of CF II Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.

A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, CF II will require each public stockholder seeking to exercise redemption rights to certify to it whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CF II at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CF II makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over CF II’s ability to consummate the Business Combination and you could suffer a material loss on your investment in CF II if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if CF II consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. CF II cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge CF II’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, CF II’s stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

CF II can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in CF II’s share price, and may result in a lower value realized now than a stockholder of CF II might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of CF II and View adjusted to give effect to the Business Combination and the other events contemplated by the Merger Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Entity” refer to CF II and its consolidated subsidiaries after giving effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 combines the historical unaudited condensed balance sheet of CF II as of September 30, 2020 with the historical unaudited condensed consolidated balance sheet of View as of September 30, 2020 on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, summarized below, had been consummated on September 30, 2020.

CF II and View have different fiscal years. CF II’s fiscal year ends on March 31, whereas View’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2020 combines the historical unaudited condensed statement of operations of CF II for the six months ended September 30, 2020 with the historical unaudited condensed consolidated statement of operations of View for the six months ended September 30, 2020. View’s financial results for the six months ended September 30, 2020 have been derived by removing its results of operations for the three months ended March 31, 2020 from its results of operations for the nine months ended September 30, 2020. View’s revenue and net loss for the three months ended March 31, 2020 that were excluded in deriving the financial results for the six months ended September 30, 2020 were $9.2 million and ($70.9) million, respectively. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 combines the audited historical statement of operations of CF II for the period from September 27, 2019 (inception) through March 31, 2020 with the audited historical consolidated statement of operations of View for the twelve months ended December 31, 2019. The unaudited pro forma condensed combined statement of operations are presented on a pro forma basis as if the Business Combination and the other events contemplated by the Merger Agreement, as summarized below, had been consummated on April 1, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

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the (a) historical audited financial statements of CF II as of March 31, 2020 and for the period from September 27, 2019 (inception) to March 31, 2020 and (b) historical unaudited condensed financial statements of CF II as of and for the six months ended September 30, 2020;

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the (a) historical audited consolidated financial statements of View as of and for the year ended December 31, 2019 and (b) historical unaudited condensed consolidated financial statements of View as of and for the nine months ended September 30, 2020; and

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other information relating to CF II and View included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination.”

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF II,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of View” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

Pursuant to the Merger Agreement, Merger Sub will merge with and into View, with View surviving the Merger. View will become a wholly owned subsidiary of CF II and immediately be renamed “View Operating Corporation” and CF II will immediately be renamed “View, Inc.” Upon the consummation of the Business Combination, all holders of View Capital Stock, View Warrants, and View Options will receive or have the right to receive shares of the Combined Entity Class A Common Stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio resulting in an estimated 123,140,484 shares of the Combined Entity Class A Common Stock to be immediately issued and outstanding and an estimated 28,284,661 shares to be reserved for the potential future issuance of the Combined Entity Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants, based on the following transactions contemplated by the Merger Agreement:

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the cancellation of each issued and outstanding share of View Capital Stock and the conversion into the right to receive a number of shares of the Combined Entity Class A Common Stock equal to the Exchange Ratio;

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the conversion of all outstanding View Warrants into warrants exercisable for shares of the Combined Entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio; and

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the conversion of all outstanding vested and unvested View Options into options exercisable for shares of the Combined Entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of View Capital Stock comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, View’s senior management comprising the senior management of the Combined Entity, and View’s operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of View in future reports of the Combined Entity.

Other Events in connection with the Business Combination

Other events that are contemplated to take place in connection with the Business Combination are summarized below:

•

the issuance and sale of (i) 30,000,000 shares of the Combined Entity Class A Common Stock at a purchase price of $10.00 per share and (ii) a number of shares equal to the lesser of (a) 17,777,778 shares of CF II Class A Common Stock, and (b) a number of shares of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and the issuance and sale of shares under the PIPE Subscription Agreements, in either case at a purchase price of $11.25 per share pursuant to the PIPE Investment;

•	if the available cash as of the Closing equals or exceeds $650.0 million, View will prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million;

•

payment of the $17.5 million business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of Combined Entity Class A Common Stock and $4.5 million of placement agent fees to CF&Co.

•

at Closing, the Combined Entity will grant a nonqualified stock option award to its CEO to purchase 25,000,000 shares of the Combined Entity Class A Common Stock in ten separate tranches of 2,500,000 shares of the Combined Entity Class A Common Stock (“CEO Option Award”), which will vest upon the achievement of certain stock price hurdle specified for each tranche. The vesting of the awards is contingent upon the continued employment of the CEO at each vesting date. The vested shares will be subject to an eighteen-month holding period. The issuance of the shares upon vesting and exercise will dilute all the Combined Entity Class A Common Stock outstanding at that time;

•

it is anticipated that, on the Closing Date, the Combined Entity will grant 17,500,000 equity awards underlying the Combined Entity Class A Common Stock, of which 12,500,000 equity awards will be granted as restricted stock units (“Officer RSUs”) and 5,000,000 equity awards will be granted as stock options (“Officer Options” and collectively with the Officer RSUs, the “Officer Earnout Awards”). The Officer RSUs are subject to both time and market based vesting conditions. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market based vesting. 50% of the Officer RSUs granted will only vest if the share price hurdle of $15.00 is achieved and the remaining 50% of the Officer RSUs will vest if the share price hurdle of $20.00 is achieved. Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months. The issuance of the shares upon vesting and exercise of the Officer Earnout Awards will dilute all the Combined Entity Class A Common Stock outstanding at that time; and

•

at Closing, the Sponsor will subject the 4,970,000 Sponsor Earn-Out Shares to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a Combined Entity sale, change of control or going private transaction or delisting after the Closing.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are: (a) directly attributable to the Business Combination; (b) factually supportable; and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the results of the Combined Entity. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Entity upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and do not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Merger Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Entity following the completion of the Business Combination. The unaudited pro forma adjustments represent View management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. CF II and View have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined information contained herein assumes that the CF II stockholders approve the Business Combination. Pursuant to the Existing Charter, CF II’s public stockholders may elect to redeem their Public Shares for cash even if they approve the Business Combination. CF II cannot predict how many of its public stockholders will exercise their right to redeem their Class A Common Stock for cash. The unaudited pro forma condensed combined financial information has been prepared assuming two redemption scenarios after giving effect to the Business Combination, as follows:

•

Assuming No Redemptions — this scenario assumes that no shares of Class A Common Stock are redeemed, 17,777,778 shares of CF II Class A Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) less than or equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and since the available cash as of the Closing under this scenario will exceed $650.0 million, View will prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million; and

•

Assuming Maximum Redemptions — this scenario assumes that 40,000,000 shares of Class A Common Stock are redeemed for an aggregate payment of $400.0 million, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of approximately $10.00 per share based on the Trust Account balance as of September 30, 2020 and still satisfy the Minimum Available Acquiror Cash required to consummate the Business Combination of at least $100.0 million, before giving effect to the PIPE Investment and before giving effect to the payment for estimated transaction costs of $50.7 million incurred in connection with the Business Combination. Under this scenario, 13,450,549 shares of CF II Class A Common Stock will be issued to the Additional Subscriber at a purchase price of $11.25 per share of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) be equal to 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination. Since the available cash as of the Closing under this scenario will be less than $650.0 million, View will not prepay in full its debt facilities where the outstanding indebtedness for borrowed money exceeds $100.0 million.

The following summarizes the pro forma Combined Entity Class A Common Stock issued and outstanding immediately after the Business Combination, presented under the two redemption scenarios:

	Pro Forma Combined (Assuming No Redemptions Scenario) (Shares)%		Pro Forma Combined (Assuming Maximum Redemptions Scenario) (Shares)%
CF II Class A stockholders(1)	51,850,000	22.1	11,850,000	6.2
CF II Class B stockholders (converted to Class A Common Stock at Closing)(2)	12,500,000	5.3	12,500,000	6.5
Former View stockholders(3)	123,140,484	52.3	123,140,484	64.5
PIPE Investment(4)	47,777,778	20.3	43,450,549	22.8

Total	235,268,262	100.0	190,941,033	100.0

(1)	Includes 750,000 shares to be issued to CF&Co. upon consummation of the business combination pursuant to the Engagement Letter Amendment.
(2)

Includes 4,970,000 Sponsor Earn-out Shares subject to forfeiture if the closing stock price of Combined Entity Common Stock does not achieve certain stock price threshold for any five trading days within any ten consecutive trading day during the five-year period following the Closing, as further described herein.

(3)

Former View stockholders, including their 16,275,000 of Combined Entity Class A Common Stock purchased in the PIPE Investment (see note 4 below), will own 59.3% and 73.0% of the Combined Entity under the no redemptions and maximum redemptions scenarios, respectively.

(4)

Includes 16,275,000 shares and 5,000,000 shares of Combined Entity Class A Common Stock to be issued to existing View stockholders and CF II stockholders, respectively, that participated in the PIPE Investment.

The two alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Warrants issued in connection with the IPO as such securities are not exercisable until 30 days after the Closing. There are also no adjustments for the estimated 28,284,661 shares reserved for the potential future issuance of the Combined Entity Class A Common Stock upon the exercise of the Combined Entity stock options and upon the exercise of the Combined Entity warrants to be issued to holders of View Stock Options and View Warrant holders upon the consummation of the business combination, as such events have not yet occurred.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2020

(in thousands)

	September 30,	September 30,	Assuming No			Assuming Maximum
	2020	2020	Redemptions Scenario			Redemptions Scenario
	CF II (Historical)	View Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$404	$109,089	$500,000	A	$780,033	$500,000	A	$610,102
			(277,250)	B		(23,710)	C
			(23,710)	C		(27,000)	D
			(28,500)	D		451,319	E
			500,000	E		(400,000)	L
Accounts receivable, net	—	8,533	—		8,533	—		8,533
Inventories	—	6,021	—		6,021	—		6,021
Prepaid expenses and other current assets	24	7,692	—		7,716	—		7,716

Total current assets	428	131,335	670,540		802,303	500,609		632,372
Cash equivalents held in Trust account	500,000	—	(500,000)	A	—	(500,000)	A	—
Property and equipment, net	—	289,433	—		289,433	—		289,433
Restricted cash	—	10,450	—		10,450	—		10,450
Deposits with suppliers	—	725	—		725	—		725
Other assets	—	2,055	—		2,055	—		2,055

Total Assets	$500,428	$433,998	$170,540		$1,104,966	$609		$935,035

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$7,985	$—		$7,985	$—		$7,985
Accrued expenses and other current liabilities	44	30,457	(12,316)	B	18,185			30,501
Payables to related parties	32	—	—		32	—		32
Franchise tax payable	17	—	—		17	—		17
Accrued compensation	—	13,871	—		13,871	—		13,871
Deferred revenue	—	169	—		169	—		169
Debt, current	—	246,987	(246,987)	B	—	—		246,987

Total current liabilities	93	299,469	(259,303)		40,259	—		299,562
Debt, noncurrent	—	15,430			15,430	—		15,430
Redeemable convertible preferred stock warrant liability	—	21,774	(21,774)	K	—	(21,774)	K	—
Other liabilities	—	37,362	—		37,362	—		37,362

Total liabilities	93	374,035	(281,077)		93,051	(21,774)		352,354
Redeemable convertible preferred stock	—	1,812,678	(1,812,678)	G	—	(1,812,678)	G	—
Class A Common stock subject to possible redemption	495,335	—	(495,335)	F	—	(495,335)	F	—
Stockholders’ equity (deficit):					—
Class A Common Stock	—	—	5	E	23	4	E	18
			5	F		5	F
			1	H		1	H
			12	I		12	I
						(4)	L
Class B Common Stock	1	—	(1)	H	—	(1)	H	—
View Common Stock	—	7	522	G	—	522	G	—
			(529)	I		(529)	I
Additional paid-in capital	5,069	83,195	(23,710)	C	2,865,756	(23,710)	C	2,418,580
			(28,500)	D		(27,000)	D
			499,995	E		451,315	E
			495,330	F		495,330	F
			1,812,156	G		1,812,156	G
			517	I		517	I
			(70)	J		(70)	J
			21,774	K		21,774	K
						(399,996)	L
Accumulated deficit	(70)	(1,835,917)	(17,947)	B	(1,853,864)	70	J	(1,835,917)
			70	J		—

Total stockholders’ equity (deficit)	5,000	(1,752,715)	2,759,630		1,011,915	2,330,396		582,681

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$500,428	$433,998	$170,540		$1,104,966	$609		$935,035

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss

For the twelve months ended March 31, 2020

(in thousands, except share and per share amounts)

	For the period from September 27, 2019 (inception) through March 31, 2020	Twelve months ended December 31, 2019	Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	CF II (Historical)	View Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$24,324	$—		$24,324	$—		$24,324
Cost and expenses:
Cost of revenue	—	179,675	7,380	AA	187,055	7,380	AA	187,055
Research and development	—	77,696	14,816	AA	92,512	14,816	AA	92,512
Selling, general, and administrative	—	72,905	107,180	AA	180,085	107,180	AA	180,085
Income from legal settlement	—	(22,500)	—		(22,500)	—		(22,500)

Total cost and expenses	—	307,776	129,376		437,152	129,376		437,152
Loss from operations	—	(283,452)	(129,376)		(412,828)	(129,376)		(412,828)
Interest and other income (expense), net:					—
Interest income	—	5,591	—		5,591	—		5,591
Interest expense	—	(10,594)	3,693	BB	(6,901)	—		(10,594)
Other expense, net	(1)	(108)	—		(109)			(109)
Gain on fair value change	—	1,750	(1,750)	CC	—	(1,750)	CC	—
Loss on extinguishment of debt	—	(3,040)	—		(3,040)	—		(3,040)

Interest and other income (expense), net	(1)	(6,401)	1,943		(4,459)	(1,750)		(8,152)

Loss before provision of income taxes	(1)	(289,853)	(127,433)		(417,287)	(131,126)		(420,980)
Provision for income taxes	—	(51)	—		(51)	—		(51)

Net and comprehensive loss	$(1)	$(289,904)	$(127,433)		$(417,338)	$(131,126)		$(421,031)

Weighted average shares of CF II Class A Common Stock outstanding					230,298,262			185,971,033
Net loss per share of CF II Class A Common Stock – basic and diluted					$(1.81)			$(2.26)
Weighted average shares of CF II Class B Common Stock outstanding	12,500,000
Net loss per share of CF II Class B Common Stock – basic and diluted	$—
Weighted average shares of View Common Stock outstanding		67,571,844
Net loss per share of View Common Stock – basic and diluted		$(4.29)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss

For the six months ended September 30, 2020

(in thousands, except share and per share amounts)

	Six months ended September 30, 2020		Assuming No Redemptions Scenario			Assuming Maximum Redemptions Scenario
	CF II (Historical)	View Inc. (Historical)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$15,372	$—		$15,372	$—		$15,372
Cost and expenses:					—
Cost of revenue	—	56,253	2,249	AA	58,502	2,249	AA	58,502
Research and development	—	29,086	4,515	AA	33,601	4,515	AA	33,601
Selling, general, and administrative	53	40,000	36,939	AA	76,992	36,939	AA	76,992
Franchise tax expense	16	—	—		16	—		16

Total cost and expenses	69	125,339	43,703		169,111	43,703		169,111
Loss from operations	(69)	(109,967)	(43,703)		(153,739)	(43,703)		(153,739)
Interest and other income (expense), net:
Interest income	—	55	—		55	—		55
Interest expense	—	(13,906)	13,017	BB	(889)			(13,906)
Other expense, net	—	(85)	—		(85)	—		(85)
Loss on fair value change	—	(6,723)	6,723	CC	—	6,723	CC	—

Interest and other income (expense), net	—	(20,659)	19,740		(919)	6,723		(13,936)

Loss before provision of income taxes	(69)	(130,626)	(23,963)		(154,658)	(36,980)		(167,675)
Provision for income taxes	—	(131)	—		(131)	—		(131)

Net and comprehensive loss	$(69)	$(130,757)	$(23,963)		$(154,789)	$(36,980)		$(167,806)

Weighted average shares of CF II Class A Common Stock outstanding	51,100,000				230,298,262			185,971,033
Net loss per share of CF II Class A Common Stock – basic and diluted	$—				$(0.67)			$(0.90)
Weighted average shares of CF II Class B Common Stock outstanding	12,500,000
Net loss per share of Class B Common Stock – basic and diluted	$—
Weighted average shares of View Common Stock outstanding		72,419,547
Net loss per share of View Common Stock – basic and diluted		$(1.81)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of View in future reports of the Combined Entity.

CF II and View have different fiscal years. CF II’s fiscal year ends on March 31, whereas View’s fiscal year ends on December 31. The unaudited pro forma condensed combined statement of operations for the six months ended September 30, 2020 combines the historical unaudited condensed statement of operations of CF II for the six months ended September 30, 2020 with the historical unaudited condensed consolidated statement of operations of View for the six months ended September 30, 2020. View’s financial results for the six months ended September 30, 2020 have been derived by removing its results of operations for the three months ended March 31, 2020 from its results of operations for the nine months ended September 30, 2020. View’s revenue and net loss for the three months ended March 31, 2020 that were excluded in deriving the financial results for the six months ended September 30, 2020 were $9.2 million and ($70.9) million, respectively. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 has been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X. The unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2020 combines the audited historical statement of operations of CF II for the period from September 27, 2019 (inception) through March 31, 2020 with the audited historical consolidated statement of operations of View for the twelve months ended December 31, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020. The unaudited pro forma condensed combined statements of operations for the six months ended September 30, 2020 and twelve months ended March 31, 2020 give pro forma effect to the Business Combination as if it had been consummated on April 1, 2019.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

•

the (a) historical audited financial statements of CF II as of March 31, 2020 and for the period from September 27, 2019 (inception) to March 31, 2020 and (b) historical unaudited condensed financial statements of CF II as of and for the six months ended September 30, 2020;

•

the (a) historical audited consolidated financial statements of View as of and for the year ended December 31, 2019 and (b) historical unaudited condensed consolidated financial statements of View as of and for the nine months ended September 30, 2020; and

•

other information relating to CF II and View included in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth under the section titled “The Business Combination.”

View management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Entity’s additional paid-in capital (“APIC”) and are assumed to be cash settled.

2.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 were as follows:

(A)

Reflects the liquidation and reclassification of $500.0 million of investments held in the Trust Account to cash and cash equivalents that becomes available for general corporate use by the Combined Entity following the Closing.

(B)

Under the no redemptions scenario, reflects the repayment and settlement of all amounts outstanding under View’s revolving debt facility following the Closing. Under the maximum redemptions scenario, View’s revolving debt facility will not be repaid at the Closing.

(C)

Represents preliminary estimated direct and incremental transaction costs of $23.7 million incurred by View prior to, or concurrent with the Closing. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Entity’s APIC and are assumed to be cash settled.

(D)

Under the no redemptions scenario, represents preliminary estimated direct and incremental transaction costs of $28.5 million incurred by CF II prior to, or concurrent with the Closing which includes $17.5 million in business combination marketing fees, $4.5 million of placement agent fees will be payable to CF&Co., and $6.5 million in legal and other advisory fees in relation to the transactions contemplated by the Merger Agreement.

Under the maximum redemptions scenario, represents preliminary estimated direct and incremental transaction costs of $27.0 million incurred by CF II prior to, or concurrent with the Closing which includes $17.5 million in business combination marketing fees, $3.8 million of placement agent fees will be payable to CF&Co., and $5.7 million in legal and other advisory fees in relation to the transactions contemplated by the Merger Agreement.

Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Entity’s APIC and are assumed to be cash settled.

(E)

Under the no redemption scenario, reflects the proceeds of $500.0 million comprising of (i) $300.0 million from the issuance and sale of 30.0 million shares of Class A Common Stock at $10.00 per share pursuant to the Initial PIPE Subscription Agreements entered into in connection with the Initial PIPE Investment and (ii) $200.0 million from the issuance and sale of 17.8 million shares of Class A Common Stock at $11.25 per share pursuant to the Additional PIPE Subscription Agreement entered into in connection with the Additional PIPE Investment.

Under the maximum redemptions scenario, reflects the proceeds of $451.3 million comprising of (i) $300.0 million from the issuance and sale of 30.0 million shares of Class A Common Stock at $10.00 per share pursuant to the Initial PIPE Subscription Agreements entered into in connection with the Initial PIPE Investment and (ii) $151.3 million from the issuance and sale of 13.5 million shares of Class A Common Stock at $11.25 per share pursuant to the Additional PIPE Subscription Agreement entered into in connection with the Additional PIPE Investment.

Included within the $28.5 million and $27.0 million of transaction costs under the no redemptions and maximum redemptions scenarios, respectively, mentioned in (D) above are expenses of $9.0 million and $7.5 million, respectively, associated with the PIPE Investment. Such costs are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the Combined Entity’s APIC and are assumed to be cash settled.

(F)	Reflects the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing.

(G)	Reflects the conversion of View Preferred Stock into the Historical View Common Stock pursuant to the conversion rate effective immediately prior to the Effective Time.

(H)	Reflects the conversion of 12,500,000 shares of Class B Common Stock into shares of Combined Entity Class A Common Stock concurrent with the Closing.

(I)	Represents the recapitalization of common shares between View’s Common Stock, Class A Common Stock and APIC.

(J)	Reflects the elimination of CF II’s historical retained earnings.

(K)

Reflects the reclassification of View’s redeemable convertible preferred stock warrant liability to APIC as a result of View Warrants being exchanged for the Combined Entity Warrants to purchase shares of the Combined Entity Class A Common Stock.

(L)

Represents the maximum redemptions scenario in which 40,000,000 shares of Class A Common Stock are redeemed for $400.0 million allocated to common stock and APIC, using a par value of $0.0001 per share at a redemption price of approximately $10.00 per share (based on the fair value of marketable securities held in the Trust Account as of September 30, 2020 of $500.0 million).

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the twelve months ended March 31, 2020 and six months ended September 30, 2020 were as follows:

(AA)

Represents the stock-based compensation charge related to the CEO Option Award, Officer RSUs and Officer Options granted at Closing. The grant date fair values of the equity awards were determined using preliminary valuation techniques and are subject to change as additional information becomes available and additional analyses are performed. See Note 4 for further information.

(BB)

Under the no redemptions scenario, reflects elimination of interest expense related to View’s revolving debt facility as a result of the repayment of the facility at the Closing. Under the maximum redemptions scenario, View’s revolving debt facility will not be repaid at Closing.

(CC)

Reflects the elimination of the (gain) loss on remeasurement of redeemable convertible preferred stock warrant liability for the twelve month period ended March 31, 2020 and six month period ended September 30, 2020, as a result of View Warrants being exchanged for the Combined Entity Warrants at the Closing.

3.    Loss per Share

Represents the net loss per share calculated using the basic and diluted weighted average shares of common stock outstanding as a result of the pro forma adjustments. As the Business Combination is being reflected as if it had occurred as of April 1, 2019, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares to be issued and outstanding upon the Closing have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the shares of Class A Common Stock assumed to be redeemed by CF II public stockholders are eliminated as of April 1, 2019.

Following the Closing, the 4,970,000 Sponsor Earn-Out Shares issued and outstanding are excluded from basic and diluted pro forma net loss per share as such shares are contingently recallable until the share price of the Combined Entity exceeds specified thresholds that have not been achieved.

The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios:

	Twelve Months Ended March 31, 2020		Six Months Ended September 30, 2020
	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario	Assuming No Redemptions Scenario	Assuming Maximum Redemptions Scenario
	(in thousands, except share and per share data)
Pro forma net loss	$(417,338)	$(421,031)	$(154,789)	$(167,086)
Weighted average shares outstanding – basic and diluted	230,298,262	185,971,033	230,298,262	185,971,033
Net loss per share – basic and diluted(1)	$(1.81)	$(2.26)	$(0.67)	$(0.90)
Weighted average shares outstanding – basic and diluted
CF II Class A stockholders	51,850,000	11,850,000	51,850,000	11,850,000
CF II Class B stockholders	7,530,000	7,530,000	7,530,000	7,530,000
PIPE Investors	47,777,778	43,450,549	47,777,778	43,450,549
Former View stockholders	123,140,484	123,140,484	123,140,484	123,140,484

	230,298,262	185,971,033	230,298,262	185,971,033

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods and scenarios presented above because including them would have had an anti-dilutive effect:

CF II warrants to purchase shares of Class A Common Stock	17,033,334
View Options that will convert into a right to purchase shares of Class A Common Stock	24,889,766
View Warrants that will convert into a right to purchase shares of Class A Common Stock	3,394,895
Officer Options to be granted at close to purchase shares of Class A Common Stock	5,000,000

Total	50,317,995

The 25,000,000 shares and the 12,500,000 shares of common stock equivalents subject to the CEO Option Award and the Officer RSUs, respectively, are excluded from the pro forma anti-dilutive table as the underlying shares are contingently issuable until the share price of the Combined Entity exceeds the specified thresholds that have not been achieved.

4. CEO Option Award, Officer RSUs and Officer Options

The CEO Option Award vests upon the achievement of a market condition for each tranche and is also contingent upon the continued employment of the CEO at each vesting date. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market condition and continued employment. The Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing and the remaining 75% to vest on a monthly basis over the following thirty-six months.

The estimated grant date fair value for each tranche of CEO Option Award and Officer RSUs is determined by using the Monte Carlo Simulation valuation model and the assumptions below. The estimated grant date fair value of the Officer Options is determined using the Black-Scholes option-pricing model. The valuation models incorporated the following key assumptions:

	CEO Options	Officer RSUs	Officer Options
Expected stock price	$12.47	$12.47	$12.47
Expected volatility	60.0%	65.0%	62.5%
Risk-free rate	1.1%	0.32%	0.62%
Expected term (in years)	10.0	4.0	6.0
Expected dividends	0%	0%	0%

Discount for lack of marketability (“DLOM”)	20%	n/a	n/a

Expected stock price: the expected stock price is determined based on an assumed share price of $12.47 of Class A Common Stock of the Combined Entity as of the consummation of the business combination based on the closing trading price of CF II Class A Common Stock as of January 20, 2021.

Expected volatility: the expected volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected term: The expected term for valuation of the CEO Option Awards and the Officer RSUs is their contractual terms of 10 years and 4 years, respectively. The expected term for the Officer Options represents the period these awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield: The expected dividend rate is zero as we currently have no history or expectation of declaring dividends.

DLOM: The shares underlying the CEO Option Award are subject to an eighteen month holding period. The Company utilized the Finnerty Model to determine the DLOM.

The aggregate estimated grant date fair value of the CEO Option Award, Officer RSUs and Officer Options is $147.3 million, $131.1 million and $35.1 million, respectively.

The derived service period under the Monte Carlo Simulation models was determined based on the median vesting time for the simulations that achieved the vesting hurdle. Stock-based compensation expense associated with each tranche under the CEO Option Award and the Officer RSUs is recognized over the longer of (i) derived service period of the tranche and (ii) expected service period, using the accelerated expense recognition method. The stock-based compensation expense for the CEO Option Award and the Officer RSUs will be recognized over 5.7 years and 4 years, respectively. Stock-based compensation expense associated with the Officer Options is recognized on a straight-line basis over the vesting term of four years.

SPECIAL MEETING OF CF II STOCKHOLDERS

General

CF II is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the CF II Board for use at the Special Meeting to be held on                and at any adjournment or postponement thereof. This proxy statement/prospectus provides CF II’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on                , at                Eastern Time. The meeting will be held virtually over the internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at https://www.cstproxy.com/cffinanceacquisitioncorpii/2021.

Purpose of the Special Meeting

CF II stockholders are being asked to vote on the following Proposals:

•	Pre-Merger Charter Amendment Proposal

•	Business Combination Proposal;

•	Director Election Proposal;

•	Nasdaq Proposal;

•	Post-Merger Charter Amendment Proposals;

•	2021 Equity Incentive Plan Proposal;

•	CEO Incentive Plan Proposal; and

•	Adjournment Proposal

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of CF II Common Stock at the close of business on January 27, 2021 which is the Record Date. You are entitled to one vote for each share of CF II Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 63,600,000 shares of Common Stock outstanding, of which 50,000,000 are Public Shares, 12,500,000 are Founders Shares held by the Sponsor and independent directors of CF II and 1,100,000 are Placement Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO, CF II entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of Common Stock owned by it, him or her in favor of the Business Combination Proposal. These agreements apply to the Sponsor and CF II’s directors and officers as it relates to the Founders Shares and any Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal. As a result, we would need only 18,200,001, or 36.4%, of the 50,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

The Sponsor and CF II’s directors and officers have waived any redemption rights, including with respect to shares of CF II Class A Common Stock issued or purchased in the IPO or in the aftermarket, in connection with the Business Combination. The Founder Shares and the Placement Shares held by the Sponsor and CF II’s directors and officers have no redemption rights upon CF II’s liquidation and will be worthless if no business combination is effected by CF II by August 31, 2022 (or a later date approved by CF II’s stockholders pursuant to the Existing Charter).

Quorum and Required Vote for Proposals

A quorum of CF II stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the CF II Common Stock outstanding and entitled to vote at the Special Meeting is represented in person or by proxy at the Special Meeting.

The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF II Common Stock as of the Record Date. Accordingly, a CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF II Common Stock represented in person or by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF II Common Stock cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. A CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and the Adjournment Proposal.

The Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal will not be presented to the stockholders of CF II at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If CF II does not consummate the Business Combination and fails to complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), CF II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the Existing Charter, subject to payment of CF II’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal and the Adjournment Proposal. The approval of each of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding CF II Common Stock as of the Record Date. Accordingly, a CF II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and the Post-Merger Charter Amendment Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the CF II Board

The CF II Board has unanimously determined that each of the Proposals is fair to and in the best interests of CF II and its stockholders, and has unanimously approved such Proposals. The CF II Board unanimously recommends that stockholders:

•	vote “FOR” the Pre-Merger Charter Amendment Proposal;

•	vote “FOR” the Business Combination Proposal;

•	vote “FOR” the election of each director nominee pursuant to the Director Election Proposal;

•	vote “FOR” the Nasdaq Proposal;

•	vote “FOR” each of the Post-Merger Charter Amendment Proposals;

•	vote “FOR” the 2021 Equity Incentive Plan Proposal;

•	vote “FOR” the CEO Incentive Plan Proposal; and

•	vote “FOR” the Adjournment Proposal, if it is presented to the meeting.

When you consider the recommendation of the CF II Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and CF II’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•

unless CF II consummates an initial business combination, CF II’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF II ($150,000 of such expenses have been incurred as of the date hereof and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF II has completed a business combination, subject to limited exceptions;

•	the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF II does not complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF II’s public stockholders and the Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, an aggregate amount of $17.5 million in business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of CF II Common Stock and $4.5 million of placement agent fees will be payable to CF&Co., an affiliate of CF II and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor and CF II’s officers and directors will lose their entire investment in CF II, including loans in the aggregate amount of $160,000 as of December 31, 2020, if an initial business combination is not completed;

•

the fact that CF II’s independent directors own 30,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $345,900, based on the closing price of CF II Class A Common Stock on February 8, 2021;

•

CF Securities, an affiliate of CF II and the Sponsor, has entered into an engagement letter with the finance provider pursuant to View’s revolving debt facility pursuant to which CF Securities will receive a fee in the event of reductions in the principal amount under such revolving debt facility (subject to the conditions set forth therein);

•

Cantor, an affiliate of Sponsor, has entered into a financing assistance contract with View, pursuant to which Cantor intends to establish one or more financing entities together with View to support the purchase and sale of View’s products and services, and such financing entities will have the right to purchase View’s products at a discount to the then actual selling price for comparably featured orders;

•

View appointed Newmark (as defined herein), an affiliate of the Sponsor, as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions) and Newmark will be entitled to commissions in respect of such sales and will also receive commissions on its referrals that are no less than the commissions granted to other referring parties; and

•

the fact that CF II’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

Voting Your Shares

Each share of CF II Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of CF II Common Stock at the Special Meeting:

•

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CF II Board “FOR” the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of each director nominee pursuant to the Director Election Proposal, each of the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•	You Can Attend the Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way CF II can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify CF II’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CF II Common Stock, you may call Morrow, CF II’s proxy solicitor, at (800) 662-5200 (banks and brokers call (203) 658-9400) or email Morrow at CFII.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal, and the Adjournment Proposal. Under the CF II Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the Existing Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay CF II’s taxes). For illustrative purposes, based on funds in the Trust Account of $500 million on February 8, 2021, the estimated per share redemption price would have been approximately $10.00.

In order to exercise your redemption rights, you must:

•

prior to 5:00 PM Eastern time on                (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, CF II’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

•

In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock;

and

•

deliver your Public Shares either physically or electronically through DTC to CF II’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF II’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF II does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CF II’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF II’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF II’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF II’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of CF II Common Stock as they may receive higher proceeds from the sale of their CF II Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of CF II Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CF II Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CF II Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CF II does not consummate an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), CF II will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.

Appraisal and Dissenting Rights

Holders of CF II Common Stock do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

Proxy Solicitation

CF II is soliciting proxies on behalf of the CF II Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CF II and its directors, officers and employees may also solicit proxies in person. CF II will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CF II will bear the cost of the solicitation.

CF II has hired Morrow to assist in the proxy solicitation process. CF II will pay that firm a fee of $32,500, plus disbursements of its expenses in connection with services relating to the Special Meeting.

CF II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CF II will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 21.3% of the outstanding shares of CF II Common Stock. The Sponsor has agreed to vote all of its Founder Shares, Placement Shares and any Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any Public Shares.

THE PRE-MERGER CHARTER AMENDMENT PROPOSAL

Background and Overview

We are seeking stockholder approval of an amendment of the Existing Charter (the “Pre-Merger Charter Amendment”) to increase the number of authorized shares of CF II Class A Common Stock from 100,000,000 to 400,000,000 for the purpose of carrying out the Business Combination.

Why CF II Needs Stockholder Approval

Based on the number of shares of CF II Class A Common Stock that CF II expects to issue to the investors in the PIPE Investment and the holders of View Capital Stock in connection with the Business Combination, CF II does not anticipate to have sufficient shares of CF II Class A Common Stock authorized to issue the shares of CF II Class A Common Stock deliverable to the investors in the PIPE Investment and the holders of View Capital Stock at the Closing. Accordingly, we are seeking stockholder approval to increase the authorized CF II Class A Common Stock from 100,000,000 to 400,000,000 shares.

Effect of Proposal

If approved, the number of authorized shares of CF II Class A Common Stock will increase from 100,000,000 to 400,000,000. If the Business Combination Proposal is not approved, the Pre-Merger Charter Amendment will not be filed with the Secretary of State of the State of Delaware.

Vote Required for Approval

The Pre-Merger Charter Amendment Proposal will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of CF II Common Stock vote “FOR” the Pre-Merger Charter Amendment Proposal. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Pre-Merger Charter Amendment Proposal.

The Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal, are conditioned on the approval of the Pre-Merger Charter Amendment Proposal at the Special Meeting.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CF II

VOTE “FOR” APPROVAL OF THE PRE-MERGER CHARTER AMENDMENT PROPOSAL.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of CF II Common Stock are being asked to approve and adopt the Merger Agreement and the Business Combination. CF II stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because CF II is holding a stockholder vote on the Business Combination, CF II may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CF II Common Stock as of the Record Date for the Special Meeting.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about CF II, View or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that CF II and Merger Sub, on the one hand, and View, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While CF II and View do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF II, Merger Sub or View, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CF II and View and are modified by the disclosure letters.

General; Structure of the Business Combination; Closing

On November 30, 2020, CF II, Merger Sub and View entered into the Merger Agreement, pursuant to which CF II and View will effect the Business Combination. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective at the Effective Time. The parties will hold the Closing on (a) the third business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by CF II and View in writing.

Conversion of Securities

At the Effective Time, by virtue of the Merger and without any action on the part of CF II, Merger Sub, View or any View Stockholder:

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each share of View Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, or View Capital Stock held in treasury or by CF II, the Sponsor or any of their Affiliates), shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with the Merger Agreement, such fraction of a share of newly issued Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding up such fractional shares of each holder to the nearest whole share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that otherwise would be received by such holder);

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each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Combined Entity;

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each View Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be assumed by CF II and converted into an Assumed Option, exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of View Common Stock subject to the View Option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such Assumed Option shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of View Common Stock subject to such View Option immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former View Option immediately prior to the Effective Time; and

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each View Warrant that is outstanding immediately prior to the Effective Time shall be assumed by CF II and converted into an Assumed Warrant exercisable for that number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of View Capital Stock subject to the View Warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio. Such Assumed Warrant shall have a per share exercise price for each share of Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of View Capital Stock subject to the View Warrant immediately prior to the Effective Time by (ii) the Exchange Ratio. Except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former View Warrant immediately prior to the Effective Time.

The “Exchange Ratio”, as calculated in accordance with the Merger Agreement, equals 0.02325.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of View are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Company Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of View and its Subsidiaries, taken as a whole or (ii) the ability of View or any of its Subsidiaries to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of any View Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any events generally applicable to the industries or markets in which the View Companies operate, (h) any matter set forth on the disclosure letter of View, (i) any action taken by, or at the request of, or with the consent of CF II or Merger Sub (other than any consents that CF II and Merger Sub are required not to unreasonably condition, withhold, delay or deny pursuant to Section 5.1 of the Merger Agreement), (j) any events that are cured by the View prior to the Closing, or (k) any worsening of the events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such event to the extent it disproportionately affects View or any of its Subsidiaries relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Under the Merger Agreement, certain representations and warranties of CF II and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, an “Acquiror Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of CF II and Merger Sub, taken as a whole or (ii) the ability of CF II or Merger Sub to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any CF II Share Redemptions, (g) any events generally applicable to the industries or markets in which CF II or Merger Sub operate, (h) any matter set forth on the disclosure letter of CF II, (i) any action taken by, or at the request of, or with the consent of View (other than any consents View is required not to unreasonably condition, withhold, delay or deny pursuant to Section 6.5 of the Merger Agreement), (j) any events that are cured by CF II or Merger Sub prior to the Closing, or (k) any worsening of the events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of the Merger Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such event to the extent it disproportionately affects CF II and Merger Sub relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to CF II, the amount of the CF II Share Redemptions or the failure to obtain the CF II Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of CF II, Merger Sub and View to Consummate the Business Combination. The obligations of CF II, Merger Sub and View to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the CF II Stockholders’ Approval and the View Written Consent (as defined below) shall have been obtained;

•	specified regulatory approvals shall have been obtained or the applicable waiting period shall have expired or been terminated, as applicable;

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the registration statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

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the shares of CF II Class A Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of CF II Class A Common Stock;

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No governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination; and

•	Upon the Closing, after giving effect to any CF II Share Redemption and any PIPE Investment, CF II shall have net tangible assets of at least $5,000,001 of net tangible assets.

Conditions to Obligations of CF II and Merger Sub to Consummate the Business Combination. The obligations of CF II and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by CF II and Merger Sub:

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each of the other representations and warranties of View contained in the Merger Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect;

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each of the covenants of View to be performed as of or prior to the Closing shall have been performed in all material respects, except for the covenants under Section 5.1(i) (Conduct of Business) of the Merger Agreement which shall have been performed in all respects, subject to exceptions that, in the aggregate, are de minimis; and

•	there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Conditions to Obligations of View to Consummate the Business Combination. The obligations of View to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by View:

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each of the representations and warranties of CF II contained in the Merger Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

•	each of the covenants of CF II to be performed as of or prior to the Closing shall have been performed in all material respects;

•	immediately prior to the Closing, the amount of Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash; and

•	there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by View, CF II and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement. Such representations and warranties of View relate to the following topics: company organization, good standing, corporate power and qualification; subsidiaries; capitalization; due authorization; financial statements; material contracts; intellectual property; proprietary information and invention assignment; tittle to properties and assets; liens; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders; transaction expenses; related party transactions; labor agreements and actions; employee compensation; employee benefit plans; tax matters; books and records; foreign corrupt practices act; anti-money laundering; sanctions; export controls; takeover statutes and charter provisions; registration statement, proxy statement, and consent solicitation statement; board approval, no outside reliance; and no additional representations or warranties.

Additionally, CF II and Merger Sub made representations and warranties relating to the following topics: company organization, good standing, corporate power and qualification; capitalization; due authorization; financial statements; compliance with other instruments; absence of changes; litigation; governmental consents; brokers or finders; transaction expenses; tax; takeover statutes and charter provisions; registration statement, proxy statement and consent solicitation statement; SEC filings; trust account; investment company act; JOBS Act; business activities; Nasdaq quotation; board approval; PIPE investment; no outside reliance; and no additional or representation or warranties.

Covenants of the Parties

Covenants of View.

View made certain covenants under the Merger Agreement, including, among others, the following:

View has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise contemplated by the Merger Agreement or the related agreements, including the disclosure letters, as consented to by CF II in writing or as required by applicable law (including for this purpose any Permitted COVID-19 Measures), to operate the business of the View Companies in the ordinary course, consistent with past practice.

During the Interim Period, View has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Merger Agreement, including the disclosure letters, as consented to by CF II in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, not to:

•	change or amend the governing documents of any View Company;

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make or declare any dividend or distribution to the stockholders or members, as applicable, of any View Company or make any other distributions in respect of any of the View Companies’ capital stock or equity interests, except for dividends or distributions by one wholly owned View Company to another wholly owned View Company;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the View Companies’ capital stock or equity interests, provided that the View Companies may split, combine or reclassify shares of any of the View Companies’ subsidiaries that remain wholly owned after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any View Company, except for transactions between a View Company and any wholly owned View Company;

•	sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the View Companies, subject to certain exceptions;

•	acquire any ownership interest in any real property;

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acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•	make or change any material election in respect of material taxes inconsistent with past practice, except to comply with GAAP or applicable law;

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issue any additional equity interests or securities exercisable for or convertible into equity interests, subject to certain exceptions (including, but not limited to, the issuance of stock upon the vesting of any equity awards or the exercise of vested options), or grant any options, warrants or other equity-based awards that relate to the equity of any View Company, or amend, modify or waive any of the terms or rights set forth in any View Options or View Warrants;

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adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, or recapitalization of any View Company, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any View Company;

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waive, release, settle, compromise or otherwise resolve any action, lawsuit, investigation, or any other proceeding by or before any governmental authority, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate;

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incur or assume any indebtedness or guarantee any indebtedness of another person, in each case in violation of View’s covenants in its existing debt documents, subject to certain exceptions, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of any View Company or guaranty any debt securities of another person;

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enter into, renew or amend in any material respect certain affiliate transactions or any contract between any View Company and any broker, finder, investment banker or financial advisor with respect to the any of the transactions contemplated in the Merger Agreement;

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(i) limit the right of any View Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person; or

•	enter into any agreement to take any of the above actions prohibited under the Merger Agreement.

During the Interim Period, View has also agreed to, and to cause its subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the View Governing Documents and each subsidiaries’ governing documents, and all other material contracts to which View or any of its subsidiaries may be a party.

Subject to confidentiality obligations that may be applicable to information furnished to the View Stockholders or any View Company by third parties and except for any information that is subject to attorney-client privilege, to the extent permitted by applicable law, View shall, and shall cause its subsidiaries to, to afford CF II and its representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of the View Companies, to their properties, books, contracts, tax returns, records and appropriate officers and employees and furnish such representatives with all financial and operating data and other information concerning the affairs of the View Companies that are in the possession of the View Stockholders or the View Companies as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the View Companies without the prior written consent of View Companies. All information obtained by CF II, Merger Sub and their respective representatives shall be subject to the NDA.

During the Interim Period, View shall not, and shall cause its representatives not to (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning any View Company to any person relating to, an acquisition proposal or alternative transaction or afford to any person access to the business, properties, assets or personnel of any View Company in connection with an acquisition proposal or alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an acquisition proposal or alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction.

After the Closing, CF II and the Surviving Corporation agree to indemnify and hold harmless each present and former director and officer of the View Companies against any costs, expenses, damages or liabilities incurred in connection with any action, lawsuit, investigation or any other proceeding by or before any governmental authority, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

The Surviving Corporation will, and will cause the other View Companies to, and CF II will maintain for a period of not less than six years from the Closing (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of the View Companies’ or CF II’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents immediately prior to the Closing and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the View Companies’ or CF II’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will CF II or the Surviving Corporation be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the View Companies or CF II for such insurance policy for the year ended December 31, 2019.

View acknowledges and agrees that it and each View Company is aware, including any affiliates, are aware of the restrictions imposed by U.S. federal securities laws, the rules and regulations of the SEC promulgated thereunder and the rules of Nasdaq on a person possessing material nonpublic information about a publicly traded company. View agrees that while it is in possession of such material nonpublic information it and other View Companies will not purchase or sell any securities of CF II, communicate such information to any third party, take any action with respect to CF II in violation of such laws, or cause or encourage any third party to do any of the foregoing.

View will not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any View Company would be or become subject, party or otherwise bound.

View agrees that if the Available Acquiror Cash as of Closing equals or exceeds $650 million, View will use reasonable best efforts to prepay in full on the Closing Date, and in any event will prepay within five business days following the Closing Date, all of View’s debt facilities where the outstanding indebtedness for borrowed money exceeds $100 million. Prior to Closing, if the Available Acquiror Cash as of Closing is reasonably anticipated to equal or exceed $650 million, CF II will provide notice to the lender(s) under such debt facilities of View’s pending prepayment and arrange for the delivery by such lender(s) of a payoff letter in connection with such prepayment.

View agrees that, to the extent necessary to avoid the application of Section 280G of the Code and regulation thereunder, as soon as practicable after the date of the Merger Agreement, but in no event later than five business days prior to the Closing Date, View will (i) use commercially reasonable efforts to obtain waivers (in form and substance reasonably satisfactory to CF II) from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by the Merger Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such person so that all remaining payments and/or benefits applicable to such person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (ii) following the execution of the waivers described in clause (i), solicit the approval of the stockholders of View of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to CF II. At least three business days prior to obtaining any waiver or soliciting stockholder approval, View will provide CF II with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by View, the stockholder disclosure document, waivers and stockholder consents, for the CF II’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by CF II. Prior to the Closing Date, if applicable, View will deliver to CF II evidence that a vote of the stockholders of View was solicited in accordance with the foregoing provisions of the Merger Agreement and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits, or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

View acknowledged and agreed that for a period of two years from the Closing Date neither View nor CF II will issue or grant: (i) to Rao Mulpuri any additional share capital, shares of capital stock, membership interests or other equity interests (or securities convertible into any such equity) in or of any View Company or CF II, or any of their respective subsidiaries or the successors of the foregoing (the “View Interests”) (except for Rao Mulpuri’s rights with respect to shares or equity awards granted prior to the date of the Merger Agreement or as contemplated by the express terms of the Management Earnout or CEO Incentive Plan), nor (ii) to any other Management Member any View Interests, unless such View Interests are subject to a vesting schedule whereby

(A) no portion of the View Interests vest in the twelve month period following the grant of such View Interests, (B) no more than 25% of the View Interests vest on the twelve month anniversary of the grant of such View Interests, and (C) no more than 25% of the View Interests vests prior to the following anniversaries of the grant of such View Interests. Nothing in the Merger Agreement will affect any person’s rights with respect to shares or equity awards granted prior to the date of the Merger Agreement or as contemplated by the express terms of the Management Earnout.

Covenants of CF II

CF II made certain covenants under the Merger Agreement, including, among others, the following:

During the Interim Period, CF II has agreed to, and to cause Merger Sub to, except as otherwise contemplated by the Merger Agreement (including the disclosure letters) and the ancillary agreements thereto, or as consented to by View in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law (including for this purpose any Permitted COVID-19 Measures), operate its business in the ordinary course, consistent with past practice.

During the Interim Period, CF II has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Merger Agreement (including the disclosure letters) or the ancillary agreements thereto, as consented to by View in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

•	seek any approval from CF II’s shareholders to change, modify or amend the Trust Agreement or the governing documents of CF II or Merger Sub, except as otherwise contemplated by the Proposals;

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(x) make or declare any dividend or distribution to the shareholders of CF II or make any other distributions in respect of any of CF II’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of CF II’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CF II or Merger Sub other than a redemption of CF II Common Stock (prior to the Effective Time) made as part of the CF II Share Redemptions;

•	merge or consolidate with or acquire any other person or be acquired by any other person;

•	make or change any material election in respect of material taxes, except to comply with GAAP or applicable law;

•	other than any transaction pursuant to which Sponsor provides debt financing to CF II, enter into, renew or amend in any material respect, any transaction or contract;

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incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of CF II or Merger Sub or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred between CF II and Merger Sub or debt financing provided by the Sponsor to CF II;

•	make any material change in its accounting principles or methods unless required by GAAP;

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(A) issue any CF II Capital Stock or securities exercisable for or convertible into CF II Capital Stock, other than the issuance of the CF II Class A Common Stock pursuant to the PIPE Subscription Agreements or the Merger Agreement, or (B) grant any options, warrants or other equity-based awards with respect to CF II Capital Stock, not outstanding on the date of the Merger Agreement;

•	settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on CF II or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate; or

•	enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

During the Interim Period, CF II has also agreed to, and to cause its Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the CF II Governing Documents, the Trust Agreement, and all other material contracts to which CF II or Merger Sub may be a party.

Subject to the terms of the CF II Governing Documents, CF II shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

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the Combined Entity Board, which shall not be classified, shall consist of seven (7) directors, a majority of which must qualify in the determination of the Combined Entity Board as an “independent director” under stock exchange regulations applicable to CF II with one (1) of the seven (7) directors to be initially appointed by SVF Excalibur (Cayman) Limited for such director’s first term but not thereafter;

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the chairperson of the Combined Entity Board, which shall be designated by View prior to the registration statement of which this prospectus/proxy statement forms a part being declared effective, shall serve in such capacity in accordance with the terms of the Amended Charter following the Closing; and

•	the initial officers of View shall be the officers of CF II, each such officer to hold office in accordance with the terms of the CF II’s governing documents following the Closing.

Prior to the Closing Date, the CF II Board shall approve and adopt the 2021 Equity Incentive Plan and the 2021 CEO Incentive Plan, in each case subject to approval by CF II stockholders.

Prior to the Closing, CF II shall use reasonable efforts to ensure it remains listed as a public company on Nasdaq. CF II shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the CF II Class A common stock issuable in the Merger.

Prior to the Closing, CF II shall amend that certain Registration Rights Agreement, dated as of August 26, 2020, by and among CF II, the Sponsor and the other parties thereto (the “Sponsor RRA”) to (i) provide that Sponsor’s and the other party’s thereto rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor RRA) shall be pari passu to the rights of the holders of Registrable Securities under the Registration Rights Agreement, and (ii) to make CF&Co. a party to (and “Holder” under the Sponsor RRA), and to include the shares of CF II Common Stock payable to CF&Co. pursuant to that certain letter agreement between it and CF II dated November 26, 2020 (amending the prior letter agreement between such persons dated October 3, 2020), as “Registrable Securities” under, the Sponsor RRA.

During the Interim Period, CF II will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Unless otherwise approved in writing by View, (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), CF II shall not permit any amendment or modification made to, waiver (in whole or in part), or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. CF II shall use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein.

Mutual Covenants

Each party made certain mutual covenants under the Merger Agreement, including, among others, the following:

View, CF II and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any governmental authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Business Combination.

CF II and Merger Sub will (i) diligently and expeditiously defend and use reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable laws prescribed or enforceable by any governmental authority for the business combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination and (ii) cooperate fully with each other in the defense of such matters.

View, on the one hand, and CF II, on the other, shall each be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Business Combination.

CF II and View will use its reasonable efforts to cause the registration statement (including the proxy statement) to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from SEC concerning the registration statement, cause the registration statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the Business Combination.

CF II will as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) give notice, convene and hold a meeting of the stockholders to vote on the Proposals, for a date no later than 30 days after the date the registration statement is declared effective, (ii) solicit proxies from the holders of CF II Common Stock to vote in favor of each of the Proposals, and (iii) provide its shareholders with the opportunity to elect to effect a CF II Share Redemption. Following entrance into the Merger Agreement, the parties agreed to waive the requirement for the adoption and approval of the Amended Bylaws as one of the Proposals, with such Amended Bylaws instead being approved by the board of directors in accordance with the Existing Charter.

View will as promptly as reasonably practicable after the registration statement becomes effective, for a date no later than five business days thereof, (i) send to the View Stockholders the Consent Solicitation Statement, (ii) seek the irrevocable written consent, in form and substance reasonably acceptable to CF II, of the View Stockholders in favor of the approval and adoption of the Merger Agreement and the Business Combination (the “View Written Consent”), and (iii) to take all other action necessary or advisable to obtain the View Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable law, View governing documents, and certain other agreements.

CF II, Merger Sub and View shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. CF II, Merger Sub and View shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its tax return for the taxable year of the Merger. If CF II or View seeks a tax opinion from its respective tax advisor regarding the intended tax treatment of the Merger, or the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

View or CF II shall promptly advise the other of any action, lawsuit, investigation or any other proceeding by or before a governmental authority commenced or, to the knowledge of View or CF II, threatened after the date of the Merger Agreement, against such party or any its subsidiaries or director by any of View Stockholder with respect to the Merger Agreement or the business combination, in which case View will control the defense of any such action, lawsuit, investigation or proceeding, subject to giving CF II a reasonable opportunity to participate in the defense and View shall not settle, compromise, come to an arrangement or cease defense without CF II’s prior written consent.

Each of CF II, Merger Sub and View will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of View’s capital stock or acquisitions of CF II Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the business combination by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the business combination to be exempt under Rule B-3 promulgated under the Exchange Act.

CF II, Merger Sub and View will, and View will cause the other View Companies to, use reasonable best efforts to obtain all material consents and approvals of third parties that any View Company or CF II or Merger Sub, as applicable, are required to obtain to consummate the Business Combination, and take such other action as may be reasonably necessary or an another party to the Merger Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable, subject to certain exceptions.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•	by mutual written consent of View and CF II;

•

by written notice from View or CF II to the other(s) if any governmental order has become final and nonappealable which has the effect of making consummation of the business combination illegal or otherwise preventing or prohibiting the consummation of the business combination;

•	by written notice from View to CF II within five (5) business days after there has been a modification in recommendation of the CF II Board with respect to any of the Proposals;

•

by written notice from CF II to View within five (5) business days after there has been a modification in recommendation of the board of directors of View with respect to the Merger Agreement or the Business Combination (including the Merger);

•

by written notice from View or CF II to the other(s) if the CF II Stockholder’s Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment thereof;

•	by written notice from CF II to View if the View Written Consent shall not have been obtained within five (5) business days after this registration statement became effective;

•

prior to the Closing, by written notice to View from CF II in the event of certain uncured breaches on the part of View or if the Closing has not occurred on or before the Agreement End Date, unless CF II is in material breach of the Merger Agreement; or

•

prior to the Closing, by written notice to CF II from View in the event of certain uncured breaches on the part of CF II or Merger Sub or if the Closing has not occurred on or before the Agreement End Date, unless View is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the NDA) that will survive any termination of the Merger Agreement, and there will be no liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of View, CF II or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination.

Amendments

The Merger Agreement may not be amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Merger Agreement and referencing the Merger Agreement.

Related Agreements

Stockholder Voting Agreement

Contemporaneously with the execution of the Merger Agreement, CF II and certain View Stockholders entered into a Stockholder Voting Agreement, pursuant to which, among other things, certain View Stockholders agreed (i) not to transfer and to vote their shares of View Capital Stock in favor of the Merger Agreement (including by execution of a written consent) and the Business Combination; (ii) to consent to the termination of certain stockholder agreements with View, effective at Closing; and (iii) to release the Sponsor, CF II, View and its subsidiaries from all pre-Closing claims, subject to customary exceptions. The View Stockholders party to the Stockholder Voting Agreement collectively have a sufficient number of votes to approve the Merger.

The Stockholder Voting Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Stockholder Voting Agreement, all obligations of the parties under the Stockholder Voting Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Stockholder Voting Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF II entered into a Sponsor Support Agreement with the Sponsor and View, pursuant to which, among other things: (i) for the benefit of View, the Sponsor has agreed to comply with its obligations under the Insider Letter to not transfer, to not participate in the Redemption and to vote its shares of CF II Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), and CF II agreed to enforce such provisions, and CF II and the Sponsor provided View with certain consent rights with respect to transfers of CF II securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B Common Stock under the Existing Charter, (iii) to release CF II, View, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions, and (iv) the Sponsor subjected the Sponsor Earn-Out Shares to vesting and potential forfeiture (and related transfer restrictions) after the Closing based on a five year-post-Closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a CF II sale, change of control or going private transaction or delisting after the Closing.

The Sponsor Support Agreement and all of its provisions will terminate and be of no further force or effect upon the termination of the Merger Agreement pursuant to its terms.

Registration Rights Agreement

Concurrently with the execution of the Merger Agreement, CF II and the Investors entered into a Registration Rights Agreement, which shall be effective at the Closing. Pursuant to the terms of the Registration Rights Agreement, CF II will be obligated to file one or more registration statements to register the resale of Class A Common Stock held by such Investors after the Closing. Investors holding at least 25% of the registrable securities owned by all Investors are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors may demand at any time or from time to time, that CF II file a registration statement on Form S-3 (or any similar short-form registration which may be available at such time) to register the resale of the registrable securities of CF II held by such Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF II agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investors’ misstatement or omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF II and certain persons or entities related to CF II such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF II and View entered into separate Lock-Up Agreements with a number of View Stockholders, pursuant to which the CF II Common Stock held by such View Stockholders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain exceptions. The securities held by such View Stockholders will be locked-up until the earlier of: (i) six (6) months after the Closing, or (ii) the date after the Closing on which CF II consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the Closing which results in all of CF II’s stockholders having the right to exchange their equity holdings in CF II for cash, securities or other property.

PIPE Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF II entered into the Initial PIPE Subscription Agreements with the Initial Subscribers, including the Sponsor and certain View Stockholders, pursuant to which the Initial Subscribers agreed to purchase, and CF II agreed to sell to the Initial Subscribers, an aggregate of up to 30,000,000 shares of Class A Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, with the Sponsor’s Initial PIPE Subscription Agreement accounting for $50.0 million of such aggregate investment. On January 11, 2021, CF II entered into an Additional PIPE Subscription Agreement with the Additional Subscriber pursuant to which the Additional Subscriber agreed to purchase, and CF II agreed to sell to the Additional Subscriber at $11.25 per share a number of shares equal to the lesser of (i) 17,777,778 shares of CF II Class A Common Stock, and (ii) a number of shares of CF II Class A Common Stock such that the Additional Subscriber would own (together with any other shares of CF II Class A Common Stock that it or its affiliates owned on the date of the Additional PIPE Subscription Agreement) 9.85% of the Combined Entity’s issued and outstanding shares of Combined Entity Class A Common Stock as of the completion of the Business Combination and the issuance and sale of the PIPE Shares, for gross proceeds to CF II of a maximum of $200.0 million. The Initial PIPE Subscription Agreements permit Subscribers that are not View Stockholders or affiliates of CF II prior to the Closing to offset and reduce the number of PIPE Shares that they are required to purchase at the Closing by acquiring shares of Class A Common Stock in the open market or private transactions and not redeeming such shares in the Redemption.

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investments is to raise additional capital for use by View following the Closing.

Pursuant to the PIPE Subscription Agreements, CF II agreed that, within 30 calendar days after the Closing, CF II will file with the SEC (at CF II’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF II shall use its reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies CF II that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date CF II is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Background of the Business Combination

The terms of the Business Combination are the result of negotiations between representatives of CF II and View. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CF II is a blank check company incorporated in Delaware on September 27, 2019 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 31, 2020, CF II closed the IPO for the sale of 50,000,000 Units at a price of $10.00 per Unit, yielding gross proceeds of $500,000,000. Simultaneous with the closing of the IPO on August 31, 2020, CF II consummated the sale of 1,100,000 Placement Units at a price of $10.00 per Placement Unit ($11,000,000 in the aggregate) in the Private Placement with the Sponsor.

Upon the consummation of the IPO, CF II’s management team commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and their affiliates (including CF&Co.), representatives of CF II contacted, and representatives of CF II were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During this search process, CF II evaluated approximately twelve (12) business combination opportunities across a broad range of sectors including financial services (including FinTech and InsurTech), technology, real estate services, healthcare and biotech.

Among the companies it had evaluated, CF II executed non-disclosure agreements with nine (9) potential target businesses and entered into substantive discussions with several potential target businesses and/or substantial stockholders thereof.

Among the potential targets CF II had substantive discussions with, CF II executed a letter of intent with View. During the course of this process, the Chief Executive Officer of CF II kept various members of the CF II Board apprised of the various target businesses, the discussions with such businesses and the status thereof.

CF II ultimately determined that pursuing a potential business combination with View would be an attractive opportunity for CF II and its stockholders because there were a number of features of View that CF II and the Sponsor determined would make it an attractive acquisition target, including, but not limited to, (1) View’s leadership position in the smart glass industry and the large potential addressable market providing for significant growth potential, (2) the belief that View has sustainable competitive advantages to maintain its leadership position in the smart glass industry, (3) that View has an experienced management team, (4) that View has the potential to grow organically, (5) that View could benefit from the capabilities of the Sponsor and its affiliates and CF II’s management team to help improve its marketing operations and (6) CF II management’s and certain of the Sponsor’s affiliates’ familiarity with the real estate industry including, among others, real estate development and leasing and sales of buildings that could enhance the value of View post-transaction.

In July 2020, View and CF Finance Acquisition Corp., a prior special purpose acquisition company sponsored by an affiliate of Cantor (“SPAC I”), were introduced to each other. Preliminary conversations were held on July 15, 2020 and the parties entered into a non-disclosure agreement on July 17, 2020. View and SPAC I had additional discussions after executing the non-disclosure agreement but did not move forward with entering into a business combination because SPAC I executed a transaction agreement with another target business on August 2, 2020 at which time it ceased discussions with other potential target businesses, including View.

On August 8, 2020, View engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) to assist with potential corporate transactions, including a potential IPO or sale of the company.

On August 31, 2020, a representative of CF II reached out to a representative of View about entering into a non-disclosure agreement and engaging in conversations about a business combination between the parties. The parties executed a non-disclosure agreement (the “NDA”) on August 31, 2020.

On September 2, 2020, CF&Co., on behalf of CF II, provided an initial due diligence request list to View setting forth the initial View materials CF II would like to review.

During the weeks of August 31, September 7, September 14 and September 21, 2020, representatives of CF II and View discussed various aspects of a potential business combination, including, among other things, valuation, process considerations applicable to transactions with special purpose acquisition companies (for example, with respect to required approvals, typical due diligence process and investor outreach), public company readiness and related topics, View’s capital structure, financing options, and transaction structure. Representatives of View initially proposed a valuation of View consistent with its last round of equity financing, where View raised $1.1 billion, which was discussed and negotiated by the parties in connection with the negotiation of the relative equity ownership of View following completion of a transaction and would be subject to the conditions set out below. The parties also discussed the engagement of a consulting firm to provide a market overview of the smart glass market and View’s competitive position therein.

On September 7, 2020, View began preparing a virtual data room (the “Data Room”) to provide CF II with the due diligence materials it had requested from View.

On September 14, 2020, CF II began drafting a non-binding letter of intent (the “LOI”) for the Business Combination and a draft of the LOI was sent to View on September 15, 2020.

During the week of September 14, 2020, representatives of CF II and View held various video and telephone calls during which they negotiated the terms of the LOI. The principal terms being negotiated were valuation, exclusivity, termination rights, restructuring of the Sponsor’s Founder Shares, the PIPE Investment (including the amount that the Sponsor and existing holders of View Capital Stock would invest therein), lock-ups and minimum cash requirements for Closing.

On September 17, 2020, View provided CF II a revised draft of the LOI.

CF II sent a revised draft of the LOI to View later that day on September 17, 2020.

During the week of September 14, 2020, CF II and its representatives were invited into the Data Room so that CF II could begin its diligence of View. Beginning on September 18, 2020 and continuing through the next several weeks, the CF II management team and its advisors continued its due diligence of View, including reviewing all materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding various due diligence video and telephonic conferences with View’s management team, employees and advisors. Additional information was provided in the Data Room and a number of follow-up diligence calls were hosted over the next several weeks as requested by CF II during which CF II and View discussed an overview of View and its current and future products, View’s technology, operations, sales and marketing, View’s corporate legal structure and material contracts, View’s intellectual property portfolio, View’s factory and environmental matters, View’s historical, current and projected financial condition and financial modeling, View’s employment structure, human resources and related matters and other diligence matters. Further detailed information provided by View included detailed financial and reporting backup, detailed contract and legal documentation, and a full projection model. Such diligence continued as requested by CF II up through negotiation and finalization of the definitive documentation and associated schedules.

During the week of September 14, 2020, View informed Skadden about the potential transaction with CF II.

On September 18, 2020, the View Board approved, by unanimous written consent, the retention of Goldman Sachs & Co. LLC (“Goldman Sachs”) as its exclusive sell side financial advisor for the Business Combination.

On September 20, 2020, a special meeting of the View Board was held. In addition to the full View Board, the meeting was attended by certain members of View’s management team and Goldman Sachs. In advance of the meeting, the View Board was provided a board presentation prepared by Goldman Sachs, which Goldman Sachs presented during the meeting. The View Board, with the assistance of Goldman Sachs, discussed the process of merging or combining with a blank check company and the issues to consider when selecting a blank check company.

On September 20, 2020, CF II engaged its M&A legal counsel, Hughes Hubbard & Reed, LLP (“HHR”), for the Business Combination.

On September 21, 2020, CF II engaged a consulting firm to prepare a report evaluating the smart glass industry, the total addressable market for such industry, and View’s competitive position in such industry and market.

On September 21, 2020, View sent CF II a revised draft of the LOI.

During the week of September 21, 2020, representatives of CF II and View held additional video and telephone calls during which they continued to negotiate the terms of the LOI. After further negotiation and discussion among the parties and receiving feedback from their respective advisors, and subject to CF II’s due diligence of View and successful subscriptions for the PIPE Investment, CF II and View agreed that each share of common stock and preferred stock of View outstanding at Closing would be valued at $0.44 per share, which was consistent with View’s last equity financing round that was completed in November 2018. This equated to an equity valuation of View of $2.6 billion ($2.8 billion enterprise value inclusive of debt and debt-like items). For more information about the factors considered by the CF II Board in approving the Business Combination, see the section below titled “CF II Board’s Reasons for the Approval of the Business Combination.”

On September 22, 2020, the parties finalized the terms of the LOI, subject to approval by each of their respective boards of directors.

On September 22, 2020, the CF II Board held a special meeting. In addition to the full CF II Board, the meeting was attended by officers of CF II, representatives of the Sponsor and CF&Co. In advance of the special meeting, the CF II Board was provided a management presentation prepared by View and a copy of the LOI. At the special meeting, the CF II Board was informed that CF II was negotiating the terms of a business combination with View and had finalized negotiations on the LOI. The CF II Board was provided additional background information on View in relation to View’s business, existing stockholders and financial condition. At the special meeting, the CF II Board discussed the proposed terms of a business combination between View and CF II and timing considerations. By a unanimous vote, the CF II Board authorized CF II to execute the LOI.

On September 22, 2020, the parties executed the LOI. The LOI contemplated a business combination between CF II and View whereby View would merge with and into a subsidiary of CF II with View surviving the merger and becoming a wholly owned subsidiary of CF II. Pursuant to the LOI, holders of common stock and preferred stock of View would receive shares of CF II Class A Common Stock in exchange for their common stock and preferred stock of View at a ratio based on the value of View Capital Stock at $0.44 per share and the CF II Class A Common Stock at $10.00 per share. The LOI also contemplated that 5,000,000 shares of the Sponsor’s CF II Class B Common Stock would be subject to a stock price based earn-out over a five (5) year period from Closing with (i) 2,500,000 of such shares vesting and no longer subject to forfeiture if the Combined Entity’s closing stock price is at any time at least $12.50 for 5 out of 10 trading days, (ii) 1,250,000 of such shares vesting and no longer subject to forfeiture if the Combined Entity’s closing stock price is at any time at least $15.00 for 5 out of 10 trading days and (iii) the remaining 1,250,000 of such shares vesting and no longer subject to forfeiture if the Combined Entity’s closing stock price is at any time at least $20.00 for 5 out of 10 trading days (in each case, subject to early release for a sale or change of control of the Combined Entity). The LOI also contemplated that in connection with a proposed PIPE Investment to close simultaneously with the Closing, the Sponsor would subscribe for 5,000,000 shares of CF II Class A Common Stock and existing holders of View Capital Stock would subscribe for 10,000,000 shares of CF II Class A Common Stock. The LOI stated that all terms were subject to ongoing due diligence and provided for a period of exclusivity for the parties to negotiate the definitive transaction agreements.

Following execution of the LOI, during the week of September 21, 2020, CF II, View and their respective financial advisors and attorneys organized their efforts for the PIPE Investment, including CF II and its advisors providing comments on the investor presentation and CF II and the Placement Agents identifying potential investors to approach regarding the PIPE Investment. The parties planned to launch the PIPE Investment solicitation process on October 5, 2020.

On October 2, 2020, CF II received a report from the consulting firm it had engaged, which included an analysis of the industry in which View operates and competes and View’s competitive position. CF II shared the report with View.

On October 3, 2020, a special meeting of the CF II Board was held. In addition to the full CF II Board, the meeting was attended by officers of CF II, representatives of the Sponsor and CF&Co. At the meeting, the CF II Board approved the engagement of Goldman Sachs as co-lead placement agent for the PIPE Investment. In addition, on October 3, 2020, a special meeting of the audit committee of the CF II Board (the “CF II Audit Committee”) was held. In addition to the full CF II Audit Committee, the meeting was attended by officers of CF II, representatives of the Sponsor and CF&Co. At the meeting, the CF II Audit Committee approved the engagement of CF&Co. as co-lead placement agent for the PIPE Investment and as financial advisor to CF II for the Business Combination.

On October 3, 2020, CF II signed engagement letters with each of Goldman Sachs and CF&Co. (collectively, the “Placement Agents”) to serve as placement agents for the PIPE Investment. On that same day, CF II also signed an engagement letter with CF&Co. (the “M&A Engagement Letter”) to serve as financial advisor to CF II for the Business Combination. In addition, on October 4, 2020, CF II and View each signed a consent letter with Goldman Sachs acknowledging Goldman Sachs’s role as financial advisor to View in connection with the Business Combination and co-placement agent to CF II in connection with the PIPE Investment and waiving any conflicts.

Beginning on October 6, 2020, the Placement Agents contacted potential investors on a “wall cross” basis to arrange for investor meetings with View and CF II. From October 6, 2020 through November 24, 2020, View and CF II, together with the Placement Agents, held investor meetings with certain potential investors in the PIPE Investment. Rao Mulpuri, Vidul Prakash and their colleagues attended various investor meetings on behalf of View, and Howard Lutnick and other representatives of CF II attended various investor meetings on behalf of CF II. View arranged for a virtual data room to be established to provide certain materials to prospective investors in the PIPE Investment who agreed to receive confidential information and related restrictions. A draft subscription agreement was made available to potential investors through the virtual data room on October 21, 2020. During this time, the parties negotiated the terms of the Subscription Agreement with prospective investors and their respective counsel and received indications of interest. The Placement Agents, CF II and View finalized proposed allocations with the prospective investors on November 28, 2020.

Concurrently with the outreach to potential PIPE investors and the continuing due diligence process, HHR began drafting the Merger Agreement. On October 2, 2020, HHR sent Skadden an initial draft of the Merger Agreement. Skadden sent HHR a revised draft of the Merger Agreement on October 10, 2020. During the weeks of October 12 and October 19, 2020, representatives of CF II, View and their respective legal counsel conducted various telephonic conferences regarding the terms of the Merger Agreement. From October 19, 2020 through the week of November 9, 2020, legal counsel to CF II and View exchanged drafts and negotiated the terms of the Merger Agreement and the ancillary agreements related to the Business Combination, including the disclosures schedules to the Merger Agreement, the Stockholder Voting Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Registration Rights Agreement, the form of CF II’s Second Amended and Restated Certificate of Incorporation, the form of CF II’s Amended and Restated Bylaws, the 2021 Equity Incentive Plan and CEO Incentive Plan, and adjustments to the form of Subscription Agreement incorporating PIPE investor comments.

During the week of November 9, 2020, after speaking to prospective investors in the PIPE Investment, CF II determined that it could raise sufficient proceeds from the PIPE Investment if the valuation of View was decreased to $0.2325 per share and communicated this proposal to View.

On November 10, the View Board held its regularly scheduled quarterly meeting during which the full View Board and certain members of View’s management team discussed the status of the financing in connection with the potential transaction, including the potential for a lowered valuation, and decided to continue pursuing the transaction under the terms proposed by CF II.

During the weeks of November 16, 2020 and November 23, 2020, CF II, View and their advisors held multiple telephonic and video calls at which they negotiated and resolved all open items, including, among others, (1) the conditions and thresholds for, and reductions to the amount of, potential incentive awards to be issued to executive officers of View at Closing under the 2021 Equity Incentive Plan and the CEO Incentive Plan that were proposed by View and approved by View’s board of directors, (2) limits on future grants to management of View under such plans, (3) the structure of the Combined Entity Board, (4) which View Stockholders would be subject to lock-ups, (5) conditions for prepaying View’s credit facility and (6) the minimum cash condition. On November 28 and 29, 2020, the parties finalized the transaction documents (or forms thereof) with respect to the Business Combination, including the Merger Agreement, and the proposed materials in respect of the public announcement of the Business Combination, including a press release and Form 8-K.

On November 25, 2020, a special meeting of the View Board was held. In addition to the full View Board, the meeting was attended by certain members of View’s management team and Goldman Sachs. In advance of the meeting, the View Board was provided a board presentation prepared by Goldman Sachs, a board presentation prepared by Skadden, the then current and/or final drafts of each of the transaction documents and exhibits to the Merger Agreement, and proposed resolutions to be passed at the meeting of the View Board. During the meeting, Goldman Sachs presented its board presentation and then left the meeting. After Goldman

Sachs left the meeting, Bill Krause, View’s Senior Vice President, General Counsel and Secretary, presented the board presentation prepared by Skadden and discussed the transaction documents. The View Board discussed and reviewed the Business Combination, including the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Merger Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties. After review and discussion, the View Board unanimously approved the entry into the Merger Agreement and the Transactions and certain other matters, and determined, among other things, that the Business Combination Proposal is in the best interests of View and its stockholders.

On November 29, 2020, a special meeting of the CF II Audit Committee and a special meeting of the CF II Board was held. In addition to the full CF II Board and full CF II Audit Committee, the meeting was attended by officers of CF II, representatives of the Sponsor, CF&Co., HHR and EGS. In advance of the meeting, the CF II Board and CF II Audit Committee were provided a board presentation prepared by CF&Co. (which included the public company comparable and discounted cash flow analyses further described below), a board presentation prepared by HHR, the final investor presentation prepared by View that was provided to investors in the PIPE Investment, the then current and/or final drafts of each of the transaction documents and exhibits to the Merger Agreement, proposed resolutions to be passed at the meeting of the CF II Audit Committee and the meeting of the CF II Board, an amendment to the M&A Engagement Letter, and each of the Newmark Real Estate Services Contract and the Cantor Financing Assistance Contract. The CF II Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Merger Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties. After review and discussion, the CF II Audit Committee unanimously approved the entry into the Merger Agreement and the Transactions, the amendment to the M&A Engagement Letter, each of the Newmark Real Estate Services Contract and the Cantor Financing Assistance Contract, and certain other matters. After review and discussion, the CF II Board unanimously approved the Business Combination and the other Transactions, and determined, among other things, that the Business Combination Proposal is in the best interests of CF II and its stockholders and recommended that its stockholders vote “FOR” the proposal. See “— CF II Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CF II Board in approving the Business Combination.

On November 30, 2020, CF II, Merger Sub and View executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, CF II also entered into the Subscription Agreements, Stockholder Support Agreement, Sponsor Support Agreement, Registration Rights Agreement and Lock-Up Agreements, in each case, with the counterparties thereto. See “— Related Agreements” for additional information.

Following the end of trading on November 30, 2020, CF II and View issued a press release announcing the execution of the Merger Agreement.

CF II Board’s Reasons for Approval of the Business Combination

The CF II Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF II Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF II Board may have given different weight to different factors. Certain information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF II Board reviewed the results of the due diligence conducted by its management, employees of Cantor and CF II’s advisors, which included:

•	extensive meetings and calls with the management team and advisors of View regarding, among other things, operations and forecasts;

•	review of material contracts and other material matters;

•	financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•	consultation with CF II management and its legal counsel and financial advisors;

•	review of historical financial performance of View (including audited and unaudited financials) and View’s management projections for View’s business; and

•	financial and valuation analyses of View and the Business Combination.

In the prospectus for the IPO, CF II identified certain high level, non-exclusive investment criteria that CF II believed would be important in evaluating prospective target businesses, namely a business in the real estate or technology industry (or certain other industries described therein) with an aggregate enterprise value of approximately $1 billion to $2.5 billion or more, that has sustainable competitive advantages, has the potential to generate significant free cash flows, could benefit from the capabilities of the Sponsor and CF II’s management team to improve its marketing operations, has an experienced management team and has the potential to grow organically.

Based on its review of the industry data and the operational, financial and other relevant information related to the View business provided by View and presented to the CF II Board, the factors considered by the CF II Board included, but were not limited to, the following:

•

View’s Leadership Position in the Smart Glass Industry. According to View and the report prepared by the consulting firm engaged by CF II, View is currently the leader in the smart glass industry, with a market share of over 80%.

•

Large and Growing Addressable Market. According to the report provided by the consulting firm, the total addressable North American market of glass installation is currently 1.8–2.1 billion square feet, which is expected to grow to 2.0–2.5 billion square feet in 2025, and the total addressable global market is 7-8x the size of the North American market. As the smart glass industry continues to gain acceptance in the marketplace, this industry has the potential to gain substantial market share in the glass market. As the market leader in the smart glass industry, View has the opportunity to benefit from this trend.

•	Growth Potential of View’s Business. View has the potential for revenue to accelerate quickly as the smart glass industry gains wider acceptance in the marketplace.

•

Relationships with a Broad, Diverse and Growing Customer Base. View has developed strong relationships with all members of the construction ecosystem including owners, developers, architects, general contractors, glaziers and low voltage electricians.

•	Strategic Partnerships Expanding View’s Ability to Reach and Provide Financing Options to New Customers. Pursuant to the Newmark Real Estate Services Contract, View will be able to leverage

Newmark’s relationships with building owners and property developers in order to expand and grow its customer base, and, pursuant to the Cantor Financing Assistance Contract, View will be able to expand its sales channels to provide customers the opportunity to finance View’s products.

•

Experienced Management Team. Following completion of the Business Combination, View will continue to be led by the same senior management team as prior to the Business Combination, which management team has built a technological advantage to position View to benefit as the real estate industry more widely adopts smart glass.

•

Green Certified and ESG. The PIPE Investment and future debt offerings by View have been green certified with a Second Party Opinion (SPO) performed by Sustainalytics, a Morningstar company. In addition, strong secular tailwinds of climate change, human health and smart buildings may drive demand for View’s smart windows. Environmental, social and governance initiatives and growing government regulations require buildings to retrofit and become energy efficient and net-zero-energy dwellings and View’s products have the opportunity to benefit from these trends.

•

Attractive Valuation. The CF II Board’s determination that if View is able to meet its financial projections, then CF II’s stockholders will have acquired their shares in the Combined Entity at an attractive valuation which would increase shareholder value.

•

Other Alternatives. The CF II Board’s belief, after a thorough review of other business combination opportunities reasonably available to CF II, that the Business Combination represents an attractive potential business combination for CF II.

•

Terms and Conditions of the Merger Agreement. The terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were, in the opinion of the CF II Board, the product of arm’s-length negotiations between the parties.

•

Continued Ownership by Existing Holders of View Capital Stock. The CF II Board considered that the existing holders of View will (i) continue to be significant shareholders of the Combined Entity, (ii) are not receiving any cash proceeds from the Business Combination and (iii) are investing an additional $162.8 million as part of the PIPE Investment.

•

Involvement of the initial PIPE Investors. The CF II Board considered that the agreement of the investors in the Initial PIPE Investment, including the Sponsor, existing stockholders of View and new investors in the Initial PIPE Investment, to invest $300.0 million in the Combined Entity at Closing at $10.00 per share was a validation of View’s business and future prospects.

•

View Being an Attractive Target. The CF II Board considered the fact that View (i) is of a sufficient size relevant to the public marketplace, (ii) has an experienced existing management team, (iii) has a significant total addressable market and growth expansion opportunities, and (iv) would benefit from the consummation of the Business Combination by becoming a public company, which the CF II Board believed, together with the Newmark Real Estate Services Contract and the Cantor Financing Assistance Contract, would improve View’s ability to grow and meet its business plan.

In the course of its deliberations, in addition to the various other risks associated with the business of View, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF II Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•

Macroeconomic Risks Generally. Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•

Macroeconomic Risks in the Commercial Real Estate Market. View’s ability to meet its business plan and projections is tied to the performance of the commercial real estate market generally and such market’s adoption and utilization of smart glass in new construction and/or renovation, including the current uncertainty as a result of the impact of the COVID-19 pandemic, which could negatively affect the Combined Entity’s revenues and financial performance.

•

Business Plan and Projections May Not Be Achieved. The risk that View may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections presented to management of CF II and the CF II Board, including the fact that View has previously missed its financial projections.

•

Benefits May Not Be Achieved. The risk that the potential benefits of the Newmark Real Estate Services Contract or the Cantor Financing Assistance Contract may not be fully achieved or may not be achieved at all within the expected timeframe.

•

Dilution from the 2021 Equity Incentive Plan and the CEO Incentive Plan. Pursuant to the 2021 Equity Incentive Plan, up to 58,631,907 shares of CF II Common Stock will be available for issuance by the Combined Entity after Closing. As further described herein, certain executives of View are being granted RSUs and stock options pursuant to the 2021 Equity Incentive Plan at Closing, which RSUs and stock options include both time and performance-based vesting. In addition, pursuant to the CEO Incentive Plan as further described herein, at Closing, the CEO of the Combined Entity will be issued stock options to purchase up to 25,000,000 shares of CF II Common Stock based on the Combined Entity achieving certain stock price based milestones. The vesting and issuance of this CF II Common Stock could substantially dilute the ownership of the Combined Entity by the holders of CF II Common Stock as of the Closing.

•

Expiration of Lock-ups. The CF II Common Stock issued to the investors in the PIPE Investment are not subject to any lock-up, and the Combined Entity is required to register such shares of CF II Common Stock promptly after Closing. The CF II Common Stock issued to certain of the stockholders of View are subject to a six-month lock-up. Upon the expiration of any such lock-ups and upon the registration of such shares of CF II Common Stock, a substantial number of shares of CF II Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•	No Third-Party Valuation. The risk that CF II did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

•

Liquidation. The risks and costs to CF II if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF II being unable to effect a business combination within the completion window which would require CF II to liquidate.

•

Stockholder Vote. The risk that CF II’s stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the special meeting or redeem their shares of CF II Class A Common Stock.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF II’s control.

•

CF II Stockholders Holding a Minority Position in the Post-Combination Company. The risk that CF II stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing stockholders of CF II (excluding the Sponsor and purchasers in the PIPE Investment) owning approximately 21.2% of the Combined Entity after Closing, assuming that no shares of CF II Class A Common Stock are redeemed by CF II stockholders and excluding shares of Common Stock underlying warrants.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•	Redemptions. The risk that current CF II public stockholders would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	Nasdaq Listing. The potential inability to maintain the listing of CF II’s securities on Nasdaq following the Closing.

•	Valuation. The risk that the CF II Board may not have properly valued View’s business.

•	Distraction to Operations. The risk that the potential diversion of View’s management and employee attention as a result of the Business Combination may adversely affect View’s operations.

•

Readiness to be a Public Company. View has identified certain material weaknesses in its internal control over financial reporting, as further described herein, and, as View has not previously been a public company, View may not have the employees necessary for it to properly prepare timely and accurate reports for filing with the SEC. There is a risk that View will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

In addition to considering the factors described above, the CF II Board also considered that:

•

Interests of Certain Persons. The Sponsor and certain officers and directors of CF II may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF II’s stockholders (see section titled “The Business Combination Proposal — Interests of the Sponsor and CF II’s Directors and Officers in the Business Combination”). CF II’s independent directors on the CF II Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF II Audit Committee, the Merger Agreement and the transactions contemplated therein.

After considering the foregoing, the CF II Board concluded, in its business judgment, that the potential benefits to CF II and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Forecasted Financial Information for View

View provided CF II with internally prepared forecasts for the periods ending December 31, 2020, 2021, 2022, 2023, 2024 and 2025. This prospective financial information was not prepared with a view toward compliance with GAAP, the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. The forecasts were prepared solely for internal use, capital budgeting and other management purposes. The forecasts are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third-party use, including by investors or holders. You are cautioned not to rely on the forecasts in making a decision regarding the transaction, as the forecasts may be materially different from actual results.

The forecasts are based on information as of the date of this proxy statement/prospectus and reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond View’s control, such as the risks and uncertainties contained in the section titled “Risk Factors.” The most significant assumptions upon which View’s management based its forecasts and the reasonable and supportable basis for those assumptions are, among other things, addressable market, sales pipeline, and rate of market adoption; costs of materials, production and distribution; capital expenditures; and investments in operating expenses, including research & development, sales & marketing, and general administrative functions.

View believes that the assumptions used to derive its forecasts are both reasonable and supportable. In preparing the models, View’s management relied on a number of factors, including the executive team’s significant experience in the smart glass industry and the actual historical performance of View.

Although the assumptions and estimates on which the forecasts for revenue and costs are based are believed by View’s management to be reasonable and based on the best then currently available information, the financial forecasts are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond View’s and CF II’s control. There will be differences between actual and forecasted results, and actual results may be materially greater or materially less than those contained in the forecasts. The inclusion of the forecasted financial information in this proxy statement/prospectus should not be regarded as an indication that View, CF II or their respective representatives considered or consider the forecasts to be a reliable prediction of future events, and reliance should not be placed on the forecasts.

The forecasts were disclosed to CF II for use as a component in its overall evaluation of View, and are included in this proxy statement/prospectus on that account. View has not warranted the accuracy, reliability, appropriateness or completeness of the forecasts to anyone, including to CF II. Neither View’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of View compared to the information contained in the forecasts, and none of them intends to or undertakes any obligation to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the forecasts are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. The Combined Entity will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, View’s management. PricewaterhouseCoopers LLP, View’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to View’s previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

In its presentation to the CF II Board, CF II management presented the 2020, 2021, 2022, 2023, 2024 and 2025 forecasts from View that were available at that time. The key elements of the forecasts considered by the CF II Board are summarized below:

	Year Ending December 31,
($ in millions)	2020	2021	2022	2023	2024	2025
Revenue	$31	$75	$216	$470	$949	$1,892
Gross Profit, excluding stock-based compensation expense	($87)	($52)	$40	$201	$434	$1,113
EBITDA, excluding stock-based compensation expense	($192)	($162)	($82)	$64	$253	$735

Comparable Company Analysis

The CF II Board considered a comparison of illustrative enterprise valuations derived from multiples of publicly-traded companies compared to View’s estimated pro forma enterprise value. To address the fact that View has low current revenue and negative cash flows, the analysis calculated an illustrative future enterprise value for View utilizing current forward multiples (2021) of the comparable universe applied to View’s 2025 EBITDA. The present enterprise value of View was then calculated using a range of discount rates (16%-20%) and compared to the estimated pro forma enterprise value of View.

The CF II Board considered three groups of similar companies: Technology Disruptors, Innovative Real Estate Products companies and Advanced Manufacturing / Systems companies. The CF II Board recognized that no company was identical in nature to View.

The CF II Board was provided with, among other things, illustrative future enterprise values derived using the calculation described above and assuming (i) the mean EV/2021 multiple of the Innovative Real Estate Products group (38.1x) and the mean EV / 2021 multiple of the Advanced Manufacturing / Systems group (25.3x) applied to View 2025 EBITDA of $735 million. Assuming View achieves its projected future EBITDA and the range of discount rates discussed above, the present value of enterprise values calculated was $13.5 billion to $15.5 billion using the Innovative Real Estate Products group and $9.0 billion to $10.3 billion using the Innovative Advanced Manufacturing / Systems group. These compared with an estimated pre-transaction enterprise value of $1.5 billion for View.

Discounted Cash Flow Analysis

The CF II Board also considered a discounted cash flow analysis that calculated the estimated net present value utilizing the projected unlevered free cash flow from the financial model provided by the management of View. The discounted cash flow analysis assumed a range of terminal multiples of 25.0x to 30.0x and a discount rate of 16.0% to 20.0%. The range of enterprise values calculated using the discounted cash flow analysis was $6.4 billion to $9.5 billion as compared to an estimated pre-transaction enterprise value of $1.5 billion for View.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and Nasdaq listing requirements that the business or assets acquired in CF II’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of November 30, 2020, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was $500.0 million (excluding $17.5 million of advisory fees payable to CF&Co. in connection with the Business Combination pursuant to the business combination marketing agreement entered into in connection with the IPO and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $400.0 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CF II Board looked at the pre-transaction enterprise value of View of $1.5 billion. In determining whether the enterprise value described above represents the fair market value of View, the CF II Board considered all of the factors described above in this section and the fact that the purchase price for View was the result of an arm’s length negotiation with View. As a result, the CF II Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CF II’s management team and the CF II Board, the CF II Board believes that the members of its management team and the CF II Board are qualified to determine whether the Business Combination meets the 80% asset test. The CF II Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Interests of the Sponsor and CF II’s Directors, Officers and Affiliates in the Business Combination

When you consider the recommendation of the CF II Board in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and CF II’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

unless CF II consummates an initial business combination, CF II’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF II ($150,000 of such expenses have been incurred as of the date hereof and none of such expenses have been reimbursed) to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account;

•	the Placement Units, including the Placement Shares, and Placement Warrants, purchased by the Sponsor will be worthless if a business combination is not consummated;

•

the Sponsor has agreed that the Placement Units, and all of their underlying securities, will not be sold or transferred by it until 30 days after CF II has completed a business combination, subject to limited exceptions;

•	the fact that Sponsor paid an aggregate of $25,000 for its Founders Shares and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that Sponsor has agreed not to redeem any of the Founders Shares or Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•

if CF II does not complete an initial business combination by August 31, 2022 (or a later date approved by the stockholders of CF II pursuant to the Existing Charter), the proceeds from the sale of the Placement Units will be included in the liquidating distribution to CF II’s public stockholders and the Placement Warrants will expire worthless;

•

the fact that upon completion of the Business Combination, an aggregate amount of approximately $17.5 million in business combination marketing fees, $7.5 million of M&A advisory fees payable in shares of CF II Common Stock and $4.5 million of placement agent fees will be payable to CF&Co., an affiliate of CF II and the Sponsor;

•

if the Trust Account is liquidated, including in the event CF II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share by the claims of prospective target businesses with which CF II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to CF II, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•

the fact that the Sponsor and CF II’s officers and directors will lose their entire investment in CF II, including loans in the aggregate amount of approximately $160,000 as of December 31, 2020, if an initial business combination is not completed;

•

the fact that CF II’s independent directors own 30,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at approximately $345,900, based on the closing price of CF II Class A Common Stock on February 8, 2021;

•

CF Securities, an affiliate of CF II and the Sponsor, has entered into an engagement letter with the finance provider pursuant to View’s revolving debt facility pursuant to which CF Securities will receive a fee in the event of reductions in the principal amount under such revolving debt facility (subject to the conditions set forth therein);

•

Cantor, an affiliate of Sponsor, has entered into a financing assistance contract with View, pursuant to which Cantor intends to establish one or more financing entities together with View to support the purchase and sale of View’s products and services, and such financing entities will have the right to purchase View’s products at a discount to the then actual selling price for comparably featured orders;

•

View appointed Newmark (as defined herein), an affiliate of the Sponsor, as its exclusive provider of real estate services and commissioned house agent for referrals of sales of View products or services installed in buildings in North America (other than certain verticals and customers, and subject to certain other exceptions) and Newmark will be entitled to commissions in respect of such sales and will also receive commissions on its referrals that are no less than the commissions granted to other referring parties; and

•

the fact that CF II’s officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting CF II will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of View Capital Stock comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, View’s senior management comprising the senior management of the Combined Entity and View’s operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of View in future reports of the Combined Entity.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, CF II’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of the Sponsor, CF II’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of CF II’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, CF II’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account.

The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination or, where the purchases are made by the Sponsor, CF II’s directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

United States Federal Income Tax Considerations of the Redemption

The following is a discussion of material U.S. federal income tax considerations for holders of shares of CF II Class A Common Stock that elect to have their shares of CF II Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to CF II Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes. Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to CF II. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions or financial services entities;

•	broker dealers;

•	insurance companies;

•	dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of CF II Class A Common Stock;

•	persons holding CF II Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who received their shares of CF II Class A Common Stock as compensation;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their shares of CF II Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of CF II Class A Common Stock

In the event that a holder’s shares of CF II Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section titled “Special Meeting of CF II Stockholders — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of CF II Class A Common Stock under

Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A common stock, a U.S. holder will be treated as described below under the section titled “- U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section titled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A common stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “- U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holder — Taxation of Distributions.”

Whether a redemption of shares of CF II Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of CF II stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning private placement warrants or public warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination) relative to all of our shares outstanding both before and after the redemption. The redemption of CF II Class A Common Stock generally will be treated as a sale of CF II Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include CF II Class A Common Stock which could be acquired pursuant to the exercise of the private placement warrants or the public warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of CF II Class A Common Stock must, among other requirements, be less than 80 percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of CF II Class A Common Stock and the CF II Class A Common Stock to be issued pursuant to the Business Combination). Prior to the Business Combination, the CF II Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock.

The redemption of CF II Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of CF II Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed CF II Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of CF II Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•

an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of CF II Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “- Redemption of Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the CF II Class A Common Stock and will be treated as described below under the section titled “- Redemption of CF II Class A Common Stock — U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s CF II Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the CF II Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of CF II Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section titled “- Redemption of Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of CF II Class A Common Stock redeemed. A U.S.

holder’s adjusted tax basis in its CF II Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of CF II Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the CF II Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of CF II Class A Common Stock (shares of CF II Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our CF II Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of CF II Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “- Redemption of Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our CF II Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A common stock, which will be treated as described below under the section titled “- Redemption of CF II Class A Common Stock — Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock. If our redemption of a U.S. holder’s shares of CF II Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section titled “- Redemption of Class A Common Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•	such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our CF II Class A Common Stock and, in the circumstance in which shares of our CF II Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our CF II Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A common stock. There can be no assurance that our CF II Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to our CF II Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of our CF II Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on our Class A common stock. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S.

information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A common stock.

The foregoing discussion regarding material U.S. federal income tax considerations of the redemption is intended to provide only a summary of the material United States federal income tax consequences of the redemption to holders of CF II securities. The disclosure in this section, in so far as it relates to matters of U.S. federal income tax law, constitutes the opinion of Ellenoff Grossman & Schole LLP, a copy of which is filed as Exhibit 8.1 to this proxy statement/prospectus. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the redemption. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the redemption.

Regulatory Approvals

The Business Combination is not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF II, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement to CF II’s stockholders and (iii) filings required under the HSR Act in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the Antitrust Division, and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. On December 10, 2020, the Parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC. On January 4, 2021, the FTC granted early termination of the waiting period under the HSR Act.

Vote Required for Approval

This Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination contemplated thereby, including the Merger) will be approved and adopted only if the holders of at least a majority of the outstanding shares of CF II Common Stock vote “FOR” the Business Combination Proposal, and each of the Pre-Merger Charter Amendment Proposal, the election of each director nominee pursuant to the Director Election Proposal, the Post-Merger Charter Amendment Proposals, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal are approved at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination Proposal will be presented at the Special Meeting only if the Pre-Merger Charter Amendment Proposal is approved by the stockholders. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal.

As of the Record Date, the Sponsor and CF II’s directors and officers have agreed to vote any shares of CF II Common Stock owned by them in favor of the Business Combination. As a result, we would need only 18,200,001, or 36.4%, of the 50,000,000 Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and CF II’s directors and officers have not purchased any Public Shares.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT CF II STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

The CF II Board is asking holders of CF II Common Stock to consider and vote upon a proposal, assuming the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and each of the Post-Merger Charter Amended Proposals are approved, to elect seven directors who, upon consummation of the Business Combination, will be the directors of the Combined Entity.

Assuming the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and each of the Post-Merger Charter Amendment Proposals are approved, CF II’s stockholders are also being asked to approve the Director Election Proposal.

Nominees

As contemplated by the Merger Agreement, the Combined Entity Board following consummation of the Business Combination will consist of seven (7) directors.

Pursuant to the Merger Agreement, View has nominated each of Nigel Gormly, Harold Hughes, Tom Leppert, Tom Cheung, Toby Cosgrove, Lisa Picard and Rao Mulpuri to serve as directors of the Combined Entity upon the consummation of the Business Combination, with Rao Mulpuri to serve as the Chairman of the Combined Entity Board, in each case, in accordance with the terms and subject to the conditions of the Amended Charter and Amended Bylaws of the Combined Entity. For more information on the experience of each of these director nominees, please see “Management of Combined Entity Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and each of the Post-Merger Charter Amendment Proposals at the Special Meeting and is expected to be acted upon following the Post-Merger Charter Amendment Proposals at the Special Meeting in order to elect each nominee to serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.

The election of each director nominee pursuant to the Director Election Proposal will be approved and adopted if the holders of a plurality of the shares of CF II Common Stock represented in person or by proxy and voted thereon at the Special Meeting vote “FOR” the election of such director nominee.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ALL NOMINEES NAMED IN THE DIRECTOR ELECTION PROPOSAL.

THE NASDAQ PROPOSAL

Background and Overview

CF II is anticipated to issue up to 151,438,635 shares of CF II Class A Common Stock to holders of View securities outstanding prior to the Business Combination in connection with the Merger pursuant to the terms of the Merger Agreement.

Why CF II Needs Stockholder Approval

CF II is seeking stockholder approval of the issuance of shares of CF II Class A Common Stock to holders of View securities outstanding prior to the Business Combination pursuant to the Merger Agreement in order to comply with Nasdaq Listing Rule 5635.

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Currently, 63,600,000 shares of CF II Common Stock are outstanding. CF II anticipates that the number of shares of CF II Class A Common Stock to be issued to holders of View Capital Stock in exchange for their View Capital Stock and the shares underlying outstanding options and warrants of View to be assumed by the Combined Entity pursuant to the Merger Agreement will be in excess of 20% of the number of shares of CF II Common Stock before the Closing. Accordingly, we are required to obtain stockholder approval of the issuance of CF II Class A Common Stock to holders of View Capital Stock pursuant to Rule 5635(a) of the Nasdaq Listing Rules.

Effect of Proposal on Current Stockholders

The issuance of shares to holders of View’s securities pursuant to the Merger Agreement would result in further dilution to CF II’s current stockholders in connection with the consummation of the Business Combination, and would afford CF II’s stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of the CF II Class A Common Stock to be issued to holders of View’s securities could cause the market price of the CF II Common Stock to decline. However, the issuance of these shares is contemplated by the Merger Agreement. Accordingly, if the Nasdaq Proposal is not approved, CF II cannot consummate the Business Combination.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

This proposal is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, each of the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT CF II’S STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

THE POST-MERGER CHARTER AMENDMENT PROPOSALS

Background and Overview

In connection with the Business Combination, CF II is asking its stockholders to approve the adoption of the Amended Charter, in the form attached hereto as Annex C, to be effective upon the consummation of the Business Combination. In that regard, the CF II Board is submitting the Post-Merger Charter Amendment Proposals addressing the material differences between the Existing Charter and the Amended Charter for CF II’s stockholders to approve. If the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, the CEO Incentive Plan Proposal, and the Post-Merger Charter Amendment Proposals are approved, the Amended Charter would replace the Existing Charter.

Each of the Post-Merger Charter Amendment Proposals is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, and the CEO Incentive Plan Proposal. Therefore, if any of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the 2021 Equity Incentive Plan Proposal, or the CEO Incentive Plan Proposal is not approved, the Post-Merger Charter Amendment Proposals will have no effect, even if approved by the CF II’s stockholders.

The following table sets forth a summary of the provisions applicable to the Post-Merger Charter Amendment Proposals without taking into account the Pre-Merger Charter Amendment Proposal. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. CF II’s stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

	Existing Charter	Amended Charter
Post-Merger Charter Amendment Proposal A— Changes in Share Capital	The Existing Charter authorizes 121,000,000 shares of capital stock, which consists of (i) 100,000,000 shares of CF II Class A Common Stock, (ii) 20,000,000 shares of CF II Class B Common Stock and (iii) 1,000,000 shares of preferred stock.	The Amended Charter authorizes 601,000,000 shares of capital stock, which would consist of (i) 600,000,000 shares of Combined Entity Class A Common Stock and (ii) 1,000,000 shares of preferred stock.

	See Section 3 of the Existing Charter	See Section 2 of the Amended Charter

Post-Merger Charter Amendment Proposal B— Change in Corporation Name	The name of CF II is “CF Finance Acquisition Corp. II.”	The name of the Combined Entity would be “View, Inc.”

	See Section 1 of the Existing Charter	See Section 1 of the Amended Charter

Post-Merger Charter Amendment Proposal C— Preemptive or Subscription Rights	The Existing Charter is silent as to whether stockholders may be entitled to preemptive or subscription rights.	The Amended Charter expressly states that no holder of Common Stock shall be entitled to preemptive or subscription rights.

See Section 4(b)(6) of the Amended Charter

	Existing Charter	Amended Charter
Post-Merger Charter Amendment Proposal D— Power to Sell and Purchase Shares	The Existing Charter is silent as to CF II’s power to sell and purchase CF II shares.

The Amended Charter expressly states that, subject to the requirements of applicable law, the Combined Entity shall have the power to issue and sell all or any part of any shares of any class of stock authorized to such persons, and for such consideration, as the Combined Entity Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law, and that subject to the requirements of applicable law, the Combined Entity shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Combined Entity Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

See Section 4(d) of the Amended Charter

Post-Merger Charter Amendment Proposal E— Change in the Number of Directors	There is no express requirements or limitations on the number of directors on the CF II Board.	The Combined Entity Board would consist of no less than one and no more than eleven directors.

	See Section 5.2 of the Existing Charter	See Section 5(b) of the Amended Charter

	See Section 5.2(b) of the Existing Charter	See Section 5(c) of the Amended Charter

Post-Merger Charter Amendment Proposal F— Requirements to Amend the Existing Charter	Amendment to the Existing Charter requires an amendment to the Existing Charter conducted in accordance with the DGCL.	Amendment to certain provisions of the Amended Charter would require the vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Entity.

	See Section 11 of the Existing Charter	See Section 12 of the Amended Charter

	Existing Charter	Amended Charter
Post-Merger Charter Amendment Proposal G— Requirements for Stockholders to Amend the Bylaws	A majority of the voting power of the outstanding capital stock of CF II is required for stockholders of CF II to adopt, amend, alter or repeal the bylaws of CF II.	Two-thirds of the voting power of the outstanding capital stock of the Combined Entity would be required for stockholders of the Combined Entity to adopt, amend, alter or repeal the bylaws of the Combined Entity.

	See Section 6 of the Existing Charter	See Section 10 of the Amended Charter

Post-Merger Charter Amendment Proposal H—Removal of Blank Check Company Provisions	The Existing Charter contains various provisions applicable only to blank check companies.	The Amended Charter will not include these provisions applicable only to blank check companies.
See Article IX of the Existing Charter

Reason for the Approval of the Post-Merger Charter Amendment Proposals

Post-Merger Charter Amendment Proposal A—Changes in Share Capital

The Amended Charter is intended to provide adequate authorized share capital to provide flexibility for future issuances of shares of Combined Entity stock if determined by the Combined Entity Board to be in the best interest of the Combined Entity after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Post-Merger Charter Amendment Proposal B—Change in Corporation Name

The CF II Board believes that changing the Combined Entity’s name from “CF Finance Acquisition Corp. II” to “View, Inc.” is desirable to reflect the Business Combination with View, Inc. and to clearly identify the Combined Entity as the publicly traded entity. Additionally, the CF II Board believes that the name of the Combined Entity should more closely align with the name of the existing operating business of View, Inc.

Post-Merger Charter Amendment Proposal C—Preemptive or Subscription Rights

The CF II Board believes that an express statement in the Amended Charter providing that no holder of Common Stock shall be entitled to preemptive or subscription rights is desirable to help reduce the risks of a small group of short-term, special interest or self-interested stockholders obtaining an outsized voice in the Combined Entity’s decision to issue additional shares of capital stock and to reduce uncertainty and the risks and expenses related to potential litigation in the event of a stock issuance.

Post-Merger Charter Amendment Proposal D—Power to Sell and Purchase Shares

The CF II Board believes that an express statement in the Amended Charter providing that the Combined Entity has the authority to sell and purchase shares of the Combined Entity is desirable to reduce uncertainty.

Post-Merger Charter Amendment Proposal E—Change in the Number of Directors

The CF II Board believes that an express statement in the Amended Charter providing that the Combined Entity Board will consist of no less than one and no more than eleven directors is desirable to reduce uncertainty and to help reduce the risk of a small group of short-term, special interest or self-interested stockholders obtaining outsized representation of it interests in the Combined Entity Board.

Post-Merger Charter Amendment Proposal F—Requirements to Amend the Charter

The CF II Board believes that requiring the approval by affirmative vote of holders of at least two thirds of the voting power of the Combined Entity’s then-outstanding capital stock to amend certain provisions in the Amended Charter is desirable to protect key provisions of the Amended Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Post-Merger Charter Amendment Proposal G—Requirements for Stockholders to Amend the Bylaws

The CF II Board believes that requiring the approval by affirmative vote of holders of at least two thirds of the voting power of the Combined Entity’s then-outstanding capital stock to adopt, amend, alter or repeal the bylaws of the Combined Entity is desirable to protect key provisions of the bylaws of the Combined Entity from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Post-Merger Charter Amendment Proposal H—Removal of Blank Check Company Provisions

The CF II Board believes that, as the Combined Entity will no longer be a blank check company, that the provisions in the Existing Charter applicable only to blank check companies should be removed as they will not be applicable to the Combined Entity.

Vote Required for Approval

The Post-Merger Charter Amendment Proposals will be approved and adopted only if the holders of at least a majority of the issued and outstanding shares of CF II Common Stock vote “FOR” the Post-Merger Charter Amendment Proposals. Failure to vote by proxy or to vote in person at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Post-Merger Charter Amendment Proposals.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF CF II VOTE “FOR” THE APPROVAL OF EACH OF THE POST-MERGER CHARTER AMENDMENT PROPOSALS.

THE 2021 EQUITY INCENTIVE PLAN PROPOSAL

Overview

CF II is asking its stockholders to approve the View, Inc. 2021 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “2021 Equity Incentive Plan”) and the Officer Earnout Awards to be granted thereunder. The CF II Board adopted the 2021 Equity Incentive Plan and the Officer Earnout Awards on November 29, 2020, subject to stockholder approval at the Special Meeting. If the 2021 Equity Incentive Plan is approved by CF II stockholders, the 2021 Equity Incentive Plan will become effective on the consummation of the Business Combination and the Officer Earnout Awards (including the Officer RSUs and Officer Options as fully described below) will be granted to certain executive officers of the Combined Entity. If the 2021 Equity Incentive Plan is not approved by CF II stockholders, it will not become effective and no stock awards (including the Officer Earnout Awards) will be granted thereunder and the Combined Entity Board will be able to grant awards under the 2018 Plan (as defined below) if the Business Combination is consummated. The 2021 Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2021 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.

The 2021 Equity Incentive Plan is intended to replace the View, Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”), which CF II will assume in the Business Combination. Following the Closing, no additional stock awards will be granted under the 2018 Plan, although all outstanding stock awards granted under the 2018 Plan immediately prior to the Closing will be assumed by us and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2018 Plan.

Reasons to Approve the 2021 Equity Incentive Plan

The purposes of the 2021 Equity Incentive Plan and the Officer Earnout Awards to be granted thereunder are to enhance the Combined Entity’s ability to attract, retain and incentivize officers, employees, independent contractors and directors and promote the success of the Combined Entity’s business. The Combined Entity considers equity compensation to be a vital element of its compensation program and believes that the ability to grant stock awards at competitive levels is in the best interest of the Combined Entity and its stockholders. The Combined Entity’s equity compensation program, as implemented under the 2021 Equity Incentive Plan, will allow the Combined Entity to be competitive with comparable companies in the Combined Entity’s industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build stockholder value. It is critical to the Combined Entity’s long-term success that the interests of employees and other service providers are tied to the Combined Entity’s success as “owners” of the business. Approval of the 2021 Equity Incentive Plan and the Officer Earnout Awards will allow the Combined Entity to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing officers and employees and service providers and to provide incentives for such persons to exert maximum efforts for the Combined Entity’s success and ultimately increase stockholder value.

Approval of the 2021 Equity Incentive Plan and the Officer Earnout Awards to be granted thereunder by CF II’s stockholders is required, among other things, to comply with stock exchange rules requiring stockholders approval of equity compensation plans and arrangements and allow the grant of incentive stock options and the grant of the Officer Earnout Awards under the 2021 Equity Incentive Plan.

Key Plan Provisions

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The 2021 Equity Incentive Plan will continue in effect for a term of ten (10) years from the date the CF II Board adopted the 2021 Equity Incentive Plan (November 29, 2020) (the “Effective Date”), unless earlier terminated by the Combined Entity Board or, if designated by the Combined Entity Board, the compensation committee of the Combined Entity Board;

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The 2021 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and stock bonus awards;

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58,631,907 shares of Class A Common Stock will be authorized for issuance pursuant to awards under the 2021 Equity Incentive Plan, which number is the sum of 27,500,000 plus up to 6,051,304 shares of common stock that have been reserved but not issued pursuant to any awards granted under the Existing Plans (defined below), plus up to 25,080,603 shares of common stock that may become available for issuance that otherwise would have been returned to the Existing Plans on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder;

•	The 2021 Equity Incentive Plan will be administered by the Combined Entity Board or, if designated by the Combined Entity Board, the compensation committee of the Combined Entity Board

Summary of the 2021 Equity Incentive Plan

Set forth below is a summary of the material features of the 2021 Equity Incentive Plan. The 2021 Equity Incentive Plan is set forth in its entirety as Annex E to this proxy statement/prospectus, and all descriptions of the 2021 Equity Incentive Plan contained in this 2021 Equity Incentive Plan Proposal are qualified by reference to Annex E.

Purpose

The 2021 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure the Combined Entity’s success and accomplish its goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with the Combined Entity’s stockholders, and (iii) promote the success of the Combined Entity’s business.

Types of Stock Awards

The 2021 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2021 Equity Incentive Plan, the maximum aggregate number of shares that may be issued under the 2021 Equity Incentive Plan is 58,631,907 shares of Class A Common Stock, which number is the sum of (i) 27,500,000 new shares, plus (ii) the number of shares of common stock that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the 2018 Plan, View’s 2009 Equity Incentive Plan (as amended through August 25, 2016) and View’s 2007 Stock Plan (the “Existing Plans”) and are not subject to any awards granted thereunder in an amount not to exceed 6,051,304 shares, plus (iii) the number of shares of common stock subject to awards or issued under the Existing Plans that otherwise would have been returned to the Existing Plans on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder in an amount not to exceed 25,080,603 shares. The shares may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2021 Equity Incentive Plan, in no event will the maximum aggregate number of shares that may be issued under the 2021 Equity Incentive Plan pursuant to incentive stock options exceed 58,631,907 shares of Combined Entity Class A Common Stock plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2021 Equity Incentive Plan. As of February 8, 2021, the closing price of Class A Common Stock as reported on Nasdaq was $11.53 per share.

Lapsed Awards

If all or any part of a stock award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Combined Entity acquiring shares covered by the stock award at a price not greater than the price (as adjusted pursuant to the 2021 Equity Incentive Plan) paid by the participant for such shares or not issuing any shares covered by the stock award, the unused shares covered by the stock award will, as applicable, become or again be available for stock award grants under the 2021 Equity Incentive Plan. The payment of dividend equivalents in cash in conjunction with any outstanding stock awards shall not count against the share limit set forth in the 2021 Equity Incentive Plan. Notwithstanding anything to the contrary contained herein, the following shares shall not be added to the shares authorized for grant under the 2021 Equity Incentive Plan and shall not be available for future grants of stock awards: (i) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; (ii) shares purchased on the open market with the cash proceeds from the exercise of stock options; and (iii) shares delivered (either by actual delivery or attestation) to the Combined Entity by a participant to satisfy the applicable exercise or purchase price of a stock award and/or to satisfy any applicable tax withholding obligation with respect to a stock award (including shares retained by us from the stock award being exercised or purchased and/or creating the tax obligation).

Assumption or Substitution of Awards by the Combined Entity.

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, in connection with an acquisition, merger or consolidation of such other company, by either: (a) assuming such award under the 2021 Equity Incentive Plan or (b) granting an award under the 2021 Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an award under the 2021 Equity Incentive Plan if the other company had applied the rules of the 2021 Equity Incentive Plan to such grant. Any awards that are assumed or substituted under the 2021 Equity Incentive Plan will not reduce the number of shares authorized for grant under the Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of the Combined Entity or its subsidiaries are all eligible to participate in the 2021 Equity Incentive Plan. Incentive stock options may only be granted to employees. Following the Closing, the Combined Entity is expected to have approximately 500 employees, 20 consultants and 6 non-employee directors who will be eligible to be granted stock awards under the 2021 Equity Incentive Plan.

Administration

The 2021 Equity Incentive Plan will be administered by the Combined Entity Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). Awards granted to an officer or director of the Combined Entity or any other person whose transactions in Class A Common Stock are subject to Section 16 of the Exchange Act (each, an “Insider”) must be approved by two or more “non-employee directors” of the Combined Entity Board (as defined in the regulations promulgated under Section 16 to the Exchange Act).

Subject to the terms of the 2021 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2021 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2021 Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2021 Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the 2021 Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2021 Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2021 Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2021 Equity Incentive Plan and stock awards granted pursuant to the 2021 Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2021 Equity Incentive Plan, any stock award or any stock award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2021 Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the 2021 Equity Incentive Plan); (xi) adjust performance goals applicable to a participant with respect to a stock award to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary events or circumstances; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2021 Equity Incentive Plan; (xiii) authorize any person to execute on the Combined Entity’s behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2021 Equity Incentive Plan.

However, to the extent permitted by applicable law and listing requirements, the Combined Entity Board or a committee thereof may delegate to one or more of the Combined Entity’s officers who may be (but are not required to be) Insiders, the authority to (a) designate employees who are not Insiders to be recipients of stock awards and determine the number of shares subject to stock awards granted to such designated employees, subject to certain restrictions that are set forth in the 2021 Equity Incentive Plan and (b) take any and all actions on behalf of the Combined Entity Board or a committee thereof other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Combined Entity or its subsidiaries.

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees of the Combined Entity or its subsidiaries.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of Common Stock or the stock of any of the Combined Entity’s subsidiaries, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of Common Stock or the stock of any of the Combined Entity’s subsidiaries, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in, and in a manner consistent with, Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Plan Administrator will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2021 Equity Incentive Plan), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or “Disability” (as defined in the 2021 Equity Incentive Plan), and three months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause and the participant will be prohibited from exercising his or her stock option from and after the date of such termination.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of Class A Common Stock on the date of grant. Upon exercise of a SAR, a participant will receive payment from the Combined Entity in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash, in shares of equivalent value, or in some combination thereof, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of Class A Common Stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Class A Common Stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Plan Administrator in the form of cash, shares, or a combination of both.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the shares of restricted stock with respect to which they were paid.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award. A stock bonus award may be paid in cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Awards

The Plan Administrator may grant stock options, SARs, restricted stock and RSUs that are subject to the satisfaction of specified performance criteria. The Plan Administrator determines the terms surrounding performance awards, including the required levels of performance with respect to specified business criteria (including any adjustment(s) thereto that will be applied in determining the achievement of such performance criteria), the corresponding amounts payable upon achievement of such levels of performance, and the termination and forfeiture provisions; provided that all performance criteria must be determined when the achievement of such criteria remains substantially uncertain.

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals, or other performance goals, may apply: (1) sales or non-sales revenue; (2) return on revenue; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets, return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share; (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects; and (27) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Performance goals may differ from participant to participant, performance period to performance period and from stock award to stock award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to us), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Combined Entity as a whole or against any of the Combined Entity’s subsidiary(ies), or a particular segment(s), a business unit(s) or a product(s) of the Combined Entity or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2021 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Combined Entity Board, will not exceed $750,000 in total value for any outside director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an outside director will not count for purposes of these limits.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards will be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between locations or between the Combined Entity and any of its subsidiaries. If an employee holds an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee will be deemed terminated on the first day following such three month period and the incentive stock option will thereafter automatically treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Clawback/Recovery

The Plan Administrator may specify in a stock award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2021 Equity Incentive Plan, a stock award granted under the 2021 Equity Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by the Combined Entity. The Plan Administrator may require a participant to forfeit or return to and/or reimburse the Combined Entity for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Combined Entity’s capital stock or other securities of the Combined Entity or other significant corporate transaction, or other change affecting the Combined Entity’s capital stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2021 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A of the Code (“Section 409A”).

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of the Combined Entity, the Plan Administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, a stock award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of the Combined Entity’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Combined Entity with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of the Combined Entity ‘s then outstanding capital stock, or (iv) a “Change in Control” (as defined in the 2021 Equity Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if the Combined Entity is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards; provided, that, if the exercise price or purchase price for such stock awards equals or exceeds the fair market value of the shares subject to such stock awards, then the stock awards may be terminated without payment (provided further, that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding stock award and lapse of our right to repurchase or re-acquire shares acquired under a stock award or lapse of forfeiture rights with respect to shares acquired under a stock award; or (f) the opportunity for participants to exercise their then-exercisable stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto (whether or not exercisable prior to the consummation of the Corporate Transaction).

Change in Control

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the stock award agreement for such stock award or as may be provided in any other written agreement between the Combined Entity or any of its subsidiaries and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2021 Equity Incentive Plan

If approved by CF II stockholders, the 2021 Equity Incentive Plan will continue in effect for a term of 10 years measured from the Effective Date, unless terminated earlier under the terms of the 2021 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2021 Equity Incentive Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price—the appreciation value—on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income upon until vesting unless the participant timely files an election under Section 83(b) of the Internal Revenue Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of Section 409A.

Prior to the delivery of any shares or cash pursuant to a stock award (or exercise thereof) or prior to any time the stock award or shares are subject to taxation or other tax-related items, the Combined Entity and/or the participant’s employer will have the power and the right to deduct or withhold, or require a participant to remit to the Combined Entity, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to such stock award.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have the Combined Entity withhold otherwise deliverable cash or shares, or delivering to the Combined Entity already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that the Combined Entity deems to be reasonable and in accordance with applicable laws.

The Combined Entity will be entitled to a tax deduction in connection with a stock award under the 2021 Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Combined Entity may deduct as a business expense in any year with respect to certain of the Combined Entity’s most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of the Combined Entity’s stockholders to maintain flexibility in the Combined Entity’s approach to executive compensation and to structure a program that the Combined Entity considers to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

No grants have been made under the 2021 Equity Incentive Plan; however, it is anticipated that certain of the Combined Entity executive officers will be granted stock awards (including the Officer Earnout Awards) under the 2021 Equity Incentive Plan in connection with the Business Combination, effective as of, and contingent upon, the Closing and certain time-and performance-based vesting conditions in the case of Officer Earnout Awards, as discussed in further detail below. The following table summarizes the stock award grants that each of View’s named executive officers, View’s current executive officers as a group, any other employees of View, and View’s current non-employee directors as a group will receive in connection with the Business Combination. The value of the awards granted under the 2021 Equity Incentive Plan will depend on a number of factors, including the fair market value of Class A Common Stock on future dates, the exercise decisions made by the grantees and the extent to which any applicable performance goals necessary for vesting or payment are achieved. All other future awards to directors, executive officers, employees and consultants under the 2021 Equity Incentive Plan are not presently determinable.

Name and Position	Dollar Value ($)	Number of Shares Subject to Stock Options	Number of Shares Subject to RSUs
Rao Mulpuri Chief Executive Officer and Director	—	0	7,500,000

Vidul Prakash Chief Financial Officer	—	1,000,000	1,000,000

Rahul Bammi Chief Business Officer	—	700,000	700,000

All current executive officers of View as a group	—	5,000,000	12,500,000

All current directors of View who are not executive officers of View as a group (0 persons)	0	0	0

All employees of View, including all current officers of View who are not executive officers, as a group	0	0	0

Subject to and conditioned upon CF II stockholder approval of the 2021 Equity Incentive Plan the Officer Earnout Awards to be granted thereunder, the Combined Entity intends to make the grants described below, effective as of the Closing Date, under the 2021 Equity Incentive Plan.

It is anticipated that on the Closing Date, Rao Mulpuri, Rahul Bammi, Vidul Prakash, Anshu Pradhan, Martin Neumann, Sridhar Kailasam, Nitesh Trikha and Bill Krause (each an “Executive Officer”) will be issued the number of Officer RSUs in the column captioned “Officer RSUs (#)” next to his/her name and the number of Officer Options in the column captioned “Officer Options (#)” next to his/her name in the table below.

Executive Officer	Officer Options (#)	Officer RSUs (#)
Rao Mulpuri Chief Executive Officer and Director	0	7,500,000

Rahul Bammi Chief Business Officer	700,000	700,000

Vidul Prakash Chief Financial Officer	1,000,000	1,000,000

Anshu Pradhan SVP, Engineering	700,000	700,000

Martin Neumann SVP, Operations	700,000	700,000

Sridhar Kailasam SVP, Engineering	700,000	700,000

Nitesh Trikha SVP, IoT Products	700,000	700,000

Bill Krause SVP, General Counsel	500,000	500,000

Officer RSUs

It is anticipated that, on the Closing Date, the Officer RSUs will be granted on the Closing Date. The Officer RSUs will be subject to time- and performance-based vesting conditions. Each Executive Officer’s award of Officer RSUs will time vest as follows: twenty-five percent (25%) of each Executive Officer’s Officer RSUs will vest on the twelve (12) month anniversary of the Closing, and the remaining seventy-five percent (75%) shall vest on a monthly basis over the following thirty-six (36) months (rounded down to the nearest whole share), and each such award of Officer RSUs will performance vest if certain conditions (as set forth below) are met in the four (4) year period beginning on the Closing and ending on the fourth (4th) anniversary of the Closing (the “Management Earnout Period”) as follows (each of (i) and (ii) below, an “Earnout Event”):

(i)

As to fifty percent (50%) of each Executive Officer’s Officer RSUs if the average closing stock price of shares of Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall equal or exceed $15.00 over a sixty (60) trading day period at any time during the Management Earnout Period (“$15 Hurdle”); and

(ii)

As to one hundred percent (100%) of each Executive Officer’s Officer RSUs will be deemed earned if the average closing stock price of shares of Class A Common Stock on the principal exchange on which such securities are then listed or quoted shall equal or exceed $20.00 over a sixty (60) trading day period at any time during the Management Earnout Period (“$20 Hurdle”).

If the $15 Hurdle has not been met within four (4) years of the Closing Date, one hundred percent (100%) of the Officer RSUs will be forfeited and returned to the 2021 Equity Incentive Plan. If the $15 Hurdle has been met but not the $20 Hurdle within four (4) years of the Closing Date, fifty percent (50%) of the Officer RSUs will be forfeited and returned to the 2021 Equity Incentive Plan.

The vesting of each award of Officer RSUs will be subject to the Executive Officer’s continued employment with the Combined Entity (and shall be independent from any other Executive Officer’s continued employment)

through each applicable vesting date, including the date of each Earnout Event, as applicable, and any shares underlying Officer RSUs that do not vest as a result of an Executive Officer’s termination of employment will be returned to the 2021 Equity Incentive Plan.

Officer Options

It is anticipated that, on the Closing Date, the Officer Options will be granted on the Closing Date. The Officer Options will be granted to each Executive Officer with an exercise price equal to the greater of (i) $10 per share or (ii) the closing stock price of the shares of CF II Class A Common Stock on the principal exchange on which such securities are then listed or quoted on the Closing Date. The Officer Options will become vested as follows: twenty-five percent (25%) of each Executive Officer’s Officer Options will vest on the twelve (12) month anniversary of the Closing, and the remaining seventy-five percent (75%) will vest on a monthly basis over the following thirty-six (36) months (rounded down to the nearest whole share), with all then unvested shares vesting on the forty-eighth (48th) anniversary of the Closing, subject to the Executive Officer’s continued employment through each vesting date.

Equity Compensation Plan Information

As of December 31, 2019, CF II did not maintain any equity compensation plans.

Vote Required for Approval

Approval of the 2021 Equity Incentive Plan Proposal requires the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of CF II Common Stock entitled to vote and actually voted thereon at the Special Meeting. Failure to vote by proxy or to vote in person at the special meeting, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote on the 2021 Equity Incentive Plan Proposal. Adoption of the 2021 Equity Incentive Plan Proposal is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and each of the Post-Merger Charter Amendment Proposals at the Special Meeting.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2021 EQUITY INCENTIVE PLAN PROPOSAL.

THE CEO INCENTIVE PLAN PROPOSAL

Overview

CF II is asking its stockholders to approve the View, Inc. 2021 Chief Executive Officer Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “CEO Incentive Plan”). The CF II Board adopted the CEO Incentive Plan on November 29, 2020, subject to stockholder approval at the Special Meeting. If the CEO Incentive Plan is approved by CF II stockholders, the CEO Incentive Plan will become effective on the Closing Date. If the CEO Incentive Plan is not approved by CF II stockholders, it will not become effective and no stock awards will be granted thereunder. The CEO Incentive Plan is described in more detail below.

Reasons to Approve the CEO Incentive Plan

View believes Rao Mulpuri (the “Participant”) will play a vital role in helping the Combined Entity achieve its goals and advance the interests of the Combined Entity’s stockholders. Therefore, View has designed a compensation program that will enhance the Combined Entity’s ability to incentivize the Participant and promote the success of the Combined Entity’s business through the grant of a performance-based option award (the “CEO Option Award”). The CEO Option Award that the Participant will receive is described in detail in the section below titled “New Plan Benefits.”

Approval of the CEO Incentive Plan by CF II stockholders is required, among other things, to comply with stock exchange rules requiring stockholder approval of equity compensation plans.

Description of the CEO Incentive Plan

Set forth below is a summary of the material features of the CEO Incentive Plan. The CEO Incentive Plan is set forth in its entirety as Annex F to this proxy statement/prospectus, and all descriptions of the CEO Incentive Plan contained in this CEO Incentive Plan Proposal are qualified by reference to Annex F.

Purpose

The CEO Incentive Plan is intended to (i) incentivize the Participant with long-term equity-based compensation to align his interests with the Combined Entity’s stockholders and (ii) promote the success of the Combined Entity’s business.

Permitted Type of Stock Award

The CEO Incentive Plan only permits the grant of the Option Award to the Participant pursuant to the terms set forth in the New Plan Benefits section of this CEO Incentive Plan Proposal.

Share Reserve

Maximum Number of Shares

Subject to adjustments as set forth in the CEO Incentive Plan, the maximum aggregate number of shares of Class A Common Stock that may be issued under the CEO Incentive Plan shall not exceed 25,000,000 shares of Class A Common Stock. The shares may be authorized, but unissued, or reacquired shares of Class A Common Stock. As of February 8, 2021, the closing price of Class A Common Stock as reported on Nasdaq was $11.53 per share.

Lapsed Awards

Once the CEO Option Award is granted under the CEO Incentive Plan, the shares underlying such award shall reduce the pool available for issuance under the CEO Incentive Plan and, once granted pursuant to the CEO Option Award, such shares shall never be available for future issuance under the CEO Incentive Plan under any circumstances.

Eligibility

Only Dr. Mulpuri is eligible to receive the CEO Option Award under the CEO Incentive Plan.

Administration

The CEO Incentive Plan will be administered by the Combined Entity Board or a committee thereof, which committee will be constituted to satisfy applicable laws (the “CEO Plan Administrator”).

Subject to the terms of the CEO Incentive Plan, the CEO Plan Administrator has the authority to (i) grant the CEO Option Award to the Participant pursuant to the terms set forth in the New Plan Benefits section of this CEO Incentive Plan Proposal; (ii) approve the form of option award agreement for use under the CEO Incentive Plan, provided such form of option award agreement is consistent with the terms of the CEO Incentive Plan; (iii) construe and interpret the terms of the CEO Incentive Plan and the CEO Option Award granted pursuant to the CEO Incentive Plan; (iv) correct any defect, supply any omission or reconcile any inconsistency in the CEO Incentive Plan, the CEO Option Award or the option award agreement; (v) prescribe, amend and rescind rules and regulations relating to the CEO Incentive Plan; (vi) modify or amend the CEO Option Award (subject to the terms of the CEO Incentive Plan); (vii) allow the Participant to satisfy tax withholding obligations in such manner as prescribed in the CEO Incentive Plan; (viii) authorize any person to execute on the Combined Entity’s behalf any instrument required to effect the grant of the CEO Option Award previously granted by the CEO Plan Administrator; (ix) allow the Participant to defer the receipt of the delivery of shares that would otherwise be due to the Participant under the CEO Option Award; and (x) make all other determinations deemed necessary or advisable for administering the CEO Incentive Plan.

Stock Options

As an award of stock options, the CEO Option Award will provide for the purchase of shares of the Combined Entity’s Class A Common Stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the grant date, except with respect to certain substitute awards granted in connection with a corporate transaction. The CEO Option Award will be granted with an exercise price equal to the greater of(i) $10.00 per share or (ii) the closing trading price of the Combined Entity’s Class A Common Stock on the Closing Date.

CEO Option Award

The CEO Option Award will be granted to the Participant on the Closing Date, subject to the Participant remaining employed with View on such date. The CEO Option Award will vest pursuant to the criteria set forth in the New Plan Benefits section of this CEO Incentive Plan Proposal. The CEO Option Award may become exercisable based on the achievement of Performance Goals (as defined below) during a Performance Period (as defined below) as set forth in the New Plan Benefits section of this CEO Incentive Plan Proposal.

Leaves of Absence/Transfer between Locations

The CEO Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of the CEO Option Award will be suspended during any leave of absence; provided that in the absence of such determination, vesting of the CEO Option Award will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). The CEO Option Award will not cease to vest in the case of (i) any leave of absence approved by the CEO Plan Administrator or (ii) transfers between locations or between the Combined Entity and any of its subsidiaries.

Nontransferability of Option Award

The CEO Option Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

Clawback/Recovery

The CEO Plan Administrator may specify in the option award agreement that the Participant’s rights, payments, and/or benefits with respect to the CEO Option Award will be subject to reduction, cancelation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of the CEO Option Award. Notwithstanding any provisions to the contrary under the CEO Incentive Plan, the CEO Option Award granted under the CEO Incentive Plan will be subject to any clawback policy as may be established and/or amended from time to time by the Combined Entity. The CEO Plan Administrator may require the Participant to forfeit or return to and/or reimburse the Combined Entity for all or a portion of the CEO Option Award and/or shares issued under the CEO Option Award, any amounts paid under the CEO Option Award, and any payments or proceeds paid or provided upon disposition of the shares issued under the CEO Option Award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of the Common Stock or other significant corporate transaction, or other change affecting the Combined Entity’s capital stock occurs, the CEO Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the CEO Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the CEO Incentive Plan and/or the number, class, kind and price of securities covered by the CEO Option Award; provided that all such adjustments will be made in a manner that does not result in taxation under Section 409A.

Dissolution or Liquidation

In the event of the proposed winding up, dissolution or liquidation of the Combined Entity, the CEO Plan Administrator will notify the Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the CEO Option Award will terminate immediately prior to the consummation of such proposed action.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of the Combined Entity’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Combined Entity with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of the Combined Entity’s then outstanding capital stock, or (iv) a “Change in Control” (as defined in the CEO Incentive Plan) the CEO Option Award (vested or unvested) will be treated as the CEO Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of the CEO Option Award (if the Combined Entity is the surviving corporation); (b) the assumption of the CEO Option Award by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for the CEO Option Award; (d) the cancellation of the CEO Option Award in exchange for a payment to the Participant equal to the fair market value of the shares subject to the CEO Option Award as of the closing date of such corporate transaction (provided that such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting and accelerated expiration of the CEO Option Award; or (f) the opportunity for the Participant to exercise the CEO Option Award prior to the occurrence of the corporate transaction and the termination (for no consideration) of the CEO Option Award upon the consummation of such corporate transaction if not exercised prior thereto.

Change in Control

The CEO Option Award may be subject to additional acceleration of vesting upon or after a Change in Control as may be provided in any other written agreement between the Combined Entity or any of its subsidiaries and the Participant, but in the absence of such provision, no such acceleration will occur. In connection with the Business Combination, the Combined Entity expects to assume the Participant’s employment agreement, which provides for, among other things, certain severance payments and benefits and the accelerated vesting of equity in connection with the Participant’s termination of employment or resignation for good reason under various circumstances, including in connection with a change in control of View. See the section below titled “Executive Compensation Arrangements—Post-Closing” for more information.

Amendment, Termination and Duration of the CEO Incentive Plan

If approved by CF II stockholders, the CEO Incentive Plan will continue in effect until the CEO Option Award granted thereunder is no longer outstanding. The CEO Plan Administrator may at any time amend, alter, suspend or terminate the CEO Incentive Plan.

U.S. Federal Tax Aspects

The Participant will not have taxable income upon the grant of the nonstatutory stock option. The Participant will recognize ordinary income upon exercise of the stock option in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

Prior to the delivery of any shares pursuant to the CEO Option Award or prior to any time the CEO Option Award or shares are subject to taxation or other tax-related items, the Combined Entity and/or the Participant’s employer will have the power and the right to deduct or withhold, or require the Participant to remit to the Combined Entity, an amount sufficient to satisfy any tax-related items or other items that are required to be withheld or deducted or otherwise applicable with respect to the CEO Option Award.

The CEO Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have the Combined Entity withhold otherwise deliverable cash or shares, or delivering to the Combined Entity already-owned shares. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that the Combined Entity deems to be reasonable and in accordance with applicable laws.

The Combined Entity will be entitled to a tax deduction in connection with the CEO Option Award granted under the CEO Incentive Plan only in an amount equal to the ordinary income realized by the Participant and at the time the Participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that the Combined Entity may deduct as a business expense in any year with respect to the Combined Entity’s CEO, CFO and three other most highly paid executives. Based on the compensation program the Combined Entity has designed for the Participant, Section 162(m) will likely limit the amount of ordinary income the Combined Entity may deduct in connection with the CEO Option Award granted under the CEO Incentive Plan.

New Plan Benefits

Subject to and conditioned upon stockholder approval of the CEO Incentive Plan, the Combined Entity will make the following grant described below, effective as of the Closing Date, under the CEO Incentive Plan.

CEO Option Award

Dr. Mulpuri shall receive the CEO Option Award under the CEO Incentive Plan to purchase 25,000,000 shares of Class A Common Stock, which will vest and become exercisable by satisfying the following performance conditions:

Tranche	Option Shares (#)	Average Trading Price per Share of the Combined Entity ($)*
1	2,500,000	20.00
2	2,500,000	30.00
3	2,500,000	40.00
4	2,500,000	50.00
5	2,500,000	60.00
6	2,500,000	70.00
7	2,500,000	80.00
8	2,500,000	90.00
9	2,500,000	100.00
10	2,500,000	110.00

* Based on a 60-calendar day trailing average.

General Terms

The CEO Option Award will include the following general terms:

The CEO Option Award will be a nonqualified stock option. The exercise price will be the greater of (i) $10.00 per share; and (ii) the closing trading price of CF II Class A Common Stock on Nasdaq on the Closing Date of the Business Combination. The grant date will be the Closing Date, and the term of the CEO Option Award will be ten years. Upon the Participant’s termination of employment, the vested option shares will remain exercisable for a one-year period after the date of termination. There is no acceleration of vesting upon termination of employment for any reason, including by reason of death or disability. The unvested portion of the CEO Option Award will be forfeited upon termination of employment for any reason.

Vesting of the CEO Option Award is contingent upon the Participant’s employment as the Chief Executive Officer or the Executive Chairman of the Combined Entity. If the Participant is still employed by the Combined Entity in a role other than the specified roles above, he will no longer be able to vest under the CEO Option Award, but can continue to hold unexercised vested option shares for the full term of the CEO Option Award.

Upon a Change in Control, any vested portion of the CEO Option Award will be assumed or substituted by the successor and any unvested portion of the CEO Option Award automatically will terminate at the effective time of the Change in Control event unless otherwise agreed at the time of the Change in Control. The vested and unexercised portion of the CEO Option Award will remain exercisable through its expiration date. The Combined Entity’s stock price for purposes of determining the milestones will be measured at the time of the Change in Control without regard to the 60 calendar day trailing average of the stock price. All shares acquired upon exercise of option shares underlying the CEO Option Award are subject to an eighteen-month holding period that begins on the date that the underlying option shares vested.

Milestone targets will be adjusted higher or lower, as applicable, to account for any of the following: stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of Common Stock, subdivision of Common Stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Combined Entity or other significant corporate transaction, or other change affecting Common Stock occurs.

Equity Compensation Plan Information

As of December 31, 2019, CF II did not maintain any equity compensation plans.

Vote Required for Approval

The approval of the CEO Incentive Plan Proposal requires the affirmative vote of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this proposal. Broker non-votes will have no effect with respect to the approval of this proposal. The Business Combination is conditioned upon the approval of the CEO Incentive Plan Proposal. The approval of the CEO Incentive Plan Proposal is conditioned on the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal and each of the Post-Merger Charter Amendment Proposals at the Special Meeting.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT CF II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CEO INCENTIVE PLAN PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CF II Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to CF II’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the election of director nominees pursuant to the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal and the CEO Incentive Plan Proposal. In no event will the CF II Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CF II’s stockholders, the CF II Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at the Special Meeting. Abstentions and broker non-votes will have no effect on this proposal. The Business Combination or the approval of any other Proposal is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Recommendation of the CF II Board

THE CF II BOARD UNANIMOUSLY RECOMMENDS THAT CF II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT CF II

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to CF II.

General

We are a blank check company formed on September 27, 2019 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. We intend to focus our search on businesses that may provide significant opportunities for attractive investor returns. Our efforts to identify a prospective target business are not be limited to a particular industry or geographic region, although we are focused on companies operating in an industry where we believe our management team and founders’ expertise will provide us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

We, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets, whose businesses include CF&Co., a leading independent middle market investment bank and primary dealer; BGC Partners, Inc., whose common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP”, a leading global financial technology and brokerage business primarily servicing the global financial markets; and Newmark Group, Inc., whose Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “NMRK”, a leading full-service commercial real estate services business.

In August 2020, we closed the IPO for the sale of an aggregate of 50,000,000 Public Units at a price of $10.00 per Unit, each Unit consisting of one share of CF II Class A Common Stock and one Public Warrant, yielding gross proceeds of $500,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 1,100,000 Placement Units at a price of $10.00 per Unit ($11,000,000 in the aggregate) in a private placement, each consisting of one Placement Share and one-third of one Placement Warrant. $500,000,000 of the proceeds of the IPO and the concurrent private placement have been deposited in the Trust Account.

In connection with the IPO, we granted the underwriters a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. On October 10, 2020, upon the expiration of the 45-day period and the underwriters not exercising the over-allotment option, 1,875,000 shares of CF II Class B Common Stock were forfeited by the Sponsor.

On August 27, 2020, our Units started trading on the Nasdaq Capital Market under the symbol “CFIIU.” On October 15, 2020, the CF II Class A Common Stock and Warrants started trading on the Nasdaq Capital Market under the symbols “CFII” and “CFIIW,” respectively.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The CF II Board will make the determination as to the fair market value of our initial business combination. The CF II Board believes that the financial skills and background of its members qualify it to conclude that the Business Combination with View met this requirement.

Stockholder Approval of Business Combination

Pursuant to the Existing Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s Public Shares for cash if the business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest (net of taxes payable). Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the Public Shares.

The Sponsor and each of our officers and directors have agreed to, among other things, vote in favor of the Business Combination Proposal, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any shares of CF II Common Stock held by them. Shares of CF II Class A Common Stock underlying the 1,100,000 Private Placement Units and shares of CF II Class B Common Stock held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and CF II’s directors and officers own an aggregate of 21.4% of our outstanding shares of CF II Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or our or View’s respective directors, officers, advisors or respective affiliates may (1) purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, Public Shares, (2) execute agreements to purchase Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire Public Shares, vote their Public Shares in favor of the Proposals or not redeem their Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF II Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or View’s respective directors, officers, advisors or respective affiliates purchase Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of approving the Proposals and (2) limit the number of Public Shares electing to redeem, including to satisfy any minimum cash requirement.

Redemption of Public Shares and Liquidation if no Initial Business Combination

The Existing Charter provides that we will have until August 31, 2022 (or a later date approved by our stockholders pursuant to the Existing Charter) to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF II Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders pursuant to the Existing Charter).

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or Private Placement Shares held by them if we fail to complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders pursuant to the Existing Charter).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders pursuant to the Existing Charter) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of CF II Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding Public Shares. However, we may not redeem the Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account as well as the Sponsor Loan and any Working Capital Loans provided by our Sponsor. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by CF II stockholders upon our dissolution would be approximately $10.00 as of September 30, 2020. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by CF II stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and CF&Co. the underwriter of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CF II. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from the Sponsor Loan and any Working Capital Loans provided by the Sponsor to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the Public Shares in the event we do not complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter) may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter), is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF II Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the Public Shares as soon as reasonably possible by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter) and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the CF II Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the Existing Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the Public Shares if we do not complete our initial business combination by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the Public Shares if we are unable to complete our business combination by August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the Existing Charter, like all provisions of the Existing Charter, may be amended with a stockholder vote.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. Our executive offices are provided to us by Cantor at no cost. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from View’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition View is facing is set forth in the sections titled “Information about View—Our Competition.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF II

The following table sets forth selected historical financial information derived from CF II’s audited financial statements as of March 31, 2020 and for the period from September 27, 2019 (inception) through March 31, 2020 included elsewhere in this proxy statement/prospectus and from CF II’s unaudited interim financial statements as of and for the six months ended September 30, 2020 included elsewhere in this proxy statement/prospectus.

STATEMENTS OF OPERATIONS

	For the Six Months Ended September 30, 2020	For the period from September 27, 2019 (inception) through March 31, 2020
	(Unaudited)
Total expenses	$(69,291)	$(505)
Net loss	$(69,291)	$(505)
Weighted average shares outstanding of Class A common stock	51,100,000	—

Basic and diluted net income (loss) per share, Class A	$(0.00)	$—

Weighted average shares outstanding of Class B common stock	12,500,000	12,500,000

Basic and diluted net income (loss) per share, Class B	$(0.00)	$—

BALANCE SHEETS

	As of September 30, 2020	As of March 31, 2020
	(Unaudited)
Cash	$404,636	$25,000
Cash equivalents held in Trust Account	$500,000,000	$—
Total assets	$500,428,698	$25,000
Total liabilities	$93,327	$505
Common stock subject to possible redemption	$495,335,370	$—
Total stockholders’ equity	$5,000,001	$24,495

STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30, 2020	For the Period from September 27, 2019 (inception) through March 31, 2020
	(Unaudited)
Cash Flow Data:
Net cash used in investing activities	$(500,000,000)	$—
Net cash provided by financing activities	$500,379,636	$25,000

CF II’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF II.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	59	Chairman and Chief Executive Officer
Anshu Jain	57	President and Director
Alice Chan	40	Chief Financial Officer and Director
Robert J. Hochberg	58	Director
Charlotte S. Blechman	50	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since September 2019. Mr. Lutnick is also the Chairman, President and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as President and Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. (“Cantor SPAC I”) from October 2015 to November 2020 when Cantor SPAC I consummated its initial business combination with GCM Grosvenor Inc. (“GCM Grosvenor”). Mr. Lutnick has also served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. III (“Cantor SPAC III”) since March 2016, CF Acquisition Corp. IV (“Cantor SPAC IV”) since January 2020, CF Acquisition Corp. V (“Cantor SPAC V”) since April 2020 and CF Acquisition Corp. VI (“Cantor SPAC VI”) since April 2020. Mr. Lutnick is a member of the Board of Directors of the Fisher Center for Alzheimer’s Research Foundation at Rockefeller University, the Board of Directors of the Horace Mann School, the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Anshu Jain has been our President since September 2019 and our director since August 2020. Mr. Jain is also the President of Cantor, a position he has held since January 2017. Mr. Jain directs strategy, vision and operational foundation across Cantor’s businesses. Mr. Jain served as the President of Cantor SPAC I from January 2018 to November 2020 when Cantor SPAC I consummated its initial business combination with GCM Grosvenor. Mr. Jain has also served as the President of Cantor SPAC III since March 2020 and a director of Cantor SPAC III since November 2020, as the President of Cantor SPAC IV since September 2020 and a director of Cantor SPAC IV since December 2020, as the President of Cantor SPAC V since September 2020 and a director of Cantor SPAC V since January 2021 and as the President of Cantor SPAC VI since October 2020. Mr. Jain was Co-CEO of Deutsche Bank from June 2012 to June 2015. Between February 2016 and March 2017, Mr. Jain was an advisor to Social Finance Inc. and consultant to Deutsche Bank from July 2015 to January 2016. He was also a member of Deutsche Bank’s Management Board from 2009 to 2015 and Deutsche Bank’s Group Executive Committee from 2002 to 2015 and previously led Deutsche Bank’s team advising the UK Treasury on financial stability. Mr. Jain joined Deutsche Bank from Merrill Lynch in 1995. Mr. Jain sat on the Board of Directors of the Institute of International Finance from 2012 to 2015 and previously was a member of the Financial Services Forum and served on the International Advisory Panel of the Monetary Authority of Singapore. Mr. Jain is a trustee of Chance to Shine, a leading UK based sports charity whose mission is to spread the power of cricket throughout schools and communities. Mr. Jain also serves on the MIT Sloan Finance Group Advisory Board. Mr. Jain received his Bachelor’s degree in Economics, with honors, from the University of Delhi and his MBA in Finance, Beta Gamma Sigma, from the University of Massachusetts Amherst.

Alice Chan has been our Chief Financial Officer and our director since January 2021. Ms. Chan joined Cantor in March 2015 and has served as the Global Controller and Managing Director since March 2019. In this position, Ms. Chan oversees a range of financial functions for Cantor and its affiliates, most notably financial reporting, consolidations, new accounting standard implementations, corporate accounting, and process enhancements. Ms. Chan has also served as the Chief Financial Officer and a director of Cantor SPAC III, Cantor SPAC IV and Cantor SPAC V since January 2021 and as the Chief Financial Officer of Cantor SPAC VI since January 2021. In addition, Ms. Chan has been the Chief Financial Officer of Fintan Master Fund Ltd and the Chief Financial Officer of Fintan Investments Ltd since January 2019. Prior to joining Cantor, Ms. Chan worked at Goldman Sachs for approximately 10 years, focusing on broker dealers’ financial and regulatory reporting, and bank financial reporting. Ms. Chan holds Series 27 and 99 licenses. She received a B.S. in Finance from Pace University and a M.S. in Accounting from St. John’s University.

Robert J. Hochberg has served as a member of the CF II Board since August 2020. Mr. Hochberg is currently President and Chief Executive Officer of Numeric Computer Systems, Inc. Mr. Hochberg has served as President since June 1984 and as Chief Executive Officer since November 1994. Numeric Computer Systems is a global software company with offices in New York, San Juan, Auckland, Jakarta and Sydney. Additionally, Mr. Hochberg currently serves on the Board of Directors of Rodin Income Trust, Inc. Mr. Hochberg served as a director of Cantor SPAC I from January 2020 until November 2020 when Cantor SPAC I consummated its initial business combination with GCM Grosvenor. Mr. Hochberg has also served as a director of Cantor SPAC III since November 2020. Mr. Hochberg is a graduate of Vassar College, where he received a Bachelor of Arts in Economics.

Charlotte S. Blechman has served as a member of the CF II Board since November 2020. Ms. Blechman has extensive executive and management experience in marketing, public relations, visual merchandising, branding, digital and social marketing, advertising and communications. Ms. Blechman has served as Chief Marketing Officer of Tom Ford Retail LLC since January 2017 where she oversees various departments. She is responsible for all global marketing, communications, advertising, public relations, visual display, customer relationship management, digital marketing, events, and global marketing initiatives. From 2011 to 2017, Ms. Blechman served as Executive Vice-President of Marketing and Communication at Barneys New York. Prior to that, Ms. Blechman served as Gucci America’s Vice President of Public Relations and Special Events, also overseeing Worldwide Celebrity Relations. She also served as Vice President of Public Relations for Yves Saint Laurent.

Number and Terms of Office of Officers and Directors

We currently have five directors. Holders of our Founder Shares will have the right to elect all of our directors prior to consummation of our initial business combination and holders of our Public Shares will not have the right to vote on the election of directors during such time. These provisions of our Existing Charter may only be amended if approved by at least 90% of the CF II Common Stock voting at a stockholder meeting. Approval of our initial business combination will require the affirmative vote of a majority of the CF II Board, including Mr. Lutnick. The CF II Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Ms. Chan and Mr. Hochberg, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Lutnick, Mr. Jain and Ms. Blechman, will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding Founder Shares. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of our Founder Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF II Board and serve at the discretion of the CF II Board, rather than for specific terms of office. The CF II Board is authorized to appoint persons to the offices set forth in the CF II Bylaws as it deems appropriate. The CF II Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF II Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF II Board generally must be independent beginning one year following the IPO, although we intend to rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the CF II Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF II Board has determined that each of Mr. Hochberg and Ms. Blechman is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules. We intend to appoint one additional independent director to the CF II Board within one year following the IPO if we have not consummated an initial business combination by then.

Officer and Director Compensation

Ms. Blechman will receive cash compensation of $100,000 for her services on the CF II Board and committees thereof. None of our other officers or directors has received any cash compensation for services rendered to us. In addition, the Sponsor transferred 20,000 Founder Shares to Mr. Hochberg and 10,000 Founder Shares to Ms. Blechman for their services on the CF II Board and committees thereof. Except as described herein, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by us to our officers and directors or to our Sponsor or any affiliate of our Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, to the extent that we elect any additional independent director to the CF II Board prior to our initial business combination, either our Sponsor will either transfer up to 20,000 Founder Shares to each such director or we will pay cash fees to such directors, at our discretion. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor or our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. We may engage CF&Co., or another affiliate of our Sponsor, as a financial advisor in connection with our initial business combination and pay such affiliate a customary financial advisory fee in an amount that constitutes a market standard financial advisory fee for comparable transactions.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the Combined Entity to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the CF II Board for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the CF II Board.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the CF II Board

The CF II Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

We have established an audit committee of the CF II Board. Mr. Hochberg, Ms. Blechman and Ms. Chan serve as members of our audit committee, and Mr. Hochberg chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Each of Mr. Hochberg and Ms. Blechman meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act but Ms. Chan does not meet such standards. We intend to appoint one additional independent director to our audit committee to replace Ms. Chan within one year following the IPO pursuant to the Nasdaq phase-in provisions for initial public offerings to the extent that we have not consummated an initial business combination by then.

Each member of the audit committee is financially literate and the CF II Board has determined that Mr. Hochberg qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF II Board. Mr. Hochberg and Ms. Blechman serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions. Each of Mr. Hochberg and Ms. Blechman is independent and Mr. Hochberg chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Existing Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF II Board. The CF II Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are initially Mr. Hochberg and Ms. Blechman, and upon selection of an additional independent director will include such additional director. In accordance with Rule 5605 of the Nasdaq rules, each of Mr. Hochberg and Ms. Blechman is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF II Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the CF II Board should follow the procedures set forth in the CF II Bylaws. However, prior to our initial business combination, holders of our Public Shares will not have the right to recommend director candidates for nomination to the CF II Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF II Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF II Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find Additional Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CF II

The following discussion of CF II’s financial condition and results of operations should be read in conjunction with CF II’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF II before the Business Combination.

Overview

We are a blank check company formed on September 27, 2019 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating a business combination, we intend to focus our search on companies operating in the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies. Our Sponsor is CF Finance Holdings II, LLC.

Our registration statement for the IPO was declared effective on August 26, 2020. On August 31, 2020, we consummated the IPO of 50,000,000 Units at a purchase price of $10.00 per Unit, generating gross proceeds of $500,000,000. Each Unit consists of one share of CF II Class A Common Stock and one-third of one redeemable Warrant. Each whole Warrant entitles the holder to purchase one share of CF II Class A Common Stock at a price of $11.50. Each Warrant will become exercisable on the later of 30 days after the completion of our initial business combination or 12 months from the closing of the IPO and will expire 5 years after the completion of our initial business combination, or earlier upon redemption or liquidation. We granted the underwriter a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. The over-allotment option expired unexercised on October 10, 2020.

Simultaneously with the closing of the IPO, we consummated the sale of 1,100,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement to our Sponsor, generating gross proceeds of $11,000,000. The proceeds of the Private Placement Units were deposited into the Trust Account and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law.

Transaction costs amounted to approximately $10,600,000, consisting of $10,100,000 of underwriting fees and approximately $500,000 of other costs. In addition, approximately $500,000 of cash from the IPO was held outside of the Trust Account and was available for working capital purposes.

Following the closing of the IPO on August 31, 2020, an aggregate of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Units was placed in the Trust Account located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer& Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by CF II meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by CF II, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account. As of September 30, 2020, the proceeds of the IPO and Private Placement Units were invested in a money market fund.

If we are unable to complete a business combination within 24 months from the closing of the IPO, or August 31, 2022 (or a later date approved by our stockholders in accordance with the Existing Charter, the

“Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF II Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if we fail to complete a business combination within the Combination Period.

Results of Operations

Our entire activity since inception through September 30, 2020 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of net gains on investments, dividends and interest income on U.S. Treasury securities, investments in money market funds that invest in U.S. Treasury securities and cash from the proceeds derived from the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance and other purposes), as well as for due diligence expenses in connection with our search for a business combination.

For the three and six months ended September 30, 2020, we had a net loss of approximately $69,000, which consisted of approximately $52,000 in general and administrative costs and $17,000 in franchise tax expense.

For the fiscal year ended March 31, 2020, we had a net loss of approximately $505.

Liquidity and Capital Resources

As of September 30, 2020, we had approximately $405,000 in our operating bank account, and working capital of approximately $335,000.

Our liquidity needs to date have been satisfied through a contribution of $25,000 from our Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $185,000 from our Sponsor pursuant to a promissory note (the “Note”), and the proceeds from the consummation of the Private Placement not held in the Trust Account. We fully repaid the Note as of August 31, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor has committed to loan to us up to $750,000 to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to our initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans (the “Working Capital Loans”). As of September 30, 2020, there were no amounts outstanding under the Sponsor Loan or any Working Capital Loan.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from our Sponsor to meet our needs through the earlier of the consummation of a business combination or one year from the date hereof. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating our initial business combination.

We continue to evaluate the impact of the COVID-19 pandemic and our management has concluded that the specific impact is not readily determinable as of the date of the accompanying financial statements. The financial statements accompanying this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. CF II has identified the following as its critical accounting policies:

CF II Class A Common Stock Subject to Possible Redemption

Shares of CF II Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of CF II Class A Common Stock (including shares of CF II Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within CF II’s control) are classified as temporary equity. At all other times, shares of CF II Class A Common Stock are classified as shareholders’ equity. Shares of the CF II Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 49,533,537 shares of CF II Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of CF II’s balance sheet.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted-average number of shares outstanding during the applicable periods. We have not considered the effect of the Warrants sold in the IPO and the Private Placement to purchase an aggregate of 17,033,334 shares of CF II Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our unaudited condensed statements of operations include a presentation of income per share for shares subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of CF II Class A Common Stock are calculated by dividing the interest income (loss) earned on cash equivalents and investments and held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account, by the weighted average number of shares of CF II Class A Common Stock outstanding for the applicable period. Net loss per share, basic and diluted for shares of CF II Class B Common Stock is calculated by dividing the net income, less income attributable to CF II Class A Common Stock by the weighted average number of shares of CF II Class B Common Stock outstanding for the applicable period.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of September 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act, we are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT VIEW

Unless otherwise indicated or the context otherwise requires, references in this section to the company, “we,” “us,” “our” and other similar terms refer to View, Inc. prior to the Business Combination.

Our Vision

Our vision is that technology can help create a better world. We believe in first-principles based innovation, where we start with the fundamentals, rather than just incremental to others’ framing of issues and opportunities.

We started this journey with two main objectives: Solving climate change, and improving human health, two of the biggest challenges and opportunities of our times.

As humans, we are continuing to understand our bodies and the universe better each day. We are learning about human evolution, our bodies and minds – our physiology, biochemistry and psychology, while at the same time understanding our universe, the interdependence of our planet and its ecosystem, and the periodic table of the elements – and better able to assemble the atoms and use bits to activate them to serve us and our planet better. View plays at the intersection of the human body and its interplay with the universe.

Our Mission

View is on a mission to create delightful environments.

The real estate industry, the largest asset class, and the construction industry, which employs over 500 million people and uses over 50% of all the resources in the world, have consistently under-participated in innovation compared to the rapid improvements we have experienced in other industries.1 Buildings consume 40% of all energy, more than any other sector, and humans spend 90% of their time inside buildings compared to just 5% inside an automobile.2 Yet, comparatively the real estate industry has experienced very little innovation in the last several decades.

We believe that innovation and advances in materials, processes, business practices, and ways of thinking will drive significant advancements. This creates a unique opportunity to transform this massive industry and the human experience in buildings. At View, we are accomplishing this mission by making buildings

i)	healthier,

ii)	more sustainable,

iii)	smarter, and

iv)	more fun.

Our Story

Humans are an outdoor species. We are wired to crave natural daylight and a connection to the outdoors. This is why buildings are built with windows to let in natural light and provide unobstructed views. We as humans are lucky to have discovered glass, this magical material – a wall you can see through. However, conventional glass suffers from two significant issues – glare and heat. While conventional glass lets in natural light, it also causes significant glare and heat from the rays of the sun. People compensate for these visual and thermal discomforts by hanging blinds, shades or curtains; however, blinds defeat the entire purpose of having windows by blocking the view. Further, once the shades are drawn down, they typically tend to stay down.

[1]	2018 Global Status Report, Global Alliance for Buildings and Construction.
[2]	U.S. Environmental Protection Agency. 1989. Report to Congress on indoor air quality: Volume 2. EPA/400/1-89/001C. Washington, DC.

Conventional glass also allows heat into buildings, primarily from solar radiation; architects compensate for this heat by installing larger air conditioning and HVAC systems. While larger HVAC systems alleviate the problem, they do not fully solve heat issues and leave thermally hot zones near the windows, while still adding substantial cost and increasing materials and energy usage.

Our experience inside buildings also leaves a lot to be desired. We frequently suffer from insufficient natural light, upset circadian cycles, poor air quality, and a lack of connection to the outdoors. These conditions often manifest themselves in the form of increased eye strain, headaches, drowsiness, and depression, leading to increased stress and absenteeism, and lower productivity.

View’s innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while still minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

Our Products

View Smart Glass

View Smart Glass is our base product launched in 2012 that includes electrochromic glass panels in the form of insulating glass units (“IGUs”) and a network infrastructure comprised of our proprietary wiring and controls system that provides an IP-addressable location to every glass panel, as well as software and algorithms that control the behavior of each glass panel in real time (“View Smart Glass”). View Smart Glass panels utilize our proprietary electrochromic technology. Electrochromism is the phenomenon by which the light transmission through a transparent material changes when an electrical voltage is applied to it. By using electrochromism, View Smart Glass windows can modulate ultraviolet, visible and infrared light simultaneously and on demand. View Smart Glass windows can block more than 90% of solar radiation, achieving up to 20% reductions in HVAC energy consumption and peak loads.3 This ability to control the transmittance of light enables us to automatically control the amount of glare and heat entering a space, while reducing the energy consumption of the building.

View Net

View Net is our new cloud-connected, network infrastructure offering that can incorporate and power smart building devices from View and other companies, in addition to View Smart Glass windows (“View Net”). View Net is a scalable, secure, fault-tolerant, enterprise-grade, smart building platform that can be upgraded remotely or “over-the-air” to incorporate performance improvements and new features. By having the ability to incorporate other smart building devices, View Net reduces redundant cabling, installation costs and materials. It also future-proofs buildings by providing the capability to add smart devices and applications over an open IP protocol, thus providing integrated capabilities and saving future complexity, cost, time and materials. View Net became commercially available in 2020.

[3]	Based on View Smart Glass product performance specification in data sheet. View Smart Glass has standard Tint 4 SHGC as 0.09 or ~10%.

View Immersive Experiences

View Immersive Experience transforms View Smart Glass windows into transparent, digital, interactive surfaces by incorporating see-through, high-definition displays directly onto the windows (“View Immersive Experiences”). Users can use these interactive surfaces to communicate and conduct video conference calls right on the View Smart Glass windows, collaborate by writing on these touch-sensitive surfaces with their fingers, and display information to educate and entertain. View Smart Glass windows provide the contrast, glare control and UV-protection required to achieve high quality experiences and product durability. Once confined to the realm of science fiction movies, this technology is now commercially available in 2020.

View Sense

View Sense modules provide the ability to measure and optimize light, humidity, temperature, air quality, dust, and noise – environmental variables which directly impact the human experience and health in buildings (“View Sense”). View Sense combines several sensors into integrated modules, reducing the number of discrete sensors, cabling, labor and installation effort in a building, while also incorporating machine learning and artificial intelligence to optimize environmental conditions and generate new insights. View Sense modules can be monitored and controlled remotely, and also upgraded through software to incorporate new features and performance improvements. View Sense became commercially available in 2020.

View Smart Protect

View Smart Protect is our intrusion detection solution that can be deployed on all View Smart Glass windows to improve the security of a building by detecting glass breakage (“View Smart Protect”). By leveraging our proprietary network infrastructure, View Smart Protect can be deployed to monitor any break in the electrical circuit of View Smart Glass windows. View Smart Protect eliminates the need to add additional glass breakage sensors to enhance security, thereby saving materials and additional maintenance and installation costs, while also improving aesthetics. View Smart Protect became commercially available in 2018.

Our Benefits

View’s products provide multiple benefits to users, building owners and operators, and more broadly to society.

1.

Sustainability and Energy Efficiency: View Smart Glass reduces energy usage in buildings by blocking heat from entering buildings and thus reducing peak cooling loads. View Smart Glass also helps harvest natural light, thus reducing daytime lighting energy loads. Building owners can also realize significant contributions to their Leadership in Energy and Environmental Design (“LEED”) certifications, and path to Net-Zero Energy performance by using View Smart Glass windows.

2.

Improved Human Health and Productivity: Independent research has shown that increased exposure to natural light and views leads to significant reductions in the incidence of eyestrain, headaches and drowsiness, improved productivity and longer sleep. In addition, View Sense modules provide information to report and optimize indoor environmental factors such as temperature, air quality, light levels and the level of carbon dioxide, which have been shown to impact cognitive function.[4]

3.	Better User Comfort and Experience: While people enjoy sitting next to windows because of the benefits of natural light and a connection to the outdoors, they often feel uncomfortable and are unable

[4]

Cornell University. Hedge A and Nou D. (2018). Worker Reactions to Electrochromic and Low-E Glass Office Windows. Ergonomics International Journal, 2(7): 000167. DOI: 10.23880/eoij-16000166; University of Illinois Urbana-Champaign and SUNY Upstate Medical University. Boubekri M, Lee J, MacNaughton P,Woo M, Schuyler L, Tinianov B, Satish U. The Impact of Optimized Daylight and Views on Sleep Duration and Cognitive Performance of Office Workers. International Journal of Environmental Research and Public Health, 2020, 17(9), 3219.

to do so with conventional glass windows because of the presence of glare and heat. View Smart Glass windows mitigate both heat and glare while still maintaining unobstructed views and a connection to the outdoors, thus keeping users comfortable and providing them with a superior experience.

4.

Improved Utilization of Real Estate: Building operators today often leave the last few feet around the perimeter of a building unoccupied because of the presence of uncomfortable heat and glare. By using View Smart Glass windows, they are able to eliminate this discomfort and reclaim usable space inside the building perimeter.

5.

Design Flexibility: Many architects prefer to design buildings with large windows because of the benefits of natural light and to cater to occupant preferences. However, conventional glass lets in heat because of incidental sunlight, making it a relatively energy-inefficient material. This has forced architects to either reduce the size of windows or spend more on other mitigation strategies to meet regulatory requirements and user preferences. View Smart Glass, which modulates the amount of heat entering the building, provides architects with greater design flexibility – allowing for larger windows and more natural light while still meeting energy codes and regulatory requirements.

6.

Future-Proofing of Assets: By using View Smart Glass and View Net, building owners gain the capability to make future performance improvements to their buildings at lower costs and complexity, and to potentially realize higher rents or faster lease-ups, which in turn may improve the monetary value of the building.

Our Strengths

We believe View has several strengths that will allow us to drive the rapid adoption of View products and to maintain our market leading position:

1.

Complete product solution: View offers complete product solutions, in which we design all critical aspects of the product, including the electrochromic nano-coatings, smart glass panels, electronics, cabling, network, algorithms, and software. Having complete design control over our products enables us to provide a superior, more elegant and more integrated solution and experience to customers and end users as compared to our competitors.

2.

Proven product durability: We have demonstrated projected lifetimes of our electrochromic nano-coating of over 30 years, with no degradation in performance, in tests conducted by independent laboratories.[5]

3.	Strong record of execution: View Smart Glass has now been installed in over 20 million square feet of buildings of significant scale and prominence.

4.

Manufacturing scale: View has a manufacturing footprint of over one million square feet in North America and has full control of its manufacturing processes, allowing us to rapidly scale while reducing production costs and maintaining quality.

5.

Intellectual property portfolio: View has over 1,000 patents and patent filings, 12 years of R&D experience, and continues to drive innovation across materials science, electronics, networking, hardware, software, and human factors research.

6.

Smart building platform: View’s smart building platform and network architecture offers a competitive advantage, as it has greater functionality, utilizes less cabling, and we believe is significantly simpler and cheaper to install than solutions from competing smart glass suppliers. As “smart buildings” grow in popularity, our enterprise-grade network and smart building platform provide yet another reason for building owners to choose smart glass.

[5]	Verified by National Renewable Energy Laboratory (NREL) testing as per ASTM E2141 for accelerated aging of electrochromic devices.

7.

Growing product portfolio: View has continued to develop several new products that will optimize the human experience in buildings, help reduce energy usage and carbon footprint, and make buildings more intelligent and adaptable.

8.

Strong ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction ecosystem including architects, general contractors, glaziers and low voltage electricians. In addition, we have built strong relationships with owners, tenants, and building developers who are in the best position to recognize and appreciate the multiple benefits we bring to their employees and tenants, as well as their energy efficiency initiatives. Over 50% of View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings. See “Our Customers” below for more details on our sales process.

9.	Experienced leadership team: View has built an experienced leadership team with a strong track record of driving product innovation, revenue growth and profitability in several technology businesses.

10.

Company culture: Most importantly, we have built a strong culture of safety, inclusion, curiosity, customer delight, iterative learning, commitment to excellence, ownership, and teamwork. This has enabled us to tackle hard technical and business problems and opportunities, challenge conventional wisdom, deliver value to our customers, and build a strong competitive advantage over incumbents and other entrants.

Our Market Opportunity / Key Trends

We believe that the total addressable market for smart glass will include all exterior windows in buildings and expect smart glass to eventually be as prevalent as air conditioning or elevators in buildings.

We expect four secular megatrends to continue to drive the demand for smart glass windows in modern architectural designs:

1.

Increased focus on climate change, ESG and sustainability: There is both a growing awareness in society of the need to reduce energy usage and to mitigate or reverse the human impact on climate change, and growing regulatory pressure to reduce energy consumption in buildings. View’s Smart Glass panels and products help reduce energy usage in buildings and contribute in a positive and material manner to the Environmental, Social, and Corporate Governance (“ESG”), LEED and energy initiatives of building owners and occupants.

2.

Growing focus on human health inside buildings: Based on scientific knowledge and general societal move towards healthier living, we believe that there is a growing focus within the real estate industry by architects, developers and building owners to construct buildings that are healthier. The recent COVID-19 pandemic has only increased the awareness in broader society of the environmental conditions inside buildings, including a greater focus on how air quality affects human health. Independent studies have shown that View’s products improve the health and wellness of people in buildings.[7]

3.

Better human experience: We believe that people have growing expectations for comfort, wellness and experience from their workspaces and indoor environments. This has been reflected in society over the

[7]

Cornell University. Hedge A and Nou D. (2018). Worker Reactions to Electrochromic and Low-E Glass Office Windows. Ergonomics International Journal, 2(7): 000167. DOI: 10.23880/eoij-16000166; University of Illinois Urbana-Champaign and SUNY Upstate Medical University. Boubekri M, Lee J, MacNaughton P,Woo M, Schuyler L, Tinianov B, Satish U. The Impact of Optimized Daylight and Views on Sleep Duration and Cognitive Performance of Office Workers. International Journal of Environmental Research and Public Health, 2020, 17(9), 3219.

last two decades, where companies have increasingly offered their employees better amenities and facilities, so they are more comfortable and more productive. Independent research has demonstrated that natural light and views are among the highest desired amenities by employees, and tenants pay higher rents for buildings with these features.[8] View enhances both natural light and views through its smart glass panels, and we anticipate this to be a strong driver of market growth.

4.

Growing demand for smart buildings: We believe that a confluence of factors, including societal changes and customer needs, the availability of high-performance sensors and electronics at reasonable prices, and advancements in software, machine learning and artificial intelligence, are driving demand for smart buildings. View is well positioned to leverage these trends with a smart building platform, and a growing portfolio of smart building products can be added to this platform.

Our Customers

We sell our products across multiple verticals of the real estate industry, including commercial offices, airports, hospitals and healthcare facilities, multi-family residential, and educational buildings. Within the commercial office space, our end users include companies who commission and own buildings for their own use as well as developers who construct buildings to lease or rent to tenants. We also expect to expand into additional verticals of the real estate industry over time, including single-family residential.

We engage and build relationships directly with members of the real estate ecosystem, including building owners, glaziers, low-voltage electricians, tenants, developers and general contractors. We believe that market adoption of our products is strongly influenced by engagement with end-users such as owners, tenants and building developers as they are well positioned to appreciate and value the benefits offered by our products, such as the improvement of human health, reduced energy usage, superior tenant experience, higher asset values, and future-proofing assets through technology. We secure design wins typically through non-binding agreements with such parties to design View products into a building project. As building projects commence, we negotiate and enter into legally binding agreements for the sale of our products and services with our customers that typically consist of glaziers and low voltage electricians that install our products at building sites, but can be any one or a combination of ecosystem partners.

Our Competition

We compete in the commercial window industry, the electrochromic glass industry as well as within the larger smart building product industry, each of which is highly competitive and continually evolving as participants strive to distinguish themselves within their markets, including through price and product improvement. We believe that our main sources of competition are existing commercial window manufacturers, electrochromic glass manufacturers, and companies developing smart building products and intrusion detection solution technologies. We believe the primary competitive factors in our markets are:

•	Technological innovation,

•	Product performance,

•	Product quality, durability, and price,

•	Execution track record, and

•	Manufacturing efficiency.

[8]

CBRE journal research: ‘Which Green Office Building Features Do Tenants Pay for? A Study of Observed Rental Effects.” Journal of Real Estate Research (2017)’ and JLL Market Report for Seattle, May 2015

Growth Strategies

Each of the below growth initiatives will be propelled by our ability to develop mainstream acceptance of our products. We continuously work to market our product and believe we will have mainstream acceptance of our products through the execution of the following:

1.

Compelling, proven product with growing installed base: Our technology is patented, functional and proven, with an increasing number of installations across major markets in North America driving both greater product awareness and higher interest from the real estate ecosystem. We expect this trend to accelerate as our base of installations continues to grow. Over 50% of View’s design wins over the last two years have been from building owners, developers and tenants that have previously had View Smart Glass installed in their buildings.

2.

New product introduction: We have significantly expanded our product portfolio and offer several smart building products, services and subscriptions to the market. In addition to a strong existing installed base who we believe will be likely adopters of these products, we also anticipate that strong interest in our smart building products will accelerate adoption of View Smart Glass.

3.

Sales channel expansion: We plan to create greater awareness and education among building owners and tenants, of the significant benefits of View, by forming business relationships with real estate brokers. Given the large number of commercial real estate brokers across North America, such business arrangements have the potential to significantly increase the awareness and recognition of View, our products and our benefits multiple fold.

4.

Deepen delivery ecosystem relationships: In the course of supplying View Smart Glass to over 20 million square feet of buildings of significant scale and prominence, View has developed strong relationships with members of the construction delivery ecosystem including architects, general contractors, glaziers and low voltage electricians. We will continue to focus on developing stronger relationships with these partners to facilitate smooth execution and positive momentum.

5.

Expansion into new geographies: View currently derives the majority of its business from select markets in North America. We believe our solutions will have universal appeal, and anticipate significant growth opportunities to expand our business in additional regions in North America and in international markets around the world.

6.

Serving new applications and industries: We believe there are significant benefits to using smart glass solutions in automotive applications such as windows and glass roofs that automatically adjust to sunlight, mobile phones and computing, wearables, mixed and augmented reality applications, and in other industries. We anticipate serving these applications in the future.

Research and Development

By focusing on innovation, continually enhancing our product offerings and leveraging our platform to offer new products, we believe we can increase building project originations, product usage and customer satisfaction, which we believe will increase revenue per customer and also reduce customer attrition. With over 12 years of experience and over 1,000 patents and patent applications, our research and development and engineering teams include people with expertise in all aspects of the development process, including materials science, electronics and networking, product design, software development, machine learning and AI, and quality assurance. Our research and development activities are conducted at our headquarters in Milpitas, California and also at our manufacturing facility located in Olive Branch, Mississippi.

Manufacturing and Supply

Manufacturing Process

View Smart Glass panels are manufactured at our production facility located in Olive Branch, Mississippi. We operate a sophisticated manufacturing facility designed for performance, scale, durability, and repeatability.

Our manufacturing combines talent, equipment, and processes from the semiconductor, flat panel display, solar and glass processing industries. Our proprietary manufacturing facility has been in use since 2010. We currently operate one production line in our facility with a name-plate capacity of approximately 5 million square feet of smart glass per year. In addition, we have partially completed the construction of a second production line at our Olive Branch facility. Once operational, we expect it to produce an additional 7.5 million square feet of smart glass per year, bringing total name-plate capacity of our facility to 12.5 million square feet per year. We expect to incur additional capital expenditures with respect to facility automation and completion of the second production line. The existing facility enables us to achieve economies of scale, increase production and decrease costs.

The electronic components comprising our View Net, View Immersive Experiences and View Sense products are manufactured through various contract manufacturers in accordance with our proprietary designs. We use outsourced manufacturing facilities to limit our capital expenditures, take advantage of third-party manufacturing expertise, and gain the flexibility and scalability to respond to changing demands for our products. Our manufacturers order components that have long lead times based on our demand forecasts and purchase other components as needed. We do not have any long-term supply agreements with any of the contract manufacturers that manufacture or supply any of the electronic components comprising our View Net, View Immersive Experiences and View Sense products.

Raw Materials

We utilize various commodity raw materials in the manufacture of our product, including glass, deposition targets, and glass spacers. Before we use these materials in our manufacturing process, a supplier must undergo an extensive qualification process, depending on the type of raw material. When appropriate and feasible, we secure raw material supplies through long-term contracts; however, currently we primarily purchase our product inputs through periodic purchase orders, including for glass which is a critical raw material.

Facilities

We are headquartered in Milpitas, California and manufacture our product at our facility located in Olive Branch, Mississippi. Our research and development activities are conducted at both our Milpitas and Olive Branch locations. We lease over 1.3 million square feet of manufacturing space in Olive Branch under two leases: (i) approximately 804,104 square feet expiring in March 2028 and (ii) 510,350 square feet expiring in February 2029. We also lease office space of 77,200 square feet in Milpitas under a lease expiring in September 2028. As of September 30, 2020, we have invested $407.5 million in capital expenditures, primarily in the Olive Branch facility which continues to be our sole manufacturing hub since 2010. We believe our current facilities are secure under long-term leases and will support our anticipated growth over the next several years. As demand for our products increases, we expect to expand our operations in Olive Branch through the completion of a second production line, but do not intend to add new facilities in the near future.

Government Regulation and Compliance

United States

We are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. We are also required to obtain various licenses and permits from state and local authorities in connection with the operation of our businesses, including but not limited to licensing, permitting and inspection requirements applicable to electricians and engineers; building codes; and permitting and inspection requirements applicable to construction projects.

Our sales and marketing practices are regulated by federal, state and local agencies. These laws and regulations typically place restrictions on the manner in which products and services can be advertised and sold, and to provide consumers with certain rescission rights.

Our operations include the use, handling, storage, transportation, generation and disposal of hazardous materials. We are subject to various federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, and occupational health and safety. While we believe we are currently in substantial compliance with such regulations, we could incur in the future substantial costs, fines and civil or criminal sanctions and costs arising from third party property damage or personal injury claims, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities.

Our facility is also subject to OSHA Process Safety Management regulations, which are designed to prevent or minimize the consequences of catastrophic releases of toxic, reactive, flammable or explosive chemicals. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

We are also subject to federal and state laws regarding privacy and the protection of user data. Certain state data protection, privacy, consumer protection, content regulation and other laws and regulations may be more restrictive than federal laws. There are also a number of legislative proposals pending before the U.S. Congress and various state legislative bodies concerning data protection that could affect us. We take reasonable efforts to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, and security. However, it is possible that the obligations imposed on us by applicable data privacy laws and regulations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices in other jurisdictions.

We believe we are currently in substantial compliance with applicable governmental or regulatory requirements. However, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of unknown environmental conditions, may require expenditures that could have a material adverse effect on our business, results of operations or financial condition.

Dynamic Glass Act

The Dynamic Glass Act of 2019 (the “Dynamic Glass Act”) was introduced in the U.S. Congress on June 13, 2019 and is currently pending. This bill classifies electrochromic glass as energy property for purposes of investment tax credit, and amends the Code to ensure that electrochromic glass qualifies as energy property for purposes of energy tax credit. Under the Dynamic Glass Act, “electrochromic glass” is defined as glass which uses electricity to change its light transmittance properties to heat or cool a structure, which would include View’s products. The next U.S. presidential administration has made public statements indicating that it has made clean energy revolution and environmental justice a priority, and members of the U.S. Congress have conducted hearings and proposed new legislations in line with that objective, such as the Dynamic Glass Act.

Under the Dynamic Glass Act, a thirty percent (30%) federal tax credit is granted on all engineering, materials, and labor costs for electrochromic glass windows and facades. Accordingly, under the Dynamic Glass Act, View’s existing and prospective customers would receive benefit from this federal tax credit when they use electrochromic glass. If the Dynamic Glass Act is enacted in the U.S. Congress in the near future, it could result in a net cost to View’s current and prospective customers that is comparable to the net cost of conventional, low-e glass.

Canada

Companies operating in the smart glass industry in Canada are subject to provincial regulation of their business activities, including the sale, installation and maintenance of smart building and electronic security systems. Consumer protection laws in Canada also require that certain terms and conditions be included in the contract between the service provider and the consumer.

Human Capital Resources

Employee Overview

Our employees are instrumental in helping inspire us to achieve our purpose. They bring a wide range of talents, experience, and perspectives to drive the innovation that is changing the world. We believe in the recognition of employee contributions and, for that reason, we make significant efforts to consider individual job performance as an important factor for promotions, job retention, and salary adjustments. We are an equal opportunity employer, and it is our policy to make employment decisions and opportunities based on merit, qualifications, potential, and competency.

As of December 15, 2020, we had 569 employees, including 334 in factory operations in Olive Branch, MS, 112 in sales and marketing and customer support, and 33 in SG&A. Our Milpitas, CA headquarters office has a strong engineering base and a smaller research and development facility. Our products rely heavily on the strength of our research and development, as well as engineering capabilities, and we have 90 employees focused on these areas. We have several smaller sales offices in New York City, Chicago, Seattle, Los Angeles, Boston, and various other locations. To date, we have not experienced any work stoppages, and we consider our relationship with our employees to be strong. Our employees are not represented by a labor union or subject to a collective bargaining agreement, nor have there been any known union organizing activities at any of our facilities.

Talent and Human Capital Management

Our human capital is governed by various federal, state and local regulations. We monitor key employment activities, such as hiring, termination and pay practices to ensure compliance with established regulations across the world. Attracting, developing and retaining the best people globally is critical to View’s long-term success.

Diversity and Inclusion

We are focused on attracting, developing and retaining diverse teams. We embrace diversity and inclusion and strive to provide an environment rich with diverse skills, backgrounds and perspectives.

Health & Safety

The safety of our employees remains our top priority. We have developed a robust set of health and safety policies in order to provide our employees and contractors with the knowledge and tools necessary to reduce the risks associated with their work responsibilities. Our training programs are developed in response to federal, state, and local regulations, as well as insurance agency requirements and institutional needs.

From the start of the COVID-19 crisis, we adopted extensive safety protocols to minimize potential workplace virus exposure, as the employees at our Olive Branch, MS facility have been deemed essential workers. Our safety protocols include, but are not limited to, specific traffic flow patterns, a check-in system, social distancing, temperature checks, and vigorous cleaning procedures.

View’s Board of Directors’ Role in Human Capital Resource Management

View’s Board of Directors believes that human capital management is an important component of View’s continued growth and success, and is critical to our ability to attract, retain and develop talented and skilled employees. We pride ourselves on a culture that respects co-workers and values concern for others. Management regularly reports to the View Board of Directors on human capital management topics, including corporate culture, safety, diversity and inclusion, employee development and compensation and benefits. The View Board of Directors provides input on important decisions, including with respect to safety, talent retention and development.

Employee Incentives and Benefits

We are committed to providing equity incentives to all our employees through the grant of equity incentive awards under our equity incentive plan, in order to align their interests with stockholders as “owners” of the business. We also provide cash incentives to our employees under our annual bonus program, pursuant to which employees are eligible to earn annual cash bonuses based on a percentage of their base salaries and overall company performance. These cash and equity incentive programs allow us to be competitive with comparable companies in our industry by giving us the resources to attract, motivate and retain talented individuals.

In addition, we provide health, welfare and retirement benefits for our employees, including medical, dental, vision, life insurance, short- and long-term disability, vacation, paid time off, various voluntary insurance programs and our 401(k) retirement plan, which allow us to enhance employee productivity and loyalty through the provision of competitive benefits. Furthermore, our employee assistance program offers employees and their families information, referrals, and short-term counseling for personal issues affecting their work or personal life in order to help protect the physical, emotional, and financial wellbeing of our employees.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings in the ordinary course of business. Although we cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted against us, we are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, results of operations, cash flows or financial condition.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF VIEW

The selected historical consolidated statement of operations and cash flow data of View for the years ended December 31, 2019 and 2018 and the historical consolidated balance sheet data as of December 31, 2019 and 2018 are derived from View’s audited consolidated financial statement included elsewhere in this proxy statement/prospectus. The selected historical condensed consolidated statements of operations data of View for the nine months ended September 30, 2020 and 2019 and the condensed consolidated balance sheet data as of September 30, 2020 are derived from View’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. In View management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly View’s financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019.

View’s historical results are not necessarily indicative of the results that may be expected in the future and View’s results for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2020 or any other period. You should read the following selected historical consolidated financial data together with “View’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and View’s consolidated financial statements and related notes and unaudited interim condensed consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statement of Operations Data (Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands, except share and per share data)
Revenue	$24,539	$12,534	$24,324	$20,175
Costs and expenses:
Cost of revenue	91,825	135,998	179,675	142,645
Research and development	50,344	56,709	77,696	33,655
Selling, general and administrative	62,835	54,743	72,905	81,169
(Income) loss from legal settlement	—	—	(22,500)	20,708

Total costs and expenses	205,004	247,450	307,776	278,177

Loss from operations	(180,465)	(234,916)	(283,452)	(258,002)
Interest and other income (expense), net:
Interest income	501	4,825	5,591	160
Interest expense	(19,191)	(5,951)	(10,594)	(31,783)
Other expense, net	(109)	(49)	(108)	(125)
(Loss) gain on fair value change	(2,296)	1,750	1,750	(80,338)
Loss on extinguishment of debt	—	—	(3,040)	(71,362)

Interest and other income (expense), net	(21,095)	575	(6,401)	(183,448)

Loss before provision of income taxes	(201,560)	(234,341)	(289,853)	(441,450)
Provision for income taxes	(137)	(40)	(51)	(50)

Net loss	(201,697)	(234,381)	(289,904)	(441,500)

Less: Deemed contribution from the redemption of redeemable convertible preferred stock	—	—	—	65,628

Net loss attributable to common stockholders	$(201,697)	$(234,381)	$(289,904)	$(375,872)

Net loss per share attributable to common stockholders:
Basic and diluted	$(2.80)	$(3.52)	$(4.29)	$(11.56)

Weighted-average shares used in calculation of net loss per share attributable to common stockholders—basic and diluted	72,031,992	66,516,046	67,571,844	32,516,155

Balance Sheet Data (Unaudited)

	As of September 30,	As of December 31,
	2020	2019	2018
	(in thousands)

Total assets	$433,998	$514,448	$334,174
Total liabilities	$374,035	$275,588	$135,038
Total redeemable convertible preferred stock	$1,812,678	$1,812,724	$1,512,915
Total stockholders’ deficit	$(1,752,715)	$(1,573,864)	$(1,313,779)

Cash Flow Data (Unaudited)

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019	2018
	(in thousands)
Net cash used in operating activities	$(123,680)	$(172,243)	$(234,015)	$(310,143)
Net cash used in investing activities	$(1,845)	$(152,702)	$(152,659)	$(65,838)
Net cash provided by financing activities	$97,390	$285,690	$399,170	$477,651

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF VIEW

The following discussion and analysis provides information which View’s management believes is relevant to an assessment and understanding of View’s consolidated results of operations and financial condition. The discussion should be read together with “Selected Historical Consolidated Financial Information of View” and the historical consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019, and 2018 and unaudited interim condensed consolidated financial statements as of September 30, 2020 and for the nine-month periods ended September 30, 2020 and 2019, and the related notes that are included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. View’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of View” to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of View and its consolidated subsidiary.

Overview

View is a technology company that makes buildings smart and connected to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. Our market leading innovations and products enable people to lead healthier and more productive lives by allowing in more natural daylight and views while minimizing glare and heat, and simultaneously reducing the building’s carbon footprint and energy usage. We have achieved these transformations by designing, manufacturing, and providing electrochromic or “smart” glass panels to which we add a 1 micrometer (approximately 1/100th the thickness of human hair) proprietary electrochromic coating that fundamentally changes the building’s thermodynamics and the health of the humans inside it. Through our proprietary network infrastructure, each View Smart Glass window is provided an individual IP-addressable location and when combined with our proprietary software and algorithms, View Smart Glass intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa. In addition, we now offer a suite of fully integrated, cloud-connected smart-building products that we believe will enable us to further optimize the human experience within buildings ensuring a truly delightful experience.

To date, we have devoted substantially all of our efforts towards the development, manufacture and sale of our product platforms, which we believe have begun to show strong market traction. For fiscal years ended December 31, 2019 and 2018, our revenue was $24.3 million and $20.2 million, respectively, representing year-over-year growth of 20.6%. For the nine months ended September 30, 2020 and 2019, our revenue was $24.5 million and $12.5 million, respectively, representing period-over-period growth of 96%.

Key Factors Affecting Operating Results

Execution of Growth Strategies

We believe that we are just beginning to address our market opportunity, which we expect to be driven by four secular megatrends (i) climate change, ESG and sustainability, (ii) a growing focus on human health inside buildings, (iii) increased desire for better human experiences in buildings, and (iv) growing demand for smart buildings.

To capitalize on these trends and our market opportunity, we must execute on multiple growth initiatives, each of which will be propelled by our ability to develop mainstream acceptance of our products, including (i) increasing awareness of our products and its benefits across major markets in North America and internationally, (ii) increasing recurring sales, (iii) expanding our product portfolio, (iv) expanding our sales channels to include real estate brokers, (v) continuing to develop strong relationships with ecosystem partners such as building owners, developers, tenants, architects, contractors, low voltage electricians and glaziers, and (vi) expanding outside North America into international markets.

Technology Innovation

With over 1,000 patents and patent filings and 12 years of research and development experience, we have a history of technological innovation. We have a strong research and development team, including employees with expertise in all aspects of the development process, including materials science, electronics, networking, hardware, software, and human factors research. As we have since inception, we intend to continue making significant investments in research and development and hiring top technical and engineering talent to improve our existing products and develop new products, which will increase our differentiation in the market. For example, in 2020, we introduced a new suite of products to complement our market-leading Smart Glass windows and optimize the human experience while making buildings more intelligent:

•	View Net. Our high bandwidth power and data network that serves as the backbone to an intelligent building platform.

•	View Immersive Experiences. Our transparent, digital, interactive surfaces product that incorporates see-through, high definition displays directly onto the window.

•	View Sense. Modules that provide the ability to measure and optimize light, humidity, temperature, air quality, dust and noise to improve occupant wellness.

We expect our research and development expenses to increase in absolute dollars over time to maintain our differentiation.

Competition

We compete in the commercial window industry, the electrochromic glass industry, as well as within the larger smart building products industry, each of which is highly competitive and continually evolving as participants strive to distinguish themselves within their markets, including through price and product improvement. We believe that our main sources of competition are existing commercial window manufacturers, electrochromic glass manufacturers, and companies developing smart building products and intrusion detection solution technologies. We believe the primary competitive factors in our markets are:

•	Technological innovation,
•	Product performance,
•	Product quality, durability, and price,
•	Execution track record, and
•	Manufacturing efficiency.

Capacity

View Smart Glass panels are currently manufactured at our production facility located in Olive Branch, Mississippi. We operate a sophisticated manufacturing facility designed for performance, scale, durability, and repeatability. Our manufacturing combines talent, equipment, and processes from the semiconductor, flat panel display, solar and glass processing industries. Our proprietary manufacturing facility has been in use since 2010. We currently operate one production line in our facility with a name-plate capacity of approximately 5 million square feet of smart glass per year. In addition, we have partially completed the construction of a second production line at our Olive Branch facility. We expect the name-plate capacity of the second production line to be 7.5 million square feet of smart glass per year, bringing total name-plate capacity of our facility to 12.5 million square feet per year. We believe our facility, including the second production line, will enable us to achieve economies of scale, meet future demand, and achieve profitability.

As of September 30, 2020, we have invested $407.5M in capital expenditures, primarily in our factory. We expect to incur additional factory capital expenditure of up to approximately $160.0 million over the next two to four years with respect to facility automation and completion of the second production line to support the expected growth in demand for our products.

Capital Needs

We have incurred net losses and negative cash flows from operations since our inception. To date, we have primarily funded our operations with proceeds from the issuance of redeemable convertible preferred stock, borrowings under our loan facilities and customer payments. Until we achieve profitability, we expect to primarily fund cash needs through a combination of equity and debt financing. See the section on Liquidity and Capital Resources below for our near-term and long-term capital needs.

Impact of COVID-19

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. The extent to which COVID-19 impacts our operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others. COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs in absolute dollars through headcount reductions and reduction of operating expenditures for third party contractors.

The long-term effects of COVID-19 on one of our key markets, office space, cannot be accurately predicted as employers design their work-from-home policies. Conversely, we expect to see an accelerated interest in the renovation market, potential increased spending on public buildings and infrastructure, movement to suburban office spaces, and increased investment in life sciences and laboratory buildings. We also expect to see changes in the market in response to COVID-19 including increased aversion to blinds that collect dirt and dust. Finally, we have seen COVID-19 accelerate societal perspective on the importance of the environment on personal health which could drive adoption of our sensor products that measure and monitor health aspects in buildings.

Components of Results of Operations

Revenue

We generate revenue from the manufacturing and sale of insulating glass units (“IGU”) that are coated on the inside with a proprietary technology and are designed, programmed, and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building. The IGUs, when combined with the Controls, Software and Services (“CSS”) which includes commissioning services, that we sell make the specified IGU tint. A full solution to the end-user includes IGU and CSS. The assembly and installation of the IGU and CSS is performed by glaziers and electricians, and is currently not included in our offerings. We do not have a role in arranging for the assembly nor the installation. The entire project is commissioned by us after the final assembly and installation to configure the operation of the windows at the building site and ensure proper functionality.

Our revenue primarily relies on securing design wins with end-users of our products and services, which typically are the owners, tenants or developers of buildings. We start the selling process by pitching the View Smart Glass benefits and business outcomes to the building owners, tenants, or developers. The pricing for a project is primarily driven by the make-up, size, shape, and total units of the IGU and associated CSS. The design win is typically secured through a non-binding agreement with the owners, tenants or developers of the buildings. Once a design win is secured, we enter into legally binding agreements with our customers (glaziers, low voltage electricians, owners, tenants, developers of buildings, general contractors or a combination thereof) to deliver IGUs and CSS.

Our IGUs are custom-built and sold to customers through legally binding contracts. Each contract to provide IGUs includes multiple distinct IGUs. We recognize revenue from our IGU contracts overtime as the work progresses and IGUs are produced, using cost-to-cost basis as a measure for percentage-of-completion of the performance obligation.

Our contracts for CSS contain promises to deliver multiple goods and services including sky sensors, window controllers, control panels and embedded software, cables and connectors, electrical connection schema and commissioning services. We recognize revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery. Commissioning services requires acceptance from the customer, and we recognize commissioning revenue when customer acceptance is obtained.

Cost of Revenue

Cost of revenue consists primarily of the costs to manufacture and source our products, including the costs of materials, customer support, outside services, shipping, personnel expenses, including salaries and related personnel expenses and stock-based compensation expense, equipment and facility expenses including depreciation of manufacturing equipment, rent and utilities, and insurance and taxes, warranty costs, and inventory valuation provisions.

The primary factors that impact our cost of revenue are manufacturing efficiencies, cost of material, and mix of products. Given our advanced investment in capacity to capture future demand, we expect to continue to incur significant fixed costs that will be amortized over larger volumes of production as we scale our business.

Research and Development Expense

Research and development expenses consist primarily of costs related to research, design, maintenance, and minor enhancements of our software that are expensed as incurred. Research and development expense consist primarily of costs incurred for salaries and related personnel expenses, including stock-based compensation expense, for personnel related to the development of improvements and expanded features for our products, materials and supplies used in development and testing, payments to consultants, outside manufacturers, patent related legal costs, facility costs and depreciation. We expect that our research and development expenses will increase in absolute dollars as our business grows, particularly as we incur additional costs related to continued investments in development of new products and offerings. However, we expect that our research and development expenses will decrease as a percentage of our revenue over time.

Selling, General, and Administrative Expense

Selling, general, and administrative expenses consist primarily of salaries and related personnel expenses, including stock-based compensation, related to sales and marketing, finance, legal and human resource functions, contractor and professional services fees, audit and compliance expenses, insurance costs, advertising and promotional expenses and general corporate expenses, including allocated facilities and information technology expenses.

We expect our selling, general, and administrative expenses to increase in absolute dollars for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC and Nasdaq, legal, audit, higher expenses for directors and officer insurance, investor relations activities, and other administrative and professional services. Over time, we expect our selling, general, and administrative expense to decline as a percentage of revenue.

(Income) Loss from Legal Settlement

(Income) loss from legal settlement in fiscal year 2019 represents a receivable for a malpractice legal settlement from one of our former attorneys and in fiscal year 2018 represents a loss related to a settlement with a material supplier, which is also an existing investor, for one of our glass purchase agreements.

Interest and Other Income (Expense), net

Interest and other income (expense), net comprises interest income, interest expense, other expense, net, (loss) gain arising out of change in fair value of redeemable convertible preferred stock and embedded derivative liabilities and loss on extinguishment of debt.

Interest income consists primarily of interest received or earned on our cash and cash equivalents balances.

Interest expense consists primarily of interest paid on our debt facilities and amortization of debt discounts and issuance costs.

Other expense, net primarily consists of foreign exchange gains and losses and realized gains and losses from the sale of short-term investments.

Our redeemable convertible preferred stock warrant and embedded derivatives liabilities are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of our redeemable convertible preferred stock warrant and embedded derivative liabilities are recognized in the consolidated statements of operations. We will continue to adjust the preferred stock warrant liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of our redeemable convertible preferred stock into our common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. In November 2018, our embedded derivative liabilities related to certain convertible promissory notes were extinguished upon cash redemption or conversion of the related convertible promissory notes into redeemable convertible preferred stock.

Loss on extinguishment of debt comprises a loss arising from the extinguishment of debt from cash redemption or conversion into redeemable convertible preferred stock, if the conversion was not exercised pursuant to original conversion term of the notes, by recording the difference between the reacquisition price and the net carrying amount of the debt being extinguished.

Provision for Income Taxes

Our provision for income taxes consists of an estimate of federal, state, and foreign income taxes based on enacted federal, state, and foreign tax rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in tax law. Due to the level of historical losses, we maintain a valuation allowance against U.S. federal and state deferred tax assets as we have concluded it is more likely than not that these deferred tax assets will not be realized.

Results of Operations

Comparison of the nine months ended September 30, 2020 and 2019

The following table sets forth our historical operating results for the periods indicated (in thousands, except percentages):

	Nine Months Ended September 30,
	2020	2019	Change	% Change
Revenue	$24,539	$12,534	$12,005	95.8%
Costs and expenses:
Cost of revenue	91,825	135,998	(44,173)	(32.5)%
Research and development	50,344	56,709	(6,365)	(11.2)%
Selling, general, and administrative	62,835	54,743	8,092	14.8%

Total costs and expenses	205,004	247,450	(42,446)	(17.2)%

Loss from operations	(180,465)	(234,916)	54,451	(23.2)%
Interest and other income (expense), net:
Interest income	501	4,825	(4,324)	(89.6)%
Interest expense	(19,191)	(5,951)	(13,240)	222.5%
Other expense	(109)	(49)	(60)	122.4%
(Loss) gain on fair value change	(2,296)	1,750	(4,046)	(231.2)%
Interest and other income (expense), net	(21,095)	575	(21,670)	*

Loss before provision of income taxes	(201,560)	(234,381)	32,781	(14.0)%
Provision for income taxes	(137)	(40)	(97)	242.5%

Net loss	$(201,697)	$(234,381)	$32,684	(13.9)%

*	not meaningful

Revenue

The following table presents our revenue by geographic area and is based on the shipping address of the customers (in thousands, except percentages):

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
USA	$23,223	$10,555	$12,668	120.0%
Percentage of total revenue	94.6%	84.2%
Canada	1,194	1,916	(722)	(37.7)%
Percentage of total revenue	4.9%	15.3%
Other	122	63	59	93.7%
Percentage of total revenue	0.5%	0.5%

Total Consolidated	$24,539	$12,534	$12,005	95.8%

The following table presents our revenue by product and services (in thousands, except percentages):

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change

Product	$23,706	$12,279	$11,427	93.1%
Percentage of total revenue	96.6%	98.0%
Commissioning service	833	255	578	226.7%
Percentage of total revenue	3.4%	2.0%

Total	$24,539	$12,534	$12,005	95.8%

Our total revenue increased by $12.0 million or 95.8% from $12.5 million in the nine months ended September 30, 2019 to $24.5 million in the nine months ended September 30, 2020. Of the total revenue increase, the increase in average selling price resulted in an increase in revenue of $8.6 million, and the increase in volume resulted in an increase in revenue of $3.4 million. The increase in total volume was attributable to a greater market awareness of our products and stronger relationships with our ecosystem partners. The increase in average selling price represents greater recognition of the benefits we bring to the building owners, tenants and developers.

The revenue from the USA as a percentage of total revenue increased from 84.2% to 94.6% and was driven by a higher conversion of design wins in the USA period-over-period.

Product revenue increased by 93.1% in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 because of increase in total volume recognized and higher average selling price. Commissioning service revenue increased by 226.7% in the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019 because of increased number of sites commissioned and higher average selling price per site.

Costs and Expenses

Cost of Revenue

Cost of revenue decreased by $44.2 million or 32.5%, from $136.0 million in the nine months ended September 30, 2019, to $91.8 million in the nine months ended September 30, 2020. The decrease in the cost of revenue was primarily related to the three following factors:

(a) A one-time warranty accrual of $24.5 million during the nine months ended September 30, 2019 related to faulty materials from one of our suppliers used in the manufacturing of IGUs. In 2019, we identified a quality issue with certain material purchased from one of our suppliers utilized in the manufacturing of certain IGUs. We stopped using the affected materials upon identification in 2019. As of September 30, 2020, we had a low warranty claim rate related to this matter. We have replaced and expect to continue to replace affected IGUs for the remainder of the period covered by the warranty. We analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, we estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes our expectations regarding future reductions in production costs which are primarily comprised of materials, labor, and factory overhead. Based on our analysis, we recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in our consolidated statement of comprehensive loss for the nine months ended September 30, 2019. Itis reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses. See section titled Critical Accounting Policies and Estimates – Product Warranties.

(b) A $16.9 million decrease in customer support expense, consisting of a $5.9 million decrease in customer support expenses due to cost reductions efforts and an $11.0 million decrease in customer support expenses primarily comprising of payroll and outside services costs, due to a reassignment of resources from performing activities related to satisfaction of performance obligations under our revenue contracts with customers to performing sales and marketing support activities. The reassignment of resources during the nine months ended September 30, 2020 was due to the broadening of the scope of customer support organization toward marketing & sales activities such as sales enablement, customer education, site visits, and product optimization. This was accentuated by COVID-19 driven delays in construction projects at our customer sites, and such activities were deemed necessary to restore growth and confidence in our business as the world continues to recover from the impact of COVID-19.

(c) A decrease in production cost of $2.3 million, consisting of a decrease in our inventory valuation provision of $14.2 million relating to the production of certain standard inventory units considered excess and obsolete in the nine months ended September 30, 2019, offset by an increase of $11.9 million due to change in the mix of our products manufactured to satisfy customer orders.

Research and Development

Research and development expenses decreased by $6.4 million or 11.3%, from $56.7 million in the nine months ended September 30, 2019 to $50.3 million in the nine months ended September 30, 2020. This was primarily due to a decrease of $9.7 million in material, personnel and overhead costs offset by an increase in outside services expenses of $2.9 million primarily related to development activities of our new products.

Selling, General, and Administrative

Selling, general, and administrative expenses increased by $8.1 million or 14.8%, from $54.7 million in the nine months ended September 30, 2019 to $62.8 million in the nine months ended September 30, 2020. The increase was primarily due to an increase of $11.0 million due to the reassignment of resources from performing activities related to satisfaction of performance obligations under our revenue contracts with customers to performing sales and marketing support activities during the nine months ended September 30, 2020 as described in “Cost of Revenue” above, offset by a decrease in advertising and promotion expenses of $3.0 million.

Interest and Other Income (Expense), net

Interest Income

Interest income decreased by $4.3 million or 89.6%, from $4.8 million in the nine months ended September 30, 2019 to $0.5 million in the nine months ended September 30, 2020. The decrease was primarily due to a decrease in investments and as a result of reduction in yields.

Interest Expense

Interest expense increased by $13.2 million or 222.5% from $6.0 million in the nine months ended September 30, 2019 to $19.2 million in the nine months ended September 30, 2020. This was primarily due to the increase of $17.8 million in interest expense related to our revolving debt facility. which was offset with a decrease of $4.3 million in interest expense related to our equipment loan, which was repaid in full in October 2019.

(Loss) Gain on Fair Value Change

The (loss) gain related to change in fair value of redeemable convertible preferred stock warrant liability varied by $4.0 million due to a gain of $1.8 million during the nine months ended September 30, 2019 and a loss of $2.3 million during the nine months ended September 30, 2020. This decrease relates to change in fair value of redeemable convertible preferred stock warrant liability.

Provision for Income Taxes

The provision for income taxes did not fluctuate materially during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019.

Comparison of the years ended December 31, 2019 and 2018

The following table sets forth our historical operating results for the periods indicated (in thousands, except percentages):

	Years Ended December 31,
	2019	2018	Change ($)	Change (%)
Revenue	$24,324	$20,175	$4,149	20.6%
Costs and expenses:
Cost of revenue	179,675	142,645	37,030	26.0%
Research and development	77,696	33,655	44,041	130.9%
Selling, general, and administrative	72,905	81,169	(8,264)	(10.2)%
(Income) loss from legal settlement	(22,500)	20,708	(43,208)	(208.7)%

Total costs and expenses	307,776	278,177	29,599	10.6%

Loss from operations	(283,452)	(258,002)	(25,450)	9.9%
Interest and other income (expense), net:
Interest income	5,591	160	5,431	*
Interest expense	(10,594)	(31,783)	21,189	(66.7)%
Other expense, net	(108)	(125)	17	(13.6)%
Gain (loss) on fair value change	1,750	(80,338)	82,088	(102.2)%
Loss on extinguishment of debt	(3,040)	(71,362)	68,322	(95.7)%

Interest and other income (expense), net	(6,401)	(183,448)	177,047	(96.5)%

Loss before provision of income taxes	(289,853)	(441,450)	151,597	(34.3)%
Provision for income taxes	(51)	(50)	(1)	(2.0)%

Net loss	$(289,904)	$(441,500)	$151,596	(34.3)%

*	not meaningful

Revenue

Our revenue is primarily derived from the sale of IGUs and CSS. The main factors that impact our revenue are total volume shipped and the average selling price per square foot. Commissioning revenue is dependent on the number of sites commissioned as we recognize commissioning revenue upon acceptance of the commissioned site by our customers.

The following table presents our revenue by geographic area and is based on the shipping address of the customers (in thousands, except percentages):

	Years Ended December 31,
	2019	2018	Change ($)	Change (%)
USA	$19,763	$17,962	$1,801	10.0%
Percentage of total revenue	81.2%	89.0%
Canada	4,474	2,142	2,332	108.9%
Percentage of total revenue	18.4%	10.6%
Other	87	71	16	22.5%
Percentage of total revenue	0.4%	0.4%

Total Consolidated	$24,324	$20,175	$4,149	20.6%

The following table presents our revenue by product and services (in thousands, except percentages):

	Years Ended December 31,
	2019	2018	Change ($)	Change (%)

Product	$23,861	$19,802	$4,059	20.5%
Percentage of total revenue	98.1%	98.2%
Commissioning service	463	373	90	24.1%
Percentage of total revenue	1.9%	1.8%

Total	$24,324	$20,175	$4,149	20.6%

Our total revenue increased by $4.1 million or 20.6% from $20.2 million in fiscal year 2018 to $24.3 million in fiscal year 2019. Of the total revenue increase, the increase in total volume resulted in an increase in revenue of $2.3 million, and the increase in average selling price resulted in an increase in revenue of $1.8 million. The increase in total volume was attributable to a trending increase in design wins year-over-year because of greater market awareness of our products and stronger relationships with our ecosystem partners. The increase in average selling price represents greater recognition of the benefits we bring to the building owners, tenants and developers, as well as the capability to use View as a technology platform for the buildings.

The revenue generated by USA-based customers as a percentage of the total revenue decreased from 89.0% to 81.2% due to the proportionately larger revenue growth in Canada. The growth in Canada was driven by strong markets in Vancouver and Toronto, especially in the residential and commercial real estate sector.

There was no material shift in the mix between product revenue and commissioning service revenue. The product revenue increased by 20.5% in fiscal year 2019 as compared to fiscal year 2018 because of an increase in total volume and higher average selling price in fiscal year 2019 as compared to fiscal year 2018. The commissioning service revenue increased by 24.1% from fiscal year 2018 to fiscal year 2019 because of increase in the number of sites commissioned in fiscal year 2019 as compared to fiscal year 2018 offset by lower average selling price per site in fiscal year 2019 as compared to fiscal year 2018.

Costs and Expenses

Cost of Revenue

Cost of revenue increased by $37.0 million, or 26.0%, from $142.6 million in fiscal year 2018 to $179.7 million in fiscal year 2019. The increase in the cost of revenue was primarily due to the following three factors:

(a) A warranty accrual of $24.5 million in fiscal year 2019 related to faulty materials from one of our suppliers used in the manufacturing of IGUs. In 2019, we identified a quality issue with certain material purchased from one of our suppliers utilized in the manufacturing of certain IGUs. We stopped using the affected materials upon identification in 2019. As of December 31, 2020, we had a low warranty claim rate related to this matter. We have replaced and expect to continue to replace affected IGUs for the remainder of the period covered by the warranty. We analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, we estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes our expectations regarding future reductions in production costs which are primarily comprised of materials, labor, and factory overhead. Based on our analysis, we recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in our consolidated statement of comprehensive loss for the year ended December 31, 2019. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses. See section titled Critical Accounting Policies and Estimates – Product Warranties.

(b) An increase in customer support costs of $7.1 million.

(c) An increase in production costs of $7.0 million, comprising of an increase of $50.6 million due to higher volumes and change in the mix of our products manufactured to satisfy customer orders, offset by a decrease in our inventory valuation provision of $43.6 million, relating to lower production of certain standard inventory units considered excess and obsolete.

Research and Development

Research and development expenses increased by $44.0 million or 130.9% from $33.7 million in fiscal year 2018 to $77.7 million in fiscal year 2019. This was primarily attributable to a $22.6 million increase in allocation of general corporate overhead and production facility costs to research and development expense due to higher activity levels as we continue to advance the development and design of our products. Other increases include an increase in personnel related costs of $8.4 million, including $4.1 million in salaries and $3.4 million in employee stock-based compensation expense, an increase in outside services costs of $7.9 million and a $3.9 million increase related to accelerated depreciation of certain equipment originally planned to be used for research and development and subsequently abandoned in fiscal year 2019.

The increase in personnel costs was primarily driven by our increased engineering headcount year-over-year as we continue to advance the development and design of our products and invest in our engineering capabilities.

Selling, General, and Administrative

Selling, general, and administrative expenses decreased by $8.3 million or 10.2% from $81.2 million in fiscal year 2018 to $72.9 million in fiscal year 2019. This was primarily due to a one-time bonus expense of $30.0 million in fiscal year 2018, offset by an increase of $20.0 million in personnel related costs, which comprised of $16.0 million in stock-based compensation expense and $3.3 million in salaries, primarily driven by an increase in headcount. Additionally, there was an increase in advertising and promotion expenses of $2.0 million in fiscal year 2019 as compared to fiscal year 2018.

(Income) Loss from Legal Settlements

In fiscal year 2018, we incurred a $20.7 million legal settlement expense with an investor related to one of our glass purchase agreements. In fiscal year 2019, we recognized income of $22.5 million from malpractice legal settlement from one of our former attorneys.

Interest and Other Income (Expense), net

Interest income

Interest and other income increased by $5.4 million from $0.2 million in fiscal year 2018 to $5.6 million in fiscal year 2019. The increase was primarily due to interest received from investment of the excess cash into US treasury bills and money market funds.

Interest expense

Interest and other expense decreased by $21.2 million or 66.7% from $31.8 million in fiscal year 2018 to $10.6 million in fiscal year 2019. This was primarily due to a decrease of $23.0 million in interest expense related to several debt obligations, which were redeemed or converted in fiscal year 2018 and a decrease of $1.8 million in interest expense on our Equipment Loan which was paid in full in October 2019. The decreases were offset by a $3.7 million increase in interest expense related to our revolving debt facility.

Gain (Loss) on Fair Value Change

The gain (loss) related to change in fair value of redeemable convertible preferred stock warrant and embedded derivative liability varied by $82.1 million due to a loss of $80.3 million in fiscal year 2018 and a gain of $1.8 million in fiscal year 2019. This was primarily due to a loss of $71.7 million recorded in fiscal year 2018 for the change in the fair value in embedded derivative liabilities which were extinguished in fiscal year 2018 and a movement decrease of $10.3 million in the change in the fair value of redeemable convertible preferred stock warrant liability, from a charge of $8.6 million in 2018 to a credit of $1.7 million in 2019.

Loss on extinguishment of debt

The loss on extinguishment of debt decreased by $68.3 million from $71.4 million in fiscal year 2018 to $3.0 million in fiscal year 2019. In fiscal year 2018, we recorded a loss on extinguishment of debt of $71.4 million related to the redemption and conversion of several debt obligations. In fiscal year 2019, we recorded an extinguishment loss of $3.0 million related to the repayment of our equipment loan.

Provision for Income Taxes

The provision for income taxes did not significantly fluctuate during the year ended December 31, 2019 as compared to the year ended December 31, 2018.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have funded our operations primarily with proceeds from the issuance of redeemable convertible preferred stock, borrowings under our debt facilities, and customer payments. From inception to September 30, 2020, we have raised aggregate net cash proceeds of $1,428.0 million from the sale of shares of Series A, Series B, Series C, Series D, Series E, Series F, Series G, Series H and Series H-1 redeemable convertible preferred stock. As of December 31, 2019, and September 30, 2020, we had cash, cash equivalents, and restricted cash of $148.7 million and $120.5 million, respectively. Since inception, we have not achieved profitable operations or positive cash flows from operations. Our accumulated deficit aggregated $1,835.9 million as of September 30, 2020 and we expect to incur substantial losses in future periods.

We plan to finance our operations with a combination of capital from investors, loans from financial institutions, and revenue from product sales. If the Merger with CF II is consummated, we will have additional cash available to use in our operations. However, there can be no assurance that the Merger will close as contemplated and is subject to closing risks including stockholder approval, regulatory approval and other customary closing conditions that are outside our control. Further, our future operations are dependent on the success of our development and commercialization efforts and, ultimately, upon market acceptance of our products. There can be no assurance that positive cash flows from operations can be achieved or sustained. There can be no assurance that we will be able to raise funding on favorable terms or at all. If the Company is unable to source additional funding, it may be forced to cease operations altogether.

Debt

Term Loan

As of September 30, 2020, we had $15.4 million outstanding under our term loan debt arrangement. On October 22, 2020, we entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, we are required to make semi-annual payments of $0.7 million through June 30, 2032. As of September 30, 2020 the outstanding amount under this arrangement has been classified as a long term liability.

The debt arrangement required us to invest certain amount in land, building and equipment and create a certain number of jobs. As of September 30, 2020, we had met the requirements. The debt arrangement, as amended, has customary affirmative and negative covenants. As of September 30, 2020, we were in compliance with all covenants.

Revolving Debt Facility

In October 2019, we entered into a secured revolving debt facility pursuant to which we may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations. As of September 30, 2020, we had drawn $250.0 million under this facility. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, we have granted the finance provider a security interest in substantially all of our assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets. As of September 30, 2020, we have classified the outstanding balance of $250.0 million as a current liability because we expect to not have the intent and ability to refinance successive weekly draws after repayment of principal and interest installments at each maturity date through twelve months from September 30, 2020.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

i.	borrowing base is less than $100.0 million as reported monthly;

ii.	cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;

iii.

stockholders’ equity (calculated as the sum of the balance of Redeemable Convertible Preferred Stock and Total stockholders’ deficit) as of the last day of our most recently ended financial quarter is less than $50.0 million; and

iv.	permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, we must have a stockholders’ equity as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility of greater than $75.0 million.

We were in compliance with the above stated financial covenants for the year ended December 31, 2019 and as of the date of issuance of these financial statements. The facility also requires us to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements for such fiscal year without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit.

Due primarily to the effects of COVID-19, the audited financial statements for the fiscal year ended December 31, 2019 were not furnished within 120 days after the end of fiscal year 2019. In addition, our audited financial statements for the fiscal year ended December 31, 2019 have been prepared under the going concern assumption; however, there is substantial doubt about our ability to continue as a going concern and as such an emphasis of matter paragraph has been included in our Report of Independent Registered Public Accounting Firm report on the accompanying financial statements. As a result of the foregoing, we were in violation of these covenant requirements prior to the date these financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which we were obligated to deliver our audited consolidated financial statements for the year ended December 31, 2019 from April 30, 2020 to July 30, 2020. We delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation solely with respect to the 2019 audited financial statements.

As of September 30, 2020, we were in violation of the condition to draw as our stockholders’ equity balance was below $75.0 million and we anticipate the stockholders’ equity balance to fall below $50.0 million by the end of fiscal year 2020. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the anticipated stockholders’ equity covenant violation through March 31, 2021.

Long-Term Liquidity Requirements

Until we can achieve profitability, we expect to primarily fund cash needs through a combination of equity, equipment financing, government incentives and other debt financing. If we raise funds by issuing equity securities, dilution to stockholders may result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of preferred and common stockholders. The terms of debt securities or borrowings could impose significant restrictions on our operations. The capital markets have in the past, and may in the future, experience periods of upheaval that could impact the availability and cost of equity and debt financing.

Our principal uses of cash in recent periods have been funding operations and investing in capital expenditures. Our future capital requirements will depend on many factors, including revenue growth rate, the timing and the amount of cash received from customers, the expansion of sales and marketing activities, the timing and extent of spending to support research and development efforts, capital expenditures associated with our capacity expansion, the introduction of new products and the continuing market adoption of our products. In the future, we may enter into arrangements to acquire or invest in complementary businesses, products and technologies. In the event that we require additional financing, we may not be able to raise such financing on acceptable terms or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in continued innovation, we may not be able to compete successfully, which would harm our business, results of operations and financial condition. If adequate funds are not available, we may need to reconsider our expansion plans or limit our research and development activities, which could have a material adverse impact on our business prospects and results of operations.

Cash Flows

For the Nine Months September 30, 2020 and 2019

The following table provides a summary of cash flow data (in thousands):

	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(123,680)	$(172,243)
Net cash used in investing activities	$(1,845)	$(152,702)
Net cash provided by financing activities	$97,390	$285,692

Cash Flows from Operating Activities

Net cash used in operating activities was $123.7 million for the nine months ended September 30, 2020. The most significant component of our cash used during this period was a net loss of $201.7 million, adjusted for non-cash charges of $22.6 million related to stock-based compensation, $17.6 million related to depreciation and amortization, $2.4 million related to change in fair value of redeemable convertible preferred stock warrant liabilities, $1.8 million related to accrued interest expense and amortization of debt discount. This was offset by net cash inflows of $33.7 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $23.3 million decrease in prepaid expenses and other assets mainly due to cash received from legal settlement, a $10.1 million increase in accrued compensation and other liabilities consistent with the growth of our operations, a $3.6 million decrease in accounts receivable due to timing of collection and an decrease of $1.0 million in inventories due to timing of material purchases offset by a decrease in accounts payable of $3.2 million due to timing of payments to our suppliers and decrease in deferred revenue of $1.0 million due to timing of revenue recognition.

Net cash used in operating activities was $172.2 million for the nine months ended September 30, 2019. The largest component of our cash used during this period was a net loss of $234.4 million, adjusted primarily for non-cash charges of $20.7 million related to stock-based compensation and $19.2 million related to depreciation and amortization expense. This was offset by net cash inflows of $21.7 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $25.2 million increase in accrued compensation and other liabilities consistent with the growth of our operations offset by an increase of $3.5 million in inventories due to timing of material purchases.

Cash Flows from Investing Activities

Net cash used in investing activities was $1.8 million for the nine months ended September 30, 2020 which was primarily due to purchases of property and equipment of $34.7 million mainly related to the expansion of our manufacturing facilities offset by the proceeds from the maturity of short-term investments of $32.9 million.

Net cash used in investing activities was $152.7 million for the nine months ended September 30, 2019, which was primarily due to the purchases of short-term investments of $315.5 million and purchases of property and equipment of $90.2 million mainly related to the expansion of our manufacturing facilities offset by proceeds from the maturity of short-term investments of $253.0 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $97.4 million for the nine months ended September 30, 2020, which was primarily due to proceeds from draws related to lines of credit of $100.0 million, offset by the repayments of debt obligations of $1.7 million and payment of capital lease obligations of $1.1 million.

Net cash provided by financing activities was $285.7 million for nine months ended September 30, 2019, which was primarily due to net proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs, of $299.8 million offset by repayment of debt obligations of $12.7 million, and payment of capital lease obligations of $2.1 million.

For the Years Ended December 31, 2019 and 2018

The following table provides a summary of cash flow data (in thousands):

	Years Ended December 31,
	2019	2018
Net cash used in operating activities	$(234,015)	$(310,143)
Net cash used in investing activities	$(152,659)	$(65,838)
Net cash provided by financing activities	$399,170	$477,651

Cash Flows from Operating Activities

Net cash used in operating activities was $234.0 million for the year ended December 31, 2019. The most significant component of our cash used during this period was a net loss of $289.9 million adjusted for non-cash charges of $29.1 million related to stock-based compensation, $24.4 million related to depreciation and amortization, $4.8 million related to other non-cash charges, and a non-cash gain of $22.5 million related to legal settlement. This was offset by net cash inflows of $20.1 million from changes in operating assets and liabilities. The net cash inflows from changes in operating assets and liabilities were primarily due to a $26.1 million increase in accrued compensation and other liabilities as a result of an increase in accrual for product warranty liability and other expenses consistent with the growth of our operations and a $2.2 million increase in accounts payable due to timing of payments to our suppliers offset by an increase in accounts receivable of $4.8 million due to increased revenue and timing of collections and $3.2 million increase in inventory due to timing of material purchases.

Net cash used in operating activities was $310.1 million for the year ended December 31, 2018. The most significant component of our cash used during this period was a net loss of $441.5 million, adjusted for non-cash charges of $80.3 million related to change in fair value of redeemable convertible preferred stock warrant and embedded derivative liabilities, $71.4 million due to loss on extinguishment of debt, $18.8 million related to depreciation and amortization expense and $6.2 million related to stock-based compensation. The changes in operating assets and liabilities resulted in a net cash outflow of $44.7 million for the year ended December 31, 2018. The net cash outflows from changes in operating assets and liabilities were primarily due to $38.8 million in payment of unpaid interest from prior year, increase in prepaid expenses and other assets of $6.2 million required to support the growth of our operations, $3.8 million increase in inventory due to timing of material purchases offset by a decrease in accounts receivable of $1.8 million due to timing of collections and an increase in accrued compensation and other liabilities by $1.7 million as a result of an increase in expenses consistent with the growth of our operations.

Cash Flows from Investing Activities

Net cash used in investing activities was $152.7 million for the year ended December 31, 2019, which was primarily due to purchases of short term investments of $348.3 million and purchases of property plant and equipment of $119.8 million primarily related to the expansion of our manufacturing facilities offset by proceeds from the maturity from short-term investment of $315.5 million.

Net cash used in investing activities was $65.8 million for the year ended December 31, 2018, which was primarily due to purchases of property and equipment of $65.2 million primarily related to the expansion of our manufacturing facilities.

Cash Flows from Financing Activities

Net cash provided by financing activities was $399.2 million for the year ended December 31, 2019, which was primarily due to proceeds from the issuance of redeemable convertible preferred stock of $299.8 million and proceeds from draws related to lines of credit, net of issuance costs, of $146.0 million, offset by the repayments of debt obligations of $44.8 million and payment of capital lease obligations of $2.6 million.

Net cash provided by financing activities was $477.7 million for the year ended December 31, 2018, which was primarily due to proceeds from the issuance of redeemable convertible preferred stock, net of issuance costs, of $796.6 million, proceeds from issuance of convertible notes of $258.4 million and proceeds from issuance of common stock upon exercise of stock options of $1.1 million offset by the repayments of debt obligations of $401.5 million, payments made to repurchase redeemable convertible preferred stock of $175.3 million and payment of capital lease obligations of $1.9 million.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of December 31, 2019, and the years in which these obligations are due (in thousands):

	Payments Due By Period
	Total	Less than 1 Year	2 - 3 Years	4 - 5 Years	More than 5 Years
Contractual obligations:
Operating lease obligations	$70,065	$7,548	$15,265	$15,998	$31,254
Capital lease obligations	3,232	1,862	1,129	241	—
Debt, including interest(1) (2)	224,738	17,669	68,049	139,020	—

Total:	$298,035	$27,079	$84,443	$155,259	$31,254

(1)

Draws under our revolving debt facility were contractually due through twelve months from December 31, 2019; however, we have classified the outstanding balance of $150.0 million as a long-term liability, as of that date, as we had the intent and ability to continuously refinance successive weekly draws after repayment of principal and interest installments at each maturity date, through October 23, 2022. As a result, the principal amounts due under the revolving debt facility in the table above are presented as due commencing October 26, 2022.

(2)	Amount reflects total anticipated cash payments, including anticipated interest payments based on the interest rates under our revolving debt facility as of December 31, 2019.

As of December 31, 2019, our unrecognized tax benefits were $4.0 million all of which are netted against deferred tax assets. At this time, we are unable to make a reasonably reliable estimate of the timing of payments, if any, in individual years due to uncertainties in the timing or outcomes of either actual or anticipated tax audits. As a result, these amounts are not included in the table above.

Additionally, in May 2020, we borrowed $100.0 million under our revolving debt facility, which represented all of the remaining available funds to borrow under the facility. As of September 30, 2020, a total of $250.0 million was outstanding under our revolving debt facility which was classified as a current liability because it is probable that we will violate the cash and cash equivalents covenant within twelve months of September 30, 2020 making the debt payable on demand. The revolving debt facility expires on October 22, 2023 at which time all drawn amounts must be repaid in full.

In October 2020, we entered into an amended and restated debt arrangement with our lender for the term loan. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, we are required to make semi-annual payments of $0.7 million through June 30, 2032. The impact of this amendment is not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity GAAP requires us to make judgments, assumptions, and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. Note 1 to the consolidated financial statements describes the significant accounting policies and methods used in the preparation of the consolidated financial statements. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates used in the preparation of the consolidated financial statements, and actual results could differ materially from the amounts reported based on these policies.

The inputs into certain of our judgments, assumptions and estimates considered the economic implications of the COVID-19 pandemic on our critical and significant accounting estimates. The COVID-19 pandemic did not have a material impact on our significant judgments, assumptions and estimates that are reflected in our results for nine months ended September 30, 2020. As the COVID-19 pandemic continues to develop, many of our estimates could require increased judgment and carry a higher degree of variability and volatility. As events continue to evolve our estimates may change materially in future periods.

While our significant accounting policies are described in more detail in Note 1 to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting estimates to be most critical to the preparation of our consolidated financial statements.

Revenue Recognition

We generate revenue from (i) the manufacturing and sale of IGUs that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the CSS, which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by us.

Our contracts to provide IGUs includes multiple distinct IGUs. Our contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement.

Transaction price is allocated among the performance obligations in a manner that reflects the consideration that we expect to be entitled to for the promised goods or services based on standalone selling prices (SSP). Management judgment is required in determining SSP. SSP is estimated based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, we apply judgment to estimate it taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations.

We recognize revenue upon transfer of control of promised goods or services in a contract with a customer in an amount that reflects the consideration we expect to receive in exchange for those products or services. We recognize revenue over time for our IGU performance obligations using cost-to-cost as the basis to measure progress toward satisfying the performance obligation. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Changes in estimated costs to satisfy the IGU performance obligations and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation.

Product Warranties

We provide a standard assurance type warranty that our IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. Management judgment is required to estimate the amount of product warranty accrual. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the failure rates, volume of claims compared with our historical experience, and the changes in the cost of servicing warranty claims.

There is uncertainty inherent in the failure rate analysis and the projected costs to replace or repair the defective products in future years, as such we evaluate warranty accruals on an ongoing basis and account for the effect of changes in estimates prospectively.

In 2019, we identified a quality issue with certain material purchased from one of our suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. As of December 31, 2019, we had a low warranty claim rate related to this matter. We have replaced and expect to continue to replace affected IGUs for the remainder of the period covered by the warranty. We analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, we estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes our expectations regarding future reductions in production costs, which are primarily comprised of materials, labor, and factory overhead. Based on our analysis, we recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in our consolidated statement of comprehensive loss for the year ended December 31, 2019. We recognized a corresponding warranty liability of $1.6 million in other current liabilities and $22.9 million in other liabilities on our consolidated balance sheet as of December 31, 2019. There was no significant change in the warranty accrual in the nine months ended September 30, 2020.

It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures and the number of defective IGUs, we are unable to estimate the amount of any potential additional losses.

Stock-Based Compensation

We measure stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Stock option awards with only service-based vesting conditions are issued. The fair value of stock options are estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of our common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

We recognize the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, our stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The following table summarizes the weighted-average assumptions used in estimating the fair value of employee stock options granted during each of the periods presented:

	For the Years December 31,		Nine Months Ended September 30,
	2019	2018	2020	2019
Expected volatility	49%–70%	49%	70%	49%–70%
Expected terms (in years)	5.6–6.7	5.4–6.7	5.4–6.7	5.6–6.7
Expected dividends	0%	0%	0%	0%
Risk-free rate	1.5%–2.5%	2.6%–3.0%	0.4%–1.5%	1.5%–2.5%

Expected volatility: As our common stock is not yet publicly traded, the expected volatility for our stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected term of the awards.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Expected dividend yield: The expected dividend rate is zero as we currently have no history or expectation of declaring dividends on our common stock.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Common Stock Valuation

The fair value of our common stock has historically been determined by our board of directors with the assistance of management. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of our, and in part on input from third-party valuations.

The valuations of our common stock was determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common stock are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	valuations of our common stock performed by independent third-party specialists;

•	the prices, rights, preferences, and privileges of our convertible preferred stock relative to those of our common stock;

•	the prices paid for common or convertible preferred stock sold to third-party investors by us

•	for shares repurchased by us in arm’s-length transactions;

•	the lack of marketability inherent in our common stock;

•	our actual operating and financial performance;

•	our current business conditions and projections;

•	the hiring of key personnel and the experience of our management;

•	the history of the company and the introduction of new products;

•	our stage of development;

•	the likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given

•	prevailing market conditions;

•	the operational and financial performance of comparable publicly traded companies; and

•	the U.S. and global capital market conditions and overall economic conditions.

In valuing our common stock, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of the subject company. The valuation methodology also considers both actual transactions of the convertible preferred stock and expected liquidity values where appropriate.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

Following the completion of the business combination, the fair value of our common stock will be based on the closing price as reported on the date of grant on the primary stock exchange on which our common stock is traded.

Recent Accounting Pronouncements.

See Note 1 to our consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates, foreign currency exchange rates and inflation.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our investments and credit facility. We had invested cash, cash equivalents and restricted cash totaling $120.5 million as of September 30, 2020 in demand deposits, money market funds and certificates of deposits. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest excess cash in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. Due to the short-term maturities and the low-risk profile of our investments a hypothetical 10% change in interest rates would not have a material impact on the value our cash equivalents, restricted cash, net loss or cash flows.

The revolving debt facility matures in October 2023 with monthly interest calculated at 9.05% plus LIBOR. As of September 30, 2020, the outstanding under the credit facility was $250.0 million. We carry the loan at face value less unamortized discount on our consolidated balance sheets, and believe that the fair value of the loan approximates the recorded amount, as the interest rates on the term loan are variable and the rates are based on market interest rates after consideration of default and credit risk. Any changes in market interest rates will generally not affect the carrying value of the loan, but the amount of interest we incur impacts our earnings in the consolidated statements of operations. Based on the outstanding principal indebtedness of $250.0 million under our credit facility as of September 30, 2020, we believe that a 10% hypothetical change in interest rate would not have a significant impact on our results of operations.

Foreign Currency Risk

We have foreign currency risks related to our operating expenses denominated in currencies other than the U.S. dollar, primarily the Canadian Dollar, causing our operating results to be impacted by fluctuations in the exchange rates. To date, we have not had material exposure to foreign currency fluctuations and have not hedged such exposure, although it may do so in the future. A hypothetical decrease in all foreign currencies against the U.S. dollar of 10%, would not result in a material foreign currency loss on foreign-denominated balances, as of December 31, 2019, 2018 and September 30, 2020.

As our foreign operations expand, our results may be more materially impacted by fluctuations in the exchange rates of the currencies in which it does business. At this time, we do not enter into financial instruments to hedge our foreign currency exchange risk but may in the future.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our consolidated financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Internal Control Over Financial Reporting

In connection with the preparation and audit of our consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, material weaknesses were identified in our internal control over financial reporting. See the subsection titled “Risk Factors — View has identified material weaknesses in its internal control over financial reporting. If View’s remediation of such material weaknesses is not effective, or if it fails to develop and maintain proper and effective internal control over financial reporting, View’s ability to produce timely and accurate financial statements, comply with applicable laws and regulations, or access the capital markets could be impaired.”

Emerging Growth Company Accounting Election

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Cantor is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

The Combined Entity expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date the Combined Entity (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used. See Note 1 of the accompanying audited consolidated financial statements and unaudited condensed consolidated financial statements of View included elsewhere in this proxy statement/prospectus for the recent accounting pronouncements adopted and the recent accounting pronouncements not yet adopted for the year ended December 31, 2019 and for the nine months ended September 30, 2020.

The Combined Entity intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, the Combined Entity intends to rely on such exemptions, the Combined Entity is not required to, among other things: (a) provide an auditor’s attestation report on the Combined Entity’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act: (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Following consummation of the Business Combination, the Combined Entity will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of the Combined Entity’s first fiscal year following the fifth anniversary of CF II’s IPO, (b) the last date of the Combined Entity’s fiscal year in which the Combined Entity has total annual gross revenue of at least $1.07 billion, (c) the date on which the Combined Entity is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which the Combined Entity has issued more than $1.0 billion in non-convertible debt securities during the previous three years.

MANAGEMENT OF COMBINED ENTITY FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of the Combined Entity following the consummation of the Business Combination.

Name	Age	Position
Rao Mulpuri	51	Chief Executive Officer
Vidul Prakash	52	Chief Financial Officer
Rahul Bammi	50	Chief Business Officer
Martin Neumann	43	Senior Vice President, Operations
Nitesh Trikha	46	Senior Vice President, IoT Products
Sridhar Kailasam	47	Senior Vice President, Research & Development
Anshu Pradhan	42	Senior Vice President, Engineering
Bill Krause	40	Senior Vice President, General Counsel & Secretary

Executive Officers

Rao Mulpuri

Dr. Rao Mulpuri has served as our Chief Executive Officer since December 2008. Prior to View Inc., Dr. Mulpuri held several executive positions at Novellus Systems, most recently as President of Novellus Systems Japan, and Vice President/General Manager of the Integrated Metals Business. Dr. Mulpuri holds a PhD. in Materials Engineering and a MS in Manufacturing Engineering from Boston University and a BE in Mechanical Engineering from Manipal Institute of Technology in India. Dr. Mulpuri also completed the Advanced Management Program at Harvard Business School. Dr. Mulpuri is a member of the Young Presidents Organization and the Urban Land Institute, and the Advisory Board of the College of Engineering at Boston University and the Executive Board of the Silicon Valley Leadership Group. View believes Mr. Mulpuri is qualified to serve as a member of the Combined Entity Board due to his extensive executive management and technology industry leadership experience as well as his deep knowledge of View’s technology and business operations.

Vidul Prakash

Vidul Prakash has served as our Chief Financial Officer since March 2019. Prior to View, Mr. Prakash was the CFO of SunPower Technologies, a $1 billion division of SunPower Corporation, where he also served as the principal accounting officer. Mr. Prakash came to View with over 25 years of global finance and operations experience in private and public companies ranging from startups to Fortune 100. Prior to SunPower, Mr. Prakash worked at KPMG, Deloitte, and Honeywell. Mr. Prakash holds an MBA in Finance & Accounting from Columbia University, and a BS in Chemical Engineering from the Indian Institute of Technology in India.

Rahul Bammi

Rahul Bammi has served as our Chief Business Officer since January 2019 and served as our Chief Marketing Officer from June 2016 to December 2018. Prior to View, Mr. Bammi was the Vice President of Product Management and Marketing at Lumileds, where he helped double LED revenue to over $1 billion in four years. Mr. Bammi brings over 20 years of P&L, product, M&A, business strategy, and engineering experience from leading companies such as Lumileds, KLA, Hynix Semiconductor, National Semiconductor, and Motorola. Mr. Bammi holds an MBA from Stanford University where he was an Arjay Miller scholar; he also holds an MS in Chemical Engineering from Arizona State University, and a BE in Chemical Engineering from the National Institute of Technology in India.

Martin Neumann

Dr. Martin Neumann has served as our Senior Vice President of Operations since September 2019. Prior to that Dr. Neumann has held numerous positions at View, each contributing towards building View’s technology and market: Vice President of Customer Success (May 2016 to Aug 2019), Sr. Director of Business Development (Feb 2014 to April 2016) and Director of Technology (June 2010 to Jan 2014). He has a proven track record of technology innovation in manufacturing, scaling up operations, corporate strategy, network operations, supply chain logistics and customer service. He has written 13 Journal Articles and 12 Conference Proceedings Papers and has numerous issued patents. Dr. Neumann holds a PhD, MS and BS in Nuclear Engineering, from the University of Illinois at Urbana-Champaign.

Nitesh Trikha

Nitesh Trikha has served as our Senior Vice President of IoT Products since January 2020. Mr. Trikha joined View in April 2017 and previously served as the Senior Vice President of Innovation. Prior to View, Mr. Trikha was the Senior Vice President of Products at July Systems Inc. Prior to July Systems, Mr. Trikha was the Chief Technology Officer at the Industry Solutions Group and the Emerging Solutions Group of Cisco Systems, Inc. Mr. Trikha holds a BS in Engineering from the National Institute of Technology Karnataka in India.

Sridhar Kailasam

Dr. Sridhar Kailasam has served as our Senior Vice President of Research & Development since June 2018 and joined View as the Director of Technology in June 2009. Prior to View, Dr. Kailasam was the Global Product Manager of Applied Materials, Inc. Prior to Applied Materials, Dr. Kailasam worked at Novellus Systems, Inc. Dr. Kailasam holds a PhD and MS in Materials Science and Engineering from Renesselaer Polytechnic Institute and a BTech in Metallurgical Engineering from the Banaras Hindu University in India.

Anshu Pradhan

Dr. Anshu Pradhan has served as our Senior Vice President of Engineering since September 2015 and served as Sr. Director, Technology from February 2009 to August 2015. Dr. Pradhan has played a critical role in the development and scaling of electrochromic technology. Prior to View, Dr. Pradhan was the Technology Manager at Novellus Systems, Inc. Dr. Pradhan holds a PhD in Materials Science and Engineering from University of Delaware and a BTech from the Indian Institute of Technology in India.

Bill Krause

Bill Krause has served as the Senior Vice President, General Counsel and Secretary since January 2018. Prior to View, Mr. Krause was Deputy General Counsel & Assistant Secretary at Rambus, Inc. a publicly traded memory and security company. Mr. Krause has also had significant experience in private practice with the law firm of Pillsbury Winthrop Shaw Pittman, LLP where he advised a wide range of companies with respect to securities compliance, public and private financings, mergers and acquisitions, public company reporting and corporate governance. Mr. Krause is a member of the California State Bar and received a J.D. from Santa Clara University and his bachelor’s degree from Amherst College.

Directors

Upon consummation of the Merger, we anticipate the initial size of the Combined Entity Board will be seven members. The following individuals are expected to serve as directors of the Combined Entity.

Tom Leppert

Tom Leppert has served as a member of our board of directors since September 2015. Mr. Leppert has a distinguished record of accomplishment that has spanned managing companies in the role of CEO in a wide range of industries to leading a major US city as the elected Mayor. Mr. Leppert has served as the CEO of Kaplan, Inc., a global multi-billion dollar educational services company; Chairman and CEO of the Turner Corporation, the nation’s largest general building company; Vice Chairman of Pacific Century Financial Corporation and its subsidiary, the Bank of Hawaii; CEO of Castle & Cooke Properties, Inc.; and National Partner at Trammell Crow Company. Mr. Leppert began his career at McKinsey & Co. where he was elected as Principal of the firm. From 2007 to 2011, Mr. Leppert was elected Mayor of Dallas. Mr. Lepper holds an MBA with Distinction from Harvard Business School and graduated cum laude from Claremont McKenna College. View believes Mr. Leppert is qualified to serve as a member of the Combined Entity Board based on his deep executive and board level experience at both public and private companies from a wide range of industries, including the construction industry.

Nigel Gormly

Nigel Gormly has served as a member of our board of directors since August 2015, initially as the representative director of the New Zealand Superannuation Fund, and assuming completion of the Business Combination as an independent director on the Combined Entity Board. Until June 2019, Mr. Gormly served as the New Zealand Superannuation Fund’s Head of International Direct Investment primarily responsible for the Fund’s direct investments in energy, infrastructure and expansion capital as well as leading the Fund’s collaboration efforts with global investment partners. Prior to joining the Fund, Mr. Gormly spent 10 years with Fonterra, where he held a number of strategic development and commercial leadership roles, most recently as General Manager of Commercial Ventures. Mr. Gormly’s early career was focused on M&A and corporate finance advisory based in London, with assignments throughout Asia, Latin America and Europe. A Chartered Financial Analyst, Nigel holds a BSc, BCom and a Graduate Diploma in Finance from the University of Auckland. He currently serves on the Board of LanzaTech. View believes Mr. Gormly is qualified to serve as a member of the Combined Entity Board based on his extensive experience in the venture capital and investment banking industries.

Harold Hughes

Harold Hughes has served as a member of our board of directors since June 2013 and brings more than 30 years of experience in the high technology industry, including service as a corporate officer in major multi-national companies. He has extensive experience in driving global commercialization of innovative technology-oriented products and has held key leadership positions in pioneering technology companies and brings broad financial, operating and business strategy credentials to View’s board. Mr. Hughes served as a director of Rambus Inc., a chip interface company from 2003 to 2012 and as CEO and President from 2005 to 2012, providing the overall vision and operational leadership necessary to drive growth. Mr. Hughes started his career as a United States Army Officer before starting his private sector career at Intel. He held a variety of positions within Intel including treasurer, vice president of Intel Capital, chief financial officer and vice president of planning and logistics. Following his tenure at Intel, Mr. Hughes was the Chairman and CEO of Pandesic, LLC. He holds an MBA from the University of Michigan and a BA in Liberal Arts from the University of Wisconsin. View believes Mr. Hughes is qualified to serve as a member of the Combined Entity Board based on his extensive experience as an executive and board member of both private and public company companies in high technology, as well as his deep corporate finance and accounting expertise.

Tom Cheung

Tom Cheung has served as a member of our board of directors since August 2019 as the representative director of the SoftBank Vision Fund where he serves as a Partner of SB Investment Advisors, manager of the SoftBank Vision Fund. Mr. Cheung has a long track record of investing and growing businesses in the technology and financial services industries. Prior to joining SBIA, Mr. Cheung was a board observer of Kaseya, the enterprise SaaS company, a portfolio company of Insight Partners. Mr. Cheung was a senior executive at Deutsche Bank AG, where he ran the Structured Finance business globally, after creating the Asian private equity business and managing the distressed trading business in Asia. Mr. Cheung was a Principal Investor at Insight Partners, one of the leading software growth equity firms in the world. Mr. Cheung was also a Co-founder of Oakdale Capital, an equity long-short hedge fund. Mr. Cheung began his career at the First Boston Corporation (a predecessor to Credit Suisse) after graduating from Harvard College. View believes Mr. Cheung is qualified to serve as a member of the Combined Entity Board based on his extensive experience in the venture capital and investment banking industries.

Toby Cosgrove

Dr. Toby Cosgrove, MD, will be joining the Combined Entity Board as of the Effective Date. From 2004 through 2017, Dr. Cosgrove served as the CEO and president of the Cleveland Clinic where he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the #2 hospital in America (U.S. News). Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular surgery from 1989 to 2004. He has performed over 22,000 operations and earned an international reputation in valve repair. Dr. Cosgrove also holds 30 patents for medical innovations. He currently serves as Executive Advisor, working with Cleveland Clinic leadership on strategies for national and international growth. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. He graduated from Williams College and the University of Virginia School of Medicine and trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. View believes Dr. Cosgrove is qualified to serve as a member of the Combined Entity Board based on his extensive experience as an executive and board member, as well as his deep medical expertise.

Lisa Picard

Lisa Picard will be joining the Combined Entity Board as of the Effective Date. Ms. Picard is currently President and Chief Executive Officer of EQ Office, a U.S. office portfolio company wholly-owned by Blackstone’s real estate funds. Ms. Picard joined EQ Office in 2016 as its Chief Operating Officer and was named CEO in 2017. Prior to joining EQ, Ms. Picard worked as a real estate executive for Skanska developing office and residential properties in the Northwest United States, while also guiding investments for the company in Sweden, Norway and Denmark. Ms. Picard has also held executive roles at Canyon Ranch Spa and Resorts and Hines Interests. She also serves on the Board of Directors for MiiR Holdings, a product-to-project B corporation. Ms. Picard holds two master’s degrees from Massachusetts Institute of Technology and a BS from California State Polytechnic University-Pomona. View believes Ms. Picard is qualified to serve as a member of the Combined Entity Board based on her extensive experience as an executive and board member, as well as her deep knowledge of the real estate industry.

Rao Mulpuri

See—Executive Officers

Director Independence

The Nasdaq Listing Rules require that a majority of the Combined Entity Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than Rao Mulpuri, will qualify as an independent director under Nasdaq listing standards.

Committees of the Combined Entity Board

Following the consummation of the Business Combination, it is anticipated that Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee. It is anticipated that our audit committee will be composed of three independent directors, our compensation committee will be composed of at two independent directors and our nominating committee will be composed of two independent directors.

Audit Committee

The Audit Committee will be comprised of directors appointed prior to the consummation of the Business Combination. Under the Nasdaq Listing Rules, we are required to have at least three members of the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each appointed director on the Audit Committee will qualify as an independent director under applicable rules.

Compensation Committee

The Compensation Committee will be comprised of directors appointed prior to the consummation of the Business Combination. Under the Nasdaq Listing Rules, we are required to have at least two members of the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company be composed solely of independent directors, and it is anticipated that each appointed director on the Compensation Committee will qualify as an independent director under applicable rules.

Nominating Committee

The Nominating Committee will be comprised of directors appointed prior to the consummation of the Business Combination. The Nasdaq Listing Rules require that the nominating committee of a listed company be composed solely of independent directors, and it is anticipated that each appointed director on the Nominating Committee will qualify as an independent director under applicable rules.

Director Compensation

Following the completion of the Business Combination, the Combined Entity Board’s compensation committee will determine the annual compensation to be paid to the members of the Combined Entity Board.

EXECUTIVE COMPENSATION

CF II’s Executive Officer and Director Compensation

None of CF II’s officers has received any cash compensation for services rendered to CF II. The Sponsor has transferred 20,000 Founder Shares to Robert Hochberg and 10,000 Founder Shares to Charlotte Blechman, independent directors of CF II, for their services on the CF II Board and committees thereof. In addition, Charlotte Blechman has received cash compensation of $100,000 for her services on the CF II Board and committees thereof. Other than as described herein, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by CF II to its officers and directors or to the Sponsor or any affiliate of the Sponsor, prior to, or in connection with any services rendered in order to effectuate the consummation of CF II’s initial business combination (regardless of the type of transaction that it is). However, to the extent that CF II elects an additional independent director to the CF II Board prior to its initial business combination, either the Sponsor will either transfer up to 20,000 Founder Shares to such director or CF II will pay cash fees to such director, at its discretion. In addition, CF II’s officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on CF II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. CF II’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor or CF II’s officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, CF II does not expect to have any additional controls in place governing reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of CF II’s initial business combination, directors or officers of CF II who remain with the combined company may be paid consulting or management fees from the combined company. CF II has not established any limit on the amount of such fees that may be paid by the combined company to CF II’s directors or officers. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to CF II’s officers and directors will be determined, or recommended to the board of directors of the combined company for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on its board of directors.

CF II does not intend to take any action to ensure that members of its management team maintain their positions with the combined company after the consummation of CF II’s initial business combination, although it is possible that some or all of CF II’s officers and directors may negotiate employment or consulting arrangements to remain with the combined company after CF II’s initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with the combined company may influence the motivation of CF II’s management in identifying or selecting a target business but CF II does not believe that the ability of its management to remain with the combined company after the consummation of CF II’s initial business combination will be a determining factor in CF II’s decision to proceed with any potential business combination. CF II is not party to any agreements with its officers and directors that provide for benefits upon termination of employment.

For more information about the interests of the Sponsor and CF II’s directors and officers in the Business Combination, see the section titled “The Business Combination Proposal — Interests of the Sponsor and CF II’s Directors and Officers in the Business Combination.”

View’s Executive Officer and Director Compensation

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of View, Inc. and its subsidiaries prior to the consummation of the Business

Combination, which will be the business of the Combined Entity and its subsidiaries following the consummation of the Business Combination.

2020 Compensation

We discuss below our compensation program in 2020 for our named executive officers, including elements of the program, material decisions made under the program for 2020 and material factors considered in making those decisions. Our named executive officers for 2020 are:

•	Rao Mulpuri, Chief Executive Officer;

•	Vidul Prakash, Chief Financial Officer; and

•	Rahul Bammi, Chief Business Officer.

At the time of the Closing of the Business Combination, Rao Mulpuri will serve as our Chief Executive Officer (“CEO”), Vidul Prakash will serve as our Chief Financial Officer (“CFO”), and Rahul Bammi will serve as our Chief Business Officer.

Compensation Philosophy, Objectives and Rewards

The key objectives of our compensation program are (i) to allow us to attract and retain highly qualified executives, and (ii) allow employees the opportunity to be owners in the Company. We believe that our ability to keep our senior executive team engaged and productive is tied to our compensation programs. Additionally, for us to be appropriately positioned to attract new talent, we must be prepared to be, and be perceived as, an employer that offers competitive compensation. Providing employees an opportunity to be owners in our business fosters their active engagement in our success and aligns their interests with those of our stockholders.

To achieve our compensation objectives, we historically have provided executives with a compensation package consisting of the following elements:

Compensation Element	Compensation Purpose
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent
Annual Cash Bonus	Incentivize and reward employees for annual contributions to Company performance
Equity Compensation	Promote an employee ownership culture and the maximization of long-term stockholder value by aligning the interests of employees and stockholders

In addition, from time to time, we have provided cash sign-on and retention bonus arrangements as part of an employment offer. The amount of compensation awarded in these circumstances is established through arm’s-length negotiation at the time the individual executive officer is hired based on the executive officer’s role and responsibilities, long-term potential, and our expectations as to the officer’s individual performance or Company performance.

After the Business Combination, our executive compensation program will be administered primarily by our Compensation Committee. We expect that the compensation of our named executive officers will be reviewed at least annually by our Compensation Committee and will be informed by the recommendations of our CEO. Our Compensation Committee will then evaluate and determine any recommended compensation adjustments or awards to our named executive officers or make recommendations to our Board for final determination.

Summary Compensation Table

The following table sets forth information concerning all plan and non-plan compensation awarded to, earned by or paid to our chief executive officer, and our next two most highly compensated executive officers other than our chief executive officer, whom we collectively refer to as the “named executive officers” for the fiscal years ended December 31, 2020 and December 31, 2019. The information in the table below does not take into consideration any Exchange Ratio adjustment.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Rao Mulpuri Chief Executive Officer and Director	2020	317,287	(4)	—	—	8,550	325,837
	2019	500,000		—	—	8,400	508,400
Vidul Prakash Chief Financial Officer	2020	350,000		—	—	8,550	358,550
	2019	262,500	(5)	55,233	5,000,000	7,094	5,324,827
Rahul Bammi Chief Business Officer	2020	350,000		—	—	10,166	360,166
	2019	350,000		70,000	—	9,257	429,257

(1)	Reflects cash bonuses paid pursuant to View’s informal annual bonus program.
(2)

The amount reported under the “Option Awards” column represents the aggregate grant date fair value of Mr. Prakash’s new hire grant made in 2019 for an option to purchase 50,000,000 shares of View Common Stock, computed in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 12 to the Company’s financial statements for the year ended December 31, 2019, included herein, for a discussion of the assumptions made by View in determining the grant date fair value of View’s equity awards.

(3)	Amounts reported under “All Other Compensation” reflect employer contributions made pursuant to View’s 401(k) plan for each NEO, as well as a medical waiver for Mr. Bammi.
(4)

Reflects voluntary reduction in Mr. Mulpuri’s annual salary from $500,000 to $70,000 from April 19, 2020 to September 21, 2020 in conjunction with the Company’s cost savings initiatives resulting from the COVID-19 pandemic.

(5)	Reflects pro-rata portion of $350,000 annual salary earned from Mr. Prakash’s start date from March 2019 to year end.

Narrative Disclosure to Summary Compensation Table

For fiscal years 2020 and 2019, the compensation program for View’s named executive officers consisted of base salary, cash bonuses under an informal cash bonus plan and incentive compensation delivered in the form of stock option awards. In addition, our named executive officers were eligible to participate in any employee benefit programs generally available to all employees.

Base Salary

Base salary is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, comparable market data and prior salary level. Thereafter, the Combined Entity Board and the Combined Entity Board’s Compensation Committee generally has reviewed, and adjusted as necessary, base salaries for each of our executive officers, at a minimum annually. In setting base salary levels for 2019, our Compensation Committee considered a range of factors, including:

•	the individual’s anticipated responsibilities and experience;

•	our Compensation Committee members’ collective experience and knowledge in compensating similarly situated individuals at other companies; and

•	the value of the executive officer’s existing equity awards.

Informal Annual Cash Bonus Plan

We maintain an informal annual bonus plan for employees, including our named executive officers. Our named executive officers are eligible for a target bonus, reflected as a percentage of their base salaries, as applicable.

Named Executive Officer	2020 Base Salary	2020 Bonus Target	2020 Bonus Earned
Rao Mulpuri	$500,000	100%	$0
Vidul Prakash	350,000	60%	$0
Rahul Bammi	350,000	60%	$0

Equity Compensation

We believe that providing long-term incentives in the form of equity awards encourages our named executive officers to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our named executive officers, to benefit from future successes in the Company through the appreciation of the value of their equity awards, our Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of the Company’s stockholders. In addition, our Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our named executive officers and other key employees.

Stock options have been granted to View’s named executive officers under the 2018 Plan. No awards other than stock options have been granted under the 2018 Plan. Initial stock option grants to our named executive officers are subject to a four-year vesting schedule, with 25% of the shares subject to each stock option vesting on the first anniversary of the executive officer’s employment start date and the remainder vesting in equal monthly installments over the subsequent three years, subject to continued employment through each vesting date. Subsequent stock option grants to our named executive officers are subject to a four-year vesting schedule, vesting in equal monthly installments over four years, subject to continued employment through each vesting date. The stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances, as described below in the section titled “—Potential Payments upon a Termination or Change in Control.”

401(k) Plan

We sponsor a tax-qualified Section 401(k) plan for all employees, including our named executive officers. Employees of the Company are eligible to participate in the 401(k) plan and receive employer contributions upon reaching age 18. Participants may contribute between 1% and 90% of their earnings. In February 2019, we started making discretionary matching contributions to the 401(k) plan on behalf of employees who are eligible to participate in the 401(k) plan. The Company matches 50% of an employee’s salary deferrals or 3% of the employee’s 401(k) eligible earnings, whichever is less. The total matching does not exceed the match allocated based on IRS annual compensation limits, which was $280,000 in 2019. The maximum match based on this compensation limit was $8,400 in 2019.

Pension Benefits

None of our named executive officers participated in any defined benefit pension plans in 2020 or 2019.

Nonqualified Deferred Compensation

None of our named executive officers participated in any non-qualified deferred compensation plans, supplemental executive retirement plans or any other unfunded retirement arrangements in 2020 or 2019.

Other Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; a health savings account and flexible spending accounts. We do not maintain any executive-specific benefit or perquisite programs.

Potential Payments upon a Termination or Change in Control

We have entered into employment agreements with our named executive officers, pursuant to which each is entitled to certain payments, rights and benefits in connection with a termination of employment by us without Cause (as such term is described below) or by the named executive officer for Good Reason (as such term is described below) in connection with a Change in Control (as defined in the 2018 Plan, but which would not include the consummation of the Business Combination). As a part of the Business Combination, we will not enter into new employee agreements with any of our named executive officers. A description of the key terms of the named executive officers’ current employments agreements is set forth below:

The employment agreements with each of our named executive officers provides that if the executive’s employment is terminated for any reason, the executive will receive payment of his base salary through the date of termination, reimbursement by the Company of any claims for reimbursement, payment of any accrued but unused PTO and any other accrued rights under any other of our employee benefit plans. In the event the executive’s employment is terminated by us without Cause or the executive resigns for Good Reason as of or within the 13-month period following a Change in Control, the executive will receive (i) a lump-sum payment equal to 100% of the executive’s base salary, (ii) a lump-sum payment equal to the executive’s bonus opportunity under our informal annual bonus program in which the executive participates (assuming achievement of 100% of the applicable performance target(s)), (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of 100% of outstanding equity compensation awards (including, without limitation, the executive’s stock options), subject to the executive signing and not revoking our then-standard separation agreement and release of claims.

In addition to the benefits described above, Dr. Mulpuri’s employment agreement also provides for severance benefits in the event his employment terminates prior to a Change in Control. Specifically, upon termination of his employment by the Company without Cause or his resignation for Good Reason, in either case prior to a Change in Control, Dr. Mulpuri would receive (i) continued payment of the his base salary for 12 months following such termination, (ii) a lump-sum payment equal to his bonus opportunity under the Company’s informal annual bonus program in which he participates, assuming achievement of 100% of the applicable performance target(s), up to 12 months of Company-paid COBRA premiums and accelerated vesting of that portion of the Dr. Mulpuri’s then-outstanding equity compensation awards (including, without limitation, Dr. Mulpuri’s stock options) that would have become vested had Dr. Mulpuri continued employment for a period of 12 months following his termination date, subject to the Dr. Mulpuri signing and not revoking the Company’s then-standard separation agreement and release of claims.

“Cause” for purposes of the named executive officers’ employment agreements means (1) conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from the Company of such breach; (4) intentional and material damage to the Company’s property; or (5) material breach of the executive’s confidential information agreement.

“Good Reason” for purposes of the named executive officers’ employment agreements means (1) a material reduction of the executive’s authority, duties or responsibilities; (2) a material reduction by the Company (or its successor) in the executive’s base salary as in effect immediately prior to such a reduction, unless the Company also similarly reduces the base salaries of all other executives of the Company; (3) a material change in the geographic location of the executive’s primary work facility or location; provided that a relocation of 50 miles or less from the executive’s then present location or to the executive’s home as his primary work location will not be considered a material change in geographic location; (4) the Company’s material breach of any provision of the employment agreement; or (5) the failure of our successor to assume the employment agreement in connection with a Change in Control. In order for an event to qualify as Good Reason, the executive must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of (or, if later, the executive’s knowledge of) the grounds for “Good Reason” and providing a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table presents information regarding outstanding equity awards held by View’s named executive officers as of December 31, 2020, prior to the consummation of the Business Combination and any Exchange Ratio adjustment:

				Option Awards
Name and Principal Position	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Rao Mulpuri Chief Executive Officer and Director	2/15/2011	12/15/2010	(1)	6,000,000	—	—	$0.21	2/15/2021
	9/5/2012	08/24/2012	(2)	5,848,311	—	—	$0.21	9/5/2022
	8/14/2014	8/1/2014	(3)	10,750,000	—	—	$0.27	8/14/2024
	11/12/2015	11/12/2015	(4)	10,750,000	—	—	$0.27	11/12/2025
	11/21/2018	11/1/2018	(5)	271,344,665	—	249,637,093	$0.21	11/21/2028
Vidul Prakash Chief Financial Officer	5/15/2019	3/1/2019	(6)	21,875,000	—	28,125,000	$0.21	5/15/2029
Rahul Bammi Chief Business Officer	8/25/2016	6/1/2016	(7)	9,000,000	—	—	$0.37	8/25/2026
	11/21/2018	11/1/2018	(8)	44,490,522	—	40,931,281	$0.21	11/21/2028

(1)	Vests forty percent on the 2-year anniversary of the vesting commencement date and one sixtieth (1/60) each month thereafter.
(2)	Vests 1/48 of the shares underlying the award each month from the vesting commencement date.
(3)	Vests 1/60 of the shares underlying the award each month from the vesting commencement date.
(4)	Vests 1/60 of the shares underlying the award each month from the vesting commencement date.
(5)	Vests in equal monthly installments from the vesting commencement date until November 1, 2022.
(6)

Vests with respect to 1/4 of the shares underlying the stock option on the one-year anniversary of the vesting commencement date and the remaining 3/4 of the shares underlying the option vest in equal monthly installments over the subsequent three years.

(7)	Fully vested as of the grant date.
(8)	Vests in equal monthly installments from the vesting commencement date until November 1, 2022.

The number of shares subject to View’s options that are outstanding at the Closing of the Business Combination, and the exercise price of such options, will be adjusted to reflect the Business Combination and will be converted to apply to shares of CF II Class A Common Stock.

View, Inc. Amended and Restated 2018 Equity Incentive Plan

The 2018 Plan allows us to grant incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units (each, an “award” and the recipient of such award, a “participant”) to eligible employees, directors, and consultants of View and any parent or subsidiary of View. It is expected that as of one business day prior to the Closing, the 2018 Plan will be terminated and View will not grant any additional awards under the 2018 Plan thereafter. However, the 2018 Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2018 Plan.

As of January 20, 2021, stock options covering 1,070,527,556 shares of View Common Stock were outstanding under the 2018 Plan.

Plan Administration. The 2018 Plan is administered by the View board of directors or one or more of its committees. Different committees may administer the 2018 Plan with respect to different service providers. The administrator has all authority and discretion necessary or appropriate to administer the 2018 Plan and to control its operation, including the authority to construe and interpret the terms of the 2018 Plan and the awards granted under the 2018 Plan. The administrator’s decisions are final and binding on all participants and any other persons holding awards.

The administrator’s powers include the power to (i) determine the fair market value of awards; (ii) select the service providers to whom awards may be granted; (iii) determine the number of shares to be covered by each award; (iv) approve forms of award agreements; (v) determine the terms and conditions of awards; (vi) institute and determine the terms and conditions of an exchange program; (vii) construe and interpret the terms of the 2018 and awards granted thereunder; (viii) prescribe, amend and rescind rules and regulations relating to the 2018 Plan; (ix) modify or amend each award; (x) allow participants to satisfy withholding tax obligations in any manner consistent with the 2018 Plan; (xi) authorized and person to execute on behalf of View any instrument required to effect the grant of an award previously granted by the administrator; and (xii) make all other determinations deemed necessary or advisable for administering the 2018 Plan.

Stock Options. Stock options have been granted under the 2018 Plan. Subject to the provisions of the 2018 Plan, the administrator determines the term of an option, the number of shares and the class of shares subject to an option, and the time period in which an option may be exercised.

The term of an option is stated in the applicable award agreement, but the term of an option may not exceed 10 years from the grant date. The administrator determines the exercise price of options, which generally may not be less than 100% of the fair market value of our common stock on the grant date. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary may have a term of no longer than 5 years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date. In addition, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all our plans and any parent or subsidiary) exceeds $100,000, such options will be treated as nonstatutory stock options.

The administrator determines how a participant may pay the exercise price of an option, and the permissible methods are generally set forth in the applicable award agreement. If a participant’s status as a “service provider” (as defined in the 2018 Plan) terminates, that participant may exercise the vested portion of his or her option for the period of time stated in the applicable award agreement. Vested options generally will remain exercisable for three months or such longer or shorter period of time as set forth in the applicable award agreement if a participant’s status as a service provider terminates for a reason other than death or disability. If a participant’s status as a service provider terminates due to death or disability, vested options generally will remain exercisable for twelve months from the date of termination (or such other longer or shorter period as set forth in the applicable award agreement). In no event will an option remain exercisable beyond its original term. If a participant does not exercise his or her option within the time specified in the award agreement, the option will terminate. Except as described above, the administrator has the discretion to determine the post-termination exercisability periods for an option.

Non-Transferability of Awards. Unless determined otherwise by the administrator, awards may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner other than by will or by the laws of descent and distribution. In addition, during an applicable participant’s lifetime, only that participant may exercise their award. In the case of awards issued to California residents, if the administrator makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution or (iii) as permitted by Rule 701 of the Securities Act.

Certain Adjustments. If there is a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of shares or our other securities or other change in our corporate structure affecting the shares, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2018 Plan, will adjust the number and class of shares that may be delivered under the 2018 Plan and/or the number, class, and price of shares covered by each outstanding award. In the case of awards issued to California residents, the administrator will make such adjustments to an award required by Section 25102(o) of the California Corporations Code to the extent we are relying upon the exemption afforded thereby with respect to the award.

Dissolution or Liquidation. In the event of our proposed dissolution or liquidation, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed action.

Merger and Change of Control. In the event of a merger or a change in control (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (ii) upon written notice to a participant, the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (iii) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (iv) (A) the termination of an award in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment) or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; or (v) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds or all awards of the same type, similarly.

In the event that the successor corporation does not assume or substitute for an award (or portion thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination. View’s board of directors may, at any time, terminate or amend the 2018 Plan in any respect, including, without limitation, amendment of any form of award agreement or instrument to be executed pursuant to the 2018 Plan. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any amendment to the 2018 Plan. No amendment or alteration of the 2018 Plan will impair the rights of a participant, unless mutually agreed otherwise between the participant and the administrator in writing. As noted above, we will not grant any additional awards under the 2018 Plan after the Closing.

View, Inc. 2021 Equity Incentive Plan

For more information about the 2021 Plan, see the section titled “2021 Equity Incentive Plan Proposal.”

Director Compensation

Prior to the consummation of the Business Combination, each non-employee director, other than our shareholder representative directors, has historically received an annual cash retainer of $75,000 payable quarterly for their service on View’s board of directors and received an initial equity grant of an option to purchase 10,000,000 shares of common stock, upon their appointment to the board. These initial stock option grants are subject to a four-year vesting schedule, vesting in equal monthly installments over four years, subject to continued service through each vesting date. In addition, Mr. Hughes and Mr. Leppert each received a subsequent grant for an option to purchase 2,100,000 and 2,250,000 shares of View Common Stock, respectively, to account for dilution after our Series H preferred stock financing.

The following table sets forth information regarding compensation earned by or paid to View’s directors during the year ended December 31, 2020, prior to the consummation of the Business Combination and any Exchange Ratio adjustment, excluding the NEOs for whom we provided compensation disclosure in the Summary Compensation Table. The following table also excludes shareholder representative directors, for whom no compensation was provided.

Name	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
Harold Hughes	75,000	—	75,000
Tom Leppert	75,000	—	75,000
Bill Veghte	75,000	—	$75,000

(1)

The aggregate number of shares subject to outstanding and unexercised option awards held by directors as of December 31, 2020 (without giving effect to conversion in connection with the Business Combination), was as follows:

Harold Hughes	12,000,000
Tom Leppert	12,250,000
Bill Veghte	10,000,000

The Combined Entity Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Following the consummation of the Business Combination, the Combined Entity intends to develop a non-employee director compensation program that is designed to align compensation with the Combined Entity’s business objectives and the creation of stockholder value, while enabling the Combined Entity to attract, retain, incentivize and reward directors who contribute to the long-term success of the Combined Entity.

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables sets forth information regarding (1) the actual beneficial ownership of CF II Common Stock as of January 20, 2021, without giving effect to the Business Combination, and (2) the expected beneficial ownership of shares of the Combined Entity Common Stock immediately following the consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption scenario” as described below) by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of CF II Common Stock or the Combined Entity Common Stock;

•	each of CF II’s current executive officers and directors;

•	each person who is expected to become an executive officer or director of the Combined Entity immediately following the Business Combination; and

•

all of CF II’s current executive officers and directors as a group, and all of the expected executive officers and directors of the Combined Entity as a group immediately following the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of CF II Common Stock prior to the Business Combination is based on 63,600,000 shares of CF II Common Stock issued and outstanding as of January 20, 2021.

The expected beneficial ownership of shares of the Combined Entity Common Stock immediately following the consummation of the Business Combination assumed two redemption scenarios as follows:

•

Assuming no redemptions: This presentation is based on 235,268,262 shares issued and outstanding and assumes that no shares of CF II Class A Common Stock are redeemed and the PIPE Investment is fully subscribed.

•

Assuming maximum redemptions: This presentation is based on 190,941,033 shares issued and outstanding, which assumes that 40,000,000 of the public shares are redeemed and the PIPE Investment is fully subscribed.

If the actual facts are different than these assumptions, the numbers in the below table will be different. For further details, see “Business Combination Proposal — The Business Combination Agreement — Business Combination.”

The following tables do not reflect the beneficial ownership of any shares of the CF II Common Stock or the Combined Entity Common Stock issuable upon exercise of public warrants or private placement warrants as such securities are not currently exercisable or convertible within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have or will have as of immediately following the Business Combination, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.

Pre-Business Combination Beneficial Ownership Table of CF II

	CF II Class A Common Stock		CF II Class B Common Stock(2)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Total CF II Common Stock
Directors and Executive Officers(1)
Howard Lutnick(3)	1,100,000	2.2%	12,470,000	99.8%	21.3%
Anshu Jain	—	—	—	—	—
Alice Chan	—	—	—	—	—
Robert Hochberg	—	—	20,000	*	*
Charlotte Blechman	—	—	10,000	*	*
All executive officers and directors as a group (5 individuals)	1,100,000	2.2%	12,500,000	100%	21.4%
5% or More Shareholders:
CF Finance Holdings II, LLC(3)	1,100,000	2.2%	12,470,000	99.8%	21.3%
Linden Advisors LP(4)	4,500,000	8.8%	—	—	7.1%
GIC Private Ltd.(5)	5,357,142	10.5%	—	—	8.4%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o CF Finance Acquisition Corp. II, 110 East 59th Street, New York, NY 10022.
(2)

Interests shown consist of Founder Shares, classified as shares of CF II Class B Common Stock. Such shares are convertible into shares of Class A common stock on a one-for-one basis, subject to adjustment.

(3)

The Sponsor is the record holder of such shares. Cantor is the sole member of our sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick, CF II’s Chairman and Chief Executive Officer, is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

Pursuant to a Schedule 13G filed by such persons as a group with the SEC on September 4, 2020, each of Linden Advisors LP and Siu Min (Joe) Wong may be deemed the beneficial owner of 4,500,000 shares of CF II Class A Common Stock. This amount includes 3,991,526 shares held by Linden Capital L.P. and 508,474 shares held by the accounts managed by Linden Capital L.P. Each of Linden GP LLC and Linden Capital L.P. may be deemed the beneficial owner of the 3,991,526 shares held by Linden Capital L.P. The principal business address for Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The principal business address for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(5)

Pursuant to a Schedule 13G filed by such group with the SEC on January 4, 2021, GIC Private Ltd. may be deemed the beneficial owner of 5,357,142 shares of CF II Class A Common Stock. The principal business address from GIC Private Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. Shares reported herein do not include shares to be purchased in connection with the PIPE Investment.

Beneficial Ownership Table of Combined Entity Upon Closing

	Assuming No Redemption		Assuming Maximum Redemption
Name and Address of Beneficial Owner	Number of Shares of Combined Entity Common Stock	% of Outstanding Common Stock	Number of Shares of Combined Entity Common Stock	% of Outstanding Common Stock
Directors and Executive Officers(1)
Rao Mulpuri(2)	8,074,169	3.4%	8,074,169	4.2%
Rahul Bammi(3)	1,367,783	*	1,367,783	*
Vidul Prakash(4)	581,250	*	581,250	*
Anshu Pradhan(5)	291,787	*	291,787	*
Martin Neumann(6)	279,968	*	279,968	*
Sridhar Kailasam(7)	278,031	*	278,031	*
Nitesh Trikha(8)	231,240	*	231,240	*
Bill Krause(9)	184,837	*	184,837	*
Tom Leppert(10)	171,953	*	171,953	*
Harold Hughes(11)	163,718	*	163,718	*
All executive officers and directors as a group (10 individuals)	11,624,736	4.9%	11,624,736	6.1%
5% or More Shareholders:
SVF Excalibur (Cayman) Limited(12)	66,194,109	28.1%	66,194,109	34.7%
Madrone Partners, L.P.(13)	32,142,010	13.6%	32,142,010	16.8%
Guardians of New Zealand Superannuation(14)	27,183,151	11.5%	27,183,151	14.2%
CF Finance Holdings II, LLC(15)	18,570,000	7.9%	18,570,000	9.7%
GIC Private Ltd.(16)	23,134,920	9.8%	18,807,691	9.85%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following individuals is c/o View, Inc., 195 S. Milpitas Blvd, Milpitas, CA 95035.
(2)

Interests shown consist of (a) options to purchase 7,841,163 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021 and (b) 233,006 shares of Combined Entity Class A Common Stock.

(3)	Interests shown consist of options to purchase 1,367,783 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(4)	Interests shown consist of options to purchase 581,250 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(5)

Interests shown consist of (a) options to purchase 277,256 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021 and (b) 14,531 shares of Combined Entity Class A Common Stock.

(6)	Interests shown consist of options to purchase 279,969 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(7)

Interests shown consist of (a) options to purchase 269,894 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021 and (b) 8,137 shares of Combined Entity Class A Common Stock.

(8)	Interests shown consist of options to purchase 231,241 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(9)	Interests shown consist of options to purchase 184,838 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(10)	Interests shown consist of options to purchase 171,953 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.

(11)	Interests shown consist of options to purchase 163,719 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021.
(12)

Interests shown consist of (a) 58,694,109 shares of Combined Entity Class A Common Stock and (b) 7,500,000 shares of Combined Entity Class A Common Stock to be acquired in the PIPE Investment. The business address of SVF Excalibur (Cayman) Limited is c/o SB Investment Advisers (UK) Limited, 69 Grosvenor Street, London, W1K 3JP, United Kingdom.

(13)

Interests shown consist of (a) 25,133,304 shares of Combined Entity Class A Common Stock, (b) warrants to purchase 1,045,542 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021, and (c) 3,750,000 shares of Combined Entity Class A Common Stock to be acquired in the PIPE Investment. The interests shown also include equity interests owned by View Stakeholders, LLC, an affiliate of Madrone, L.P., consisting of 2,213,164 shares of Combined Entity Class A Common Stock. The business address of both Madrone Partners, L.P. and View Stakeholders, LLC is 3000 Sand Hill Road, Building 1, Suite 150, Menlo Park, CA 94025.

(14)

Interests shown consist of (a) 23,055,670 shares of Combined Entity Class A Common Stock, (b) warrants to purchase 377,481 shares of Combined Entity Class A Common Stock that are exercisable within 60 days of January 20, 2021, and (c) 3,750,000 shares of Combined Entity Class A Common Stock to be acquired in the PIPE Investment. The business address of Guardians of New Zealand Superannuation is Level 12, Jarden House, 21 Queen Street, Auckland 1010, New Zealand.

(15)

Interests shown consist of (a) 1,100,000 shares of Combined Entity Class A Common Stock, (b) 12,470,000 shares of Combined Entity Class A Common Stock to be issued upon conversions of shares of CF II Class B Common Stock and (c) 5,000,000 shares of Combined Entity Class A Common Stock to be issued to the Sponsor in connection with the PIPE Investment. Pursuant to that certain letter agreement, dated August 26, 2020, by and among CF II, the Sponsor and other parties thereto, the Sponsor agreed to waive redemption rights with respect to the securities referenced in items (a) and (b). The business address of CF Finance Holdings II, LLC is c/o CF Finance Acquisition Corp. II, 110 East 59th Street, New York, NY 10022.

(16)

Interests shown consist of (a) 5,357,142 shares of Combined Entity Class A Common Stock and (b) 17,777,778 shares of Combined Entity Class A Common Stock to be acquired in the PIPE Investment assuming no redemptions and 13,450,549 shares of Combined Entity Class A Common Stock to be acquired in the PIPE Investment assuming maximum redemptions. The principal business address from GIC Private Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF II

Founder Shares

In September 2019, the Sponsor purchased 11,500,000 Founder Shares for an aggregate price of $25,000. On June 25, 2020, CF II effectuated a 1.3125-for-1 stock split of its outstanding CF II Common Stock. In addition, in August 2020, the Sponsor returned to CF II, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor. In August 2020 and December 2020, the Sponsor transferred 20,000 and 10,000 Founder Shares, respectively, to Robert Hochberg and Charlotte Blechman, each an independent director of CF II. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. Up to 1,875,000 Founder Shares were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full. On October 10, 2020, the 45-day over-allotment option granted to underwriters in the IPO expired unexercised and, as a result, 1,875,000 Founder Shares were forfeited for no consideration by the Sponsor in order for it and the other holders of Founder Shares to maintain ownership of 20.0% of the issued and outstanding shares of CF II Common Stock (excluding the Placement Shares). Such forfeited Founder Shares were cancelled by CF II. The Founder Shares will automatically convert into shares of CF II Class A Common Stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions described herein.

The Sponsor and CF II’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the last reported sale price of the CF II Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which CF II completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of CF II’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 1,100,000 Placement Units at a price of $10.00 per Placement Unit ($11,000,000 in the aggregate). Each Placement Unit consists of one share of CF II Class A Common Stock and one-third of one Warrant. Each whole Warrant sold as part of the Placement Units is exercisable for one share of Class II Class A Common Stock at a price of $11.50 per share. The proceeds from the Placement Units have been added to the proceeds from the IPO held in the Trust Account. If CF II does not complete a business combination by August 31, 2020 (or a later date approved by CF II’s stockholders in accordance with the Existing Charter), the Warrants included in the Private Placement Units will expire worthless. The Warrants included in the Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The Warrants will expire five years after the completion of CF II’s initial business combination or earlier upon redemption or liquidation.

The Sponsor and CF II’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Placement Units until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement, dated August 26, 2020, between CF II and CF&Co. and BTIG, LLC (“BTIG”), CF II paid a total of $10,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to BTIG for serving as the qualified independent underwriter.

Business Combination Marketing Agreement

CF II has engaged CF&Co., an affiliate of the Sponsor, as an advisor in connection with CF II’s initial business combination to assist CF II in holding meetings with its stockholders to discuss CF II’s initial business combination and the target business’ attributes, introduce CF II to potential investors that are interested in purchasing the CF II’s securities, assist CF II in obtaining stockholder approval for its initial business combination and assist CF II with its press releases and public filings in connection with such transaction. CF II will pay CF& Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the IPO or $17.5 million.

Related Party Loans and Other Transactions

Prior to the IPO, the Sponsor agreed to make available to CF II, under the Note, up to $300,000 to be used for a portion of the expenses of the IPO. The balance of the Note was paid off at closing of the IPO.

In order to finance transaction costs in connection with an intended business combination, the Sponsor has committed up to $750,000 pursuant to the Sponsor Loan to be provided to CF II to fund CF II’s expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to the Business Combination. As of September 30, 2020 and March 31, 2020, CF II had no outstanding amounts under the Sponsor Loan.

If the Sponsor Loan agreed to be funded by the Sponsor is insufficient to cover the working capital requirements of CF II, the Sponsor or an affiliate of the Sponsor, or certain of CF II’s officers and directors may, but are not obligated to, loan CF II funds as may be required under the Working Capital Loans. If CF II completes a business combination, it would repay the Sponsor Loan and Working Capital Loans out of the proceeds of the Trust Account released to CF II. Otherwise, the Sponsor Loan and Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, CF II may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan and Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan and Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans.

The Sponsor pays expenses on CF II’s behalf. CF II reimburses the Sponsor. As of September 30, 2020, CF II had accounts payable outstanding to Sponsor for such expenses paid on CF II’s behalf of $32,000. As of the date of this proxy statement/prospectus, the amount of expenses paid by the Sponsor on CF II’s behalf is $150,000, none of which has been reimbursed by CF II.

Registration Rights Agreement

Pursuant to a registration rights agreement entered into on August 26, 2020, the holders of Founder Shares and Placement Units (and component securities), including the Sponsor and certain directors of CF II, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of CF II Class A Common Stock). These holders will be entitled to certain demand and “piggyback” registration rights. CF II will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor PIPE Subscription Agreement in Connection with PIPE Investment

Contemporaneously with the execution of the Merger Agreement, CF II entered into the PIPE Subscription Agreements with the Subscribers, including the Sponsor. Pursuant to the Sponsor’s PIPE Subscription Agreement, the Sponsor agreed to purchase 5,000,000 shares of CF II Class A Common Stock at a price of $10.00 per share, for an aggregate purchase price $50.0 million. See section titled “The Business Combination Proposal — Related Agreements — PIPE.”

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF II entered into a Sponsor Support Agreement with the Sponsor and View, pursuant to which, among other things: (i) for the benefit of View, the Sponsor has agreed to comply with its obligations under the Insider Letter to not transfer, to not participate in the Redemption and to vote its shares of CF II Common Stock in favor of the Merger Agreement and the Business Combination (including the Merger), and CF II agreed to enforce such provisions, and CF II and the Sponsor provided View with certain consent rights with respect to transfers of CF II securities owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of CF II Class B Common Stock under the Existing Charter, (iii) to release CF II, View, Merger Sub and their respective subsidiaries effective as of the Closing from all pre-Closing claims, subject to customary exceptions, and (iv) to agree to subject the Sponsor Earn-Out Shares to certain vesting and forfeiture conditions. See section titled “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Engagement Letters

Pursuant to an engagement letter, dated October 3, 2020 (the “M&A Engagement Letter”), CF II engaged CF&Co. to act as its financial advisor to perform customary services for CF II in connection with the Business Combination. Pursuant to the M&A Engagement Letter, CF&Co. will be entitled to a cash fee of $7.5 million payable upon consummation of the Business Combination. Pursuant to an amendment to the M&A Engagement Letter, dated November 28, 2020, CF&Co. will be entitled to 750,000 shares of CF II Class A Common Stock to be issued to CF&Co. on the closing of the Business Combination in a private placement in lieu of the cash fee set forth under the M&A Engagement Letter. The shares of CF II Class A Common Stock to be received by CF&Co. will be entitled to the same registration rights as the Sponsor as described herein and will be subject to the same transfer restrictions that are applicable to Founder Shares.

Pursuant to an engagement letter, dated October 1, 2020, CF II engaged CF&Co. to act as co-lead placement agent for the PIPE Investment for a placement fee equal to 1.5% of the gross proceeds of any sale of securities of CF II (excluding sales to any affiliate of CF II or View or any View Stockholder) upon the closing of the PIPE Investment.

Related Party Policy

CF II has adopted a code of ethics requiring CF II to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by the CF II Board (or the appropriate committee thereof). Under CF II’s code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, CF II’s audit committee, pursuant to its written charter, is be responsible for reviewing and approving related party transactions to the extent that CF II enters into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. CF II also requires each of its directors and officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, CF II has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor or its officers or directors unless CF II, or a committee of independent directors, has obtained an opinion from an independent investment banking firm or another independent firm that commonly renders valuation opinions that the initial business combination is fair to CF II’s stockholders from a financial point of view.

View

None.

The Combined Entity

Registration Rights Agreement

In connection with the execution of the Merger Agreement, the Combined Entity entered into a registration agreement with SoftBank, Madrone and Guardians of New Zealand Superannuation, which provides for customary “demand” and “piggyback” registration rights for such stockholders. The registration rights agreement will become effective upon the consummation of the Merger. See “Other Agreements — Registration Rights Agreement”, which disclosure is incorporated hereby by reference.

Procedures with Respect to Review and Approval of Related Party Transactions

In connection with the Merger, the Combined Entity expects to adopt a formal written policy for the review and approval of transactions with related persons. Such policy will require, among other things, that:

•

any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by an approving body comprised of the disinterested and independent members of the Combined Entity Board or any committee of the Combined Entity Board, provided that a majority of the members of the Combined Entity Board or such committee, respectively, are disinterested; and

•

any employment relationship or transaction involving an executive officer and any related compensation must be approved by the compensation committee of the Combined Entity Board or recommended by the compensation committee to the Combined Entity Board for its approval.

In connection with the review and approval or ratification of a related person transaction:

•

management must disclose to the approving body the name of the related person and the basis on which the person is a related person, the related person’s interest in the transaction, the material terms of the related person transaction, including the business purpose of the transaction, the approximate dollar value of the amount involved in the transaction, the approximate dollar value of the amount of the related person’s interest in the transaction and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•

management must advise the approving body as to whether the related person transaction complies with the terms of the Combined Entity’s agreements, including the agreements governing the Combined Entity’s material outstanding indebtedness, that limit or restrict the Combined Entity’s ability to enter into a related person transaction;

•

management must advise the approving body as to whether the related person transaction will be required to be disclosed in applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such statutes and related rules; and

•	management must advise the approving body as to whether the related person transaction may constitute a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, the related person transaction policy will provide that the approving body, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which our securities are listed.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

General

CF II is incorporated under the laws of the State of Delaware and the rights of CF II stockholders are governed by the laws of the State of Delaware, including the DGCL, and the Existing Charter and the CF II Bylaws. As a result of the Merger, CF II stockholders will become stockholders of the Combined Entity. The Combined Entity is incorporated under the laws of the State of Delaware and the rights of Combined Entity stockholders are governed by the laws of the State of Delaware, including the DGCL, and, following the Business Combination, by the Amended Charter and the Amended Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. Thus, following the Business Combination, the rights of CF II stockholders who become Combined Entity stockholders in the Merger will continue to be governed by Delaware law, but will no longer be governed by the Existing Chart and the CF II Bylaws and instead will be governed by the Amended Charter and the Amended Bylaws.

Comparison of Corporate Governance and Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of CF II stockholders under the Existing Charter and the CF II Bylaws (left column) and the rights of Combined Entity stockholders under the Amended Charter and the Amended Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Existing Charter and the CF II Bylaws, which are attached as Exhibit 3.1 and Exhibit 3.3 of the registration statement to which this proxy statement/prospectus forms a part, and the Amended Charter and the Amended Bylaws, which are attached as Annex C and Annex D, as well as the relevant provisions of the DGCL.

CF II	Combined Entity

Authorized Capital Stock

CF II is currently authorized to issue 100,000,000 shares of Class A common stock, par value $0.0001 per share, 10,000,000 shares of Class B common stock, par value $0.0001 per share, and 1,000,000 preferred shares, par value $0.0001 per share.	The Combined Entity will be authorized to issue 600,000,000 shares of Class A common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Rights of Preferred Stock

The CF II Board is currently authorized, subject to limitations prescribed by Delaware law and the Existing Charter, to provide for one or more series of preferred shares and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.	The Combined Entity board will be authorized, subject to limitations prescribed by Delaware law and the Amended Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Combined Entity board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders.

Number and Qualification of Directors

The CF II Board must consist of one or more members and the number of members is to be fixed from time to time exclusively by resolution of the board.

Directors of the CF II Board need not to be stockholders of CF II.

The Combined Entity Board must consist of not less than three and not more than twenty members and the number of members is to be fixed from time to time by resolution of the board.

Directors of the Combined Entity Board following the business combination need not be stockholders of Combined Entity.

Election of Directors

The CF II Board is divided into two classes as nearly equal in number as possible, with each director elected for a two-year term until the election or qualification of his or her successor, subject to such director’s earlier death, resignation or removal. If the number of directors is changed, any increase or decrease is apportioned among the classes to maintain an equal number of directors in each class as nearly as possible, and any additional director of any class elected to fill a vacancy will hold office for the remaining term of that class, but in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred shares, voting separately by class or series, to elect directors pursuant to the terms of one or more

The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

CF II	Combined Entity
series of preferred shares, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Voting

Holders of the CF II Common Stock shall exclusively possess all voting power with respect to CF II.

Holders of shares of CF II Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the CF II Common Stock are entitled to vote.

At any annual or special meeting of CF II stockholders, holders of CF II Class A Common Stock and holders of CF II Class B Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by Delaware law or the Existing Charter (including any preferred share designation), holders of shares of any series of CF II’s common stock shall not be entitled to vote on any amendment to the Existing Charter (including any amendment to any preferred share designation) that relates solely to the terms of one or more outstanding series of preferred shares or other series of common stock if the holders of such affected series of preferred shares or common stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to Delaware law or the Existing Charter.

Subject to voting rights provided to holders of preferred stock, holders of outstanding shares of common stock of the Combined Entity vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, the Amended Charter or the Amended Bylaws.

Cumulative Voting

Holders of CF II Common Stock do not have cumulative voting rights.	Holders of Combined Entity Common Stock will not have cumulative voting rights.

Vacancies on the Board of Directors

Any vacancies on the CF II Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by CF II’s stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such	Unless otherwise required by law or the Amended Charter, vacancies on the Combined Entity Board or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Combined Entity Board or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Combined Entity Board, hold

CF II	Combined Entity
director’s earlier death, resignation, retirement, disqualification or removal.	office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Combined Entity Board, shall hold office until their successors are duly appointed by the Combined Entity Board or until their earlier death, resignation or removal.

Special Meeting of the Board of Directors

Special meetings of the CF II Board (a) may be called by the chairman of the board or president and (b) shall be called by the chairman of the CF II Board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be.	Special meetings of the Combined Entity Board for any purpose or purposes may be called at any time by the chairperson of the Combined Entity Board, the President or by any director of the Combined Entity.

Stockholder Action by Written Consent

Any action required or permitted to be taken by CF II’s stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to CF II Class B common stock, with respect to which action may be taken by written consent.	Stockholders of the Combined Entity may only take action via a duly held meeting.

Amendment to Certificate of Incorporation

An amendment to the Existing Charter generally requires the approval of the CF II Board and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.	The Combined Entity will reserve the right to amend, alter, change or repeal any provision contained in the Amended Charter, in the manner prescribed by the DGCL and the provisions of the Charter, provided, however, that the affirmative vote of holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors are required for amendments that are in consistent with the purpose and intent of certain provisions thereof.

Amendment of Bylaws

The CF II Board has the power to adopt, amend, alter or repeal the CF II Bylaws with the affirmative vote of a majority of the CF II Board. The CF II Bylaws also may be adopted, amended, altered or repealed by CF II’s stockholders; provided, however, that in addition to any vote of the holders of any class or series of CF II’s capital stock required by applicable law or the Existing Charter, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of CF II’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the CF II Bylaws.	The Amended Bylaws may be altered, amended or repealed by the Combined Entity Board upon the affirmative vote of at least a majority of the Combined Entity Board. The Amended Bylaws may also be amended, altered or repealed by the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote in connection with the election of directors.

CF II	Combined Entity

Quorum

Stockholders.    The presence, in person or by proxy, at a stockholders meeting of the holders of shares of CF II’s outstanding capital stock representing a majority of the voting power of all outstanding shares of CF II’s capital stock entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Board of Directors.    A majority of the CF II Board shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by applicable law and the CF II Governing Documents.

Stockholders.    Unless otherwise required by the DGCL or other applicable law or the Amended Charter, the holders of a majority of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Board of Directors.    A majority of the Combined Entity Board or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business.

Special Stockholder Meetings

Special meetings of CF II’s stockholders may be called only by the chairman of the CF II Board, its chief executive officer, or the CF II Board pursuant to a resolution adopted by a majority of the board. The ability of CF II’s stockholders to call a special meeting is specifically denied.	Special Meetings of stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Combined Entity Board, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Combined Entity Board, (ii) a committee of the Combined Entity Board that has been duly designated by the Combined Entity Board and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Combined Entity issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called. Such request shall state the purpose or purposes of the proposed meeting.

Notice of Stockholder Meetings

Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to	The notice of any meeting of stockholders shall be sent or otherwise given in accordance with the Amended Bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and

CF II	Combined Entity
vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by CF II not less than 10 nor more than 60 days before the date of the meeting, unless otherwise required by Delaware law. If said notice is for a stockholders meeting other than an annual meeting, it shall, in addition, state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in such notice (or any supplement thereto).	hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)

No business may be transacted at a meeting of stockholders, other than business that is either (i) specified in CF II’s notice of the meeting (or any supplement thereto) given by or at the direction of its board, (ii) otherwise properly brought before the meeting by or at the direction of the board or (iii) otherwise properly brought before the meeting by any CF II stockholder (x) who is a stockholder of record entitled to vote at such meeting and (y) who complies with the notice procedures set forth in the CF II Bylaws.

At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of Combined Entity’s board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who (1) was a Combined Entity stockholder both at the time of giving required notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with notice procedures.

Only such business (other than nominations for election to the Combined Entity Board) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Combined Entity Board (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Combined Entity Board (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Combined Entity (i) who is a stockholder of record on the date of the giving of the notice of the meeting and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures the Amended Bylaws.

CF II	Combined Entity

Stockholder Nominations of Persons for Election as Directors

Nominations of persons for election to the CF II Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in CF II’s notice of such special meeting, may be made (i) by or at the direction of the CF II Board or (ii) by any CF II stockholder (x) who is a stockholder of record entitled to vote in the election of directors and (y) who complies with the notice procedures set forth in the CF II Bylaws.	Nominations of persons for election to the Combined Entity Board may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Combined Entity Board (or any duly authorized committee thereof) or (b) by any stockholder of the Combined Entity (i) who is a stockholder of record on the date of the giving of the notice in connection with the stockholder meeting and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting and (ii) who complies with the notice procedures set forth under the Amended Charter.

Limitation of Liability of Directors and Officers

A director of CF II shall not be personally liable to CF II or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law unless they violated their duty of loyalty to CF II or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the foregoing shall not adversely affect any right or protection of a director of CF II in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.	The Combined Entity Amended and Restated Charter will limit the liability of the Combined Entity directors to the fullest extent permitted by the DGCL.

Indemnification of Directors, Officers, Employees and Agents

To the fullest extent permitted by applicable law, CF II shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of CF II or, while a director or officer of CF II, is or was serving at the request of CF II as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer,	The Amended Charter provides the Combined Entity shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Combined Entity and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Combined Entity shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was

CF II	Combined Entity
employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding.

authorized or consented to by the Combined Entity Board. The right to indemnification conferred by the Amended Charter shall include the right to be paid by the Combined Entity the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Combined Entity of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Combined Entity.

The Combined Entity may, to the extent authorized from time to time by the Combined Entity Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Combined Entity similar to those conferred to directors and officers of the Corporation.

Dividends

Holders of shares of CF II Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of CF II) when, as and if declared thereon by the CF II Board from time to time out of any assets or funds of CF II legally available therefor and shall share equally on a per share basis in such dividends and distributions.	Subject to the rights, if any, of any outstanding series of preferred shares, the holders of common stock of the Combined Entity will be entitled to receive dividends and other distributions I cash, stock or property of the Combined Entity when as and if declared thereon by the Combined Entity Board out of assets or funds of the Combined Entity legally available therefor.

Liquidation

Subject to the rights, if any, of any outstanding series of preferred shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of CF II, after payment or provision for payment of the debts and other liabilities of CF II, the holders of shares of CF II Common Stock shall be entitled to receive all the remaining assets of CF II available for distribution to its stockholders, ratably in proportion to the number of shares of CF II Common Stock held by them.	In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Combined Entity, the holders of shares of its common stock shall be entitled to receive the assets and funds of the Combined Entity available for distribution after payments to creditors and to the holders of any preferred stock of the Combined Entity that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

Supermajority Voting Provisions

Any repeal or amendment of the indemnification provisions of the CF II Bylaws shall require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of CF II capital stock.	As described in this section, the Amended Bylaws requires affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the issued and outstanding capital stock of the Combined Entity with respect to amendment to the Amended Bylaws and certain other matters.

CF II	Combined Entity

Anti-Takeover Provisions and other Stockholder Protections

The anti-takeover provisions and other stockholder protections in the Existing Charter include the staggered board, blank check preferred stock, and an election to be subject to Section 203 of the DGCL, which regulates corporate takeovers, among others.	The provision of the Amended Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

Choice of Forum

Unless CF II consents in writing to the selection of an alternative forum, derivative actions brought in CF II’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or (C) for which the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of CF II’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Existing Charter.

CF II’s exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Unless CF II consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

Unless the Combined Entity consents in writing to the selection of an alternative forum, derivative actions brought in the Combined Entity’s name, actions against its directors, officers, other employees or stockholders for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following summary of certain provisions of the Combined Entity securities does not purport to be complete and is subject to the Amended Charter, the Amended Bylaws and the provisions of applicable law. Copies of the Amended Charter and the Amended Bylaws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

Authorized Capitalization

The total amount of our authorized capitalized stock consists of 600,000,000 shares of Class A Common Stock, par value $0.0001 per share, of the Combined Entity (the “Combined Entity Common Stock”) and (b) 1,000,000 shares of preferred stock of the Combined Entity (the “Combined Entity Preferred Stock”). We expect to have approximately [●] shares of Combined Entity Common Stock outstanding and [●] shares of Combined Entity Preferred Stock outstanding immediately after the consummation of the Business Combination.

The following summary describes all material provisions of the Combined Entity’s capital stock. We urge you to read the Amended Charter and the Amended Bylaws (copies of which are attached to this proxy statement/prospectus s as Annex C and Annex D, respectively).

Common Stock of the Combined Entity

Voting rights. Each holder of Common Stock of the Combined Entity will be entitled to one (1) vote in person or by proxy for each share of the Combined Entity Common Stock held of record by such holder. The holders of shares of the Combined Entity Common Stock will not have cumulative voting rights. Except as otherwise required in the Amended Charter or by applicable law, the holders of the Combined Entity Common Stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights. Subject to any other provisions of the Amended Charter, each holder of the Combined Entity Common Stock will be entitled to receive, in proportion to the number of shares of the Combined Entity Common Stock, such dividends and other distributions in cash, stock or property of the Combined Entity when, as and if declared thereon by the Combined Entity Board from time to time out of assets or funds of the Combined Entity legally available therefor.

Rights upon liquidation. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Combined Entity, after payments to creditors of the Combined Entity that may at the time be outstanding, and subject to the rights of any holders of the Combined Entity Preferred Stock that may then be outstanding, holders of shares of the Combined Entity Common Stock will be entitled to receive ratably, in proportion to the number of shares of the Combined Entity Common Stock held by them, all remaining assets and funds of the Combined Entity available for distribution.

Preferred Stock of the Combined Entity

The Combined Entity Board has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more class or series and to fix for each such class or series the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of the Combined Entity Preferred Stock could have the effect of decreasing the trading price of the Combined Entity Common Stock, restricting dividends on the capital stock of the Combined Entity, diluting the voting power of the Combined Entity Common Stock, impairing the liquidation rights of the capital stock of the Combined Entity, or delaying or preventing a change in control of the Combined Entity.

Dividends

The payment of future dividends on the shares of the Combined Entity Common Stock is subject to the rights of the holders of the Combined Entity Preferred Stock and will depend on the financial condition of the Combined Entity after the completion of the Business Combination subject to the discretion of the Combined Entity Board. The ability of the Combined Entity to declare dividends may be limited by the terms of any other financing and other agreements entered into by the Combined Entity or its subsidiaries from time to time.

Annual Stockholder Meetings

The Amended Bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Entity Board. To the extent permitted under applicable law, the Combined Entity Board may conduct meetings by remote communications.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Amended Charter, a director serving on a classified board may be removed by the stockholders only for cause. The Amended Charter will provide that, subject to the rights, if any, of the holders of shares of the Combined Entity Preferred Stock then outstanding, directors may be removed for cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Amended Charter will also provide that, subject to the rights granted to one or more series of the Combined Entity Preferred Stock then outstanding, any newly created directorship on the Combined Entity Board that results from an increase in the number of directors may be filled by a majority of the Combined Entity Board, provided that a quorum is present, and any other vacancies on the Combined Entity Board may be filled by a majority of the Combined Entity Board, even if less than a quorum, or by a sole remaining director.

Quorum

Unless otherwise required by the DGCL or other applicable law, the holders of a majority of the voting power of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Amended Charter. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Combined Entity Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Combined Entity Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Entity Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Entity by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Combined Entity Common Stock at prices higher than prevailing market prices.

Special Meetings

Unless otherwise required by law, and subject to the rights of the holders of any series of the Combined Entity Preferred Stock, special meetings of the stockholders of the Combined Entity, for any purpose or purposes, may be called by the Chairman of the Combined Entity Board, the President, any Vice President, the Secretary, any Assistant Secretary, if there is one, and shall be called by such officer at the request in writing of the Combined Entity Board, a committee of the Combined Entity Board that has been duly designated by the Combined Entity Board and whose powers and authority include the power to call such meetings or the stockholders owning a majority of the capital stock of the Combined Entity issued and outstanding and entitled to vote on the matter for which such special meeting of stockholders is called.

The Amended Bylaws also provide that unless otherwise restricted by the Amended Charter or the Amended Bylaws, any action required or permitted to be taken at any meeting of the Combined Entity Board or of any committee thereof may be taken without a meeting, if all members of the Combined Entity Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Combined Entity Board or committee thereof.

Amended Charter and Amended Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Amended Bylaws may be amended, altered or repealed (A) by the affirmative vote of a majority of the entire Combined Entity Board; or (B) by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. CF II has entered, and the Combined Entity expects to continue to enter into, agreements to indemnify our directors, executive officers and other employees as determined by the Combined Entity Board. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Entity or any of its subsidiaries or was serving at the Combined Entity’s request in an official capacity for another entity. We must indemnify our officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Combined Entity, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

The Amended Charter requires, to the fullest extent permitted by law, that derivative actions brought in the name of the Combined Entity, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits the Combined Entity by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

PRICE RANGE AND DIVIDENDS OF SECURITIES

CF II

Price Range of CF II Securities

CF II’s Units, Class A Common Stock, and Warrants are currently listed on the Nasdaq Capital Market under the symbols “CFIIU”, “CFII”, and “CFIIW”, respectively. The Units commenced public trading on the Nasdaq Capital Market on August 27, 2020. The CF II Class A Common Stock and Warrants each commenced separate public trading on the Nasdaq Capital Market on October 15, 2020.

The closing price of CF II’s Units, Class A Common Stock and Warrants on November 27, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $10.35, $10.01 and $2.01, respectively. As of February 8, 2021, the closing price for each Unit, Class A Common Stock and Warrant of CF II was $12.28, $11.53 and $2.52, respectively.

Holders of CF II

As of the Record Date, there were four holders of record of the CF II Common Stock, one holder of record of CF II’s Warrants and two holders of record of CF II’s Units.

Dividend Policy of CF II

CF II has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

VIEW

Historical market price information regarding View is not provided because there is no public market for View securities. For further details, see “View Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

View has not paid any cash dividends on either its common or preferred stock to date and does not intend to pay cash dividends prior to the consummation of the Business Combination.

Dividend Policy of the Combined Entity Following the Business Combination

The payment of cash dividends in the future will be dependent upon the Combined Entity’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Entity Board.

APPRAISAL RIGHTS

Holders of CF II Common Stock do not have appraisal rights in connection with the Business Combination Proposal or the other Proposals.

LEGAL MATTERS

Certain legal matters relating to the validity of the CF II Class A Common Stock to be issued hereunder will be passed upon for CF II by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The audited financial statements of CF Finance Acquisition Corp. II for the period from September 27, 2019 (inception) to March 31, 2020 included in this proxy statement/prospectus have been so included in reliance on a report of WithumSmith+Brown, PC, an independent registered public accounting firm, appearing elsewhere herein and are included in reliance on such report given upon such firm as experts in auditing and accounting.

The financial statements of View, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CF II’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CF II Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2021 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the Combined Entity’s 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the CF II Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CF Finance

Acquisition Corp. II, 110 East 59th Street New York, New York 10022. Following the Closing, such communications should be sent to View, Inc., 195 South Milpitas Blvd, Milpitas, California, 95035. Each communication will be forwarded, depending on the subject matter, to the CF II Board, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CF II and servicers that it employs to deliver communications to CF II’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, CF II will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that CF II deliver single copies of CF II’s proxy statement in the future. Stockholders may notify CF II of their requests by calling or writing CF II at its principal executive offices at 110 East 59th Street New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

CF II files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CF II’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact CF II’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

Telephone: (800) 662-5200

(banks and brokers call collect at (203) 658-9400)

Email: CFII.info@investor.morrowsodali.com

If you are a CF II stockholder and would like to request documents, please do so by                 , in order to receive them before the special meeting. If you request any documents from CF II, CF II will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to CF II has been supplied by CF II, and all such information relating to View has been supplied by View. Information provided by either CF II or View does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of CF II for the special meeting. CF II has not authorized anyone to give any information or make any representation about the Business Combination, CF II or View that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page Number
Audited Financial Statements of CF Finance Acquisition Corp. II
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of March 31, 2020	F-3
Statement of Operations for the Period from September 27, 2019 to March 31, 2020	F-4
Statement of Changes in Stockholder’s Equity for the Period from September 27, 2019 to March 31, 2020	F-5
Statement of Cash Flows for the Period from September 27, 2019 to March 31, 2020	F-6
Notes to Financial Statements for the Period from September 27, 2019 to March 31, 2020	F-7-F-17

Unaudited Condensed Interim Financial Statements of CF Finance Acquisition Corp. II
Condensed Balance Sheets as of September 30, 2020 (Unaudited) and March 31, 2020	F-18
Unaudited Condensed Statement of Operations for the Three and Six Months Ended September 30, 2020 and for the Period from September 27, 2019 (inception) Through September 30, 2019	F-19
Unaudited Condensed Statement of Changes in Stockholders’ Equity for the Three and Six Months Ended September 30, 2020 and for the Period from September 27, 2019 (inception) Through September 30, 2019	F-20
Unaudited Condensed Statement of Cash Flows for the Six Months Ended September 30, 2020 and for the Period from September 27, 2019 (inception) Through September 30, 2019	F-21
Unaudited Notes to Condensed Financial Statements	F-22-F-34

Audited Consolidated Financial Statements of View, Inc.
Report of Independent Registered Public Accounting Firm	F-35
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-36
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2019 and 2018	F-37
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2019 and 2018	F-38
Consolidated Statements of Cash Flows for the years ended December 31, 2019 and 2018	F-39
Notes to Consolidated Financial Statements	F-40-F-77

Unaudited Condensed Consolidated Financial Statements of View, Inc.
Condensed Consolidated Balance Sheets as of September 30, 2020 and December 31, 2019	F-78
Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2020 and 2019	F-79
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the nine months ended September 30, 2020 and 2019	F-80
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2020 and 2019	F-81
Notes to Condensed Consolidated Financial Statements	F-82-F-102

Report of Independent Registered Public Accounting Firm

To the Stockholders of

CF Finance Acquisition Corp. II

Opinion on the Financial Statement

We have audited the accompanying balance sheet of CF Finance Acquisition Corp. II (the “Company”) as of March 31, 2020, the related statements of operations, changes in stockholder’s equity and cash flows for the period from September 27, 2019 (inception) through March 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020, and the results of its operations and its cash flows for the period from September 27, 2019 (inception) through March 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

August 28, 2020

CF Finance Acquisition Corp. II

Balance Sheet

	June 30, 2020 (unaudited)	March 31, 2020
Assets
Cash	$20,000	$25,000
Deferred offering costs	111,513	—

Total assets	$131,513	$25,000

Liabilities and Stockholder’s Equity
Accrued liabilities	$—	$505
Note payable – related party	505	—
Accrued offering costs	106,513	—

Total liabilities	107,018	505

Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, Class A $0.0001 par value; 100,000,000 shares authorized, none issued or outstanding	—	—
Common stock, Class B $0.0001 par value; 20,000,000 shares authorized, 14,375,000(1) shares issued and outstanding	1,438	1,438
Additional paid-in-capital	23,562	23,562
Accumulated deficit	(505)	(505)

Total stockholder’s equity	24,495	24,495

Total liabilities and stockholder’s equity	$131,513	$25,000

(1)

Includes an aggregate of up to 1,875,000, shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter. This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6).

See notes to the financial statements.

CF Finance Acquisition Corp. II

Statement of Operations

	For the three months ended June 30, 2020 (unaudited)	For the period from September 27, 2019 (inception) to March 31, 2020
Revenue	$—	$—
Other expenses	—	505

Net loss attributable to common shares	$—	$(505)

Weighted average number of common shares outstanding(1)	12,500,000	12,500,000

Basic and diluted net loss per share	$—	$—

(1)

This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). Excludes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter.

See notes to the financial statements.

CF Finance Acquisition Corp. II

Statement of Changes in Stockholder’s Equity

For the three months ended June 30, 2020 (unaudited) and for the period from September 27, 2019 (inception) through March 31, 2020

	Common Stock				Additional Paid-In- Equity	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balances, September 27, 2019	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000
Net loss	—	—	—	—	—	(505)	(505)

Balances, March 31, 2020	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495

Net loss	—	—	—	—	—	—	—

Balances, June 30, 2020	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6).

See notes to the financial statements.

CF Finance Acquisition Corp. II

Statement of Cash Flows

	For the three months ended June 30, 2020 (unaudited)	For the period from September 27, 2019 (inception) to March 31, 2020
Cash flows from operating activities:
Net loss	$—	$(505)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities
Deferred offering costs	(5,000)	—
Payables to related parties	505	—
Accrued liabilities	(505)	505

Net cash used in operating activities	(5,000)	—
Cash flows from financing activities:
Issuance of Class B common stock to Sponsor	—	25,000

Net cash provided by financing activities	—	25,000
Net (decrease) increase in cash	(5,000)	25,000
Cash at beginning of period	25,000	—

Cash at end of period	$20,000	$25,000

Non-cash financing activities:
Deferred offering costs included in accrued offering costs	$106,513	$—

See notes to the financial statements.

CF Finance Acquisition Corp. II

Notes to Financial Statements

1. Description of Business and Operations

Description of Business — CF Finance Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited to a particular industry or sector for purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2020, the Company had not yet commenced operations. All activity through June 30, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Offering”) described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash from the proceeds derived from the Proposed Offering. The Company has selected March 31st as its fiscal year end.

The Company’s sponsor is CF Finance Holdings II, LLC (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through the Proposed Offering of 50,000,000 units (each, a “Unit” and collectively, the “Units”) at a purchase price of $10.00 per unit (or 57,500,000 units if the underwriter’s over-allotment option is exercised in full), which is discussed in Note 3. Each unit consists of one share of Class A common stock and one-third of one redeemable warrant (a “Unit”). Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Proposed Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Company has granted the underwriter a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. The Sponsor has committed to purchase 1,100,000 units (each, a “Private Placement Unit” and collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit (for a total purchase price of $11,000,000) in a private placement to the Sponsor that will close simultaneously with the Proposed Offering.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Offering, including the proceeds of the Private Placement Units, will be held in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock

CF Finance Acquisition Corp. II

Notes to Financial Statements

1. Description of Business and Operations (cont.)

Transfer & Trust Company acting as trustee, and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the outstanding shares of its Class A common stock, par value $0.0001 (“Class A common stock”), sold in the Proposed Offering (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Share upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares (as defined below in Note 3) for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share).These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity”. In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote its Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Proposed Offering, without the prior consent of the Company.

The Company’s Sponsor, officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a

CF Finance Acquisition Corp. II

Notes to Financial Statements

1. Description of Business and Operations—(Continued)

Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

Failure to Consummate a Business Combination — If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Proposed Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, except for the Company’s independent registered public accounting firm, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

2. Summary of Significant Accounting Policies

Basis of Presentation — The financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The unaudited financial statements are presented in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the balance sheet as of June 30, 2020 and

CF Finance Acquisition Corp. II

Notes to Financial Statements

2. Summary of Significant Accounting Policies—(Continued)

the statement of operations and cash flows for the periods presented. Interim results are not necessarily indicative of results for a full year.

In connection with the Company’s going concern considerations as of June 30, 2020, in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, the Company does not have sufficient liquidity to meet its current obligations. However, management has determined that the Company has access to funds from the Sponsor, and the Sponsor agrees to make those funds available and has financial wherewithal, along with an affiliate of the Sponsor, to provide such funds, that are sufficient to fund the working capital needs until the earlier of the consummation of the Proposed Offering or a minimum of one year from the date of issuance of these financial statements.

Emerging growth company — The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs — Deferred offering costs will consist of legal and accounting fees incurred through the balance sheet dates that are directly related to the Proposed Offering and that will be charged to

CF Finance Acquisition Corp. II

Notes to Financial Statements

2. Summary of Significant Accounting Policies—(Continued)

stockholder’s equity upon the completion of the Proposed Offering. Should the Proposed Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. The Company had $111,513 of deferred offering costs as of June 30, 2020. The Company didn’t have any deferred offering costs as of March 31, 2020.

Income Taxes — Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

Net Loss per Common Share — The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share”. Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period, excluding shares of common stock subject to forfeiture by the initial stockholders. Weighted average shares were reduced for the effect of an aggregate of 1,875,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 6). As of June 30, 2020 and March 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. As of June 30, 2020 and March 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments — The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement”, approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recent Accounting Pronouncements — The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3. Proposed Offering

Pursuant to the Proposed Offering, the Company intends to offer for sale 50,000,000 units (plus up to an additional 7,500,000 if the underwriter’s over-allotment option is exercised) at a price of $10.00 per Unit. Each

CF Finance Acquisition Corp. II

Notes to Financial Statements

3. Proposed Offering—(Continued)

Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

4. Related Party Transactions

Founder shares

In September 2019, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On June 25, 2020, the Company effectuated a 1.3125-for-1 stock split. In August 2020, the Sponsor transferred 20,000 Founder Shares to Mr. Hochberg, an independent director (none of which are subject to forfeiture in the event that the underwriters’ over-allotment option is not exercised in full). In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by our sponsor. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. Up to 1,875,000 Founder Shares are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 6.

The initial stockholders have agreed to forfeit up to 1,875,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriter. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriter so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Offering (not including the placement shares).

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

The Sponsor has agreed to purchase an aggregate of 1,100,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($11,000,000 in the aggregate) in a private placement that will occur simultaneously with the closing of the Proposed Offering. Each Unit will consist of one share of Class A common stock and one-third of one warrant. Each whole warrant sold as part of each Private Placement Unit is exercisable for one whole share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units will be added to the proceeds from the Proposed Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be

CF Finance Acquisition Corp. II

Notes to Financial Statements

4. Related Party Transactions—(Continued)

non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Company’s Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

The underwriter is an affiliate of the Sponsor (see Note 5).

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed $750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after this offering and prior to the Company’s initial Business Combination.

An affiliate has agreed to make available to the Company, under a promissory note, up to $300,000 to be used for a portion of the expenses of the Proposed Offering. The Promissory Note is non-interest bearing and will be repaid upon the completion of the Proposed Offering. As of June 30, 2020, the Company had $505 outstanding under the promissory note. The Company didn’t have any outstanding balance under promissory note as of March 31, 2020.

5. Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Units (and component securities) and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Proposed Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

CF Finance Acquisition Corp. II

Notes to Financial Statements

5. Commitments and Contingencies—(Continued)

Underwriting Agreement

The Company will grant the underwriter, an affiliate of the Sponsor, a 45-day option to purchase up to 7,500,000 additional Units to cover over-allotments, if any, at the Proposed Offering price less the underwriting discounts and commissions.

The underwriter will be entitled to an underwriting discount of $0.20 per Unit, or $10,000,000 in the aggregate, even if the underwriter’s over-allotment is exercised in full, payable upon the closing of the Proposed Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company agreed to pay the independent underwriter a fee of $100,000 upon the completion of the Proposed Offering in consideration for its services and expenses as the qualified independent underwriter. The independent underwriter will receive no other compensation.

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Company’s initial Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald &Co. a cash fee for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the base offering and 5.5% of the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

6. Stockholder’s Equity

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2020 and March 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2020 and March 31, 2020, there were 14,375,000 shares of Class B common stock outstanding, of which an aggregate of up to 1,875,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Offering (not including placement shares).

CF Finance Acquisition Corp. II

Notes to Financial Statements

6. Stockholder’s Equity—(Continued)

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Proposed Offering and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Proposed Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

On June 25, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.3125-for-1 stock split. In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor (1,875,000 of which are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full). Information contained in the financial statements has been adjusted for this split and Founder Shares cancellation.

Preferred stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020 and March 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the

CF Finance Acquisition Corp. II

Notes to Financial Statements

6. Stockholder’s Equity—(Continued)

exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units will be identical to the Public Warrants underlying the Units being sold in the Proposed Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

•	If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

7. Subsequent Events

In August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the

CF Finance Acquisition Corp. II

Notes to Financial Statements

7. Subsequent Events—(Continued)

Sponsor (1,875,000 of which are subject to forfeiture if the underwriter’s over-allotment option is not exercised in full). Information contained in the financial statements has been adjusted for the Founder Shares cancellation.

The Company evaluates subsequent events and transactions that occur after the balance sheet date through the date that the financial statements were issued. Through August 28, 2020, the Company did not identify any subsequent events, except as disclosed above, that would have required adjustment or disclosure in the financial statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	September 30, 2020	March 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$404,636	$25,000
Prepaid expenses	24,062	—

Total current assets	428,698	—
Cash equivalents held in Trust Account	500,000,000	—

Total Assets	$500,428,698	$25,000

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	44,577	505
Payables to related parties	32,083	—
Franchise tax payable	16,667	—

Total current liabilities	93,327	505

Commitments and Contingencies
Class A common stock, 49,533,537 and -0- shares subject to possible redemption at $10.00 per share at September 30, 2020 and March 31, 2020, respectively	495,335,370	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,566,463 and -0- shares issued and outstanding (excluding 49,533,537 and -0- shares subject to possible redemption) at September 30, 2020 and March 31, 2020, respectively	157	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 14,375,000 shares issued and outstanding at September 30, 2020 and March 31, 2020(1)	1,438	1,438
Additional paid-in capital	5,068,202	23,562
Accumulated deficit	(69,796)	(505)

Total Stockholders’ Equity	5,000,001	24,495

Total Liabilities and Stockholders’ Equity	$500,428,698	$25,000

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF FINANCE ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30, 2020	For the Six Months Ended September 30, 2020	For the period from September 27, 2019 (inception) through September 30, 2019
General and administrative costs	$52,624	$52,624	$—
Franchise tax expense	16,667	16,667	—

Loss from operations	(69,291)	(69,291)	—

Net loss	$(69,291)	$(69,291)	$—

Weighted average shares outstanding of Class A common stock	51,100,000	51,100,000	—

Basic and diluted net income (loss) per share, Class A	$(0.00)	$(0.00)	$—

Weighted average shares outstanding of Class B common stock(1)	12,500,000	12,500,000	12,500,000

Basic and diluted net income (loss) per share, Class B	$(0.00)	$(0.00)	$—

(1)

Excludes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM MARCH 31, 2020 THROUGH SEPTEMBER 30, 2020

(UNAUDITED)

	For the three and six months ended September 30, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance—March 31, 2020	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495

Net loss	—	—	—	—	—	—	—

Balance—June 30, 2020 (unaudited)	—	$—	14,375,000	$1,438	$23,562	$(505)	$24,495

Sale of units in initial public offering	50,000,000	5,000	—	—	499,995,000	—	500,000,000
Offering costs	—	—	—	—	(10,619,833)	—	(10,619,833)
Sale of private placement units to Sponsor in private placement	1,100,000	110	—	—	10,999,890	—	11,000,000
Class A common stock subject to possible redemption	(49,533,537)	(4,953)	—	—	(495,330,417)	—	(495,335,370)
Net loss	—	—	—	—	—	(69,291)	(69,291)

Balance—September 30, 2020 (unaudited)	1,566,463	$157	14,375,000	$1,438	$5,068,202	$(69,796)	$5,000,001

	For the period from September 27, 2019 (inception) through September 30, 2019
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares (1)	Amount
Balance—September 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	14,375,000	1,438	23,562	—	25,000

Balance—September 30, 2019 (unaudited)	—	$—	14,375,000	$1,438	$23,562	$—	$25,000

(1)

Includes an aggregate of up to 1,875,000 shares subject to forfeiture if the over-allotment option is not exercised in full by the underwriter (see Note 6). This number has been retroactively restated to reflect the recapitalization of the Company in the form of a 1.3125-for-1 stock split and a cancellation of 718,750 Founder Shares (see Note 6). On October 10, 2020, upon the expiration of the 45-day over-allotment period and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF FINANCE ACQUISITION CORP. II

CONDENSED STATEMENT OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended September 30, 2020	For the Period from September 27, 2019 (inception) through September 30, 2019
Cash Flows from Operating Activities:
Net loss	$(69,291)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	32,614	—
Changes in operating assets and liabilities:
Prepaid expenses	(24,062)	—
Accrued expenses	44,072	—
Franchise tax payable	16,667	—

Net cash used in operating activities	—	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(500,000,000)	—

Net cash used in investing activities	(500,000,000)	—

Cash Flows from Financing Activities:
Repayment of note payable to related party	(185,410)	—
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from initial public offering, gross	500,000,000	—
Proceeds received from private placement	11,000,000	—
Offering costs paid	(10,434,954)	—

Net cash provided by financing activities	500,379,636	25,000

Net change in cash	379,636	25,000
Cash—beginning of the period	25,000	—

Cash—end of the period	$404,636	$25,000

Supplemental disclosure of noncash activities:
Offering costs included in note payable	$184,879	$—

Initial classification of Class A common stock subject to possible redemption	$495,335,370	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

CF Finance Acquisition Corp. II (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2020, the Company had not commenced operations. All activity through September 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of net gains on investments, dividends and interest income on U.S. Treasury Securities, investments in money market funds that invest in U.S. Treasury Securities, and cash from the proceeds derived from the Initial Public Offering. The Company has selected March 31 as its fiscal year end.

The Company’s sponsor is CF Finance Holdings II, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 26, 2020. On August 31, 2020, the Company consummated the Initial Public Offering of 50,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”) at a purchase price of $10.00 per Unit, generating gross proceeds of $500,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Initial Public Offering and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation. The Company granted the underwriter a 45-day option to purchase up to an additional 7,500,000 Units to cover over-allotments, if any. The over-allotment option expired unexercised on October 10, 2020.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,100,000 Units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $11,000,000, which is described in Note 4.

Transaction costs amounted to approximately $10,600,000, consisting of $10,100,000 of underwriting fees and approximately $500,000 of other costs. In addition, approximately $500,000 of cash from the Initial Public Offering was held outside of the Trust Account and is available for working capital purposes.

Following the closing of the Initial Public Offering on August 31, 2020 and the concurrent sale of Private Placement Units, an amount of $500,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (“Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination—The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transactions is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their shares underlying the Private Placement Units and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Failure to Consummate a Business Combination—The Company has until August 31, 2022 to consummate a Business Combination (or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, the “Combination Period”). If the Company is unable to complete a Business Combination by the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The unaudited condensed financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form8-K and the final prospectus filed by the Company with the SEC on August 28, 2020 and September 4, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of September 30, 2020, the Company had approximately $405,000 in its operating bank account, and working capital of approximately $335,000.

The Company’s liquidity needs to date have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $185,000 from the Sponsor pursuant to the promissory note (the “Note”) (see Note 4), and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note as of August 31, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2020, there were no amounts outstanding under the Sponsor Loan or any Working Capital Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased, and interests in certain money market funds regulated pursuant to Rule 2a-7 under the Investment Company Act, to be cash equivalents. The Company had approximately $500 million and $0 in cash equivalents held in the Trust Account as of September 30, 2020 and March 31, 2020, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and cash equivalents held in the Trust Account. At September 30, 2020 and March 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

As of September 30, 2020 and March 31, 2020, the carrying values of cash, cash equivalents held in Trust Account, accrued expenses, notes payable—related party, and franchise tax payable approximate their fair values due to the short-term nature of the instruments.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A Common Stock Subject to Possible Redemption

The Company accounts for its shares of Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable shares of Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as shareholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2020, 49,533,537 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

Income taxes are accounted for under ASC Topic 740, Income Taxes, using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. To the extent that it is more likely than not that deferred tax assets will not be recognized, a valuation allowance would be established to offset their benefit.

ASC Topic 740 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements. The Company provides for uncertain tax positions, based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. The Company recognizes interest and penalties related to unrecognized tax benefits as provision for income taxes on the statement of operations.

Net Income Per Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,033,334, of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s unaudited condensed statements of operations include a presentation of income per share for Class A common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for shares of Class A common stock are calculated by dividing the gain on investments (net), dividends and interest earned on cash equivalents and investments held in the Trust Account, net of applicable taxes available to be withdrawn from the Trust Account by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for shares of Class B common stock is calculated by dividing the net income, less income attributable to the shares of Class A common stock by the weighted average number of shares of Class B common stock outstanding for the period.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.

Note 3—Initial Public Offering

In the Initial Public Offering, the Company sold 50,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-third of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade.

Note 4—Related Party Transactions

Founder Shares

In September 2019, the Sponsor purchased 11,500,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On June 25, 2020, the Company effectuated a 1.3125-for-1 stock split. In August 2020, the Sponsor transferred 20,000 Founder Shares to Mr. Robert Hochberg, an independent director (none of which were subject to forfeiture in the event that the underwriters’ over-allotment option was not exercised in full). In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled, resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. Up to 1,875,000 Founder Shares were subject to forfeiture if the underwriter’s over-allotment option was not exercised in full. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions (see Note 6).

On October 10, 2020, the 45-day over-allotment option expired unexercised and, as a result, 1,875,000 shares of Class B common stock were forfeited for no consideration by the Sponsor in order for it to maintain ownership of 20.0% of the issued and outstanding shares of common stock of the Company (excluding the Private Placement Units). Such forfeited shares were cancelled by the Company.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 1,100,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($11,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock and one-third of one warrant. Each whole warrant sold as part of the Private Placement Units is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the proceeds from

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the warrants included in the Private Placement Units will expire worthless. The warrants included in the Private Placement Units will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

There were two underwriters involved in the Initial Public Offering. One of them is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co., an affiliate of the Sponsor, as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Cantor Fitzgerald & Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, and 5.5% of the gross proceeds from the full or partial exercise of the underwriters’ over-allotment option.

Related Party Loans

In order to finance transaction costs in connection with an intended Business Combination, the Sponsor has committed up to $750,000 in the Sponsor Loan to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Business Combination. As of September 30, 2020 and March 31, 2020, the Company had no outstanding amounts under the Sponsor Loan.

Prior to the Initial Public Offering, the Sponsor agreed to make available to the Company, under the Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. As of September 30, 2020 and March 31, 2020, the Company had no outstanding amounts under the Note.

If the $750,000 loan agreed to be funded by the Sponsor is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor. The unpaid balance is included in Payables to related parties on the accompanying condensed balance sheets. As of September 30, 2020, the Company had accounts payable outstanding to Sponsor for such expenses paid on the Company’s behalf of approximately $32,000.

Note 5—Commitments and Contingencies

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on August 26, 2020, the holders of Founder Shares and Private Placement Units (and component securities) will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted Cantor Fitzgerald & Co., as representative of the underwriters of the Initial Public Offering, a 45-day option to purchase up to 7,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 10, 2020, the 45-day over-allotment option expired unexercised.

The underwriters of the Initial Public Offering were paid a cash underwriting discount of $10,000,000.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The independent underwriter received no other compensation.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Combination Marketing Agreement

The Company has engaged Cantor Fitzgerald & Co. as an advisor in connection with the Business Combination. (see Note 4).

Note 6—Shareholders’ Equity

Class A Common Stock—The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2020, there were 1,566,463 shares of Class A common stock issued and outstanding, excluding 49,533,537 shares subject to possible redemption. Class A common stock includes 1,100,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption feature contained in the shares sold in the Initial Public Offering.

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2020, there were 14,375,000 shares of Class B common stock issued and outstanding, of which an aggregate of up to 1,875,000 shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (not including the Private Placement Units). On October 10, 2020, the 45-day over-allotment option expired unexercised and, as a result, 1,875,000 shares of Class B Common Stock were forfeited by the Sponsor. Such forfeited shares were cancelled by the Company.

Prior to the consummation of the Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

On June 25, 2020, the Sponsor effectuated a recapitalization of the Company, which included a 1.3125-for-1 stock split. In addition, in August 2020, the Sponsor returned to the Company, at no cost, an aggregate of 718,750 Founder Shares, which were cancelled resulting in an aggregate of 14,375,000 Founder Shares outstanding and held by the Sponsor (1,875,000 of which were subject to forfeiture as of September 30, 2020, if the underwriter’s over-allotment option was not exercised in full).

Preferred stock—The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2020, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of  (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants included in the Private Placement Units are identical to the Public Warrants underlying the Units being sold in the Initial Public Offering, except that the warrants included in the Private Placement Units and the Class A common stock issuable upon the exercise of the warrants included in the Private Placement Units are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the warrants included in the Private Placement Units will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the warrants included in the Private Placement Units are held by someone other than the initial purchasers or their permitted transferees, the warrants included in the Private Placement Units will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the warrants included in the Private Placement Units):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis”, as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants will expire worthless.

Note 7—Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

September 30, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets held in Trust Account:
U.S. Treasury Securities	$500,000,000	$—	$—	$500,000,000
Total	$500,000,000	$—	$—	$500,000,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended September 30, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8—Subsequent Events

On October 10, 2020, upon the expiration of the 45-day period for the underwriters to exercise the over-allotment option and the underwriters not exercising the over-allotment option, 1,875,000 shares of Class B Common Stock

CF FINANCE ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

were forfeited by the Sponsor in order for it to maintain ownership of 20.0% of the issued and outstanding shares of common stock of the Company (excluding private units held by the Sponsor). Such forfeited shares were cancelled by the Company. For additional information regarding the forfeiture of founder shares, see the Form 8-K filed by the Company with the SEC on October 16, 2020.

The Company evaluates subsequent events and transactions that occur after the unaudited condensed financial statements date through the date that the unaudited condensed financial statements are issued. Based upon this review, other than what is already disclosed, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of View, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of View, Inc. and its subsidiary (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and cash outflows from operating activities, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

December 23, 2020

We have served as the Company’s auditor since 2013.

View, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2019	2018
Assets
Current assets
Cash and cash equivalents	$138,218	$126,545
Short-term investments	32,866	—
Accounts receivable, net of allowances of $200 and $287 as of December 31, 2019 and 2018, respectively	12,147	7,336
Inventories	7,049	3,806
Receivable from litigation settlement	22,500	—
Prepaid expenses and other current assets	9,425	6,957

Total current assets	222,205	144,644
Property and equipment, net	278,595	131,980
Restricted cash	8,456	9,633
Deposits with suppliers	3,074	45,523
Other assets	2,118	2,394

Total assets	$514,448	$334,174

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$18,488	$10,584
Accrued expenses and other current liabilities	19,999	14,000
Accrued compensation	9,233	9,893
Deferred revenue	1,197	1,075
Debt, current	5,143	17,287

Total current liabilities	54,060	52,839
Debt, non-current	158,233	39,723
Redeemable convertible preferred stock warrant liability	19,478	21,228
Other liabilities	43,817	21,248

Total liabilities	275,588	135,038
Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value; 9,652,026,330 shares authorized as of December 31, 2019 and 2018; 5,223,031,714 and 4,541,213,532 shares issued and outstanding as of December 31, 2019 and 2018, respectively; aggregate liquidation preference of $1,749,261 and $1,449,261 as of December 31, 2019 and 2018, respectively	1,812,724	1,512,915
Stockholders’ deficit:
Common stock, $0.0001 par value; 11,303,106,892 and 11,303,106,892 shares authorized as of December 31, 2019 and 2018, respectively; 71,000,340 and 59,127,606 shares issued and outstanding as of December 31, 2019 and 2018, respectively	7	6
Additional paid-in capital	60,349	30,531
Accumulated deficit	(1,634,220)	(1,344,316)

Total stockholders’ deficit	(1,573,864)	(1,313,779)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$514,448	$334,174

The accompanying notes are an integral part of these consolidated financial statements.

View, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2019	2018
Revenue	$24,324	$20,175
Costs and expenses
Cost of revenue	179,675	142,645
Research and development	77,696	33,655
Selling, general, and administrative	72,905	81,169
(Income) loss from legal settlements	(22,500)	20,708

Total costs and expenses	307,776	278,177

Loss from operations	(283,452)	(258,002)
Interest and other income (expense), net
Interest income	5,591	160
Interest expense	(10,594)	(31,783)
Other expense, net	(108)	(125)
Gain (loss) on fair value change	1,750	(80,338)
Loss on extinguishment of debt	(3,040)	(71,362)

Interest and other income (expense), net	(6,401)	(183,448)

Loss before provision of income taxes	(289,853)	(441,450)
Provision for income taxes	(51)	(50)

Net and comprehensive loss	(289,904)	(441,500)

Less: Deemed contribution from the redemption of redeemable convertible preferred stock	—	65,628

Net loss attributable to common stockholders	$(289,904)	$(375,872)

Net loss per share attributable to common stockholders, basic and diluted	$(4.29)	$(11.56)

Weighted-average shares used in calculation of net loss per share attributable to common stockholders, basic and diluted	67,571,844	32,516,155

The accompanying notes are an integral part of these consolidated financial statements.

View, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2017	898,921	$556,124	29,816	$3	$23,086	$(967,964)	$(944,875)
Cumulative effect of adjustments from adoption of new accounting standard	—	—	—	—	—	(480)	(480)
Issuance of Series G redeemable convertible preferred stock due to conversion of junior note	2,063,889	330,967	—	—	—	—	—
Issuance of Series H redeemable convertible preferred stock due to settlement of senior note	141,992	62,474	—	—	—	—	—
Issuance of Series E redeemable convertible preferred stock due to settlement of 2016 Note	8,034	3,853	—	—	—	—	—
Issuance of Series H redeemable convertible preferred stock due to the settlement of 2016 Note	8,523	3,750
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $3,362	1,818,182	796,638	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	17,802	2	176	—	178
Issuance of common stock upon exercise of stock options	—	—	11,510	1	1,086	—	1,087
Repurchase and retirement of Series A, B, C, D, E, F and G redeemable convertible preferred stock	(398,327)	(240,891)	—	—	—	65,628	65,628
Stock-based compensation	—	—	—	—	6,183	—	6,183
Net loss	—	—		—	—	(441,500)	(441,500)

Balances as of December 31, 2018	4,541,214	1,512,915	59,128	6	30,531	(1,344,316)	(1,313,779)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $191	681,818	299,809	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	6,675	1	66	—	67
Issuance of common stock upon exercise of stock options	—	—	5,197	—	676	—	676
Stock-based compensation	—	—		—	29,076	—	29,076
Net loss	—	—	—	—	—	(289,904)	(289,904)

Balances as of December 31, 2019	5,223,032	$1,812,724	71,000	$7	$60,349	$(1,634,220)	$(1,573,864)

The accompanying notes are an integral part of these consolidated financial statements.

View, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(289,904)	$(441,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	24,379	18,770
Loss on disposal of property and equipment	—	1,377
(Gain) loss on fair value change	(1,750)	80,338
Accrued interest expense and amortization of debt discount	3,523	(2,673)
Loss on extinguishment of debt	3,040	71,362
Stock-based compensation	29,076	6,183
(Income) loss from legal settlement	(22,500)	708
Changes in operating assets and liabilities:
Accounts receivable	(4,811)	1,770
Inventories	(3,243)	(3,770)
Prepaid expenses and other current assets	(467)	(4,980)
Other assets	226	(1,243)
Accounts payable	2,175	517
Deferred revenue	122	160
Accrued compensation	(660)	4,027
Accrued expenses and other liabilities	26,779	(2,350)
Payment of unpaid interest from prior year	—	(38,839)

Net cash used in operating activities	(234,015)	(310,143)

Cash flows from investing activities:
Purchases of property and equipment	(119,793)	(65,201)
Proceeds from disposal of property and equipment	—	100
Purchase of domain name	—	(737)
Purchase of short-term investments	(348,322)	—
Maturities of short-term investments	315,456	—

Net cash used in investing activities	(152,659)	(65,838)

Cash flows from financing activities:
Proceeds from issuance of convertible promissory notes	—	258,409
Proceeds from draws related to revolving debt facility, net of issuance costs	145,981	—
Repayment of debt obligations	(44,750)	(401,498)
Payments of obligations under capital leases	(2,613)	(1,899)
Proceeds from issuance of common stock upon exercise of stock options and warrants	743	1,265
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	299,809	796,638
Payments made to repurchase redeemable convertible preferred stock	—	(175,264)

Net cash provided by financing activities	399,170	477,651

Net increase in cash, cash equivalents and restricted cash	12,496	101,670
Cash, cash equivalents and restricted cash, beginning of period	136,178	34,508

Cash, cash equivalents and restricted cash, end of period	$148,674	$136,178

Supplemental disclosure of cash flow information:
Cash paid for interest	$4,356	$72,169
Cash paid for income taxes	$51	$50
Non-cash investing and financing activities:
Issuance of redeemable convertible preferred stock upon conversion of debt and accrued interest	$—	$401,046
Change in accounts payable balance and other liabilities related to purchase of property and equipment	$7,921	$2,124
Change in property and equipment acquired under capital lease	$781	$3,035
Change in asset retirement obligations included in property and equipment	$—	$760

The accompanying notes are an integral part of these consolidated financial statements.

View, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Organization

View, Inc. and its wholly-owned subsidiary (collectively “View” or the “Company”) is a technology company that manufactures smart building products to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. View’s primary product is a proprietary electrochromic or “smart” glass panel that when combined with View’s proprietary network infrastructure and software, intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa thereby reducing heat and glare. The Company is devoting substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions.

The Company is headquartered in Milpitas, California, and was incorporated in the state of Delaware on April 9, 2007 as eChromics, Inc. In October 2007 the Company changed its name to Soladigm, Inc. and in 2012, the Company changed its name to View, Inc.

On November 30, 2020, the Company entered into a business combination agreement (the “Merger”) with CF Finance Acquisition Corp. II (“CF II”), where a subsidiary of CF II will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of CF II. As a result of the proposed Merger, the Company will be renamed View Operating Corporation and CF II will be renamed View, Inc.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of View, Inc. and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the United States, including the construction industry. The extent to which COVID-19 impacts our operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others. COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. In addition, long-term effects of COVID-19 on employer work-from-home policies and therefore demand for office space cannot be predicted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs through headcount reductions and reduction of operating expenditures for third party contractors.

View, Inc.

Notes to Consolidated Financial Statements

Liquidity and Going Concern

On October 18, 2018, the Company entered into a purchase agreement whereby an investor purchased Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share (“Financing Transaction”) for net cash proceeds of $1,096.4 million. On November 21, 2018, the first closing of the Financing Transaction was completed with $796.6 million in cash paid to the Company for the issuance of 305,967,185 shares of Series H and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock. In January 2019, the Company received $299.8 million from the second closing of the Financing Transaction and issued 681,818,182 shares of Series H-1 redeemable convertible preferred stock. See Note 10 for further information.

On October 15, 2019, the Company entered into a revolving debt facility, pursuant to which the Company may draw amounts in a maximum aggregate principal amount not to exceed $250.0 million in total, and not to exceed $200.0 million until January 3, 2020, for a total period of 4 years maturing on October 22, 2023. In October 2019, the Company drew a principal amount of $150.0 million under this credit facility. In May 2020, the Company drew the remaining principal amount of $100.0 million under this credit facility. See Note 9 for further information.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations. The Company’s accumulated deficit aggregated to $1,634.2 million through December 31, 2019 and it expects to incur substantial losses in future periods. The Company’s future operations are also dependent on the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products. Due to these conditions and the need to raise additional financing to fund the Company’s future operating and capital expenditure requirements, there is uncertainty regarding the Company’s ability to maintain sufficient liquidity to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

To address these conditions, the Company has reduced operating costs through (i) headcount reductions, (ii) a reduction of operating expenditures for third party contractors and (iii) delays and reductions of capital expenditures. The Company also plans to finance operations with a combination of capital from investors, loans from financial institutions, and revenue from product sales. There can be no assurance, however, that such financing will be available on terms favorable to the Company or at all, and there are no assurances that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products. If the Merger with CF II, as described above, is consummated, the Company will have additional cash available to use in its operations. However, there can be no assurance that the Merger will close as contemplated and it is subject to closing risks including stockholders’ approval, regulatory approval and other customary closing conditions that are outside of the Company’s control. Should the Company not be able to secure funding through the Merger or other means described above, the Company may have to engage in any or all of the following activities: (i) further delay and/or reduce capital expenditures, including spend on non-essential facility expansions, lab equipment, and information technology projects; and (ii) further reduce operating expenditures for third-party contractors, including consultants, professional advisors and other vendors. These actions may have a material adverse impact on the Company’s ability to achieve certain of its planned objectives. Even if the Company is able to source additional funding, it may be forced to significantly reduce its operations if its business prospects do not improve. If the Company is unable to source additional funding, it may be forced to cease operations altogether.

These consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

View, Inc.

Notes to Consolidated Financial Statements

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Significant estimates include warranty accrual, the fair value of common stock and other assumptions used to measure stock-based compensation, the determination of standalone selling price of various performance obligations and estimation of costs to complete the performance obligations under the insulating glass units (“IGU”) contracts for revenue recognition, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience, the current economic environment, and on assumptions that it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ significantly from these estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and accounts receivable. Cash and cash equivalents are held by domestic financial institutions with high credit standings. Such deposits may, at times, exceed federally insured limits. Short-term investments consist of investments in money market funds and U.S. treasury bills that carry high-credit ratings and, accordingly, minimal credit risk exists with respect to these balances. As of December 31, 2019, the Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

For the year ended December 31, 2019, one customer accounted for 11.0% of total revenue. For the year ended December 31, 2018, there were no customers greater than 10.0% of total revenue. Two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019 and two customers accounted for 28.9% and 10.1% of accounts receivable, net as of December 31, 2018. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Certain materials used by the Company in the manufacturing of its products are purchased from a limited number of suppliers. Shortages could occur in these materials due to an interruption of supply or increased demand in the industry. One supplier accounted for 42.6%, and 47.8% of total purchases, for the years ended December 31, 2019 and 2018, respectively.

Cash, Cash Equivalents and Investments

The Company considers all highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. Cash equivalents are invested in demand deposits, U.S. Treasury bills and money market mutual funds. The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The short-term investments consist of U.S. Treasury bills which are classified as available-for-sale.

Demand deposits and U.S Treasury bills are carried at cost, which approximates fair value and money market funds are reported at fair value based upon quoted market prices. Unrealized gains and losses on

View, Inc.

Notes to Consolidated Financial Statements

available-for-sale securities have not been material as of December 31, 2019. Realized gains and losses earned upon the sale or maturity of available-for-sale securities are derived using the specific-identification method, and amortization of premiums and accretion of discounts are reported in other expense, net in the consolidated statements of comprehensive loss.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Restricted Cash

The Company is required by its bank to collateralize letters of credit issued to the Company’s lessors, suppliers, customers, utility providers, and for the Company’s purchasing card program. All amounts in restricted cash as of December 31, 2019 and 2018 represent funds held in certificates of deposit and are stated at cost, which approximates fair value. Restricted cash is classified as current or non-current on the consolidated balance sheets based on the remaining term of the restriction.

Fair Value Measurement of Financial Assets and Liabilities

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

Cash equivalents relating to demand deposits and U.S. Treasury bills, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short-term and

View, Inc.

Notes to Consolidated Financial Statements

long-term debt is carried at amortized cost, which approximates its fair value. See Note 4, for further information.

Accounts Receivable, net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amount, net of allowances for doubtful accounts. Judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past-due balances. The Company establishes allowance for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company regularly reviews accounts receivable for collectability and establishes or adjusts the allowance for doubtful accounts as necessary using the specific identification method based on the available facts. The allowance for doubtful accounts as of December 31, 2019 and 2018 was $0.2 million and $0.3 million, respectively.

Inventories

Inventories consist of finished goods and stated at the lower of cost or net realizable value. Costs are measured on a first-in, first out basis using standard cost, which approximates actual cost. Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventories are written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand. Once inventory is written down, its new value is maintained until it is sold, scrapped, or written down for further valuation losses. The valuation of inventories requires the Company to make judgments based on currently available information about the likely method of disposition and current and future product demand relative to the remaining product life. Inventory valuation losses are classified as cost of revenue in the consolidated statements of comprehensive loss. During the years ended December 31, 2019 and 2018, the Company recorded $22.4 million and $65.3 million, respectively, to reserve for excess and obsolete inventories and adjust ending inventories to net realizable value to cost of revenue in the consolidated statements of comprehensive loss.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally two to fifteen years. The Company reassesses the useful lives of the assets at each reporting period to determine whether events or circumstances may indicate that a revision to the useful life is warranted. Leasehold improvements are stated at cost and amortized using the straight-line method over the estimated useful life of the assets or the remaining lease term, whichever is shorter. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. In 2019, the Company recorded a loss of $3.9 million in research and development expenses in the statement of comprehensive loss for an asset that was no longer in service and had no alternative use. There was no such expense recorded in 2018.

Software Development Costs

Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver the Company’s products. Costs incurred during the application development stage for internal-use software are capitalized if it is probable that the project will be completed and the software will be used to

View, Inc.

Notes to Consolidated Financial Statements

perform the function intended. Capitalized software development costs are amortized using the straight-line amortization method over the estimated useful life of the applicable software. Such software development costs required to be capitalized have not been material through December 31, 2019.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events indicate that a potential impairment may have occurred. If such events arise, the Company will compare the carrying amount of the asset group comprising the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the asset group. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the asset group, an impairment charge is recorded as the amount by which the carrying amount of the asset group exceeds the fair value of the assets, as based on the expected discounted future cash flows attributable to those assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. There were no impairments of long-lived assets during the years ended December 31, 2019 and 2018.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.

Leases that are not classified as capital leases are accounted for as operating leases. Operating lease agreements that have tenant improvement allowances are evaluated for lease incentives. For leases that contain rent abatements or escalating rent payments, the Company recognizes rent expense on a straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain liquidation events considered not solely within the Company’s control, such as a change in control event and sale of all or substantially all of the Company’s assets, the redeemable convertible preferred stock will become redeemable at the option of the holders. If it becomes probable that the shares will become redeemable, the Company will remeasure the carrying value of the shares to the redemption value to the redemption date. As of December 31, 2019 and 2018, no remeasurements were required, as Management determined that the shares were not probable of becoming redeemable.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets as the underlying preferred stock is contingently redeemable and may require the Company to transfer assets upon exercise. The warrants were recorded at fair value upon issuance and are

View, Inc.

Notes to Consolidated Financial Statements

subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of comprehensive loss as part of Interest and other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital upon issuance with no subsequent remeasurement. The issuance date fair value of warrants issued through December 31, 2019 have not been material.

Revenue Recognition

The Company generates revenue from (i) the manufacturing and sale of insulating glass units (“IGU”) that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the Controls, Software and Services (“CSS”), which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by the Company.

The IGUs and CSS are typically sold separately to glaziers and low-voltage electricians (“LVE”), respectively. The assembly and installation of the IGUs and the electrical components included in the CSS is performed by the third party, glaziers and LVEs, respectively, and is not included in the Company’s offerings. The Company does not have a role in arranging for the assembly nor the installation. The entire project is commissioned by the Company after the IGUs and CSS electrical components are installed. The commissioning service is provided by the Company to configure and test the operation of the windows at the building site and ensure proper functionality.

The Company’s revenue is highly dependent on securing design wins with end-users of the Company’s products and services, which typically are the owners, tenants or developers of buildings. The design win is typically secured through a non-binding memorandum of understanding. Once a design-win is secured, the Company enters into separate legally binding agreements with its customers (glaziers, LVEs, owners, tenants, developers of buildings, general contractors (“GC”) or a combination thereof) to deliver IGUs and CSS. The legally binding agreements with each customer constitute the revenue contract with its customers.

The Company’s accounting policy for its contracts with its customers is as follows:

The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. Under ASC 606, revenue is recognized as or when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue

View, Inc.

Notes to Consolidated Financial Statements

recognition for arrangements that are within the scope of ASC 606, the Company performed the following five steps:

Step 1:    Identify the contract(s) with a customer;

Step 2:    Identify the performance obligations in the contract;

Step 3:    Determine the transaction price;

Step 4:    Allocate the transaction price to the performance obligations in the contract; and

Step 5:    Recognize revenue as or when the entity satisfies a performance obligation.

The Company adopted ASC 606 on January 1, 2018 using the modified retrospective method. The cumulative effect of adopting ASC 606 was $0.5 million reported as an increase to the opening balance of the accumulated deficit at January 1, 2018.

Insulating glass units (IGUs)

IGUs are designed and fabricated to building-site specifications and typically sold to glaziers, who are subcontracted by the building general contractor. Each contract to provide IGUs includes multiple distinct IGUs. Each unit is separately identifiable, does not modify or customize one another and each unit is not highly interdependent or interrelated. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. The building-site specific IGUs have no alternative use to the Company once production has commenced as at that time they cannot practically be redirected to another customer. The Company has contractually enforceable rights to proportionate payment of the transaction price for performance completed to date. As such, the Company recognizes revenue over time as the IGU is fabricated, using cost-to-cost as the basis to measure the Company’s progress toward satisfying the performance obligation. Recognizing revenue as costs are incurred provides an objective measure of progress and thereby best depicts the extent of transfer of control to the customer. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Production cost is recognized as incurred. Changes in estimated costs to fabricate the IGU and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation. The cumulative catch-up adjustments have not been material for the years ended December 31, 2019 and 2018.

The average term of the contract is less than 12 months and is dependent on the size of the project and the associated construction schedule. Payment terms are generally net 30 upon invoicing, which coincides with shipment of completed IGUs.

Controls, Software and Services (CSS)

Contracts with customers for CSS contain multiple promised goods and services including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services. The customer in these arrangements is typically the LVE, GC, building owner or in some limited cases the glazier. The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment requires management to make judgments about the individual promised good or service and whether such good or service is separable

View, Inc.

Notes to Consolidated Financial Statements

from the other aspects of the contractual relationship. Performance obligations in a contract are identified based on the promised goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The Company’s contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement. Each of the identified promises, including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services are capable of being distinct and each promise is separately identifiable in the context of the contract. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company applies judgment to estimate the standalone selling price taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. Payment terms are generally net 30 upon invoicing, which typically occurs upon delivery of electrical connections schema or shipment of electrical components and completion of the commissioning service.

The Company recognizes revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery of the control panel and electrical components. The commissioning services and the delivery of the electrical connections schema require acceptance from the customer. The Company recognizes revenue from each of these two performance obligations when customer acceptance is obtained, as that is the point in time when control has been deemed to have transferred.

Shipping and Handling Costs

The Company considers shipping & handling activities as costs to fulfill the sales of products. Freight charged to customers is included in revenue when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of revenue.

Taxes

Taxes imposed by governmental authorities on the Company’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from revenue.

Contract Costs

The Company incurs incremental costs of obtaining contracts, primarily sales commissions and related fringe benefits. Incremental costs to obtain contracts are evaluated for recoverability using the expected consideration of both IGU and CSS contracts as the incremental costs are associated with both contracts. The Company currently incurs significant losses on its offerings and as such incremental costs to obtain contracts are not recoverable and have been expensed as incurred.

View, Inc.

Notes to Consolidated Financial Statements

The Company does not incur significant costs to fulfill contracts prior to transferring control of the products or services.

Product Warranties

The Company provides a standard assurance type warranty that its IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. In resolving warranty claims, the Company has the option of either repairing or replacing the covered product. Based on historical experience, the Company accrues for estimated returns of defective products at the time revenue is recognized. The Company monitors warranty obligations and may make revisions to its warranty reserve if actual costs of product repair and replacement are significantly higher or lower than estimated. Accruals for anticipated future warranty costs are recorded to cost of revenue in the consolidated statements of comprehensive loss and included in other current liabilities and other liabilities in the consolidated balance sheet. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the volume of claims compared with the Company’s historical experience, and the changes in the cost of servicing warranty claims. The Company accounts for the effect of such changes in estimates prospectively.

In 2019, the Company identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. As of December 31, 2019, the Company had a low warranty claim rate related to this matter. The Company has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. The Company analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, the Company estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes the Company’s expectations regarding future reductions in production costs. Based on its analysis, the Company recognized $24.5 million of expense for the estimated future cost to replace defective IGUs classified in cost of revenue in its consolidated statement of comprehensive loss for the year ended December 31, 2019. The Company recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. Considering the limited failure rate data available to-date, and the uncertainty inherent in the failure analysis and the projected costs to replace defective IGUs in future years, the actual timing, number of defective IGUs, and amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate.

For each of the years ended December 31, 2019 and 2018, the Company recorded a total of $24.1 million and $0.4 million, respectively, as expense for product warranties to cost of revenue in the consolidated statements of comprehensive loss.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include salaries and related personnel expenses, including stock-based compensation, materials and supplies used in pilot operations, payments to consultants, outside manufacturers, patent related legal costs, facility costs, depreciation, and travel expenses.

View, Inc.

Notes to Consolidated Financial Statements

Stock-Based Compensation

The Company measures stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Nonemployee stock-based awards have been immaterial through December 31, 2019. The Company has only granted stock option awards with service-based vesting conditions. Accordingly, the fair value of stock options are estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

The Company recognizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee Benefit Plan

The Company maintains a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan on the first day of the month following the month in which they commence employment. Participants in the 401(k) plan are allowed to defer a portion of their compensation, not to exceed the Internal Revenue Service (the IRS) annual allowance contribution. In February 2019, the Company started making discretionary matching contributions to the 401(k) plan on behalf of employees who are eligible to participate in the 401(k) plan. The matching contribution is determined as 50% of employee’s salary deferral or 3% of employee’s 401(k) eligible earnings, whichever is less. The Company’s matching contribution in the year ended December 31, 2019 was $1.8 million.

Advertising Costs

All costs of advertising are expensed as incurred. Advertising and promotion expenses included in selling, general and administrative were $3.8 million and $1.8 million for the years ended December 31, 2019 and 2018, respectively.

Income Taxes

Income tax expense has been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that the deferred tax assets will be not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

View, Inc.

Notes to Consolidated Financial Statements

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related income tax liability within account payable and accrued liabilities on its consolidated balance sheets.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one reportable and operating segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of allocating resources and assessing performance. All long-lived assets are maintained in the United States of America. See “Concentration of Credit Risk and Other Risks and Uncertainties” for further information on revenue by customer and Note 3, for further information on revenue by geography and categorized by products and services.

Other Comprehensive Loss

For the years ended December 31, 2019 and 2018, there was no difference between net loss and total comprehensive loss.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities such that net income is attributed to common stockholders and participating securities based on their participation rights. All outstanding redeemable convertible preferred stock are considered to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For purposes of calculating the diluted net loss per share attributable to common stockholders, the redeemable convertible preferred stock, redeemable convertible preferred stock warrants, common stock warrants, and common stock options are considered to be potentially dilutive securities. Because the Company reported a net loss for the years ended December 31, 2019 and 2018, the inclusion of the potentially dilutive securities would be antidilutive, and, accordingly, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders for both periods presented.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same

View, Inc.

Notes to Consolidated Financial Statements

periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) with several subsequent amendments. Topic 606 amends the existing accounting standards for revenue recognition. The new guidance provides a new model to determine when and over what period revenue is recognized. Revenue is recognized for the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company early adopted Topic 606 as of January 1, 2018 using the modified retrospective approach. The impact of the adoption was an increase of $0.5 million to the opening balance of accumulated deficit on the consolidated balance sheet on January 1, 2018.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230), Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), to address diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The Company has early adopted ASU 2016-15 for the fiscal year beginning on January 1, 2018. As a result, the repayment made related to debt extinguishment costs are presented as cash flows from financing activities.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under ASU 2016-18, the statement of cash flows shall explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The Company adopted this ASU beginning on January 1, 2019 using a retrospective transition method to each period presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In June 2016, FASB issued an ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The FASB also issued amendments and the initial ASU, and all updates are included herein as the Credit Losses standard or Topic 326. The new standard generally applies to financial assets and requires those assets to be reported at the

View, Inc.

Notes to Consolidated Financial Statements

amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to expand the scope of Topic to include share-based payment transactions for acquiring goods and services from non-employees. The amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments in the update are effective for fiscal years beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company expects to adopt this guidance in fiscal year 2020. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of December 31, 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liability. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued, ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities starting March 12, 2020 and can be adopted through December 15, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s 2019 Revolving Debt Facility which terminates on October 22, 2023. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In August 2020, the FASB issued No. ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP.

View, Inc.

Notes to Consolidated Financial Statements

Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

2.	Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash consisted of the following (in thousands):

	December 31,
	2019	2018
Cash	$33,007	$126,545
Cash equivalents:	105,211	—

Cash and cash equivalents	138,218	126,545
Restricted cash included in prepaid expenses and other current assets	2,000	—
Restricted cash	8,456	9,633

Total cash, cash equivalents and restricted cash	$148,674	$136,178

3.	Revenue

Disaggregation of Revenue

The Company disaggregates revenue by geographic market and between products and services that depict the nature, amount, and timing of revenue and cash flows.

The following table summarizes the Company’s revenue by geographic area, which is based on the shipping address of the customers (in thousands):

	Year Ended December 31,
	2019	2018
Revenue:
USA	$19,763	$17,962
Canada	4,474	2,142
Other	87	71

Total	$24,324	$20,175

View, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the Company’s revenue by products and services (in thousands):

	Year Ended December 31,
	2019	2018
Revenue:
Products	$23,861	$19,802
Commissioning services	463	373

Total	$24,324	$20,175

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue, including both deferred revenue and non-cancelable contracted amounts that will be invoiced in future periods, not yet recognized as revenue as the amount has been allocated to performance obligations not yet completed, or only partially completed, as of the end of the reporting period. The Company applies the practical expedient to not disclose information about remaining performance obligations that are part of a contract that has an original expected duration of one year or less. The transaction price allocated to remaining performance obligations as of December 31, 2019 and 2018 was $7.1 million and $1.9 million, respectively, that the Company expects to recognize as it satisfies the performance obligations over the next 12 to 24 months which are, among other things, dependent on the construction schedule of the site for which the Company’s products and services are delivered.

Contract Assets and Liabilities

Contract assets consist of accounts receivables and unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to customers. Accounts receivables relate to the Company’s right to consideration for performance obligations completed (or partially completed) for which the Company has an unconditional right to consideration.

Contract assets related to unbilled receivables as of December 31, 2019 and 2018 were $1.1 million and $0.2 million, respectively, and were included in other current assets. Upon adoption of ASC 606, the Company recorded contract assets related to unbilled receivables of $0.7 million on January 1, 2018.

Contract liabilities relate to amounts invoiced or consideration received from customers for the Company’s CSS contracts in advance of the Company’s satisfaction of the associated performance obligation. Such contact liabilities are recognized as revenue when the performance obligation is satisfied. Contract liabilities are presented as deferred revenue on the consolidated balance sheets.

Revenue recognized during the years ended December 31, 2019 and 2018, which was included in the opening contract liability balance as of January 1, 2019 and 2018, was $0.7 million and $0.5 million, respectively.

View, Inc.

Notes to Consolidated Financial Statements

4.	Fair Value

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Treasury bills	$69,848	$—	$—	$69,848
Money market funds	35,363	—	—	35,363

Total cash equivalents	105,211	—	—	105,211
Restricted cash:
Certificates of deposit	—	10,456	—	10,456
Short-term investments in treasury bills:	32,866	—	—	32,866

Total assets measured at fair value	$138,077	$10,456	$—	$148,533

Redeemable convertible preferred stock warrants	$—	$—	$19,478	$19,478

Total liabilities measured at fair value	$—	$—	$19,478	$19,478

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Restricted cash:
Certificates of deposit	$—	$9,633	$—	$9,633

Total assets measured at fair value	$—	$9,633	$—	$9,633

Redeemable convertible preferred stock warrants	$—	$—	$21,228	$21,228

Total liabilities measured at fair value	$—	$—	$21,228	$21,228

There were no transfers between Level 1, Level 2 or Level 3 during the years ended December 31, 2019 and 2018.

Valuation of redeemable convertible preferred stock warrants

The Company used the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the redeemable convertible preferred stock warrants. The Company determined the fair value per share of the underlying redeemable convertible preferred stock by taking into consideration the most recent sales of its redeemable convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

View, Inc.

Notes to Consolidated Financial Statements

The market-based assumptions used in the valuations include the following:

	Year Ended December 31,
	2019	2018
Expected volatility	70%	49%
Discount rates	20%-55%	17%-65%
Expected term	2.0 years	2.2 years
Expected dividends	0%	0%
Risk-free rate	1.6%	2.9%

The following table provides a reconciliation of the beginning and ending balances for the level 3 redeemable convertible preferred stock warrant liability measured at fair value using significant unobservable inputs (in thousands):

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2017	$11,930
Additions	708
Change in fair value	8,590

Balance as of December 31, 2018	$21,228
Change in fair value	(1,750)

Balance as of December 31, 2019	$19,478

5.	Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives (in Years)	December 31,
		2019	2018
Testing and chamber equipment	7	$15,050	$15,218
Tenant improvements	2-15	24,006	21,265
Plant and manufacturing equipment	7-12	163,660	154,415
Computer hardware and software	5	18,158	8,830
Furniture and fixtures	7	1,821	1,224
Construction in progress		156,169	12,066

Property and equipment, gross		378,864	213,018
Less: Accumulated depreciation		(100,269)	(81,038)

Property and equipment, net		$278,595	$131,980

The Company recorded depreciation expense of $24.3 million, including $3.9 million related to an asset which was no longer in service and had no alternative use, and $18.8 million for the years ended December 31, 2019 and 2018, respectively.

View, Inc.

Notes to Consolidated Financial Statements

6.	Accrued Compensation, Accrued Expenses and other Current Liabilities and Other Liabilities

Accrued compensation consisted of the following (in thousands):

	December 31,
	2019	2018
Accrued vacation	$3,839	$2,860
Other	5,394	7,033

Accrued compensation	$9,233	$9,893

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2019	2018
Accrued interest	$3,088	$—
Other	16,911	14,000

Accrued expenses and other current liabilities	$19,999	$14,000

Other liabilities consisted of the following (in thousands):

	December 31,
	2019	2018
Warranty accrual	$23,430	$—
Legal settlement liability (1)	11,294	11,866
Other	9,093	9,382

Other liabilities	$43,817	$21,248

(1)

In December 2014, the Company finalized the terms of a litigation settlement with a third party where the Company agreed to pay the other party a total of $32.0 million periodically over the next ten years. The Company recorded the present value of future payments as a liability and records interest expense as it accretes the liability. Under the terms of the settlement, the Company paid $2.0 million for each of the years ended December 31, 2019 and 2018. As of December 31, 2019, the Company has to pay the remaining liability amount of $18.0 million through 2025.

7.	Commitments and Contingencies

Operating Leases

The Company has an operating lease agreement for the lease of approximately 6,000 square feet of office space in Milpitas, California which expires on December 31, 2020. The Company does not plan to renew this lease upon its expiration.

The Company has an operating lease of approximately 77,200 square feet of office space in Milpitas, California. The lease will expire on September 30, 2028. The lease requires a letter of credit in the amount of $1.0 million. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets.

View, Inc.

Notes to Consolidated Financial Statements

In July 2010, the Company entered into an operating lease with Industrial Developments International for approximately 300,000 square feet of manufacturing space in Olive Branch, Mississippi, which is effective through March 2026. The lease requires, in addition to the minimum payments noted below, a letter of credit in the amount of $0.4 million in lieu of a deposit. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets. In September 2015, the Company amended the lease for an additional 267,300 square feet effective from March 2016. In March 2018, the Company entered into a second amendment for an additional 236,804 square feet, which lease expiring on March 31, 2028.

In January 2019, the Company entered into an industrial facility operating lease with IDIG Crossroads I, LLC for manufacturing space of 510,350 square feet in Olive Branch, Mississippi with expiration on February 28, 2029. The lease requires a security deposit in the amount of $1.0 million. The Company has classified this security deposit as other assets on the consolidated balance sheets.

The Company recorded facility rent expense of $7.5 million and $5.1 million for the years ended December 31, 2019 and 2018, respectively.

The future minimum payments under all leases are as follows (in thousands):

Year Ending December 31,	Operating Leases
2020	$7,548
2021	7,543
2022	7,722
2023	7,905
2024	8,093
Thereafter	31,254

Total minimum lease payments	$70,065

Indemnifications

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify the Company’s officers, directors, and employees for liabilities arising out of their employment relationship. Generally, a maximum obligation under these contracts is not explicitly stated. Because the maximum amounts associated with these agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. The Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations on the Company’s consolidated balance sheets.

Standby Letter of Credit

During the course of business, the Company’s banking vendor issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of December 31, 2019, and 2018, the total value of the letters of credit issued by the banking vendor are $10.5 million and $9.6 million, respectively. No amounts have been drawn under the standby letter of credit.

View, Inc.

Notes to Consolidated Financial Statements

Litigation Settlements

The Company has alleged claims for legal malpractice in relation to legal representation and related services provided by a law firm to the Company in connection with certain corporate matters. Both the Company and the law firm settled their dispute via a mediation regarding claims alleged by the Company against the law firm and signed a formal written settlement agreement in December 2019. Per the terms of the signed agreement, the law firm agreed to pay an amount of $22.5 million as consideration to settle the dispute. This amount was paid in January 2020. The Company recorded $22.5 million as a receivable as part of current assets on the consolidated balance sheet as of December 31, 2019 and income reflecting the recovery of previously incurred losses from the legal settlement in the consolidated statement of comprehensive loss for the year ended December 31, 2019.

In December 2017, the Company received a demand for arbitration from one of its materials suppliers’, which is also an investor, alleging breach of a long-term supply agreement. The parties settled the dispute through mediation in September 2018, resulting in payments by the Company of $20.0 million in cash and the issuance of a warrant to purchase Series H redeemable convertible preferred stock of the Company valued at $0.7 million. The Company recorded a loss from legal settlement in the amount of $20.7 million in the consolidated statement of comprehensive loss for the year ended December 31, 2018.

8.	Capital Leases

The Company leases certain of its manufacturing equipment under capital leases. The Company records an asset and liability for capital leases at present value of the minimum lease payments. For the years ended December 31, 2019 and 2018, the Company recorded depreciation expense of $0.8 million and $0.6 million, respectively, related to assets under capital leases in cost of revenue in the consolidated statements of comprehensive loss.

The future minimum payments under all capital leases are as follows (in thousands):

Year Ending December 31,	Capital Leases
2020	$1,862
2021	758
2022	371
2023	173
2024	68
Thereafter	—

Total minimum lease payments	3,232

Less: Amounts representing interest	(305)

Present value of minimum lease payments	2,927
Less: long-term portion	(1,267)

Current portion	$1,660

View, Inc.

Notes to Consolidated Financial Statements

9.	Debt

Debt outstanding consisted of the following (in thousands):

	Interest Rate- December 31, 2019	December 31,
		2019	2018
Term loan, due June 30, 2032	0%	$17,145	$20,574
Equipment loan, due June 13, 2021	12.25%-12.5%	—	36,436
Revolving debt facility, expires October 22, 2023	LIBOR+9.05%	150,000	—
Debt discount	—	(3,769)	—

Total Debt		163,376	57,010
Current portion of long-term debt		5,143	17,287

Long-term debt		$158,233	$39,723

Principal payments on all debt outstanding as of December 31, 2019 are estimated as follows (in thousands):

Year Ending December 31, 2020	$5,143
2021	3,429
2022 (1)	32,229
2023 (1)	124,629
2024	1,715

Total	$167,145

(1)

Amounts include $28.8 million and $121.2 million as payments expected to be made in 2022 and 2023, respectively, related to the revolving debt facility described below, due to the Company’s intent and ability to refinance the amounts in accordance with the terms of the facility.

Term Loan

On November 22, 2010, the Company entered into a debt arrangement with a lender, in an amount of $40.0 million (“Term Loan”), for the purpose of financing equipment and tenant improvements at its manufacturing facility in Olive Branch, Mississippi. Pursuant to the original terms, the loan provides for interest-free debt to be repaid in semi-annual payments due on the June 30 and December 31 each year. The first installment became due on December 31, 2012. The loan was originally being paid over 24 semi-annual installments through June 30, 2024.

On October 22, 2020, the Company entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, the Company is required to make semi-annual payments of $0.7 million through June 30, 2032.

The term loan, as amended, contains requirements of the Company to: i) invest at least $133.0 million in land, building, and equipment no later than December 31, 2016; and ii) create 330 new full-time jobs within five years of the start of commercial production, no later than December 31, 2017, with an average annual wage of at least $48 thousand per job. Failure to meet these requirements, in whole or in part, may result in acceleration of debt

View, Inc.

Notes to Consolidated Financial Statements

repayment. At the time of issuance of these financial statements, the Company has met the requirements and was not in default of any of the terms of the debt arrangement.

The term loan, as amended, also carries a covenant for audited consolidated financial statements to be delivered to the lender within 210 days of December 31 of each of the Company’s fiscal year. The Company was in compliance with this covenant at the time of issuance of these financial statements.

Equipment Loan

On June 13, 2017, the Company entered into an Equipment Loan Agreement with a lender for a committed facility up to $60.0 million (“Equipment Loan”), within which $20.0 million is subject to further approval by the lender. In 2017, the Company drew down proceeds of $40.0 million in the form of promissory note. The loan bears interest at a rate of 12.25% to 12.5% per annum, compounded on a monthly basis and is payable over 48 months with principal payments starting the 13th month from the drawdown date. The last month’s principal and interest amount were paid in advance. The loan contains an end of term balloon payment of $5.6 million and the facility fees are $0.3 million each year until the secured obligations are paid in full. The loan is collateralized by specific fixed assets purchased with the proceeds. For the years ended December 31, 2019 and 2018, the Company recorded interest expense of $4.8 million and $6.5 million, respectively. In October 2019, the loan and end of term balloon amount were repaid in full prior to its maturity. Upon the prepayment of the term loan, the Company recorded $3.0 million as a loss on extinguishment of debt in the consolidated statement of comprehensive loss.

Revolving Debt Facility

In October 2019, the Company entered into a secured revolving debt facility pursuant to which the Company may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations (“Revolving Debt Facility”). In October 2019, the Company drew a principal amount of $150.0 million under the facility with weekly maturity dates ranging from 8 days to 364 days. In May 2020, the Company drew the remaining principal amount of $100.0 million available under the facility payable at various dates in May 2021. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, the Company has granted the finance provider a security interest in substantially all of the Company’s assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets of the Company. As of December 31, 2019, the Company’s available borrowing capacity was $50.0 million pursuant to the terms of the debt facility including borrowing base limitation and compliance with other applicable terms. As of December 31, 2019, the Company has classified the outstanding balance of $150.0 million as a long-term liability as it has the intent and ability to continuously refinance successive weekly draws after repayment of principal and interest installments at each maturity date, through October 23, 2022, as described above.

In October 2019, upon the initial draw of $150.0 million, the Company recognized a liability equal to the proceeds received, net of issuance costs. Costs and expenses associated with the closing of this facility are incremental costs related to debt instruments and treated as debt issuance costs. The debt issuance costs are

View, Inc.

Notes to Consolidated Financial Statements

amortized over the life of the debt instrument using the effective interest rate method. There were no costs incurred for the May 2020 drawdown.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

i.	borrowing base is less than $100.0 million as reported monthly;
ii.	cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;
iii.

stockholders’ equity (calculated as the sum of the balance of redeemable convertible preferred stock and Total stockholders’ deficit) as of the last day of the Company’s most recently ended financial quarter is less than $50.0 million; and

iv.	permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, the Company must have a stockholders’ equity as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility of, greater than $75.0 million.

The Company was in compliance with the above stated financial covenants for the year ended December 31, 2019 and as of the date of issuance of these financial statements. The facility also requires the Company to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit.

Due primarily to the effects of COVID-19, the audited financial statements were not furnished within 120 days after the end of fiscal year 2019. In addition, the Company’s audited financial statements for the fiscal year ended December 31, 2019 have been prepared under the going concern assumption; however, based on the conditions discussed in Note 1, there is substantial doubt about the Company’s ability to continue as a going concern and as such an explanatory paragraph has been included in the Report of Independent Registered Public Accounting Firm on these consolidated financial statements. As a result of the foregoing, the Company was in violation of these covenant requirements as of the date the 2019 financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which the Company was obligated to deliver its audited consolidated financial statements as of and for the year ended December 31, 2019, from April 30, 2020 to July 30, 2020. The Company delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation for the audited consolidated financial statements for the year ended December 31, 2019.

As of September 30, 2020, the Company was in violation of the condition to draw as the Company’s stockholders’ equity balance was below $75.0 million and the Company anticipates the stockholders’ equity

View, Inc.

Notes to Consolidated Financial Statements

balance to fall below $50.0 million by the end of fiscal 2020. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the anticipated stockholders’ equity covenant violation through March 31, 2021.

Convertible Promissory Notes

On December 23, 2013, the Company issued a convertible promissory note to a new investor for gross proceeds of $75.0 million (“2013 Note”). In October 2016, the principal amount and accrued interest on 2013 Note was exchanged for 79,166,666 shares of Series F redeemable convertible preferred stock, 83,673,309 shares of Series E redeemable convertible preferred stock, and a new convertible note for the remaining value of $6.4 million (“2016 Note”). The 2016 Note bore interest at 10% per annum, compounded monthly, with all principal and interest due April 2020. At the holder’s option, the principal amount of the 2016 Note can be converted into Series E-2 redeemable convertible preferred stock at a conversion price of $0.7530 per share or redeemable convertible preferred stock issued in a subsequent financing at the lowest price per share sold at such financing, and the accrued interest can be converted into Series E redeemable convertible preferred stock at a price of $0.6024 per share. Upon a change in control, the 2016 Note was redeemable for equal to 200% of outstanding principal, plus accrued and unpaid interest.

Throughout 2017 and 2018, the Company issued convertible notes (“2017 Notes”) for aggregate proceeds of $191.6 and $98.5 million, respectively. Furthermore, in March 2018, the Company issued a principal amount of $15.7 million of 2017 Notes to existing holders for no consideration as part of a broader refinancing, which was accounted for as an extinguishment. The 2017 Notes, as amended, bore interest at a rate of 10.1% per annum, compounded on a monthly basis, and all principal and interest were due in January 2020. The 2017 Notes contained a payment premium equal to 14% of the principal amount due upon repayment of the 2017 Notes. At the investor’s option, the 2017 Notes were convertible into Series G redeemable convertible preferred stock at a conversion price of $0.90 per share or redeemable convertible preferred stock issued in a subsequent financing at a conversion price equal to the issuance price of such shares. Upon a change in control, the 2017 Notes were redeemable for a payment equal to 200% of outstanding principal plus the payment premium and accrued interest.

From March through September 2018, the Company issued a principal amount of $175.9 million of Junior Convertible Notes (“2018 Notes”) to existing and new investors for aggregate cash proceeds of $159.9 million. The interest rate and maturity date were the same as the 2017 Notes. The 2018 Notes were automatically convertible upon a qualified financing transaction into (i) at the option of the holder, either (a) a number of Series G preferred based on a conversion price of $0.90 per share or (b) a number of new series of redeemable convertible preferred stock based on the lower price per share paid in the qualified financing event plus (ii) one share of Series G preferred for every share received in (“Bonus Shares”). based on the total principal, accrued interest, and interest that would have accrued through the maturity date. The Bonus Shares feature was amended to three Bonus Shares in April 2018 and amended again to seven Bonus Shares in June 2018. These amendments were deemed to be a significant modification of the debt and were accounted for as debt extinguishment. Upon a change in control, the 2018 Notes were redeemable for a payment equal to 200% of outstanding principal plus accrued interest.

All the convertible promissory notes contained features that were required to be bifurcated at issuance and accounted for separately as derivatives. The derivative liabilities were initially measured at fair value, resulting in a discount on the carrying amount of the convertible note balance. The remaining convertible note liabilities were measured using the effective interest method to amortize the relevant discounts and accrete the relevant

View, Inc.

Notes to Consolidated Financial Statements

premiums to the redemption value as of the contractual maturity dates. The derivative liabilities were remeasured to fair value in connection with the amendments and the redemption events described below, with changes in fair value recognized as part of interest and other income (expense), net. For the year ended December 31, 2018, the Company recognized interest expense of $22.6 million and a total loss of $71.7 million on the remeasurement of the bifurcated derivative liabilities.

Redemption and Conversion of 2016 Note, 2017 Notes, and 2018 Notes, Litigation Note Repayment

On November 21, 2018, as a result of the Company’s first closing of the financing transaction as discussed in Note 10 below, the Company and the 2016 Note holder agreed to convert all outstanding principal of 2016 Note into the Company’s Series H redeemable convertible preferred stock at the conversion price of $0.44 per share and all outstanding accrued and accelerated interest into the Company’s Series E redeemable convertible preferred stock at the conversion price of $0.6024 per share. As the exchange of notes with shares was not executed in accordance with the original embedded conversion option, the transaction was accounted for as debt extinguishment.

Additionally, the Company and the 2017 Notes holders agreed to redeem all of the 2017 Notes in exchange for cash or the Company’s Series H preferred shares. The exchange of 2017 Notes was not executed in accordance with the terms of the original embedded conversion option, as such the transaction was accounted for as debt extinguishment.

Finally, all outstanding 2018 Notes were automatically converted into the Company’s Series G redeemable convertible preferred stock in accordance with the original terms of the conversion feature. As such, the transaction was accounted for as a conversion and no gain or loss was recognized.

In December 2017, the Company entered into a settlement agreement with respect to previously outstanding litigation with a former employee. As part of the settlement, the Company agreed to pay $10.0 million ($5.0 million in 2017 and $5.0 million in 2018) and issued a $50.0 million Convertible Promissory Note (the “Litigation Note”) to the former employee. In September 2018, in accordance with the provisions of the Litigation Note, the Company redeemed the Litigation Note with a cash payment of $37.5 million. The redemption was accounted for as a debt extinguishment.

As a result of the cash redemption and conversion to redeemable convertible preferred stock of the convertible promissory notes transactions during 2018 described above, the Company recognized a loss on extinguishment of debt for the fiscal year ended December 31, 2018 of approximately $71.4 million in its consolidated statement of comprehensive loss.

View, Inc.

Notes to Consolidated Financial Statements

The table summarizes, the number of shares of the Company’s redeemable convertible preferred stock issued, the initial amount recognized for the redeemable convertible preferred stock issued, and the cash paid for notes redeemed in connection with the cancellation of all outstanding 2016 Note, the 2017 Notes, 2018 Notes and the Litigation Note are summarized in the following table:

	2016 Note	2017 Notes	2018 Notes
(in thousands, except shares)
Number of Series E preferred shares issued	8,034,627	—	—
Number of Series G preferred shares issued	—	—	2,063,888,812
Number of Series H preferred shares issued	8,522,728	141,991,720	—
Amount of initial recognition of preferred shares	$7,603	$62,476	$330,967
Cash paid for redemption of notes	$—	$460,611	$—

10.	Redeemable Convertible Preferred Stock, Repurchases and Stockholders’ Deficit

Issuance of Redeemable Convertible Preferred Stock for Cash

On October 18, 2018, the Company entered into a purchase agreement whereby an investor agreed to purchase $1.1 billion in Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share at a per share price of $0.44. The first closing of the Financing Transaction was completed in November 2018, whereby the investor purchased 305,967,185 shares of Series H redeemable convertible preferred stock and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock for $800.0 million. The second closing of the Financing Transaction was completed in January 2019, whereby the investor purchased 681,818,182 shares of Series H-1 redeemable convertible preferred stock in exchange for $300.0 million.

In November 2018, the Company used $175.3 million of the proceeds raised from the Financing Transactions to repurchase some of the Company’s outstanding shares of A, B, C, D, E, F and G redeemable convertible preferred stock. The carrying value of the redeemable convertible preferred stock repurchased was derecognized and the excess of the carrying value over the repurchase price, which totaled $65.6 million, was recorded as a reduction of accumulated deficit on the consolidated balance sheet.

Issuance of Redeemable Convertible Preferred Stock from Conversion of Debt

As discussed in Note 9, Debt, above, the shares of redeemable convertible preferred stock were issued as part of a series of transactions resulting in the full settlement of the 2016 Notes, 2017 Notes, and 2018 Notes.

View, Inc.

Notes to Consolidated Financial Statements

Redeemable Convertible Preferred Stock.

Redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):

	Shares Authorized December 31, 2019 and 2018	Liquidation Preference per Share December 31, 2019 and 2018	Shares Outstanding December 31, 2019	Shares Outstanding December 31, 2018	Carrying Value December 31, 2019	Carrying Value December 31, 2018	Liquidation Preference December 31, 2019	Liquidation Preference December 31, 2018
Series
A	999,999	$0.3000	929,665	929,665	$195	$195	$279	$279
B	67,604,204	0.3600	52,372,210	52,372,210	19,219	19,219	18,854	18,854
C	97,839,400	0.4365	26,155,627	26,155,627	11,495	11,495	11,417	11,417
D	114,997,875	0.5020	26,365,254	26,365,254	13,263	13,263	13,235	13,235
E	320,000,000	0.6024	198,159,222	198,159,222	100,233	100,233	119,371	119,371
E-1	5,659,523	0.6626	—	—	—	—	—	—
E-2	4,980,080	0.7530	—	—	—	—	—	—
F	450,000,000	0.9000	209,103,548	209,103,548	175,182	175,182	188,193	188,193
G	2,700,000,000	0.1125	2,059,431,740	2,059,431,740	330,466	330,466	231,686	231,686
G-1	40,000,000	0.9000	—	—	—	—	—	—
H	3,233,440,076	0.4400	456,481,633	456,481,633	197,488	197,488	200,852	200,852
H-1	2,616,505,173	0.4400	2,194,032,815	1,512,214,633	965,183	665,374	965,374	665,374

	9,652,026,330		5,223,031,714	4,541,213,532	$1,812,724	$1,512,915	$1,749,261	$1,449,261

Voting

The holders of redeemable convertible preferred stock, except for Series H-1 which is non-voting, are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares are convertible.

Conversion

Each outstanding share of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock has the right to convert into an equal number of shares of common stock on a one-to-one basis. The conversion rate is subject to adjustments for any stock dividends, combination, or splits with respect to such shares.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to be paid out of the assets of the Company, prior to and in preference to common stock.

If the assets of the Company are insufficient to make payment in full to all holders of redeemable convertible preferred stock, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock in

View, Inc.

Notes to Consolidated Financial Statements

proportion to the full amounts they would otherwise be entitled to receive. After payment of the full liquidation preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company are to be distributed pro rata among holders of the common stock in proportion to the number of shares of common stock held by them.

Dividends

The holders of the Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, in the amount of $0.024, $0.0288, $0.0349, $0.0402, $0.0482, $0.0530, $0.0602, $0.072, $0.072, $0.072, $0.0352, and $0.0352 per share, respectively, in each case, subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. In addition to the preferred dividends, the holders of redeemable convertible preferred stock also participate with the common stockholders’ in additional dividends in proportion to the number of shares of common stock which would be held by each such holder at the time of declaring such divided on an as converted basis at the then effective conversion rate. No dividends were declared by the Board of Directors for the years ended December 31, 2019 and 2018, respectively.

Common Stock Reserved for Future Issuance

The Company had the following shares of common stock available for future issuance on an as-if converted basis:

	December 31, 2019	December 31, 2018
Redeemable convertible preferred stock	5,223,031,714	4,541,213,532
Common stock options outstanding	1,151,795,097	1,043,533,392
Shares reserved for issuance under the 2018 Plan	167,911,850	281,370,515
Common stock warrants	1,726,983	1,726,983
Redeemable convertible preferred stock warrants	145,689,640	145,689,640

	6,690,155,284	6,013,534,062

View, Inc.

Notes to Consolidated Financial Statements

Stock Warrants

The following table summarizes the redeemable convertible preferred stock and common stock warrants, issued to various service providers, lenders, investors, at various points in time and outstanding as of both December 31, 2019 and 2018:

Warrant issue date	Types of shares	Number of Warrants	Exercise Price Per Warrant	Expiry Date
August 2010 - June 2011	Series B redeemable convertible preferred stock	1,999,999	$0.3600	Note 1
August 2011 - April 2012	Series C redeemable convertible preferred stock	3,092,778	0.4365	Note 2
June 2012 - August 2012	Series D redeemable convertible preferred stock	2,549,800	0.5020	Note 3
December 2013	Series E redeemable convertible preferred stock	2,722,443	0.6024	Note 4
April 2015 - April 2016	Series F redeemable convertible preferred stock	6,944,446	0.9000	Note 5
April 2016 - November 2018	Series H redeemable convertible preferred stock	48,834,719	0.4400	Note 6
March 2017	Series H redeemable convertible preferred stock	79,545,455	0.3000	March 2027
March 2014	Common stock	100,000	0.2200	March 2024
August 2015	Common stock	555,555	0.2700	August 2025
December 2018	Common stock	1,071,428	0.2100	December 2028

	Total stock warrants	147,416,623

Note 1 – Expire two years from the effective date of an initial public offering.

Note 2 – Of the total warrants outstanding as of December 31, 2019, 801,832 expired in March 2020 and the remaining 2,290,946 expire two years from the effective date of an initial public offering.

Note 3 – Of the total warrants outstanding as of December 31, 2019, 597,609 expired in June 2020 and the remaining 1,952,191 expire two years from the effective date of an initial public offering.

Note 4 – In 2018, 28,631,840 warrants expired. 2,722,443 warrants expire two years from the effective date of an initial public offering.

Note 5 – In 2018, 27,777,778 warrants expired. 6,944,446 warrants expire through December 2022.

Note 6 – Of the total warrants outstanding as of December 31, 2019, 44,289,264 expire through November 2028 and the remaining 4,545,455 expire two years from the effective date of an initial public offering.

The warrants to purchase redeemable convertible preferred stock are classified as liabilities. At the end of each reporting period, the Company determines the fair value of all Series of its outstanding redeemable convertible preferred stock warrants recorded as liabilities and records the change in fair value in interest and other income (expense), net in its consolidated statements of comprehensive loss. The Company recorded a gain of $1.8 million and a loss of $8.6 million for the years ended December 31, 2019 and 2018, respectively.

View, Inc.

Notes to Consolidated Financial Statements

Series F, G, and G-1 Redeemable Convertible Preferred Stock Warrants

From 2016 through 2017, the Company issued 15,846,967 Series F redeemable convertible preferred stock warrants, 2,222,222 Series G redeemable convertible preferred stock warrants, and 38,888,888 Series G-1 redeemable convertible preferred stock warrants to various investors and convertible promissory note holders. These warrants had down round provisions which, in the event of a subsequent round of financing at a price per share lower than the exercise price, the warrants will be exchanged for new warrants of equivalent value to purchase the new shares of redeemable convertible preferred stock at a price per share equal to the price paid by investors in the subsequent financing. In 2018, the Company closed Series H redeemable convertible preferred stock financing at $0.44 per share. Due to the more beneficial pricing, the warrants previously disclosed as shares of Series F, G and G-1 redeemable convertible preferred stock warrants are now disclosed as an aggregate of 116,505,174 series H redeemable convertible preferred stock warrants. The warrants were not exercised as of December 31, 2019 and will expire through November 2028.

Series H Redeemable Convertible Preferred Stock Warrants

In 2018, the Company issued 511,364 shares of Series H redeemable convertible preferred stock warrants with an exercise price of $0.44 per share in exchange for services, which have fully vested. The warrants were not exercised as of December 31, 2019 and will expire in November 2028.

In 2018, the Company issued 11,363,636 shares of Series H redeemable convertible preferred stock warrants with an exercise price of $0.44 as part of a settlement agreement. The warrants were not exercised as of December 31, 2019 and will expire in July 2028.

Common Stock Warrants

In December 2018, the Company issued warrants to purchase a total of 1,071,428 shares of common stock with an exercise price of $0.21 per share for services received. One-third of the warrants were exercisable upon issuance and one-third each became exercisable on June 1, 2019 and June 1, 2020. These warrants were not exercised as of December 31, 2019 and expire in December 2028.

In November 2018, concurrent with the first closing of the Financing Transaction, the Company issued warrants to purchase a total of 17,802,065 shares of common stock, with an exercise price of $0.01 per share. These warrants were fully exercised as of December 31, 2018.

In January 2019, concurrent with the second closing of the Financing Transaction, the Company issued warrants to purchase a total of 6,675,774 shares of common stock with an exercise price of $0.01 per share. These warrants were fully exercised as of December 31, 2019.

12.	Stock-Based Compensation

In July 2007, the Company established the 2007 Stock Plan (the “2007 Plan”) in which 6,666,667 shares of common stock were reserved for the issuance of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, directors, or consultants. In March 2009, the Company replaced the 2007 Stock Plan with the 2009 Equity Incentive Plan (the “2009 Plan”). Upon approval of the 2009 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2007 Plan were rolled into the 2009 Plan. In addition, any shares subject to stock options or similar awards

View, Inc.

Notes to Consolidated Financial Statements

granted under the 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2007 Plan that are forfeited or repurchased by the Company shall roll into the 2009 Plan. In October 2018, the Company renamed the 2009 Plan to the Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock unit awards. Upon the approval of the 2018 Plan, the Company had a total of 1,339,006,755 shares of common stock reserved for issuance of ISOs and NSOs to employees, directors, or consultants under the 2018 Plan. As of December 31, 2019, the Company had 167,911,850 shares of common stock reserved for future issuance of equity awards to employees, officers, directors, or consultants under the 2018 Plan. Per the 2018 Plan, the exercise price of options granted to a stockholder who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company shall be no less than 110% of the fair market value per share of the common stock on the date of grant.

Vesting

The options issued under the 2007 Plan and 2009 Plan generally vest 20% upon completion of one year of service and 1/60 per month thereafter. New options issued under the 2018 Plan generally vest 25% upon completion of one year of service and 1/48 per month thereafter. Options under all plans generally expire 10 years from the date of grant. However, in the case of an incentive stock option issued to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company, the term of the option will be no more than five years. Stock bonus awards and rights to immediately purchase stock may also be granted under the 2018 Plan, with terms, conditions, and restrictions determined by the Board of Directors.

The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share data and contractual term):

	Options Outstanding
	Shares Available for Future Grant	Number of Shares Subject to Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2018	281,371	1,043,533	$0.22	9.33	$876
Options granted	(184,810)	184,810	0.21	—	—
Exercised	—	(5,197)	0.13	—	—
Canceled/forfeited	71,351	(71,351)	0.23	—	—

Outstanding as of December 31, 2019	167,912	1,151,795	$0.22	8.46	$194

Options vested and expected to vest as of December 31, 2019		971,273	$0.22	8.39	$194

Exercisable as of December 31, 2019		363,496	$0.23	7.45	$194

The weighted-average grant date fair value per share of stock options granted was $0.12 and $0.10 for the years ended December 31, 2019 and 2018, respectively. The total grant date fair value of stock options vested was $25.5 million and $4.0 million during the years ended December 31, 2019 and 2018, respectively.

View, Inc.

Notes to Consolidated Financial Statements

Valuation

The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:

	Year Ended December 31,
	2019	2018
Expected volatility	49% - 70%	49%
Expected terms (in years)	5.6 - 6.7	5.4 - 6.7
Expected dividends	0%	0%
Risk-free rate	1.5% - 2.5%	2.6% - 3.0%

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The Company estimates the number of options that are expected to vest. The Company applies an estimated forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on its actual forfeiture experience, an analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment.

View, Inc.

Notes to Consolidated Financial Statements

The Company’s stock-based compensation included in its consolidated statements of comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2019	2018
Cost of revenue	$3,084	$578
Research and development	4,113	671
Selling, general, and administrative	21,879	4,934

Total	$29,076	$6,183

No income tax benefit was recognized for this compensation expense in the consolidated statements of comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

As of December 31, 2019, total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures, was $64.2 million and is expected to be recognized over a weighted-average service period of 3.0 years. To the extent that the actual forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from expectations.

13.	Income Taxes

Income (loss) before income taxes was as follows (in thousands):

	Year Ended December 31,
	2019	2018
Domestic	$(289,957)	$(441,538)
Foreign	104	88

Total	$(289,853)	$(441,450)

The components of the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Current income tax provision:
Federal	$—	$—
State	—	—
Foreign	51	50

Total Current Provision for Income Taxes	51	50

Deferred income tax provision:
Federal	—	—
State	—	—
Foreign	—	—

Total Deferred Provision for Income Taxes	—	—

Total Provision for Income Taxes	$51	$50

View, Inc.

Notes to Consolidated Financial Statements

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2019	2018
Tax at statutory rate	21.00%	21.00%
State tax, net of federal benefit	0.05%	0.00%
Permanent differences	1.62%	(0.05)%
Debt conversion	0.00%	(5.08)%
Stock-based compensation	(0.35)%	(0.07)%
Change in valuation allowance	(19.09)%	(16.06)%
Research credit not benefitted	0.38%	0.16%
Other	(3.62)%	0.09%

Total rate	(0.01)%	(0.01)%

The Company’s net deferred tax assets consisted of the following (in thousands):

	December 31,
	2019	2018
Net operating loss carryforwards	$272,194	$213,131
Intangibles	7,923	8,568
Research and development credits	3,505	1,728
Accruals and other reserves	10,240	5,784
Inventory reserve	19,868	20,855
Stock-based compensation	9,777	3,440
Other	2,256	—

Deferred tax assets before valuation allowance	325,763	253,506
Valuation allowance	(312,772)	(241,824)

Deferred tax assets after valuation allowance	12,991	11,682
Deferred tax liability on fixed assets	(12,991)	(11,682)

Net deferred tax assets	$—	$—

As of December 31, 2019, the Company maintained a valuation allowance of $312.8 million for the deferred tax assets that it does not expect to be realized. The valuation allowance on the Company’s net deferred tax assets increased by $70.9 million and $46.0 million during the years ended December 31, 2019, and 2018, respectively. The changes in valuation allowance are primarily due to additional U.S. deferred tax assets and liabilities incurred in the respective year. The Company continues to monitor the realizability of the U.S. deferred tax assets taking into account multiple factors, including the results of operations and magnitude of excess tax deductions for stock-based compensation. The Company intends to continue maintaining a full valuation allowance on the Company’s U.S. deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of all, or a portion, of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded.

As of December 31, 2019, the Company had $1,055.1 million and $876.6 million of federal and state net operating loss carryforwards net of a Section 382 limitation, respectively, available to offset future taxable income. The federal and state net operating loss carryforwards, if not utilized, will generally begin to expire in

View, Inc.

Notes to Consolidated Financial Statements

2021 through 2027. Of the total federal net operating loss carryforwards, $570.7 million were generated post December 31, 2017 and have no expiration.

As of December 31, 2019, the Company had research and development tax credits available to offset federal and California tax liabilities in the amount of $4.2 million and $3.5 million, respectively. Federal credits will begin to expire in 2027 and California state tax credits have no expiration.

Federal and state laws can impose substantial restrictions on the utilization of net operating loss and tax credit carry-forwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Company performed a Section 382 study as of December 31, 2019 and determined there will be a Section 382 limitation placed on the utilization of the Company’s net operating loss and tax credit carry-forwards due to prior ownership changes.

No deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of the Company’s foreign subsidiaries since all such earnings are intended to be indefinitely reinvested. The amount of the unrecognized deferred tax liability associated with these earnings has not been material.

Uncertain Tax Positions

The Company establishes reserves for uncertain tax positions based on the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company performs a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Although the Company believes it has adequately reserved for its uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2019	2018
Balance at beginning of year	$1,917	$4,876
Decreases related to prior year tax positions	—	(4,210)
Increases related to prior year tax positions	138	135
Increases related to current year tax positions	1,924	1,116

Balance at end of year	$3,979	$1,917

View, Inc.

Notes to Consolidated Financial Statements

The balance of gross unrecognized tax benefits as of December 31, 2019 and 2018 was approximately $3.9 million and $1.9 million, respectively, none of which would affect the Company’s income tax expense if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2019, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2007 through 2019 tax years generally remain subject to examination by U.S. federal and California state tax authorities due to the Company’s net operating loss and credit carryforwards. For significant foreign jurisdictions, the 2015 through 2019 tax years generally remain subject to examination by their respective tax authorities.

14.	Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Year Ended December 31,
	2019	2018
Net loss	$(289,904)	$(441,500)
Less: Deemed contribution from the redemption of redeemable convertible preferred stock	—	65,628

Net loss attributable to common stockholders	$(289,904)	$(375,872)

Total weighted-average shares outstanding, basic and diluted	67,571,844	32,516,155

Net loss per share attributable to common stockholders, basic and diluted	$(4.29)	$(11.56)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	December 31,
	2019	2018
Redeemable convertible preferred stock (on an if-converted basis)	5,223,031,714	4,541,213,532
Stock options to purchase common stock	1,151,795,097	1,043,533,392
Warrants to purchase common stock	1,726,983	1,726,983
Warrants to purchase redeemable convertible preferred stock (on an if-converted basis)	145,689,640	145,689,640

Total	6,522,243,434	5,732,163,547

15.	Subsequent Events

The Company has evaluated subsequent events through July 24, 2020, the date these consolidated financial statements were available to be issued, and through December 23, 2020, the date these consolidated financial

View, Inc.

Notes to Consolidated Financial Statements

statements were available to be reissued, and has determined that the following subsequent events require disclosure in the consolidated financial statements.

On November 30, 2020, the Company entered into a business combination agreement (the “Merger”) with CF

Finance Acquisition Corp. II (“CF II”), where a subsidiary of CF II will merge with the Company, with the

Company surviving the Merger as a wholly-owned subsidiary of CF II. As a result of the proposed Merger, the Company will be renamed View Operating Corporation and CF II will be renamed View, Inc.

View, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$109,089	$138,218
Short-term investments	—	32,866
Accounts receivable, net of allowances of $200 as of both September 30, 2020 and December 31, 2019	8,533	12,147
Inventories	6,021	7,049
Receivable from litigation settlement	—	22,500
Prepaid expenses and other current assets	7,692	9,425

Total current assets	131,335	222,205
Property and equipment, net	289,433	278,595
Restricted cash	10,450	8,456
Deposits with suppliers	725	3,074
Other assets	2,055	2,118

Total assets	$433,998	$514,448

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$7,985	$18,488
Accrued expenses and other current liabilities	30,457	19,999
Accrued compensation	13,871	9,233
Deferred revenue	169	1,197
Debt, current	246,987	5,143

Total current liabilities	299,469	54,060
Debt, non-current	15,430	158,233
Redeemable convertible preferred stock warrant liability	21,774	19,478
Other liabilities	37,362	43,817

Total liabilities	374,035	275,588
Commitments and contingencies (Note 4)
Redeemable convertible preferred stock, $0.0001 par value; 9,652,026,330 shares authorized; 5,222,852,052 and 5,223,031,714 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; aggregate liquidation preference of $1,749,201 and $1,749,261 as of September 30, 2020 and December 31, 2019, respectively	1,812,678	1,812,724
Stockholders’ deficit:
Common stock, $0.0001 par value; 11,303,106,892 shares authorized as of both September 30, 2020 and December 31, 2019; 72,507,152 and 71,000,340 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	7	7
Additional paid-in capital	83,195	60,349
Accumulated deficit	(1,835,917)	(1,634,220)

Total stockholders’ deficit	(1,752,715)	(1,573,864)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$433,998	$514,448

The accompanying notes are an integral part of these condensed consolidated financial statements.

View, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Nine Months Ended September 30,
	2020	2019
Revenue	$24,539	$12,534
Costs and expenses:
Cost of revenue	91,825	135,998
Research and development	50,344	56,709
Selling, general, and administrative	62,835	54,743

Total costs and expenses	205,004	247,450

Loss from operations	(180,465)	(234,916)
Interest and other income (expense), net
Interest income	501	4,825
Interest expense	(19,191)	(5,951)
Other expense, net	(109)	(49)
Gain (loss) on fair value change	(2,296)	1,750

Interest and other income (expense), net	(21,095)	575

Loss before provision of income taxes	(201,560)	(234,341)
Provision for income taxes	(137)	(40)

Net and comprehensive loss	$(201,697)	$(234,381)

Net loss per share, basic and diluted	$(2.80)	$(3.52)

Weighted-average shares used in calculation of net loss per share, basic and diluted	72,031,992	66,516,046

The accompanying notes are an integral part of these condensed consolidated financial statements.

View, Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and

Stockholders’ Deficit

(unaudited)

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2019	5,223,032	$1,812,724	71,000	$7	$60,349	$(1,634,220)	$(1,573,864)
Cancellation of Series A, Series B, and Series E redeemable convertible preferred stock	(180)	(46)	—	—	46	—	46
Issuance of common stock upon exercise of stock options	—	—	1,507	—	222	—	222
Stock-based compensation	—	—	—	—	22,578	—	22,578
Net loss	—	—	—	—	—	(201,697)	(201,697)

Balances as of September 30, 2020	5,222,852	$1,812,678	72,507	$7	$83,195	$(1,835,917)	$(1,752,715)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2018	4,541,214	$1,512,915	59,128	$6	$30,531	$(1,344,316)	$(1,313,779)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $191	681,818	299,809	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	6,675	1	66	—	67
Issuance of common stock upon exercise of stock options	—	—	3,582	—	558	—	558
Stock-based compensation	—	—	—	—	20,729	—	20,729
Net loss	—	—	—	—	—	(234,381)	(234,381)

Balances as of September 30, 2019	5,223,032	$1,812,724	69,385	$7	$51,884	$(1,578,697	$(1,526,806)

The accompanying notes are an integral part of these condensed consolidated financial statements.

View, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(201,697)	$(234,381)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,642	19,173
(Gain) loss on fair value change	2,296	(1,750)
Accrued interest expense and amortization of debt discount	1,767	2,333
Stock-based compensation	22,578	20,729
Changes in operating assets and liabilities:
Accounts receivable	3,614	417
Inventories	1,028	(3,458)
Prepaid expenses and other current assets	23,260	539
Accounts payable	(3,225)	(622)
Deferred revenue	(1,028)	(441)
Accrued compensation	4,638	2,001
Accrued expenses and other liabilities	5,447	23,217

Net cash used in operating activities	(123,680)	(172,243)

Cash flows from investing activities:
Purchases of property and equipment	(34,711)	(90,280)
Purchase of short-term investments	—	(315,456)
Maturities of short-term investments	32,866	253,034

Net cash used in investing activities	(1,845)	(152,702)

Cash flows from financing activities:
Proceeds from draws related to revolving debt facility	206,731	—
Repayment of revolving debt facility	(106,731)	—
Repayment of other debt obligations	(1,714)	(12,694)
Payments of obligations under capital leases	(1,118)	(2,050)
Proceeds from issuance of common stock upon exercise of stock options and warrants	222	625
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	299,809

Net cash provided by financing activities	97,390	285,690

Net decrease in cash, cash equivalents, and restricted cash	(28,135)	(39,255)
Cash, cash equivalents, and restricted cash, beginning of period	148,674	136,178

Cash, cash equivalents, and restricted cash, end of period	$120,539	$96,923

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,977	$3,622
Non-cash investing activities:
Change in accounts payable balance and other liabilities related to purchase of property and equipment	$(8,616)	$10,821
Change in property and equipment acquired under capital lease	$—	$317

The accompanying notes are an integral part of these condensed consolidated financial statements.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

1.	Organization and Summary of Significant Accounting Policies

Organization

View, Inc. and its wholly-owned subsidiary (collectively “View” or the “Company”) is a technology company that manufactures smart building products to improve people’s health, productivity and experience, while simultaneously reducing energy consumption. View’s primary product is a proprietary electrochromic or “smart” glass panel that when combined with View’s proprietary network infrastructure and software, intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa thereby reducing heat and glare. The Company is devoting substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions.

The Company is headquartered in Milpitas, California, and was incorporated in the state of Delaware on April 9, 2007 as eChromics, Inc. In October 2007, the Company changed its name to Soladigm, Inc. and in 2012, the Company changed its name to View, Inc.

On November 30, 2020, the Company entered into a business combination agreement (the “Merger”) with CF Finance Acquisition Corp. II (“CF II”), where a subsidiary of CF II will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of CF II. As a result of the proposed Merger, the Company will be renamed View Operating Corporation and CF II will be renamed View, Inc.

Basis of Presentation

The condensed consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and regulations of the U.S. Securities and Exchange Commission for interim financial reporting and are unaudited. The Company’s condensed consolidated financial statements include the accounts of View, Inc. and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.

Certain information and footnote disclosures normally included in condensed consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the related notes which provide a more complete discussion of the Company’s accounting policies and certain other information. The information as of December 31, 2019 included in the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements.

The unaudited condensed consolidated financial statements were prepared on the same basis as the audited consolidated financial statements and included herein reflect all adjustments, including normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the Company’s financial position as of September 30, 2020 and the results of operations and cash flows for the nine months ended September 30, 2020 and 2019. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the results that may be expected for the full year or any other future interim or annual period.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

throughout the United States, including the construction industry. The extent to which COVID-19 impacts our operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others. COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. In addition, long-term effects of COVID-19 on employer work-from-home policies and therefore demand for office space cannot be predicted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs through headcount reductions and reduction of operating expenditures for third party contractors.

Liquidity and Going Concern

On October 18, 2018, the Company entered into a purchase agreement whereby an investor purchased Series H and Series H-1 Preferred stock, $0.0001 par value per share for a net cash proceeds of $1,096.4 million (“Financing Transaction”). On November 21, 2018, the first closing of the Financing Transaction was completed with $796.6 million in cash paid to the Company for the issuance of 305,967,185 Series H and 1,512,214,633 Series H-1 Preferred stock. In January 2019, the Company received $299.8 million from the second closing of the Financing Transaction and issued 681,818,182 shares of Series H-1 Preferred stock. See Note 6, for further information.

On October 15, 2019, the Company entered into a revolving debt facility pursuant to which the Company may draw amounts in a maximum aggregate principal amount not to exceed $250.0 million in total, and not to exceed $200.0 million until January 3, 2020 for a total period of 4 years maturing on October 22, 2023. In October 2019, the Company drew a principal amount of $150.0 million of this credit facility. In May 2020, the Company drew the remaining principal amount of $100.0 million under this credit facility. See Note 5 for further information.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations. The Company’s accumulated deficit totaled $1,835.9 million as of September 30, 2020 and it expects to incur substantial losses in future periods. The Company’s future operations are also dependent on the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products. Due to these conditions and the need to raise additional financing to fund the Company’s future operating and capital expenditure requirements, there is uncertainty regarding the Company’s ability to maintain sufficient liquidity to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

To address these conditions, the Company has reduced operating costs through (i) headcount reductions, (ii) reduction of operating expenditures for third party contractors and (iii) delays and reductions of capital expenditures. The Company also plans to finance operations with a combination of capital from investors, loans from financial institutions, and revenue from product sales. There can be no assurance, however, that such financing will be available on terms favorable to the Company or at all, and there are no assurances that the

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its products. If the Merger with CF II, as described above, is consummated, the Company will have additional cash available to use in its operations. However, there can be no assurance that the Merger will close as contemplated and it is subject to closing risks including stockholders’ approval, regulatory approval and other customary closing conditions that are outside of the Company’s control. Should the Company not be able to secure funding through the Merger or other means described above, the Company may have to engage in any or all of the following activities: (i) further delay and/or reduce capital expenditures, including spend on non-essential facility expansions, lab equipment, and information technology projects; and (ii) further reduce operating expenditures for third-party contractors, including consultants, professional advisors and other vendors. These actions may have a material adverse impact on the Company’s ability to achieve certain of its planned objectives. Even if the Company is able to source additional funding, it may be forced to significantly reduce its operations if its business prospects do not improve. If the Company is unable to source additional funding, it may be forced to cease operations altogether.

These condensed consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary in the event the Company can no longer continue as a going concern.

Summary of Significant Accounting Policies

Other than policies noted below, there have been no significant changes to the significant accounting policies disclosed in Note 1 of the audited consolidated financial statements as of and for the years ended December 31, 2019 and 2018.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements and accompanying notes. Significant estimates include warranty accrual, the fair value of common stock and other assumptions used to measure stock-based compensation, the determination of standalone selling price of various performance obligations and estimation of costs to complete the performance obligations under the insulating glass units (“IGU”) contracts for revenue recognition, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience, the current economic environment, and on assumptions that it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ significantly from these estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Cash and cash equivalents are held by domestic financial institutions with high credit standings. Such deposits may, at times, exceed federally insured limits. Short-term investments consist of investments in money market funds and U.S. treasury bills that carry high-credit ratings and, accordingly, minimal credit risk exists with respect to these balances. As of September 30, 2020, the Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

For the nine months ended September 30, 2020, two customers represented greater than 10.0% of total revenue, each accounting for 13.6% and 10.1%. No customer represented greater than 10.0% of total revenue for the nine months ended September 30, 2019. Two customers accounted for 13.1% and 11.5% of accounts receivable, net as of September 30, 2020 and two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Certain materials used by the Company in the manufacturing of its products are purchased from a limited number of suppliers. Shortages could occur in these materials due to an interruption of supply or increased demand in the industry. One supplier accounted for 45.2% and 42.9% of total purchases for the nine months ended September 30, 2020 and 2019, respectively.

Fair Value Measurement of Financial Assets and Liabilities

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1	Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3	Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

Cash equivalents relating to demand deposits and U.S. Treasury bills, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short- term and long-term debt are carried at amortized cost, which approximates their fair value. See Note 3, for further information.

Inventories

Inventories consist of finished goods and stated at the lower of cost or net realizable value. Costs are measured on a first-in, first out basis using standard cost, which approximates actual cost. Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventories are written down to their net realizable value if they

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand. Once inventory is written down, its new value is maintained until it is sold, scrapped, or written down for further valuation losses. The valuation of inventories requires the Company to make judgments based on currently available information about the likely method of disposition and current and future product demand relative to the remaining product life. Inventory valuation losses are classified as cost of revenue in the consolidated statements of comprehensive loss. During the nine months ended September 30, 2020 and 2019, the Company recorded $8.8 million and $20.5 million, respectively, to reserve for excess and obsolete inventories and adjust ending inventories to net realizable value to cost of revenue in the condensed consolidated statements of comprehensive loss.

Product Warranties

In 2019, the Company identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. The Company had a low warranty claim rate to-date related to this matter. The Company has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. The Company analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, the Company estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes the Company’s expectations regarding future reductions in production costs. Based on its analysis, the Company recognized $24.5 million of expense for the estimated future cost to replace defective IGUs, which was classified in cost of revenue in its condensed consolidated statement of comprehensive loss for the nine months ended September 30, 2019. The Company recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on the condensed consolidated balance sheet as of December 31, 2019. As of September 30, 2020, the warranty liability included in accrued expenses other current liabilities and other liabilities was $5.6 million and $18.9 million, respectively, on the condensed consolidated balance sheet. During the nine months ended September 30, 2020, the Company recognized a warranty expense of $0.9 million. Considering the limited failure rate data available to-date, and the uncertainty inherent in the failure analysis and the projected costs to replace defective IGUs in future years, the actual timing, number of defective IGUs, and amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one reportable and operating segment. The Company’s chief executive officer, who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of allocating resources and assessing performance. All long-lived assets are maintained in the United States of America. See “Concentration of Credit Risk and Other Risks and Uncertainties” for further information on revenue by customer and Note 2 for further information on revenue by geography and categorized by products and services.

Recent Accounting Pronouncements Adopted

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation: Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

goods and services from non-employees. The amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments are effective for fiscal years beginning after December 15, 2019, early adoption is permitted. The Company adopted this guidance on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of September 30, 2020 and December 31, 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liability. The Company adopted this guidance on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s condensed consolidated financial statements.

Recent Accounting Pronouncements, Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the condensed consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its condensed consolidated financial statements.

In June 2016, FASB issued an ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326). The FASB also issued amendments and the initial ASU, and all updates are included herein as the Credit Losses standard or Topic 326. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether this guidance will have a significant impact on its condensed consolidated financial statements.

In March 2020, the FASB issued, ASU No. 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities starting March 12, 2020 and can be adopted through December 15, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s 2019 Revolving Debt Facility which terminates on October 22, 2023. The Company is currently evaluating whether this guidance will have a significant impact on its condensed consolidated financial statements.

In August 2020, the FASB issued No. ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its condensed consolidated financial statements.

2.	Revenue

Disaggregation of Revenue

The Company disaggregates revenue by geographic market and between products and services that depict the nature, amount, and timing of revenue and cash flows.

The following table summarizes the Company’s revenue by geographic area, which is based on the shipping address of the customers (in thousands):

	Nine Months Ended September 30,
	2020	2019
Revenue:
USA	$23,223	$10,555
Canada	1,194	1,916
Other	122	63

Total	$24,539	$12,534

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

The following table summarizes the Company’s revenue by products and services (in thousands):

	Nine Months Ended September 30,
	2020	2019
Revenue:
Products	$23,706	$12,279
Commissioning services	833	255

Total	$24,539	$12,534

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue, including both deferred revenue and non-cancelable contracted amounts that will be invoiced in future periods, not yet recognized as revenue as the amount has been allocated to performance obligations not yet completed, or only partially completed, as of the end of the reporting period. The Company applies the practical expedient to not disclose information about remaining performance obligations that are part of a contract that has an original expected duration of one year or less. The transaction price allocated to remaining performance obligations as of September 30, 2020 and December 31, 2019 was $14.3 million and $7.1 million, respectively, that the Company expects to recognize as it satisfies the performance obligations over the next 12 to 24 months which are, among other things, dependent on the construction schedule of the site for which the Company’s products and services are delivered.

Contract Assets and Liabilities

Contract assets consist of accounts receivables and unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to customers. Accounts receivables relate to the Company’s right to consideration for performance obligations completed (or partially completed) for which the Company has an unconditional right to consideration.

Contract assets related to unbilled receivables as of September 30, 2020 and December 31, 2019 were $1.7 million and $1.1 million, respectively, and were included in other current assets on the condensed consolidated balance sheets.

Contract liabilities relate to amounts invoiced or consideration received from customers for the Company’s CSS contracts in advance of the Company’s satisfaction of the associated performance obligation. Such contact liabilities are recognized as revenue when the performance obligation is satisfied. Contract liabilities are presented as deferred revenue on the condensed consolidated balance sheets.

Revenue recognized during the nine months ended September 30, 2020 and 2019, which was included in the opening contract liability balance as of December 31, 2019 and 2018 was $1.0 million and 0.5 million, respectively.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

3.	Fair Value

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	September 30, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$38,573	$—	$—	$38,573

Total cash equivalents	38,573	—	—	38,573
Restricted cash:
Certificates of deposit	—	11,450	—	11,450

Total assets measured at fair value	$38,573	$11,450	$—	$50,023

Redeemable convertible preferred stock warrant liability	$—	$—	$21,774	$21,774

Total liabilities measured at fair value	$—	$—	$21,774	$21,774

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Treasury bills	$69,848	$—	$—	$69,848

Money market funds	35,363	—	—	35,363

Total cash equivalents	105,211	—	—	105,211
Restricted cash:
Certificates of deposit	—	10,456	—	10,456
Short-term investments in treasury bills:	32,866	—	—	32,866

Total assets measured at fair value	$138,077	$10,456	$—	$148,533

Redeemable convertible preferred stock warrants	$—	$—	$19,478	$19,478

Total liabilities measured at fair value	$—	$—	$19,478	$19,478

There were no transfers between Level 1, Level 2 or Level 3 during the nine months ended September 30, 2020 and 2019.

Valuation of redeemable convertible preferred stock warrants

The Company used the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the redeemable convertible preferred stock warrants. The Company determined the fair value per share of the underlying redeemable convertible preferred stock by taking into consideration the most recent sales of its redeemable convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

The market-based assumptions used in the valuations include the following :

	Nine Months Ended September 30
	2020	2019
Expected volatility	70%	70%
Discount rates	20%-55%	20%-55%
Expected term	2.0 years	2.0 years
Expected dividends	0%	0%
Risk-free rate	0.1%	1.6%

The following table provides a reconciliation of the beginning and ending balances for the level 3 redeemable convertible preferred stock warrant liability measured at fair value using significant unobservable inputs (in thousands):

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2019	$19,478
Change in fair value	2,296

Balance as of September 30, 2020	$21,774

Balance as of December 31, 2018	$21,228
Change in fair value	(1,750)

Balance as of September 30, 2019	$19,478

4.	Commitments and Contingencies

Operating Leases

The Company has an operating lease agreement for the lease of approximately 6,000 square feet of office space in Milpitas, California which expires on December 31, 2020. The Company does not plan to renew this lease upon its expiration.

The Company has an operating lease of approximately 77,200 square feet of office space in Milpitas, California. The lease will expire on September 30, 2028. The lease requires a letter of credit in the amount of $1.0 million. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the condensed consolidated balance sheets.

In July 2010, the Company entered into an operating lease with Industrial Developments International for approximately 300,000 square feet of manufacturing space in Olive Branch, Mississippi, which is effective through March 2026. The lease requires, in addition to the minimum payments noted below, a letter of credit in the amount of $0.4 million in lieu of a deposit. The letter of credit was issued by the Company’s primary

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the condensed consolidated balance sheets. In September 2015, the Company amended the lease for an additional 267,300 square feet effective from March 2016. In March 2018, the Company entered into a second amendment for an additional 236,804 square feet, which lease expires on March 31, 2028.

In January 2019, the Company entered into an industrial facility operating lease with IDIG Crossroads I, LLC for manufacturing space of 510,350 square feet in Olive Branch, Mississippi with expiration on February 28, 2029. The lease requires a security deposit in the amount of $1.0 million. The Company has classified this security deposit as other assets on the condensed consolidated balance sheets.

The Company recorded facility rent expense of $5.4 million and $5.7 million for the nine months ended September 30, 2020 and 2019, respectively.

The future minimum payments under all leases are as follows (in thousands):

Year Ending December 31,	Operating Leases
2020 (remaining three months)	$1,902
2021	7,543
2022	7,722
2023	7,905
2024	8,093
Thereafter	31,254

Total minimum lease payments	$64,419

Indemnifications

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify the Company’s officers, directors, and employees for liabilities arising out of their employment relationship. Generally, a maximum obligation under these contracts is not explicitly stated. Because the maximum amounts associated with these agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. The Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations on the Company’s condensed consolidated balance sheets.

Standby Letter of Credit

During the course of business, the Company’s banking vendor issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of September 30, 2020 and December 31, 2019, the total value of the letters of credit issued by the banking vendor were $11.4 million and $10.5 million, respectively. No amounts have been drawn under the standby letter of credit.

Litigation Settlement

In December 2014, the Company finalized the terms of a litigation settlement with a third party where the Company agreed to pay the other party a total of $32.0 million periodically over the next ten years. The

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Company recorded the present value of future payments as a liability and records interest expense as it accretes the liability. Under the terms of the settlement, the Company paid $2.0 million during both the nine months ended September 30, 2020 and 2019. As of September 30, 2020, the Company has to pay the remaining liability amount of $16.0 million through 2025.

The Company had recorded a receivable from litigation settlement of $22.5 million on the consolidated balance sheet as of December 31, 2019 relating to alleged claims for legal malpractice in connection with legal representation and related services provided by a law firm. The Company received this amount in January 2020.

5.	Debt

Debt outstanding consisted of the following (in thousands):

	Interest Rate- September 30, 2020	September 30, 2020	December 31, 2019
Term loan, due June 30, 2032	0%	$15,430	$17,145
Revolving debt facility, expires October 22, 2023	LIBOR+9.05%	250,000	150,000
Debt discount	—	(3,013)	(3,769)

Total Debt		262,417	163,376
Debt, current		246,987	5,143

Debt, non-current		$15,430	$158,233

Principal payments on all debt outstanding as of September 30, 2020 are estimated as follows (in thousands):

Year Ending December 31,	Total
2020 (remaining three months) (1)	$37,500
2021 (1)	212,500
2022	1,470
2023	1,470
2024	1,470
Thereafter	11,020

Total	$265,430

(1)

Represents principal payments related to revolving debt facility, as a covenant violation is considered probable within twelve months from September 30, 2020, and hence the Company does not believe it will be able to refinance the amounts in accordance with the facility.

Term Loan

On November 22, 2010, the Company entered into a debt arrangement with a lender, in an amount of $40.0 million (“Term Loan”), for the purpose of financing equipment and tenant improvements at its manufacturing facility in Olive Branch, Mississippi. Pursuant to the original terms, the loan provides for interest-free debt to be repaid in semi-annual payments due on the June 30 and December 31 each year. The first installment became due on December 31, 2012. The loan was originally being paid over 24 semi-annual installments through June 30, 2024.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

On October 22, 2020, the Company entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments to resume on June 30, 2022. Starting June 30, 2022, the Company is required to make semi-annual payments of $0.7 million through June 30, 2032.

The term loan, as amended, contains requirements of the Company to: i) invest at least $133.0 million in land, building, and equipment no later than December 31, 2016; and ii) create 330 new full-time jobs within five years of the start of commercial production, no later than December 31, 2017, with an average annual wage of at least $48 thousand per job. Failure to meet these requirements, in whole or in part, may result in acceleration of debt repayment. At the time of issuance of these financial statements, the Company has met the requirements and was not in default of any of the terms of the debt arrangement.

The term loan, as amended, also carries a covenant for audited consolidated financial statements to be delivered to the lender within 210 days of December 31 of each of the Company’s fiscal year. The Company was in compliance with this covenant at the time of issuance of these financial statements.

Equipment Loan

On June 13, 2017, the Company entered into an Equipment Loan Agreement with a lender for a committed facility up to $60.0 million (“Equipment Loan”), within which $20.0 million is subject to further approval by the lender. In 2017, the Company drew down proceeds of $40.0 million in the form of promissory note. The loan bears interest at a rate of 12.25% to 12.5% per annum, compounded on a monthly basis and is payable over 48 months with principal payments starting the 13th month from the drawdown date. The last month’s principal and interest amount were paid in advance. The loan contains an end of term balloon payment of $5.6 million and the facility fees are $0.3 million each year until the secured obligations are paid in full. The loan is collateralized by specific fixed assets purchased with the proceeds. For the nine months ended September 30, 2019, the Company recorded interest expense of $4.3 million. In October 2019, the loan and end of term balloon amount were repaid in full prior to its maturity. Upon the prepayment of the term loan, the Company recorded $3.0 million as loss on extinguishment of debt in the condensed consolidated statement of comprehensive loss.

Revolving Debt Facility

In October 2019, the Company entered into a secured revolving debt facility pursuant to which the Company may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations (“Revolving Debt Facility”). In October 2019, the Company drew a principal amount of $150.0 million under the facility with weekly maturity dates ranging from 8 days to 364 days. In May 2020, the Company drew the remaining principal amount of $100.0 million available under the facility payable at various dates in May 2021. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, the Company has granted the finance provider a security interest in substantially all of the Company’s assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets of the Company. As of September 30, 2020 and December 31, 2019 the Company’s available borrowing capacity was nil and

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

$50.0 million pursuant to the terms of the debt facility, including borrowing base limitation and compliance with other applicable terms. As of December 31, 2019, the Company has classified the outstanding balance of $150.0 million as a long-term liability as it had the intent and ability to continuously refinance successive weekly draws after repayment of principal and interest installments at each maturity date, through October 23, 2022, as described above. As of September 30, 2020, the Company has classified the outstanding balance of $250.0 million as a current liability because it is probable that the Company will violate the cash and cash equivalents covenant (see below) within twelve months from September 30, 2020.

In October 2019, upon the initial draw of $150.0 million, the Company recognized a liability equal to the proceeds received, net of issuance costs. Costs and expenses associated with the closing of this facility are incremental costs related to debt instruments and treated as debt issuance costs. The debt issuance costs are amortized over the life of the debt instrument using the effective interest rate method. There were no costs incurred for the May 2020 drawdown.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

i.	borrowing base is less than $100.0 million as reported monthly;

ii.	cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;

iii.

stockholders’ equity (calculated as the sum of the balance of redeemable convertible preferred stock and total stockholders’ deficit) as of the last day of the Company’s most recently ended financial quarter is less than $50.0 million; and

iv.	permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, the Company must have a stockholders’ equity balance, as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility, of greater than $75.0 million.

The Company was in compliance with the above stated financial covenants for the nine months ended September 30, 2020, for the year ended December 31, 2019 and as of the date of issuance of these financial statements. The facility also requires the Company to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements for such fiscal year without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit.

Due primarily to the effects of COVID-19, the audited financial statements were not furnished within 120 days after the end of fiscal year 2019. In addition, the Company’s audited financial statements for the fiscal year ended December 31, 2019 have been prepared under the going concern assumption; however, based on the conditions discussed in Note 1 to the Company’s audited financial statements for the year ended December 31, 2019, there is substantial doubt about the Company’s ability to continue as a going concern and as such an explanatory

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

paragraph has been included in the Report of Independent Registered Public Accounting Firm on those consolidated financial statements. As a result of the foregoing, the Company was in violation of these covenant requirements as of the date the 2019 financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which the Company was obligated to deliver its audited consolidated financial statements as of and for the year ended December 31, 2019, from April 30, 2020 to July 30, 2020. The Company delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation for the audited consolidated financial statements for the year ended December 31, 2019.

As of September 30, 2020, the Company was in violation of the condition to draw as the Company’s stockholders’ equity balance was below $75.0 million and the Company anticipates the stockholders’ equity balance to fall below $50.0 million by the end of fiscal 2020. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the anticipated stockholders’ equity covenant violation through March 31, 2021.

6.	Redeemable Convertible Preferred Stock, Repurchases, and Stockholders’ Deficit

Issuance of Redeemable Convertible Preferred Stock for Cash

On October 18, 2018, the Company entered into a purchase agreement whereby an investor agreed to purchase $1.1 billion in Series H and Series H-1 Preferred stock, $0.0001 par value per share at a per share price of $0.44. The first closing of the Financing Transaction was completed in November 2018, whereby the investor purchased 305,967,185 shares of Series H preferred stock and 1,512,214,633 shares of Series H-1 preferred stock for $800.0 million The second closing of the Financing Transaction was completed in January 2019, whereby the investor purchased 681,818,182 shares of Series H-1 Preferred stock in exchange for $300.0 million.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Redeemable Convertible Preferred Stock.

Redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):

	Shares Authorized September 30, 2020 and December 31, 2019	Liquidation Preference per Share September 30, 2020 and December 31, 2019	Shares Outstanding September 30, 2020	Shares Outstanding December 31, 2019	Carrying Value September 30, 2020	Carrying Value December 31, 2019	Liquidation Preference September 30, 2020	Liquidation Preference December 31, 2019
Series
A	999,999	$0.3000	793,165	929,665	$166	$195	$238	$279
B	67,604,204	0.3600	52,346,933	52,372,210	19,210	19,219	18,845	18,854
C	97,839,400	0.4365	26,155,627	26,155,627	11,495	11,495	11,417	11,417
D	114,997,875	0.5020	26,365,354	26,365,254	13,263	13,263	13,235	13,235
E	320,000,000	0.6024	198,141,237	198,159,222	100,224	100,233	119,361	119,371
E-1	5,659,523	0.6626	—	—	—	—	—	—
E-2	4,980,080	0.7530	—	—	—	—	—	—
F	450,000,000	0.9000	209,103,548	209,103,548	175,182	175,182	188,193	188,193
G	2,700,000,000	0.1125	2,059,431,740	2,059,431,740	330,466	330,466	231,686	231,686
G-1	40,000,000	0.9000	—	—	—	—	—	—
H	3,233,440,076	0.4400	456,481,633	456,481,633	197,488	197,488	200,852	200,852
H-1	2,616,505,173	0.4400	2,194,032,815	2,194,032,815	965,183	965,183	965,374	965,374

	9,652,026,330		5,222,852,052	5,223,031,714	$1,812,677	$1,812,724	$1,749,201	$1,749,261

Voting

The holders of redeemable convertible preferred stock, except for Series H-1 which is non-voting, are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares are convertible.

Conversion

Each outstanding share of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock has the right to convert into an equal number of shares of common stock on a one-to-one basis. The conversion rate is subject to adjustments for any stock dividends, combination, or splits with respect to such shares.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to be paid out of the assets of the Company, prior to and in preference to common stock.

If the assets of the Company are insufficient to make payment in full to all holders of redeemable convertible preferred stock, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the full liquidation preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company are to be distributed pro rata among holders of the common stock in proportion to the number of shares of common stock held by them.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Dividends

The holders of the Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, in the amount of $0.024, $0.0288, $0.0349, $0.0402, $0.0482, $0.0530, $0.0602, $0.072, $0.072, $0.072, $0.0352, and $0.0352 per share, respectively, in each case, subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. In addition to the preferred dividends, the holders of redeemable convertible preferred stock also participate with the common stockholders in additional dividends in proportion to the number of shares of common stock which would be held by each such holder at the time of declaring such divided on an as converted basis at the then effective conversion rate. No dividends were declared by the Board of Directors for the nine months ended September 30, 2020 or the year ended December 31, 2019.

Common Stock Reserved for Future Issuance

The Company had the following shares of common stock available for future issuance on an as-if converted basis:

	September 30, 2020	December 31, 2019
Redeemable convertible preferred stock	5,222,852,052	5,223,031,714
Common stock options outstanding	1,078,032,939	1,151,795,097
Shares reserved for issuance under the 2018 Plan	240,167,196	167,911,850
Common stock warrants	1,726,983	1,726,983
Redeemable convertible preferred stock warrants	144,290,003	145,689,640

	6,687,069,173	6,690,155,284

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Stock Warrants

The following table summarizes the outstanding redeemable convertible preferred stock and common stock warrants, issued to various service providers, lenders, investors, at various points in time:

Warrant issue date	Types of shares	Number of Warrants September 30, 2020	Number of Warrants December 31, 2019	Exercise Price Per Warrant	Expiry Date
August 2010 - June 2011	Series B redeemable convertible preferred stock	1,999,999	1,999,999	$0.3600	Note 1
August 2011 - January 2012	Series C redeemable convertible preferred stock	2,290,946	3,092,778	0.4365	Note 2
August 2012	Series D redeemable convertible preferred stock	1,952,191	2,549,800	0.5020	Note 3
December 2013	Series E redeemable convertible preferred stock	2,722,443	2,722,443	0.6024	Note 1
April 2015 - April 2016	Series F redeemable convertible preferred stock	6,944,446	6,944,446	0.9000	Through December 2022
April 2016 - November 2018	Series H redeemable convertible preferred stock	48,834,523	48,834,719	0.4400	Note 4
March 2017	Series H redeemable convertible preferred stock	79,545,455	79,545,455	0.3000	March 2027
March 2014	Common stock	100,000	100,000	0.2200	March 2024
August 2015	Common stock	555,555	555,555	0.2700	August 2025
December 2018	Common stock	1,071,428	1,071,428	0.2100	December 2028

	Total stock warrants	146,016,986	147,416,623

Note 1 – Expire two years from the effective date of an initial public offering.

Note 2 – Of the total warrants outstanding as of December 31, 2019, 801,832 expired in March 2020 and the remaining 2,290,946 expire two years from the effective date of an initial public offering.

Note 3 – Of the total warrants outstanding as of December 31, 2019, 597,609 expired in June 2020 and the remaining 1,952,191 expire two years from the effective date of an initial public offering.

Note 4 – Of the total warrants outstanding as of December 31, 2019, 44,289,264 expire through November 2028 and the remaining 4,545,455 expire two years from the effective date of an initial public offering.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Common Stock Warrants

In January 2019, concurrent with the second closing of a financing transaction, the Company issued warrants to purchase a total of 6,675,774 shares of common stock with an exercise price of $0.01 per share. These warrants were fully exercised during the nine months ended September 30, 2019.

7.	Stock-Based Compensation

As of September 30, 2020, the Company had 240,167,196 shares of common stock reserved for future issuance of equity awards to employees, officers, directors, or consultants under the 2018 Plan.

The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share data and contractual term):

	Options Outstanding
	Shares Available for Future Grant	Number of Shares Subject to Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	167,912	1,151,795	$0.22	8.46	$194
Options granted	(51,040)	51,040	0.20	—	—
Exercised	—	(1,507)	0.15	—	—
Canceled/forfeited	123,295	(123,295)	0.22	—	—

Outstanding as of September 30, 2020	240,167	1,078,033	$0.22	7.84	$49,040

Options vested and expected to vest as of September 30, 2020		985,194	$0.22	7.80	$44,501

Exercisable as of September 30, 2020		539,041	$0.22	7.34	$22,838

The weighted-average grant date fair value per share of stock options granted was $0.12 for the nine months ended September 30, 2020. The total grant date fair value of stock options vested was $20.7 million during the nine months ended September 30, 2020.

Valuation

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:

	Nine Months Ended September 30,
	2020	2019
Expected volatility	70%	49% –70%
Expected terms (in years)	5.4 –6.7	5.6 –6.7
Expected dividends	0%	0%
Risk-free rate	0.4% –1.5%	1.5% –2.5%

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

Stock-based Compensation Expense

The Company’s stock-based compensation included in its condensed consolidated statements of comprehensive loss was as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019
Cost of revenue	$1,634	$1,897
Research and development	3,971	2,894
Selling, general, and administrative	16,973	15,938

Total	$22,578	$20,729

As of September 30, 2020, total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures, was $50.0 million and is expected to be recognized over a weighted-average service period of 2.25 years. To the extent that the actual forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from expectations.

8.	Income Taxes

The Company calculates the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full fiscal year to ordinary income or loss for the interim reporting period. When applicable, the year-to-date tax provision reflects adjustments from discrete tax items.

For the nine months ended September 30, 2020, the Company’s income tax expense was $0.1 million, compared to $40 thousand for the nine months ended September 30, 2019.

The Company’s income tax expense for the nine months ended September 30, 2020 is due primarily to income taxes in its foreign jurisdiction, Canada. As the U.S. is projecting to be in a taxable loss in the year and based on all available objectively verifiable evidence during the nine months ended September 30, 2020, the Company believes it is more likely than not that the tax benefits of the U.S. losses incurred will not be realized. Accordingly, the Company will continue to maintain a full valuation allowance on the U.S. deferred tax assets.

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act changed several of the existing U.S. corporate income tax laws by, among other things, increasing the amount of deductible interest, allowing companies to carryback certain Net Operating Losses (“NOLs”) and increasing the amount of NOLs that corporations can use to offset income. The CARES Act did not have a material impact on the Company’s income tax provision, deferred tax assets and liabilities, and related taxes payable as of and for the nine months ended September 30, 2020. The Company is currently assessing the future implications of these provisions within the CARES Act on its consolidated financial statements but does not expect the impact to be material.

View, Inc.

Notes to Condensed Consolidated Financial Statements

(in thousands)

9.	Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2020	2019
Net loss	$(201,697)	$(234,381)

Total weighted-average shares outstanding, basic and diluted	72,031,992	66,516,046

Net loss per share, basic and diluted	$(2.80)	$(3.52)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	September 30,
	2020	2019
Redeemable convertible preferred stock (on an if-converted basis)	5,222,852,052	5,223,031,714
Stock options to purchase common stock	1,078,032,939	1,157,577,651
Warrants to purchase common stock	1,726,983	1,726,983
Warrants to purchase redeemable convertible preferred stock (on an if-converted basis)	144,290,003	145,689,640

Total	6,446,901,977	6,528,025,988

10.	Subsequent Events

The Company evaluated subsequent events through December 23, 2020, the date the condensed consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s condensed consolidated financial statements or disclosures in the notes to the condensed consolidated financial statements herein, other than already discussed in the notes above.

On November 30, 2020, the Company entered into a business combination agreement (the “Merger”) with CF Finance Acquisition Corp. II (“CF II”), where a subsidiary of CF II will merge with the Company, with the Company surviving the Merger as a wholly-owned subsidiary of CF II. As a result of the proposed Merger, the Company will be renamed View Operating Corporation and CF II will be renamed View, Inc.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CF FINANCE ACQUISITION CORP. II,

PVMS MERGER SUB, INC.

and

VIEW, INC.

dated as of November 30, 2020

A-i

A-ii

A-iii

Exhibits

Exhibit A	Form of PIPE Subscription Agreement
Exhibit B	Form of Stockholder Voting Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Acquiror Charter Amendment
Exhibit G	Form of Surviving Corporation Charter
Exhibit H	Form of Surviving Corporation Bylaws
Exhibit I	Form of New Acquiror Charter
Exhibit J	Form of New Acquiror Bylaws
Exhibit K	Form of Acquiror Equity Incentive Plan
Exhibit L	Form of Chief Executive Officer Incentive Plan

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 30, 2020 (this “Agreement”), is made and entered into by and among (i) CF Finance Acquisition Corp. II, a Delaware corporation (“Acquiror”), (ii) PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and (iii) View, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, upon the Effective Time, the holders of Company Common Stock and Company Preferred Stock will receive shares of Class A Common Stock of Acquiror, par value $0.0001 per share (“Acquiror Class A Common Stock”), upon the terms and subject to the conditions of this Agreement;

WHEREAS, on the date of this Agreement, the PIPE Investors (as defined below), including Sponsor (as defined below) or any of its Affiliates, have agreed to make a private investment in Acquiror to purchase an aggregate of at least 30,000,000 shares of Acquiror Class A Common Stock (of which Sponsor or its Affiliates have agreed to acquire 5,000,000 shares of Acquiror Class A Common Stock and existing holders of Company Capital Stock have agreed to acquire at least 10,000,000 shares of Acquiror Class A Common Stock) at a price per share equal to $10.00 (ten dollars) at the Closing (“PIPE Investments”), in each case, pursuant to subscription agreements substantially in the form attached hereto as Exhibit A (the “PIPE Subscription Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain Company Stockholders (as defined below) sufficient to approve the Merger and the other Transactions (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Stockholder Voting Agreement”) pursuant to which, among other things, such Company Stockholders (i) will not transfer and will vote their shares of Company Capital Stock in favor of this Agreement (including by execution of a written consent), the Merger and the other Transactions (as defined below), (ii) consent to the termination of the IRA, the ROFR Agreement, the Voting Agreement and any Side Letter (as each such term is defined below) effective at Closing and (iii) release Sponsor (as defined below), Acquiror, the Company and its Subsidiaries from all pre-Closing claims, subject to customary exceptions;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Acquiror and CF Finance Holdings II, LLC, a Delaware limited liability company (“Sponsor” ) have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of Acquiror Capital Stock or any additional shares of Acquiror Capital Stock it acquires prior to the Acquiror Stockholder Meeting in favor of this Agreement, the Merger and the other Transactions (as defined below) and each of the Transaction Proposals, (ii) will not redeem any shares of Acquiror Capital Stock in connection with the Merger, (iii) waives its anti-dilution rights under the Acquiror Charter, (iv) releases the Acquiror and the Company and its Subsidiaries from all pre-Closing claims, subject to customary exceptions, and (v) agrees to subject the Sponsor Earn-Out Shares (as defined therein) to certain vesting conditions;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Company and certain holders of shares of Company Capital Stock have entered into lock-up agreements in the form attached hereto as Exhibit D (collectively, the “Lock-Up Agreements”) pursuant to which, among other things, such holders will not sell, for the period set forth in the Lock-Up Agreements, the shares of Acquiror Class A Common Stock that they will receive in the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror and certain holders of shares of Company Capital Stock have entered into a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”) pursuant to which, among other things, the Acquiror agrees to provide the holders with certain rights relating to the registration of the shares of Acquiror Class A Common Stock that the holders will receive in the Merger;

WHEREAS, each of the board of directors of Acquiror, the board of directors of Merger Sub and board of directors of the Company (the “Company Board” ) has (i) determined that it is fair to, advisable for and in the best interests of Acquiror, Merger Sub and the Company and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, that the Company, Merger Sub and Acquiror are parties to such reorganization within the meaning of Section 368(b) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror Bylaws” means the bylaws of Acquiror in effect immediately prior to the Effective Time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the certificate of incorporation of Acquiror, dated September 27, 2019, as amended and/or restated from time to time.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Acquiror Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any Acquiror Share Redemptions, (g) any Events generally applicable to the industries or markets in which Acquiror or Merger Sub operate, (h) any matter set forth on the Acquiror Disclosure Letter, (i) any action taken by, or at the request of, or with the consent of the Company (other than any consents the Company is required not to unreasonably condition, withhold, delay or deny pursuant to Section 6.5), (j) any Events that are cured by Acquiror or Merger Sub prior to the Closing, or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect. Notwithstanding the foregoing, with respect to Acquiror, the amount of the Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval shall not be deemed to be an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder” means any holder of any shares of capital stock of Acquiror.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the board of directors of Acquiror and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees to the Governmental Authorities in connection with the Transactions.

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Stockholder Merger Consideration” means, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by the Company Stockholders pursuant to Section 2.5(a), in the aggregate.

“Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Capital Stock or other equity interests or profits of any View Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Stockholder Voting Agreements, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreements, (v) the Registration Rights Agreement and (vi) the PIPE Subscription Agreements.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Business Combination” has the meaning set forth in Article IV of the Acquiror Charter as in effect on the date of this Agreement.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by Law to close.

“Business Intellectual Property” means (a) Company Intellectual Property and (b) all Intellectual Property licensed or otherwise made available to the Company or its Subsidiaries by any third party.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the bylaws of the Company in effect immediately prior to the Effective Time.

“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Eleventh Amended and Restated Certificate of Incorporation of the Company, dated October 28, 2019.

“Company Common Stock” means the shares of Company’s common stock, par value $0.0001 per share.

“Company Common Stock Warrants” means all outstanding and unexercised warrants to purchase shares of Company Common Stock.

“Company ESOP” means the Amended and Restated 2018 Equity Incentive Plan of the Company.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company or any of its Subsidiaries to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of any View Companies to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the View Companies operate, (h) any matter set forth on the Company Disclosure Letter, (i) any action taken by, or at the request of, or with the consent of Acquiror or Merger Sub (other than any consents that Acquiror and Merger Sub are required not to unreasonably condition, withhold, delay or deny pursuant to Section 5.1), (j) any Events that are cured by the Company prior to the Closing, or (k) any worsening of the Events referred to in clauses (b), (d), (e) or (g) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Options” means any options granted under the Company ESOP to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, the Company Series E Preferred Stock, the Company Series E-1 Preferred Stock, the Company Series E-2 Preferred Stock, the Company Series F Preferred Stock, the Company Series G Preferred Stock, the Company Series G-1 Preferred Stock, the Company Series H Preferred Stock and the Company Series H-1 Preferred Stock.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, Software, technology and materials utilized as part thereof) Used or Developed by or on behalf of the Company or its Subsidiaries that (i) have been sold, distributed or made available to third parties by the Company or its Subsidiaries, or manufactured by the Company or its Subsidiaries, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 3-year period preceding the date of this Agreement or (ii) that, as of the date hereof, (x) have, or incorporate, in whole or in part, the following name or terms: “View Sense”, “View Net”, “View Display”, “View Touch” or “New Normal Workspace” or (y) have, in whole or in part, entered or reached the “beta” stage of product or service Development.

“Company Series A Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Charter.

“Company Series B Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Charter.

“Company Series B Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series B Preferred Stock.

“Company Series C Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Charter.

“Company Series C Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series C Preferred Stock.

“Company Series D Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series D Preferred Stock in the Company Charter.

“Company Series D Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series D Preferred Stock.

“Company Series E Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E Preferred Stock in the Company Charter.

“Company Series E Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series E Preferred Stock.

“Company Series E-1 Preferred Stock” means shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E-1 Preferred Stock in the Company Charter.

“Company Series E-2 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series E-2 Preferred Stock in the Company Charter.

“Company Series F Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series F Preferred Stock in the Company Charter.

“Company Series F Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series F Preferred Stock.

“Company Series G Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series G Preferred Stock in the Company Charter.

“Company Series G-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series G-1 Preferred Stock in the Company Charter.

“Company Series H Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series H Preferred Stock in the Company Charter.

“Company Series H Warrants” means all outstanding and unexercised warrants to purchase shares of Company Series H Preferred Stock.

“Company Series H-1 Preferred Stock” means the shares of the Company’s preferred stock, par value $0.0001 per share, designated as Series H-1 Preferred Stock in the Company Charter.

“Company Stockholder” means any holder of any share of Company Capital Stock.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company or any of its Subsidiaries or Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) any and all filing fees payable by the Company or any of its Subsidiaries or Affiliates to the Governmental Authorities in connection with the Transactions and (C) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company or any of its Subsidiaries at or after the Closing pursuant to any agreement to which the Company or any of its Subsidiaries is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Warrants” means, collectively, the Company Common Stock Warrants, the Company Series B Warrants, the Company Series C Warrants, the Company Series D Warrants, the Company Series E Warrants, the Company Series F Warrants and the Company Series H Warrants.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Written Consent.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” means all shares of Company Capital Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Capital Stock.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all rights in or to all U.S. and foreign: (i) patents, patent applications, invention disclosures, provisionals, non-provisionals, statutory invention registrations and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, designs, symbols, pending applications therefor, and internet domain names, social media usernames, handles, hashtags and account names and other distinctive identification and indicia of source of origin, together with the goodwill symbolized by or associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, Software, including such corresponding rights in Software, and other works of authorship and copyrightable subject matter; (iv) Proprietary Information; (v) all other intellectual property, now known or hereafter recognized in any jurisdiction worldwide; (vi) all rights and powers to assert, defend and recover title to any of the foregoing; and (vii) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRA” means the Eighth Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

“IRS” means the Internal Revenue Service.

“IT Systems” means information technology, computing, networking and communications systems and equipment, including telecommunications and network equipment, Software and associated attachments, features, accessories, peripheral devices and servers.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the View Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Milpitas Lease” means the Industrial Lease Agreement, dated May 31, 2012, by and between Bryan Family Partnership II, LTD. and Soladigm, Inc., as amended from time to time.

“Mississippi Lease” means the Industrial Lease Agreement, dated July 30, 2010, by and between Industrial Developments International, Inc. and Soladigm, Inc., as amended from time to time.

“Minimum Available Acquiror Cash Amount” means the sum of (x) $100,000,000 plus (y) the amount received from the PIPE Investments.

“NDA” means the Non-Disclosure Agreement, dated as of August 31, 2020, between Acquiror and the Company.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any actions taken in good faith in response to COVID-19 and any COVID-19 Measures implemented by such Person and (ii) such action complies with, in all material respects, all applicable Laws.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which such party provides at least one (1) Business Days’ prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the View Companies and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the View Companies.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Data” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any Privacy Laws.

“PIPE Investors” means those Persons (including the Sponsor) who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with Acquiror as of the date of this Agreement or following the date of this Agreement in accordance with Section 6.8.

“Price per Company Share” means $0.2325.

“Privacy Agreements” means all data privacy and security related Contracts to which any of the Company or its Subsidiaries is bound or a party to that are applicable to any Processing of Personal Data.

“Privacy and Data Security Policies” means all (a) data security, information security and information technology programs, statements, policies and terms relating to or issued by the Company or its Subsidiaries, including customer or consumer facing and internal privacy policies and statements and (b) Privacy Agreements.

“Privacy Laws” means all Laws applicable to or otherwise concerning (a) data privacy, data secrecy or data security, including incident reporting and notification or (b) any Processing of Personal Data.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such data.

“Proprietary Information” means all trade secrets, confidential or proprietary information, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, methodologies, processes, techniques, ideas, discoveries, research and development information, reports, specifications, algorithms, plans, proposals, invention disclosures, improvements, models, devices, prototypes, schematics, tools, sketches, photographs, graphs, drawings, samples, non-patented inventions, developments, build instructions, current and anticipated customer and product requirements, developments, product plans and roadmaps, financial, technical, marketing and business data, sales, pricing and cost information, customer, client, end user, prospect and supplier lists, Developments, Personal Data and Software, and copies and tangible embodiments of all of the foregoing, in whatever form or medium.

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Acquiror Stockholder Meeting for the purpose of soliciting proxies from Acquiror Stockholders to approve the Transaction Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Common Stock in conjunction with a stockholder vote on the Merger).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFR Agreement” means the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement in respect to the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means a data breach or other security incident that involves any unauthorized access, disclosure, use, alteration, corruption, destruction, or loss of information, data or Software or any interference with IT Systems, including any such breach or incident that requires notice to any third party.

“Software” means all computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code and data files), and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, scripts, algorithms, databases, technical manuals, programming comments, descriptions, data collections, APIs, report formats, templates and documentation.

“Stockholder Merger Consideration” means, with respect to each Company Stockholder, subject to the terms and conditions of this Agreement, the sum of all shares of Acquiror Class A Common Stock receivable by such Company Stockholder pursuant to Section 2.5(a).

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Transactions” means, collectively, the Merger and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

“View Companies” means, collectively, the Company and its Subsidiaries.

“View Company Interests” means all of the outstanding equity interests of the View Companies.

“Voting Agreement” means the Tenth Amended and Restated Voting Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time.

Section 1.2 Other Definitions.

Acquiror	Preamble
Acquiror Board Recommendation	4.18
Acquiror Class A Common Stock	Recitals
Acquiror Cure Period	9.1(h)
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Equity Incentive Plan	6.1
Acquiror Financial Statements	4.4(a)
Acquiror Incentive Equity Plan	6.1
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Agreement End Date	9.1(g)
Anti-Money Laundering Laws	3.24
Assumed Option	2.5(c)
Assumed Warrant	2.5(d)
Available Acquiror Cash	6.2(a)
Chief Executive Officer Equity Incentive Plan	6.1
Closing	2.6
Closing Date	2.6
Company	Preamble
Company Advised Parties	10.18(f)
Company Board	Recitals
Company Board Recommendation	7.2(c)(ii)
Company Certificates	2.8(a)
Company Cure Period	9.1(g)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Intellectual Property	3.6(c)
Company Intervening Event Change in Recommendation	7.2(c)(iii)
Company Intervening Event Notice Period	7.2(c)(iii)
Company Modification in Recommendation	7.2(c)(ii)
Company Non-Recourse Party	10.16(b)
Company Software	3.6(l)
Company Written Consent	7.2(c)
Constituent Corporations	2.2(b)
Convey	5.1(e)
Copyleft License	3.6(l)
D&O Indemnified Parties	5.4(a)
Designated Entity	3.6(j)
Designated IT Systems	3.6(i)
DGCL	Recitals
Effective Time	2.2(d)

ERISA	3.20(a)
Exchange Agent	2.8(a)
FCPA	3.23
Inbound License	3.6(b)
Interim Period	5.1
Intervening Event Change in Recommendation	7.2(b)(iii)
IPO	10.1
Letter of Transmittal	2.8(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.8(d)
Madrone	3.18(b)
Management Earnout	6.1
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.2(c)
Merger Sub	Preamble
Modification in Recommendation	7.2(b)(ii)
Multiemployer Plan	3.20(c)
New Acquiror Bylaws	2.2(f)
New Acquiror Charter	2.2(f)
New Acquiror Governing Documents	2.2(f)
NZSF	3.18(b)
Open Source License	3.6(l)
PIPE Investment Amount	4.19
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)
Prospectus	10.1
Public Stockholders	10.1
Real Property Lease	3.5(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement	7.2(a)(i)
Regulatory Approvals	8.1(b)
Related Party	3.18(a)
Section 280G Approval	5.8
Side Letters	3.5(f)
Softbank	3.18(b)
Sponsor	Recitals
Sponsor RRA	6.9
Sponsor Support Agreement	Recitals
Stockholder Voting Agreement	Recitals
Surviving Corporation	Recitals
Surviving Corporation Bylaws	2.2(e)
Surviving Corporation Charter	2.2(e)
Surviving Corporation Governing Documents	2.2(e)
Terminating Acquiror Breach	9.1(h)
Terminating Company Breach	9.1(g)
Title IV Plan	3.20(c)
Transaction Proposals	7.2(a)(i)

Transmittal Documents	2.8(b)
Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14
Waived 280G Benefits	5.8

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.4 Knowledge. As used herein, (i) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(i) of the Company Disclosure Letter; (ii) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(ii) of the Acquiror Disclosure Letter, in each case of clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Prior to the Effective Time, the Company shall provide such notice (if any) to the extent required under the terms of the Company ESOP, obtain any necessary consents, waivers or releases; adopt applicable resolutions; amend the terms of the Company ESOP or any outstanding awards; and take all other appropriate actions to (and provide drafts to the Acquiror prior to such actions, notify the Acquiror with respect to such actions and provide evidence to Acquiror of such actions prior to the Effective Time): (i) effectuate the provisions of Section 2.5(c); and (ii) ensure that after the Effective Time, neither any holder of Assumed Options (or any beneficiary thereof) nor any other participant in the Company ESOP shall have any right thereunder to acquire any securities of the Surviving Corporation or to receive any payment or benefit with respect to any award previously granted under the Company ESOP, except as provided in Section 2.5(c).

(b) Prior to the Effective Time, the Acquiror shall file an amendment to its charter to increase the number of its authorized shares of Acquiror Class A Common Stock. Immediately prior to the Effective Time, the Acquiror’s charter amendment attached hereto as Exhibit F shall be the charter amendment of the Acquiror until thereafter amended as provided therein and under the DGCL.

Section 2.2 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.2(d).

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and attached hereto as Exhibit G (the “Surviving Corporation Charter”) and Exhibit H (the “Surviving Corporation Bylaws”, together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”), respectively, shall automatically be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Surviving Corporation Charter shall provide that the Surviving Corporation’s name is “View Operating Corporation.”

(f) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit I (the “New Acquiror Charter”) and Exhibit J (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is “View, Inc.”

Section 2.3 Directors and Officers.

(a) From and after the Effective Time, the officers of the Company holding such positions as set forth on Section 6.6(c) of the Company Disclosure Letter shall be the officers of the Surviving Corporation and Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

(b) From and after the Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 6.6(c) shall be the directors of the Surviving Corporation and Acquiror, each to hold office in accordance with the Surviving Corporation Governing Documents, or the New Acquiror Governing Documents, respectively.

Section 2.4 Effect of the Merger on Merger Sub Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.5 Effect of the Merger on Company Capital Stock.

(a) Company Common Stock and Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Company Capital Stock, each share of Company Common Stock and Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, other than (i) any share of Company Capital Stock held by Acquiror, Sponsor or any of their Affiliates, (ii) any share referred to in Section 2.5(b) and (iii) any Dissenting Share, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.8, such fraction of a share of newly issued Acquiror Class A Common Stock that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.8(g). As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 2.10(a) below).

(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Capital Stock that are owned by the Company as treasury shares or any shares of Company Capital Stock owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such shares of Company Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Options. At the Effective Time, each Company Option that is outstanding under the Company ESOP immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Acquiror and converted into an option to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Option” ) under the Acquiror Equity Incentive Plan. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Assumed Option shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under each Assumed Option shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Class A Common Stock purchasable under such Assumed Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(d) Company Warrants. At the Effective Time, each Company Warrant that is outstanding immediately prior to the Effective Time shall be assumed by Acquiror and converted into a warrant to purchase shares of Acquiror Class A Common Stock (each, an “Assumed Warrant”). Each Assumed Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Warrant immediately prior to the Effective Time, except that (i) each Assumed Warrant shall be exercisable for that number of shares of Acquiror Class A Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio; and (ii) the per share exercise price for each share of Acquiror Class A Common Stock issuable upon exercise of the Assumed Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Capital Stock subject to the Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio.

(e) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.10(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.10(a).

Section 2.6 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.7 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code,

together with a notice to the IRS (which shall be filed by Acquiror with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of the IRA, the ROFR Agreement, the Voting Agreement and all Side Letters; and

(iv) a copy of a release letter duly signed by the Company’s financial advisor with respect to any broker’s, finder’s or similar fees, commissions or expenses that the Merger or the other Transactions give rise to, as well as all other obligations of the Company under its engagement letter with such financial advisor, in form and substance reasonably acceptable to Acquiror.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled; and

(ii) copies of the written resignations of all of the directors and officers of Acquiror, effective as of the Effective Time.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) all accrued and unpaid Acquiror Transaction Expenses.

(d) At the Closing, Acquiror shall repay in full the outstanding amount due under any loan made by the Sponsor or any of its Affiliates to Acquiror to the payee designated by the Sponsor by wire transfer of immediately available funds to the account designated by the Sponsor.

Section 2.8 Surrender of Company Securities and Disbursement of Stockholder Merger Consideration.

(a) Prior to the Effective Time, Acquiror (following consultation with the Company) shall appoint Continental Stock Transfer & Trust Company as exchange agent, or another exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Common Stock and Company Preferred Stock (“Company Certificates”). At or prior to the Effective Time, Acquiror shall deposit, or cause to be deposited, with the Exchange Agent the Aggregate Stockholder Merger Consideration. Prior to the Effective Time, substantially concurrently with the mailing of the Consent Solicitation Statement, Acquiror shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in form and substance reasonably satisfactory to the Company and Acquiror (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

(b) Each Company Stockholder shall be entitled to receive his, her or its Stockholder Merger Consideration in respect of the Company Capital Stock represented by such Company Stockholder’s Company Certificate(s) (excluding any shares of Company Capital Stock described in Section 2.5(b) or Dissenting Shares), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for his, her or its shares of Company Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or Acquiror. Until so surrendered, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Merger Consideration (or portion thereof) attributable to such Company Certificate.

(c) If any Stockholder Merger Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Capital Stock shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Merger Consideration (or portion thereof), or the Person in whose name such Stockholder Merger Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Acquiror and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Acquiror (a “Lost Certificate Affidavit”), which at the reasonable discretion of Acquiror may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror or the Surviving Corporation with respect to the shares of Company Capital Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.8(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Capital Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, Acquiror or the Exchange Agent, they shall be canceled and exchanged for the Stockholder Merger Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.8. No dividends or other distributions declared or made after the date of this Agreement with respect to Acquiror Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Acquiror Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Merger Consideration (or portion thereof) payable in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Acquiror Common Stock.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such shares of Company Capital Stock. Any portion of the Aggregate Stockholder Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(a) that remains unclaimed by Company Stockholders one (1) year after the Effective Time shall be returned to Acquiror, upon demand, and any such Company Stockholder who has not exchanged his, her or its shares of Company Capital Stock for the applicable Stockholder Merger Consideration due to such Company Stockholder in accordance with this Section 2.8 prior to that time shall thereafter look only to Acquiror for payment of such Stockholder Merger Consideration in respect of such shares of Company Capital Stock without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror or any party hereto or any Representative of any of the foregoing shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Acquiror Class A Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Acquiror Class A Common Stock.

Section 2.9 Company Option and Company Warrant Letter of Transmittal. Prior to the Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option and Company Warrant holder, a letter of transmittal which shall specify that the delivery of Assumed Options and Assumed Warrants shall be effected in exchange for the Company Options and Company Warrants respectively upon the Effective Time. The Company shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder that such holder’s Company Options or Company Warrants are being converted into Assumed Options or Assumed Warrants in accordance with Section 2.5(c) or Section 2.5(d) (as applicable) without further obligation on the part of the Company, and prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to Acquiror for its review and consult with Acquiror as to the form and substance of such materials. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments.

Section 2.10 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, any Stockholder Merger Consideration (or any portion of the Aggregate Stockholder Merger Consideration) unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Stockholder Merger Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of the Company Certificate or Company Certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.11 Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deducted and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. At least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror or Merger Sub shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror or Merger Sub, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror or Merger Sub, as the case may be, and timely pad over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror and Merger Sub the following, except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter” ), which exceptions shall, subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Charter. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than View Smart Building Technology Inc., a direct wholly owned Subsidiary of the Company. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All shares of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the authorized capital stock of the Company consists of:

(i) 11,303,106,892 shares of Company Common Stock, 72, 527,652 of which are issued and outstanding;

(ii) 9,652,026,330 shares of Company Preferred Stock, 5,222,852,052 of which are issued and outstanding, and:

(A) 999,999 shares are designated Company Series A Preferred Stock, 793,165 of which are issued and outstanding;

(B) 67,604,204 shares are designated Company Series B Preferred Stock, 52,346,933 of which are issued and outstanding;

(C) 97,839,400 shares are designated Company Series C Preferred Stock, 26,155,627 of which are issued and outstanding;

(D) 114,997,875 shares are designated Company Series D Preferred Stock, 26,365,354 of which are issued and outstanding;

(E) 320,000,000 shares are designated Company Series E Preferred Stock, 198,141,237 of which are issued and outstanding;

(F) 5,659,523 shares are designated Company Series E-1 Preferred Stock, none of which are issued and outstanding;

(G) 4,980,080 shares are designated Company Series E-2 Preferred Stock, none of which are issued and outstanding;

(H) 450,000,000 shares are designated Company Series F Preferred Stock, 209,103,548 of which are issued and outstanding;

(I) 2,700,000,000 shares are designated Company Series G Preferred Stock, 2,059,431,740 of which are issued and outstanding;

(J) 40,000,000 shares are designated Company Series G-1 Preferred Stock, none of which are issued and outstanding;

(K) 3,233,440,076 shares are designated Company Series H Preferred Stock, 2,650,514,448 of which are issued and outstanding; and

(L) 2,616,505,173 shares are designated Company Series H-1 Preferred Stock, none of which are issued and outstanding.

(c) As of the date of this Agreement, there are:

(A) 1,726,983 Company Common Stock Warrants to purchase 1,726,983 shares of Company Common Stock;

(B) 1,999,999 Company Series B Warrants to purchase 1,999,999 shares of Company Series B Preferred Stock;

(C) 2,290,946 Company Series C Warrants to purchase 2,290,946 shares of Company Series C Preferred Stock;

(D) 1,952,191 Company Series D Warrants to purchase 1,952,191 shares of Company Series D Preferred Stock;

(E) 2,722,443 Company Series E Warrants to purchase 2,722,443 shares of Company Series E Preferred Stock;

(F) 6,944,446 Company Series F Warrants to purchase 6,944,446 shares of Company Series F Preferred Stock; and

(G) 128,379,978 Company Series H Warrants to purchase 128,379,978 shares of Company Series H Preferred Stock

(d) All shares of Company Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Capital Stock has the rights, preferences, privileges and restrictions set forth in the Company Charter.

(e) As of the date of this Agreement, the Company has reserved: (i) 1,339,006,755 shares of Company Common Stock for issuance upon exercise of those stock options granted under the Company ESOP and (ii) 146,016,986 shares of Company Capital Stock for issuance upon exercise of the Company Warrants.

(f) Except as set forth on the Company Disclosure Letter and for (i) the conversion privileges of the Company Preferred Stock, (ii) the Company Options to purchase Company Common Stock outstanding under the Company ESOP and (iii) the Company Warrants, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any shares of Company Capital Stock. Except as set forth on the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2.

(g) The Company has made available to Acquiror prior to the date of this Agreement the Company’s option ledger dated as of November 25, 2020, which reflects all granted options of the Company and lists the applicable vesting schedules therefor.

(h) Except as set forth in the Company Disclosure Letter, none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. The Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Capital Stock.

(i) The only Company Capital Stock that will be outstanding immediately after the Closing will be the Company Capital Stock owned by the Acquiror following the consummation of the Merger. Following the Effective Time, each Company Option or Company Warrant outstanding immediately prior to the Effective Time, whether vested or unvested, shall have automatically and without any required action on the part of the Company, Acquiror or any holder or beneficiary thereof, been converted into Assumed Options or Assumed Warrants in accordance with Sections 2.5(c) or 2.5(d), respectively.

Section 3.3 Due Authorization.

All corporate action on the part of each of the Company, its Subsidiaries and its and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to Acquiror its audited consolidated financial statements of the Company and its Subsidiaries for the years ended December 31, 2018 and December 31, 2019, and its unaudited consolidated balance sheet as of, and unaudited consolidated statement of operations and cash flows for the period ended, September 30, 2020 (the “Company Financial Statements”). The Company Financial Statements

including any related notes are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of the Company and its Subsidiaries as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements) throughout the periods indicated, except that the unaudited Company Financial Statements are subject to normal and recurring year-end adjustments. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that (i) are designed to reasonably ensure that material information relating to the Company and its Subsidiaries (including any fraud that involves management or other employees who have a significant role in the internal controls of the Company and its Subsidiaries) is made known to the management of the Company by others within the Company or any of its Subsidiaries and (ii) are effective in all material respects to perform the functions for which they were established. The View Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries with respect to the Company Financial Statements or the internal accounting controls of the Company or any of its Subsidiaries, including any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2018, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(d) None of the Company or any of its Subsidiaries has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (including director and officer indemnification agreements made available to Acquiror prior to the date of this Agreement, and other than due to a breach under such Contracts incurred in the Ordinary Course, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (iv) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts to which any of the Company or its Subsidiaries is a party or, to its knowledge, by which any of them is bound and are in effect as of the date of this Agreement and constitute or involve the following (each of the following, a “Material Contract” ):

(i) obligations of, or payments to, each of the Company and its Subsidiaries in excess of $1,000,000 (other than obligations of, or payments to, each of the Company and its Subsidiaries arising from purchase or sale agreements entered into in the Ordinary Course);

(ii) any Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) for borrowed money or letters of credit where the amounts drawn by the Company or any of its Subsidiaries is in excess of $1,000,000;

(iii) any real property leasehold interest of the Company or any of its Subsidiaries (“Real Property Lease”);

(iv) (x) any license or grant (including non-assert covenants) of any Intellectual Property by the Company or its Subsidiaries to any Person, other than (A) standard form end user license agreements and standard form support/maintenance agreements entered into with customers of the Company in the Ordinary Course; and (B) nondisclosure agreements entered into in the ordinary course of business and (y) any Inbound License;

(v) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Products;

(vi) which (A) limit the right of any View Company to engage in any line of business or in any geographic area, or to develop, market, manufacture, produce, assemble, license or sell any products or services (including the Company Products), or to compete with any Person or (B) grant any exclusive or similar rights to any Person that is not a View Company; or

(vii) that has not otherwise been listed in the Company Disclosure Letter, that includes obligations which are to be performed after the date hereof, and that in the Company’s determination will be required to be filed with the Registration Statement under applicable SEC requirement pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments (other than insignificant amendments) thereto.

(c) For the purposes of subsection (a) above, all Indebtedness, Contracts and proposed transactions involving the same Person (including Persons that, to the Company’s knowledge, are Affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(d) As of the date of this Agreeement, assuming the due authorization, execution and delivery by each other party, all of the Material Contracts to which the Company or any of its Subsidiaries is a party or by which its assets are bound are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries (nor, to the knowledge of the Company, any other party to any such Material Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default, in any material respect, under any Material Contract to which the Company any of its Subsidiaries is or will be a party or by which its assets are bound.

(e) Since December 31, 2019, none of the Company or any of its Subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) made any loans or advances to any Company employee, other than ordinary advances for travel expenses, or (iii) sold, exchanged or otherwise disposed of any of assets or rights valued in excess of $500,000 individually or $1,000,000 in the aggregate, other than in the Ordinary Course.

(f) Section 3.5(f) of the Company Disclosure Letter sets forth a true, correct and complete list of all side letters between the Company and any of its investors (the “Side Letters”).

Section 3.6 Intellectual Property.

(a) Except as set forth in Section 3.6(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries owns or has a license to use all Intellectual Property necessary for the operation of the business of each of the Company and its Subsidiaries as presently conducted in all material respects.

(b) The (i) Company Intellectual Property and the Company Products as previously and presently Used and Developed, (ii) the conduct of the business of each of the Company and its Subsidiaries as previously and presently conducted and (iii) Company Products as proposed to be Used and Developed, in each instance, does not in any material respect violate, infringe or misappropriate any Intellectual Property of any other Person. Each of the Company and its Subsidiaries have an enforceable, written license under any Intellectual Property that is used in any material respect in the conduct of the business of the Company or such Subsidiaries and not owned by the Company or its Subsidiaries, and each such license agreement is identified in Section 3.5(a)(iv)(y) of the Company Disclosure Letter, except license agreements for commercially available “off-the-shelf” Software having annual royalties, fees or other payments not exceeding $25,000 (each such license agreement required to be identified in Section 3.5(a)(iv)(y) of the Company Disclosure Letter, an “Inbound License”). Except with respect to licenses for commercially available “off-the-shelf” Software having annual royalties, fees or other payments not exceeding $25,000, neither the Company nor any of its Subsidiaries is obligated to make any payments, whether royalties, fees or otherwise, to any Person (other than Ordinary Course salary and compensation to its and their employees and consultants) with respect to any Intellectual Property Used or Developed in connection with the Company Products or the conduct of the business of each of the Company or its Subsidiaries.

(c) “Company Registered Intellectual Property” means each (i) patent and patent application, (ii) registered trademark, registered service mark, and registered trade name, (iii) registered copyright, (iv) registered Internet domain name, and (v) other filed, registered or applied for Intellectual Property (e.g., mask works, design registrations, etc.) and all applications for any of the foregoing, owned or purported to be owned by, filed in the name of, registered or applied for by the Company or its Subsidiaries. The Company Registered Intellectual Property together with all other Intellectual Property owned by or purported to be owned by the Company or its Subsidiaries is referred to herein as the “Company Intellectual Property”. Section 3.6(c) of the Company Disclosure Letter sets forth a complete and accurate list of each item of Company Registered Intellectual Property, in each case, specifying the jurisdiction in which each such item has been issued, registered, or filed, any applicable registration or application number, the status, current applicant(s)/registered owners(s) and the applicable filing and/or issuance date. All registration, maintenance and renewal fees have been paid, and all documents and certificates have been filed with the relevant Governmental Authorities, in each case, as necessary for maintaining all material Company Registered Intellectual Property. To the extent provided for by, and in accordance with, applicable Laws, each of the Company and its Subsidiary has recorded in a timely manner each assignment of any material Company Registered Intellectual Property assigned to each of the Company and its Subsidiaries with the relevant Governmental Authorities. All (i) Company Registered Intellectual Property and (ii) material items of Company Intellectual Property are valid and in full force and all Company Registered Intellectual Property were prosecuted in good faith. There have not been and are no current or pending Actions or threats thereof, including any interference, reexamination, cancellation, or opposition proceeding, against or related to any Company Intellectual Property. Except as set forth in Section 3.6(c) of the

Company Disclosure Letter, the Company or its Subsidiaries solely and exclusively own all right, title and interest in and to the Company Intellectual Property and there are no joint owners or third parties with any right, title or interest therein. The Business Intellectual Property constitutes all of the Intellectual Property that is necessary for the operation of the business of each of the Company and its Subsidiaries (including the Development and Use of the Company Products) as presently conducted, and proposed to be conducted with respect to the Use and Development of Company Products, in all material respects, taking into account that certain Company Products are in beta stage and therefore subject to further Development.

(d) Except for standard form end user license agreements, and standard form support/maintenance agreements, entered into with customers of the Company in the Ordinary Course, and except as set forth in Section 3.6(d) of the Company Disclosure Letter, there are no outstanding options, licenses or agreements, nor is any of the Company or its Subsidiaries bound by or a party to any options, licenses or agreements relating to, or pursuant to which the Company or any of its Subsidiaries grants any right with respect to, any Company Intellectual Property. No Person has an exclusive license under any Company Intellectual Property.

(e) Neither the Company nor its Subsidiaries: (i) has received any actual or threatened claim or written communication during the 3-year period prior to the Closing, alleging that it or the Company Intellectual Property (or any Use thereof) has violated, infringed or misappropriated, or, that the Company Intellectual Property (or any Use thereof) or conduct of the business as it is presently conducted or proposed to be conducted, would violate, infringe or misappropriate, in any material respect, any Intellectual Property of any other Person (including invitations to a take a license under any Intellectual Property), nor any actual or threatened claim or written communication challenging the ownership, validity or enforceability of any Company Intellectual Property (and, in each case, to the Company’s knowledge, there is no basis for such an allegation), (ii) to the Company’s knowledge, is aware of any potential threats, demands or claims (including in the form of a demand letter or offer of license) alleging that the business of Company or its Subsidiaries (or the Use or Development of the Company Products) as presently conducted or proposed to be conducted violates, infringes or misappropriates any Intellectual Property of any Person in any material respect, or (iii) has in the three (3) years prior to the date of this Agreement sent any written communication alleging that any other Person has violated, infringed or misappropriated any Company Intellectual Property (including invitations to take a license under any Company Intellectual Property) or sent any written communication challenging the ownership, validity or enforceability of the Intellectual Property of any other Person (and, in each case, to the Company’s knowledge, there is no basis for such an allegation). To the knowledge of the Company, no other Person is currently infringing, violating or misappropriating any Company Intellectual Property in any material respect.

(f) Each of the Company and its Subsidiaries has taken steps sufficient to safeguard, maintain and protect all material Company Intellectual Property, and the confidentiality of, and its proprietary rights in, all material Proprietary Information of each of the Company and its Subsidiaries.

(g) To the Company’s knowledge, none of the Company’s or its Subsidiaries’ employees is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any material respect with his or her ability to comply with his or her contractual obligations owed to each of the Company or its Subsidiaries or the use of his or her best efforts to promote the interests of each of the Company and its Subsidiaries, or that would conflict in any material respect with each of the Company’s or its Subsidiaries’ business as presently conducted or as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by its employees as it is presently conducted will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such employees is now obligated. To the Company’s knowledge, it is not, nor will it be, necessary to the operation of the business as it is presently or proposed to be conducted to utilize any inventions, trade secrets, proprietary information, technology or other Intellectual Property of any of its employees made prior to or outside the scope of their employment with the Company or its Subsidiaries.

(h) The Company and its Subsidiaries are, and at all times during the three (3) years prior to the date of this Agreement have been, in material compliance with all applicable Privacy Laws and Privacy and Data Security Policies, and have implemented Privacy and Data Security Policies in accordance with applicable Laws. During the three (3) years prior to the date of this Agreement, no complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data in any material respect has been made or, to the Company’s knowledge, threatened against the Company or its Subsidiaries. In the three (3) years prior to the date of this Agreement, no Security Incident has occurred involving the Company or its Subsidiaries or any of its or their assets, rights or properties. There is no pending, nor has there been any, Action or other challenge, complaint, audit or investigation against the Company or its Subsidiaries alleging that any Processing of Personal Data by or on behalf of the Company or its Subsidiaries: (i) is in violation of any applicable Privacy Laws, (ii) is in violation of any Privacy and Data Security Policies, or (iii) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(i) The Company and its Subsidiaries implement and maintain, at a minimum, commercially reasonable administrative, physical and technical security controls and procedures for the IT Systems owned or used by the Company or any of Subsidiaries (collectively, “Designated IT Systems”). The Designated IT Systems (i) are sufficient in all material respects for the current operations of the Company and its Subsidiaries, (ii) operate properly in all material respects without any material defect, malfunction, unavailability or error that cannot be resolved in the Ordinary Course, and (iii) are reasonably secure in all material respects against unauthorized access, intrusion, tampering, computer virus or other Security Incident.

(j) No funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, or Governmental Authority (each a “Designated Entity”) were used, directly or indirectly, in the development, testing or commercialization, in whole or in part, of any Company Intellectual Property and no Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Company Intellectual Property.

(k) The execution and delivery of this Agreement and the consummation of the Transactions will not cause the termination, forfeiture, or loss of, or otherwise adversely impact, any ownership or right to use any Intellectual Property used in the business of any of the Company or its Subsidiaries.

(l) Open Source.

(i) Section 3.6(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of all Open Source Software incorporated or embedded in, or bundled, combined or linked with, or Used in, any Company Software or Company Product, including in Development of any Company Software or Company Product, and (A) identifies the Open Source License (including the version of such Open Source License) applicable to each listed Open Source Software package and (B) identifies the Company Software or Company Product(s) that such Open Source Software is incorporated or embedded in, or bundled, combined or linked with, or Used in. All Development, Use and distribution of Company Software and Company Products is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) No Software, Intellectual Property or other technology subject to any Open Source License has been incorporated into or embedded, bundled, combined, linked, Used or distributed with, in whole or in part, any Company Intellectual Property, Company Software or Company Products in a manner that (w) results in, requires or would require that any Company Software or Company Products, any portion thereof, or any other Company Intellectual Property, to be subject to the terms of any Copyleft Licenses, or (x) requires or would require any of the Company or its Subsidiaries to grant any rights or licenses to any Company Intellectual Property, (y) requires the licensing, disclosure or distribution of any Company Intellectual Property to any other Person, or (z) prohibits or limits the receipt of consideration in connection with licensing or Use of any Company Intellectual Property.

(iii) As used herein, “Company Software” means (x) Software owned or purported to be owned by the Company or its Subsidiaries, (y) proprietary Software developed by or for, or acquired by the Company or its Subsidiaries, including any such proprietary software that is incorporated or embedded in, or bundled, combined or linked with any Company Products, or (z) otherwise used by the Company or its Subsidiaries or incorporated or embedded in, or bundled, combined or linked with, any Company Product, including in Development or testing of any such Software or Company Products.

(iv) As used herein, “Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

(v) As used herein, “Copyleft License” means any license that requires, as a condition of use, linking, modification or distribution of Software, Intellectual Property or other technology subject to such license, that such Software, Intellectual Property or other technology or other Software, Intellectual Property or other technology incorporated into, linked, derived from, used or distributed with such Software, Intellectual Property or other technology, (A) be licensed, disclosed, made available or distributed in a form other than binary (e.g., source code form), (B) be licensed for the purpose of allowing the making of derivative works, be licensed under terms that allow the Software, Intellectual Property or technology or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (C) be redistributable at little or no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, all Creative Commons “sharealike” licenses and all other similar licenses.

Section 3.7 Proprietary Information and Invention Assignment. The Company’s and each of its Subsidiaries’ current and former employees and current and former consultants or contractors who have developed or conceived of any Intellectual Property used in the business of each of the Company or its Subsidiaries has executed a confidential information and invention assignment agreement in favor of each of the Company or its Subsidiaries, substantially in the form(s) made available to Acquiror. None of the Company’s or its Subsidiaries’ current or former employees has excluded works or inventions made prior to his or her employment with the Company or its Subsidiaries, as applicable, from his or her assignment of inventions pursuant thereto. To the Company’s knowledge, no such current or former employee, consultant or contractor is in violation thereof and no employee, consultant or contractor of any of the Company or its Subsidiaries is in violation of any of his/her prior employee contract, proprietary information agreement or consulting or contracting agreement he/she previously executed in favor of another Person.

Section 3.8 Title to Properties and Assets; Liens. Except as set forth in Section 3.8 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and marketable title to its properties and assets, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the property and assets it leases, each of the Company and its Subsidiaries is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above.

Section 3.9 Compliance with Other Instruments. None of the Company or any of its Subsidiaries is in violation of any term of its Governing Documents, and none of the Company or any of its Subsidiaries is in violation of any term or provision of any Indebtedness, Material Contract or Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, waiver or approval or constitute a default under, (i) the Company’s Governing Documents, (ii) any Material Contract to which it or any of its Subsidiaries is a party or by which its or any of its Subsidiaries’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Laws. For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Absence of Changes.

(a) Since the date of the most recent audited Company Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Company Material Adverse Effect.

(b) Since the date of the most recent audited Company Financial Statements to the date of this Agreement, each of the Company and its Subsidiaries has conducted its business and operated its properties in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 3.12 Litigation. Except as set forth in Section 3.12 of the Company Disclosure Letter, (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Company, its Subsidiaries or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Company or its Subsidiaries to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any View Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) none of the Company or any of its Subsidiaries is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Company or its Subsidiaries currently pending or which any of the Company or its Subsidiaries currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Insurance. Each of the Company and its Subsidiaries has in full force and effect policies covering such risks as are customarily carried by Persons conducting a business similar to the Company. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to Acquiror. All such policies that are material to the Company and its Subsidiaries, taken as a whole, are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by any of the Company or its Subsidiaries with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.14 Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Company or its Subsidiaries is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 3.15 Permits. Each of the Company and its Subsidiaries has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of the Company and its Subsidiaries, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the Company or its Subsidiaries is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

Section 3.16 Registration and Voting Rights. Except as set forth in Section 3.16 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the Company or any of its Subsidiaries is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no stockholder of any of the Company or its Subsidiaries has entered into any agreements with respect to the voting of shares of Company Capital Stock.

Section 3.17 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.17 of the Company Disclosure Letter, none of the Company or its Subsidiaries has incurred, or will incur, directly or indirectly, as a result of any action taken by the Company or its Subsidiaries, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.18 Related-Party Transactions. Except as set forth in Section 3.18 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the Company or its Subsidiaries or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party” ) is indebted to each of the Company and its Subsidiaries, nor is any of the Company or its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Company or its Subsidiaries is party to a Material Contract or has a material business relationship or (ii) any Person that competes with any of the Company or its Subsidiaries, except that (x) Related Parties may own stock in publicly traded companies that may compete with each of the Company and its Subsidiaries and (y) those directors of the Company designated by SVF Excalibur (Cayman) Limited (“SoftBank” ), Madrone Partners, L.P. (“Madrone”) or Guardians of New Zealand Superannuation (“NZSF”) in accordance with the Voting Agreement may have a direct or indirect ownership interest in SoftBank, Madrone or NZSF, respectively, or debtholders or Affiliates of SoftBank, Madrone or NZSF, respectively.

(c) No Related Party is directly or indirectly interested in any Material Contract with the Company or any of its Subsidiaries, other than any such Material Contracts related to such Person’s (i) ownership of Company

Capital Stock, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary and other employment benefits provided by the Company to such Person.

Section 3.19 Labor Agreements and Actions; Employee Compensation.

(a) None of the Company or any of its Subsidiaries is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s knowledge, no labor union has requested or has sought to represent any of the employees, representatives or agents of each of the Company and its Subsidiaries. There is no strike or other labor dispute involving any of the Company or its Subsidiaries pending, or to the Company’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, nor, to the knowledge of the Company, is there any labor organization activity involving the employees of the Company or any of its Subsidiaries.

(b) To the Company’s knowledge, no officer or management employee, or any group of management employees, intends to terminate their employment with any of the Company or its Subsidiaries, nor does any of the Company or its Subsidiaries have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the Company and its Subsidiaries is currently providing full-time services to the conduct of the business of each of the Company and its Subsidiaries. To the Company’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Company Disclosure Letter, the employment of each officer and employee of each of the Company and its Subsidiaries is terminable at the will of each of the Company and its Subsidiaries and no such individual is entitled to any material compensation upon termination of employment.

(d) Each of the Company and its Subsidiaries has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including but not limited to, overtime requirements, classification of employees and independent contractors under federal and state Laws, hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the payment of social security and other taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(e) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any employee or group of employees. To the Company’s knowledge, there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current or former employee and (z) have been threatened by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 3.20 Employee Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement but excluding any carried interest plans, policies, programs or agreements), other than a Multiemployer Plan (as defined below), providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or has or may have any liability, and in each case whether or not subject to the Laws of the United States or funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the documents comprising the Company Benefit Plan, including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) Neither the Company nor any of its ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA (a “Title IV Plan”), a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) at any time within the previous six (6) years. Neither the Company, its Subsidiaries nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and neither the Company nor any of its Subsidiaries has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Benefit Plans, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any of its Subsidiaries (other than in accordance with the applicable Company Benefit Plan).

(f) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of the Company or any of its Subsidiaries to any severance pay or any other compensation payable by the Company or any of its Subsidiaries, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, employee, officer or other individual service provider by the Company or any of its Subsidiaries, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices and rulings) thereunder.

Section 3.21 Tax Matters. Each of the Company and its Subsidiaries has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Company and its Subsidiaries has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither the Company nor its Subsidiaries is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Company and its Subsidiaries has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom (taking into account any deferral of the employer portion of such Taxes pursuant to the CARES Act or pursuant to any executive order or other COVID-19 Measures), and has paid the same to the proper tax authority. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 3.22 Books and Records. The minute books of each of the Company and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of each of the Company Stockholders, the Company Board or the Subsidiaries’ stockholders or board of directors and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors, as applicable. The stock ledger of each of the Company and its Subsidiaries is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Company and its Subsidiaries.

Section 3.23 Foreign Corrupt Practices Act. Neither the Company, nor to the Company’s knowledge, its Affiliates or any of its or their respective directors, officers, employees or agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. Neither the Company, nor to the Company’s knowledge, any of its or their respective directors, officers, employees or agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. The Company and its Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure material compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.24 Anti-Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the Company or its Subsidiaries, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Company or its Subsidiaries, and, no Action by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25 Sanctions. Neither any of the Company nor its Subsidiaries nor any of the Company’s Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, neither any of the Company nor its Subsidiaries has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.26 Export Controls. The Company and its Subsidiaries, and to the Company’s knowledge, their respective Representatives in their capacity as such, have materially complied with all applicable Export Laws, and neither the Company nor any of its Subsidiaries has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.27 Takeover Statutes and Charter Provisions. As of the date hereof, Section 203 of the DGCL does not apply to the Company. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

Section 3.28 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when first filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Acquiror, its Affiliates or any Holder of Acquiror Capital Stock.

Section 3.29 Board Approval. The Company’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of the Company, and (c) subject to the effectiveness of the Registration Statement and receipt of the Regulatory Approvals, recommended that the Company’s stockholders approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.30 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Company, on behalf of itself, its Subsidiaries, and their respective equityholders, partners, members or Representatives, acknowledges and agrees that the Company has made its own investigation of Acquiror and Merger Sub and that, except in the case of intentional fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Acquiror and Merger Sub in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials included in the Acquiror SEC Filings or otherwise reviewed by the Company or any of its agents or Representatives pursuant to the NDA) or management presentations that have been or shall hereafter be provided to or with the Company or any of its Affiliates, agents or Representatives, except in the case of intentional fraud, are not and will not be deemed to be representations or warranties of Acquiror or Merger Sub or their Affiliates, and except in the case of intentional fraud, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except, in each such case, as may be expressly set forth in Article IV of this Agreement.

Section 3.31 No Additional Representation or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Capital Stock and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Capital Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, have made their own investigation of Acquiror and Merger Sub and, except as provided in Article IV or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by the Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of clause (ii), be subject to Section 10.9 and be deemed to be part of the representations and warranties made hereunder.

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Class A Common Stock, 50,000,000 of which are issued and outstanding, (ii) 20,000,000 shares of Acquiror Class B Common Stock, 12,500,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the PIPE Subscription Agreements, (ii) the conversion privileges of the Acquiror Class B Common Stock and the Acquiror Preferred Stock and (iii) 17,033,333 warrants to purchase shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c)(ii) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror.

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 4.3 Due Authorization. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements” ) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to the Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Acquiror has in place disclosure controls and procedures that (i) are designed to reasonably ensure that material information relating to the Acquiror and Merger Sub (including any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Acquiror and Merger Sub) is made known to the management of the Acquiror by others within the Acquiror or Merger Sub and (ii) are effective in all material respects to perform the functions for which they were established. The Acquiror and Merger Sub maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Neither the Acquiror nor Merger Sub, to the knowledge of the Acquiror, any Representative of Acquiror or Merger Sub has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Acquiror or Merger Sub with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror or Merger Sub, including any written complaint, allegation, assertion or claim that the Acquiror or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Acquiror or Merger Sub, whether or not employed by Acquiror or Merger Sub, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or Merger Sub or any of their respective Representatives to the Acquiror Board or the board of directors (or similar governing body) of Merger Sub or any committee thereof or to any director or officer of Acquiror or Merger Sub.

(d) None of Acquiror or Merger Sub has any liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Acquiror prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (including director and officer indemnification agreements made available to the Company prior to the date of this Agreement, and other than due to a breach under any such Contracts incurred in the Ordinary Course, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) obligations incurred by Acquiror’s and Merger Sub’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (iv) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter.

Section 4.5 Compliance with Other Instruments. None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents, and none of the Acquiror or Merger Sub is in violation of any term or provision of any Indebtedness, Contract or Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.6 Absence of Changes.

(a) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect.

(b) Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, each of Acquiror and Merger Sub has conducted its business and operated its properties in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7 Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9 Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10 Tax. Each of Acquiror and Merger Sub has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment made to its employees all material Taxes required to be withheld or collected therefrom (taking into account any deferral of the employer portion of such Taxes pursuant to the CARES Act or pursuant to any executive order or other COVID-19 Measures), and has paid the same to the proper tax authority.

Section 4.11 Takeover Statutes and Charter Provisions. Each of the board of directors of Acquiror and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12 Registration Statement, Proxy Statement and Consent Solicitation Statement. The information supplied by Acquiror for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement, the Consent Solicitation Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Registration Statement, on the effective date of the Registration Statement, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when first filed, made available, mailed or distributed, as the case may be, at the time of the Acquiror Stockholder Meeting, and in the case of the Consent Solicitation Statement, at the time the Consent Solicitation Statement is first made available, mailed or distributed, as the case may be, to the Company Stockholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Holder of Company Capital Stock.

Section 4.13 SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings” ). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.14 Trust Account. As of the date of this Agreement, Acquiror has at least $500,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of August 26, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents and (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date of this

Agreement, following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption.

Section 4.15 Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16 Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.17 Nasdaq Quotation. As of the date of this Agreement, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFII”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18 Board Approval. The Acquiror’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the stockholders of Acquiror, (c) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in Acquiror’s amended and restated certificate of incorporation and bylaws and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror’s stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19 PIPE Investment. Acquiror has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by the Acquiror with the applicable PIPE Investors named therein as of the date of this Agreement, pursuant to which the PIPE Investors committed to provide equity financing to the Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $300,000,000 ($50,000,000 of which has been committed by the Sponsor) (the “PIPE Investment Amount”). As of the date of this Agreement, other than the PIPE Subscription Agreement, this Agreement and the Ancillary Agreements (with respect to Sponsor and Acquiror), there are no other agreements, side letters, or arrangements between the Acquiror and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to the Acquiror the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreement of such PIPE Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party, all of the PIPE Subscription Agreements are valid, binding and in full force and effect in all material respects, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies. As of the date of this Agreement, no PIPE Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, none of the Acquiror or any of its Subsidiaries (nor, to the knowledge of the Acquiror, any other party to any such PIPE Subscription Agreement) is or, with the giving of notice, the lapse of time or both, would be in default under any PIPE Subscription Agreements.

(b) No fees, consideration or other discounts are payable or have been agreed by the Acquiror or Merger Sub (including, from and after the Closing, by the Acquiror or Merger Sub on behalf of the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment or, except as set forth in the PIPE Subscription Agreements.

Section 4.20 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Acquiror, on behalf of itself, its Subsidiaries, and their respective equityholders, partners, members or Representatives, acknowledges and agrees that the Acquiror has made its own investigation of the View Companies and that, except in the case of intentional fraud, neither the View Companies, nor any of their Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the View Companies in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the View Companies. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials reviewed by the Acquiror or any of its agents or Representatives pursuant to the NDA) or management presentations that have been or shall hereafter be provided to or with the Acquiror or any of its Affiliates, agents or Representatives, except for the representations and warranties set forth in Section 3.28 or in the case of intentional fraud, are not and will not be deemed to be representations or warranties of the View Companies or their Affiliates, and except for the representations and warranties set forth in Section 3.28 or in the case of intentional fraud, no representation or warranty is made as to the accuracy or completeness of any of the foregoing except, in each such case, as may be expressly set forth in Article III of this Agreement.

Section 4.21 No Additional Representation or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the

Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter or (iv) as consented to by Acquiror in writing, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other View Companies to, operate the business of the View Companies in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 5.1 of the Company Disclosure Letter or (iv) as consented to by Acquiror in writing (which consent, except with respect to clause (i) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other View Companies to, not to:

(a) change or amend the Governing Documents of any View Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any View Company or make any other distributions in respect of any of the View Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a View Company to such View Company or another wholly-owned Subsidiary of such View Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the View Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a View Company that remains a wholly-owned Subsidiary of such View Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any View Company, except for transactions between a View Company and any wholly-owned Subsidiary of such View Company;

(e) sell, assign, transfer, convey, lease or otherwise dispose (“Convey”) of any material assets or properties of the View Companies, except for (i) dispositions of obsolete or worthless equipment in the Ordinary Course, (ii) transactions among the View Companies and (iii) Leased Real Property, except for the Mississippi Lease and Milpitas Lease.

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, except to comply with GAAP or applicable law;

(i) (A) issue any additional View Company Interests or securities exercisable for or convertible into View Company Interests, other than (x) shares of Company Capital Stock in connection with the exercise of any

Company Warrants outstanding as of the date of this Agreement and included in the number of Company Warrants set forth on Section 3.2(c) that may be exercised in accordance with their respective terms, (y) shares of Company Common Stock in connection with any voluntary conversion of Company Preferred Stock outstanding as of the date of this Agreement and included in the number of shares of Company Preferred Stock set forth on Section 3.2(b)(ii) in accordance with their respective conversion terms, (z) shares of Company Common Stock issued upon vesting of any equity award or exercise of any vested option under the Company ESOP included in the number of Company Options outstanding as of the date of this Agreement and set forth in the option ledger made available to Acquiror referenced in Section 3.2(g), (B) grant any options, warrants or other equity-based awards that relate to the equity of any View Company or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or Company Warrants, including any amendment, modification or reduction of the exercise or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, or recapitalization of any View Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any View Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate;

(l) (A) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, in each case in violation of the Company’s covenants in its existing debt documents provided, that the Company shall be permitted to (x) incur capitalized lease obligations in the Ordinary Course (subject to such incurrences not violating the Company’s covenants in its existing debt documents) or (y) payoff or refinance the Company’s existing debt facilities, or (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of any View Company or guaranty any debt securities of another Person;

(m) enter into, renew or amend in any material respect, (i) any transaction with a Company Stockholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC or (ii) any Contract between any View Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(n) (i) limit the right of any View Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person; or

(o) enter into any agreement to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply in all material respects with, and continue performing under, as applicable, the Company Governing Documents and such Subsidiary’s Governing Documents, and all other Material Contracts to which the Company or any Subsidiary thereof may be a party.

Section 5.2 Access to Information; Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company Stockholders or any View Company by third parties that may be in the Company Stockholders’ or the View Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, and except as set forth on Section 5.2 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of the View Companies, to all of their respective properties, books, Contracts, Tax Returns, records and appropriate officers and employees of the View Companies, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the View Companies that are in the possession of the Company Stockholders or the View Companies as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the View Companies without the prior written consent of the Company. All information obtained by Acquiror, Merger Sub and their respective Representatives shall be subject to the NDA.

Section 5.3 Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any View Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any View Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

Section 5.4 D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the View Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the View Companies being acquired under this Agreement) or Acquiror, respectively (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the View Companies or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Surviving Corporation shall, and shall cause the other View Companies to, and Acquiror shall (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the View Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable View Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of the Surviving Corporation and Acquiror shall (and the Surviving Corporation shall cause the other View Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the View Companies’ (true, correct and complete copies of which have been made available to Acquiror prior to the date of this Agreement or its Representatives, respectively) or Acquiror’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Surviving Corporation or Acquiror be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the View Companies or Acquiror, respectively, for such insurance policy for the year ended December 31, 2019; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of the Surviving Corporation and Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the View Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.4 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other View Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other View Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other View Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other View Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.4.

(d) The provisions of this Section 5.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.5 No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other View Company is aware, and that to the knowledge of the Company, the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it and the other View Company’s shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.6 Anti-Takeover Matters. The Company shall not adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any View Company would be or become subject, party or otherwise bound.

Section 5.7 Debt Payoff. If the Available Acquiror Cash as of the Closing equals or exceeds $650,000,000, the Company shall use reasonable best efforts to prepay in full on the Closing Date, and in any event shall prepay within five (5) Business Days following the Closing Date, all of the Company’s debt facilities where the outstanding Indebtedness for borrowed money exceeds $100,000,000. Prior to the Closing, if the Available Acquiror Cash as of the Closing is reasonably anticipated to equal or exceed $650,000,000, the Company shall provide notice to the lender(s) under such debt facilities of the Company’s pending prepayment and arrange for the delivery by such lender(s) of a payoff letter in connection with such prepayment, which payoff letter shall provide for the full amount of Indebtedness to be paid off, and wire instructions to do so.

Section 5.8 280G. To the extent necessary to avoid the application of Section 280G of the Code and the regulations thereunder, as soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) business days prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain waivers (in form and substance reasonably satisfactory to the Acquiror) from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated by this Agreement that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and as to which such Person waives his or her rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person so that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code), and (b) following the execution of the waivers described in clause (a), solicit the approval of the stockholders of Company of any Waived 280G Benefits pursuant to a vote intended to meet the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder, in a manner and with a disclosure document that shall be in form and substance reasonably satisfactory to the Acquiror. At least three (3) business days prior to obtaining any waiver or soliciting stockholder approval, the Company shall provide the Acquiror with copies of all Section 280G-related documents, if any, including, without limitation, any Section 280G analysis prepared by the Company, the stockholder disclosure document, waivers and stockholder consents, for the Acquiror’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) and shall accept all reasonable comments made thereto by the Acquiror. Prior to the Closing Date, if applicable, the Company shall deliver to the Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 5.8 and that either (A) the requisite number of votes were obtained with respect to the Waived 280G Benefits (the “Section 280G Approval”), or (B) that the Section 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

Section 5.9 CEO and Management Awards.

(a) For a period of two (2) years from the Closing Date, neither the Company nor the Acquiror shall issue or grant Rao Mulpuri any additional share capital, shares of capital stock, membership interests or other equity interests (or securities convertible into any such equity) in or of any View Company or the Acquiror, or any of their respective Subsidiaries or the successors of the foregoing (“Company Interests”). Nothing in this Section 5.9 or otherwise in this Agreement shall affect Rao Mulpuri’s rights with respect to shares or equity awards granted prior to the date of this Agreement or as contemplated by the express terms of the Management Earnout or Chief Executive Officer Equity Incentive Plan, as summarized on Schedule 6.1 and Exhibit L.

(b) For a period of two (2) years from the Closing Date, neither the Company nor the Acquiror shall issue or grant to any other Management Member (as defined in Schedule 6.1(b)) any Company Interests, unless such such Company Interests are subject to a vesting schedule whereby (i) no portion of the Company Interests vest in the twelve (12) month period following the grant of such Company Interests, (ii) no more than twenty-five percent (25%) of the Company Interests vest on the twelve (12) month anniversary of the grant of such Company Interests, and (iii) no more than twenty-five percent (25%) of the Company Interests vests prior to the following anniversaries of the grant of such Company Interests. Nothing in this Section 5.9 or otherwise in this Agreement shall affect any Person’s rights with respect to shares or equity awards granted prior to the date of this Agreement or as contemplated by the express terms of the Management Earnout, as summarized on Schedule 6.1.

ARTICLE VI

COVENANTS OF ACQUIROR

Section 6.1 Acquiror Equity Incentive Plan, Management Earnout and Chief Executive Officer Incentive Plan. Prior to the Closing Date, the board of directors of Acquiror shall approve and adopt an equity incentive plan in substantially the form attached hereto as Exhibit K (the “Acquiror Equity Incentive Plan”) and a chief executive officer equity incentive plan in substantially the form attached hereto as Exhibit L (the “Chief Executive Officer Equity Incentive Plan”), subject, in each case, to approval by Acquiror Stockholders in the Proxy Statement. On the Closing Date, Acquiror shall grant awards to certain members of management in accordance with the general terms set forth on Schedule 6.1 (the “Management Earnout”) and an award to the Company Chief Executive Officer under the Chief Executive Officer Equity Incentive Plan in accordance with the general terms set forth in Exhibit L.

Section 6.2 Trust Account Proceeds and Related Available Equity.

(a) If the amount of cash available in the Trust Account (taking into account clauses (i), (ii) and (iii), the “Available Acquiror Cash”) after (i) deducting the amount required to satisfy the Acquiror Share Redemption Amount, (ii) deducting the sum of any Indebtedness of Acquiror for borrowed money immediately prior to the Closing (for the avoidance of doubt, excluding any Acquiror Transaction Expenses) and (iii) adding the amount from the PIPE Investments, is reasonably expected to be less than the Minimum Available Acquiror Cash Amount as of the Closing, then Acquiror, the Sponsor and their Affiliates shall be entitled in their sole discretion to arrange for the purchase by third Persons of, additional shares of Acquiror Class A Common Stock at a price per share of $10.00 (ten dollars) in an aggregate amount such that the Available Acquiror Cash is, at or immediately prior to the Closing, equal to at least the Minimum Available Acquiror Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall be added to the definition and amount of Available Acquiror Cash including for purposes of Section 8.3(c).

(b) Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.3 Maintenance of Nasdaq Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to (a) ensure that Acquiror Class A Common Stock remains listed on Nasdaq and (b) in the event that Acquiror Class A Common Stock does not remain listed on Nasdaq, regain such listing prior to the Closing Date.

Section 6.4 Nasdaq Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the Acquiror Class A Common Stock issuable in the Merger.

Section 6.5 Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter or (iv) as consented to by the Company in writing, during the

Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 6.5(a) of the Acquiror Disclosure Letter or (iv) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes, except to comply with GAAP or applicable Law;

(v) enter into, renew or amend in any material respect, any transaction or Contract, other than any transaction pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub or debt financing provided by Sponsor or any of its Affiliates to Acquiror;

(vii) make any material change in its accounting principles or methods unless required by GAAP;

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the PIPE Subscription Agreements or this Agreement (including under Section 6.2) or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on the Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $2,500,000 in the aggregate; or

(x) enter into any agreement to do any action prohibited under this Section 6.5.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.6 Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the board of directors of Acquiror, which shall not be classified, shall consist of seven (7) directors, a majority of which must qualify in the determination of the board of directors of Acquiror as an “independent director” under stock exchange regulations applicable to Acquiror, with one (1) of the seven (7) directors to be initially appointed by SoftBank for such director’s first term but not thereafter;

(b) the Chairperson of the board of directors of Acquiror, which shall be designated by the Company prior to the Registration Statement being declared effective, shall serve in such capacity in accordance with the terms of the New Acquiror Governing Documents; and

(c) the executive officers of the Company shall be the executive officers of Acquiror, each such officer to hold office in accordance with the New Acquiror Governing Documents.

Section 6.7 Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.8 PIPE Investments. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied, except in the event that the Purchase Price (as defined in the PIPE Subscription Agreements) would be reduced), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Subscription Agreements, request to be taken by such counterparties, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including maintaining in effect the PIPE Subscription Agreements and to (subject to cooperation by the Company): (i) satisfy in all material respects on a timely basis all covenants applicable to Acquiror in the PIPE Subscription Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the PIPE Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions will be satisfied) have been satisfied, consummate the transactions contemplated by the PIPE Subscription Agreements at or prior to Closing, (iii) confer with the Company regarding timing of the expected Closing Date (as defined in the PIPE Subscription Agreements); (iv) deliver notices to counterparties to the PIPE Subscription Agreements sufficiently in advance of the Closing to request them to fund their obligations as far in advance of the Closing as permitted by the PIPE Subscription Agreements; and (v) subject to and in accordance with the terms and conditions therein, to request the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the PIPE Subscription Agreements. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any PIPE Subscription Agreement actually known to Acquiror; and (B) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement. Subject to the Company’s cooperation, Acquiror shall deliver all notices it is required to deliver under the PIPE Subscription Agreements on a timely basis in order to request the PIPE Investors consummate the PIPE Investment concurrently with the Closing and shall take all actions required to be taken by Acquiror under any PIPE Subscription Agreements with respect to the timely issuance and delivery of any physical certificates evidencing the shares of Acquiror Class A Common Stock as and when required under any such PIPE Subscription Agreements.

Section 6.9 Amendment to Sponsor RRA.

Prior to the Closing (and notwithstanding Section 6.5), Acquiror shall amend that certain Registration Rights Agreement, dated as of August 26, 2020, by and among Acquiror, Sponsor and Robert J. Hochberg (the

“Sponsor RRA”) to (a) provide that Sponsor’s, Robert J. Hochberg’s and Charlotte Blechman’s rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor RRA) shall be pari passu to the rights of the holders of Registrable Securities under the Registration Rights Agreement, and (b) to make Cantor Fitzgerald & Co. a party to (and “Holder” under the Sponsor RRA), and to include the shares of Acquiror Common Stock payable to Cantor Fitzgerald & Co. pursuant to that certain letter agreement between it and Acquiror dated November 26, 2020 (amending the prior letter agreement between such persons dated October 3, 2020), as “Registrable Securities” under, the Sponsor RRA.

ARTICLE VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals.

(c) The Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2 Preparation of Proxy Statement/Registration Statement/Consent Solicitation Statement; Stockholder Meetings and Approvals.

(a) Proxy Statement/Registration Statement and Consent Solicitation Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement the “Registration Statement”), with the Proxy Statement contained therein to be sent to the Acquiror Stockholders for the meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (x) provide the Public Stockholders the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (y) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in connection with the PIPE Investments, (3) the New Acquiror Governing Documents, (4) the Acquiror Equity Incentive Plan, (5) the Chief Executive Officer Incentive Plan, (6) the Management Earnout, (7) the directors of Acquiror as determined by the Company pursuant to Section 2.3(b) and 6.6, (8) an amendment to the Acquiror Charter to increase the number of authorized shares of Acquiror Common Stock as necessary for the issuances contemplated by the Transactions (including the PIPE Investments), (9) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (10) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of the Acquiror, including in the event the Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(9) above. The Registration Statement will be used to register under the Securities Act the shares of Acquiror Class A Common Stock to be issued to the Company Stockholders pursuant to this Agreement. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement (including the Proxy Statement) when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to certain Company Stockholders pursuant to this Agreement. As promptly as practicable after finalization and effectiveness of the Registration Statement, the Acquiror shall mail the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Consent Solicitation Statement, Proxy Statement, the Registration Statement, a current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including the Nasdaq) in connection with the Transactions.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or the Registration Statement or any amendment or supplement to the Consent Solicitation Statement, will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to certain Company Stockholders in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement, the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect thereto and any amendments filed in response thereto.

(b) Acquiror Stockholders’ Approval; Merger Sub Stockholder Approval.

(i) Prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Acquiror shall establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Registration Statement is declared effective under the Securities Act to its stockholders unless otherwise agreed in writing between the Parties) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). The Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. The Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that the Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that the Acquiror reasonably determines (following consultation with Company) is necessary to comply with applicable Laws, is provided to the Acquiror’s stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable the Acquiror to solicit additional proxies required to obtain the Acquiror Stockholder Approval or (D) in the event that, as a result of the Acquiror Share Redemptions submitted by the Acquiror Stockholders prior to the Acquiror Stockholder Meeting, the Acquiror reasonably believes that conditions set forth in Section 8.3(c) would not be satisfied as of the Closing; provided, further, that in addition to the exceptions specified in the foregoing proviso, the Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Consent Solicitation Statement, Registration Statement, the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Registration Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror’s stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (a “Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholder Approval, make a Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law, provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting and (ii) does not relate to (A) any Business Combination Proposal, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled during such period, and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

(c) Written Consent of Company Stockholders.

(i) The Company shall (x) send the Consent Solicitation Statement to the Company Stockholders, and (y) seek the irrevocable written consent, in form and substance reasonably acceptable to Acquiror, of the Company Stockholders in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Company Written Consent”) as promptly as reasonably practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent from the Company Stockholders, and to take all other action necessary or advisable to obtain the Company Written Consent and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Company Charter, Company Bylaws and the IRA, ROFR Agreement, Voting Agreement and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay any additional consideration to any Company Stockholder in order to obtain the Company Written Consent. The Company shall provide reasonable updates to Acquiror regarding the status of and any issues arising with respect to obtaining the Company Written Consent. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, Merger Sub or their respective officers should be discovered by Acquiror or Merger Sub which should be set forth in an amendment or supplement to the Consent Solicitation Statement, the Registration Statement or the Proxy Statement or any current report of Acquiror on Form 8-K to the extent primarily relating to the Registration Statement or the Proxy Statement, Acquiror shall promptly inform the Company.

(ii) Subject to clause (iii) below, the Consent Solicitation Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the other Transactions and execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (ii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(ii)), the Company Board may, at any time prior to, but not after, receipt of the Company Written Consent, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) the Acquiror shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by the Acquiror, the Company and its representatives shall have negotiated in good faith with the Acquiror and its Representatives regarding any revisions or adjustments proposed by the Acquiror to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if the Acquiror requested negotiations in accordance with clause (B), the Company may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Acquiror shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Stockholders under applicable Law. A “Company Intervening Event” shall mean any material Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Written Consent and (ii) does not relate to (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. To the fullest extent permitted by applicable Law, Company’s obligations to seek the Company Written Consent shall not be affected by any Company Modification in Recommendation.

Section 7.3 Support of Transaction. (i) The Company shall, and shall cause the other View Companies to, and (ii) each of Acquiror and Merger Sub shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any View Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of Acquiror, the use of reasonable best efforts to enforce Acquiror’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any View Company, Acquiror or Merger Sub or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (ii) seek to have any stay or Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the View Companies, (iv) take or commit to take actions that limit the freedom of action of any of the View Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the View Companies or Acquiror or (v) grant any financial, legal or other accommodation to any other Person.

Section 7.4 Tax Matters. Each of Acquiror, Merger Sub and the Company shall use its respective reasonable best efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger. In the event either the Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended Tax treatment of the Merger, or the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 7.5 Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the shares of Company Capital Stock or acquisitions of Acquiror Common Stock (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

Section 7.6 Stockholder Litigation. The Company shall promptly advise Acquiror, and Acquiror shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Acquiror (as applicable), threatened) after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Stockholder relating to this Agreement, the Merger or any of the other Transactions, and such party shall keep the other party reasonably informed regarding any such litigation. The Company shall control the defense of any such Action, provided that the Company (a) shall give Acquiror a reasonable opportunity to participate (at its own expense) in the defense of (or any settlement discussions with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors, (b) shall keep Acquiror informed as to the status thereof and (c) shall not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Action against the Company, any of its Subsidiaries or any of its directors without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Acquiror.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval and the Company Written Consent shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, under the Laws set forth and described on Section 8.1(b) of the Company Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The shares of Acquiror Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Acquiror Class A Common Stock;

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f) Upon the Closing, after giving effect to any Acquiror Share Redemption and any PIPE Investment, Acquiror shall have net tangible assets of at least $5,000,001.

Section 8.2 Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 3.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects, except for the covenants under Section 5.1(i) which shall have been performed in all respects, subject to exceptions that, in the aggregate, are de minimis;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein, other than in Section 4.4(d)(i)) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) Immediately prior to the Closing, the Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 8.4 Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

ARTICLE IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Acquiror;

(b) by written notice from the Company or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to Acquiror within five (5) Business Days after there has been a Modification in Recommendation;

(d) by written notice from the Acquiror to the Company within five (5) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or Acquiror to the other(s) if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from Acquiror to the Company if the Company Written Consent shall not have been obtained within five (5) Business Days after the Registration Statement became effective;

(g) prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the six month anniversary of the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof; or

(h) prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the NDA shall survive any termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the prospectus dated August 26, 2020 and filed with the SEC on August 28, 2020 (File No: 333-241727) (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO and substantially all of those proceeds (including overallotment securities acquired by Acquiror’s underwriters) have been deposited in the trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes a transaction which constitutes a Business Combination, to the Public Stockholders that elect to redeem their Acquiror Common Stock, and then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period (as it may be extended by amendment to Acquiror’s Governing Documents) and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to the Public Stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated certificate of incorporation to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Stock (prior to the Effective Time) if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Stock (prior to the Effective Time) properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that it does not now have or shall at any time hereafter have, and irrevocably waives any right, title, interest or claim of any kind it or any of its Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations or Contracts with Acquiror or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing herein shall prohibit the View Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Acquiror’s public stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the View Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Acquiror’s public stockholders). In the event that the Company or any of its Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Acquiror and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Acquiror or its Representatives, as applicable, prevails in such Action.

Section 10.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

CF Finance Acquisition Corp. II

110 East 59th Street

New York, New York 10022

Email: CFFinanceII@cantor.com

Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Email: ken.lefkowitz@hugheshubbard.com

Attention: Ken Lefkowitz

(b)	If to the Company, to:

195 S. Milpitas Blvd

Milpitas, CA 95035

Email: bill.krause@view.com

Attention: Bill Krause, Senior Vice President, General Counsel and Secretary

with copies (which shall not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Email: Michael.mies@skadden.com

Attention: Michael J. Mies, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person(including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 5.4(a)-(d), (y) the Company Non-Recourse Parties and the Acquiror Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.7(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror and the Company, dated September 22, 2020). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12 (a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18 Conflicts and Privilege.

(a) Acquiror and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and the Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Company, the Acquiror or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of the Acquiror and the View Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, the Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror or the View Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that the Acquiror or the View Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, the Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and the Acquiror and the View Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and the Acquiror or any View Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) The Company agrees on behalf of itself and the Acquiror and the View Companies after the Closing, (i) to the extent that the Acquiror or, after the Closing, the View Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither the Acquiror nor the View Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any View Company waive the attorney-client or other privilege, or by otherwise asserting that the Acquiror or the View Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the Parties hereto acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Prior Company Counsel”) has acted as counsel to the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, the Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause the View Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the View Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) The Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the View Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the View Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Surviving Corporation on behalf of the View Companies and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Surviving Corporation and the Company, shall be controlled by Surviving Corporation on behalf of the Company and shall not pass to or be claimed by the Acquiror or the View Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Acquiror or any of its Affiliates (including, after the Closing, the View Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between the Acquiror or the View Companies, on the one hand, and a third party other than Sponsor, on the other hand, the Acquiror or the View Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither the Acquiror nor the View Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Surviving Corporation. In the event that the Acquiror or the View Companies is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, the Acquiror shall immediately (and, in any event, within two (2) Business Days) notify Surviving Corporation in writing (including by making specific reference to this Section 10.18) so that Surviving

Corporation can seek a protective order and the Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute property of its clients, only Surviving Corporation and the Company Advised Parties shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the View Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) The Acquiror agrees on behalf of itself and the View Companies after the Closing, (i) to the extent that the Acquiror or, after the Closing, the View Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither the Acquiror nor the View Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Surviving Corporation waive the attorney-client or other privilege, or by otherwise asserting that the Acquiror or the View Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ACQUIROR:

CF Finance Acquisition Corp. II a Delaware corporation

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

MERGER SUB:

PVMS Merger Sub, Inc. a Delaware corporation

By:	/s/ Paul Pion
Name: Paul Pion
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY:

View, Inc. a Delaware corporation

By:	/s/ Rao Mulpuri
Name: Rao Mulpuri
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX B

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CF FINANCE ACQUISITION CORP. II

CF Finance Acquisition Corp. II, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows as of [                ], 2021:

1.	The name of the Corporation is “CF Finance Acquisition Corp. II”.

2.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2019 (the “Original Certificate”). The first certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on June 25, 2020. The Original Certificate was amended and restated in its entirety by the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 26, 2020 (the “Restated Certificate”).

3.

The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (“DGCL”), adopted resolutions amending the Restated Certificate as follows:

a.	Section 4.1 of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 421,000,000 shares, consisting of (a) 420,000,000 shares of common stock (the “Common Stock”), including (i) 400,000,000 shares of Class A Common Stock (the “Class A Common Stock”), and (ii) 20,000,000 shares of Class B Common Stock (the “Class B Common Stock”), and (b) 1,000,000 shares of preferred stock (the “Preferred Stock”).”

4.

This Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the DGCL.

{signature page follows}

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

CF FINANCE ACQUISITION CORP. II

By:
Name:
Title:

{Signature Page to Certificate of Amendment to Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II}

B-2

ANNEX C

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEW, INC.

[●]

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

View, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

(1)    The name of the Corporation is View, Inc. The Corporation was originally incorporated under the name “CF Finance Acquisition Corp. II.” The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 27, 2019.

(2)    This Amended and Restated Certificate of Incorporation (the “A&R Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

(3)    This A&R Certificate restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4)    The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

FIRST: The name of the Corporation is View, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at that address is Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:    (a) Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 601,000,000, which shall be divided into two classes as follows:

600,000,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), and

1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b)    Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1)    Voting. Except as otherwise expressly required by law or provided in this A&R Certificate, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this A&R Certificate or the Bylaws of the Corporation, or upon which a vote of stockholders is otherwise duly called for by the Corporation. At each annual or special meeting of stockholders, each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of the Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(2)    No Cumulative Voting. Holders of shares of Common Stock shall not have cumulative voting rights.

(3)    Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this A&R Certificate, as it may be amended from time to time, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(4)    Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively.

(5)    Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(6)    No Preemptive or Subscription Rights. No holder of Common Stock shall be entitled to preemptive or subscription rights.

(c)    Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

(d)    Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)    The Business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    The Board of Directors shall consist of not less than one or more than eleven members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, which number shall initially be seven.

(c)    A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)    Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this A&R Certificate applicable thereto.

(e)    In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this A&R Certificate, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this A&R Certificate, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors.

ELEVENTH: Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware or the Corporation’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article ELEVENTH with respect to any current or future actions or claims.

TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this A&R Certificate in the manner now or hereafter prescribed in this A&R Certificate, the Corporation’s Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this A&R Certificate (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this A&R Certificate inconsistent with the purpose and intent of Articles FIFTH, EIGHTH and TENTH of this A&R Certificate or this Article TWELFTH.

IN WITNESS WHEREOF, the Corporation has caused this A&R Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

View, Inc.

By:
Name:
Title:

[Signature Page to A&R Certificate of View, Inc.]

ANNEX D

AMENDED AND RESTATED

BYLAWS

OF

VIEW, INC.

A Delaware Corporation

Effective [●]

i

ii

Page

ARTICLE VIII

INDEMNIFICATION

ARTICLE IX

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Section 1.	Forum for Adjudication of Certain Disputes	D-16

ARTICLE X

AMENDMENTS

Section 1.	Amendments	D-17
Section 2.	Entire Board of Directors	D-17

iii

BYLAWS

OF

VIEW, INC.

(hereinafter called the “Corporation”)

ARTICLE I

OFFICES

Section 1.    Registered Office. The registered office of the Corporation within the State of Delaware shall be located at the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 2.    Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.    Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication as described in Section 10 of these Bylaws in accordance with by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.    Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3.    Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, or (ii) the President, (iii) any Vice President, if there be one, (iv) the Secretary or (v) any Assistant Secretary, if there be one, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) stockholders owning a majority of the capital stock of the Corporation issued and outstanding and entitled to vote on the matter for which such Special Meeting of Stockholders is called. Such request shall state the purpose or purposes of the proposed meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4.    Notice. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting, in the form of a writing or electronic transmission, shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at such meeting, if such date is different from the record date for determining stockholders entitled to notice of such meeting and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining stockholders entitled to notice of such meeting.

Section 5.    Adjournments and Postponements. Any meeting of the stockholders may be adjourned or postponed from time to time by the chairman of such meeting or by the Board of Directors, without the need for approval thereof by stockholders to reconvene or convene, respectively at the same or some other place. Notice need not be given of any such adjourned or postponed meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned or postponed meeting are announced at the meeting at which the adjournment is taken or, with respect to a postponed meeting, are publicly announced. At the adjourned or postponed meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment or postponement is for more than thirty (30) days, notice of the adjourned or postponed meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment or postponement, a new record date for stockholders entitled to vote is fixed for the adjourned or postponed meeting, the Board of Directors shall fix a new record date for notice of such adjourned or postponed meeting in accordance with Section 11 hereof, and shall give notice of the adjourned or postponed meeting to each stockholder of record entitled to vote at such adjourned or postponed meeting as of the record date fixed for notice of such adjourned or postponed meeting.

Section 6.    Quorum. Unless otherwise required by the DGCL or other applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 7.    Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, or permitted by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present at the meeting in person or represented by proxy and entitled to vote on such question, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 11(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast one (1) vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the chairman of a meeting of the stockholders, in his or her discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 8.    Proxies. Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(i)    A stockholder may execute a document authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished in the manner permitted by the DGCL by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(ii)    A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that such transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original document.

Section 9.    Remote Communication.

If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a)    participate in a meeting of stockholders; and

(b)    be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 10.    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be arranged in alphabetical order, and show the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that the Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 11.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix, as the record date for stockholders entitled to notice of such adjourned meeting, the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting in accordance with the foregoing provisions of this Section 11.

Section 12.    Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by Section 10 of this Article II or the books and records of the Corporation, or to vote in person or by proxy at any meeting of stockholders. As used herein, the stock ledger of the Corporation shall refer to one (1) or more records administered by or on behalf of the Corporation in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfer of stock of the Corporation are recorded in accordance with Section 224 of the DGCL.

Section 13.    Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if there shall be one, or in his or her absence, or there shall not be a Chairman of the Board of Directors or in his or her absence, the President. The Board of Directors shall have the authority to appoint a temporary chairman to serve at any meeting of the stockholders if the Chairman of the Board of Directors or the President is unable to do so for any reason. Except to the extent inconsistent with any rules and regulations adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by stockholders.

Section 14.    Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board of Directors or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall execute and deliver to the Corporation a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

Section 15.    Nature of Business at Meetings of Stockholders. Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 15 of this Article II) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 15 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 15 of this Article II.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the proposed text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of the proposed amendment), and the reasons for conducting such business at the Annual Meeting, and (b) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with or relating to (A) the Corporation or (B) the proposal, including any material interest in, or anticipated benefit from the proposal to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 15 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.

No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 15 of this Article II; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 15 of this Article II shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Nothing contained in this Section 15 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 16.    Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 16 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting or Special Meeting and (ii) who complies with the notice procedures set forth in this Section 16 of this Article II.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, that in the event that the Annual Meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual

Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation, (iv) such person’s written representation and agreement that such person (A) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation in such representation and agreement and (C) in such person’s individual capacity, would be in compliance, if elected as a director of the Corporation, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Corporation and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of the stockholder giving the notice and the name and principal place of business of such beneficial owner; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of (A) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee, or any affiliates or associates of such proposed nominee, (B) all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any other person or persons (including their names) pursuant to which the nomination(s) are being made by such person, or otherwise relating to the Corporation or their ownership of capital stock of the Corporation, and (C) any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 16 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 16 of this Article II. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

ARTICLE III

DIRECTORS

Section 1.    Number and Election of Directors. The Board of Directors shall consist of not less than one nor more than eleven members, each of whom shall be a natural person, the exact number of which shall initially be fixed by the Incorporator and thereafter from time to time by the Board of Directors. Except as provided in Section 2 of this Article III, directors shall be elected by a plurality of the votes cast at each Annual Meeting of Stockholders and each director so elected shall hold office until the next Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

Section 2.    Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies on the Board of Directors or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board of Directors or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board of Directors, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal and, in the case of any committee of the Board of Directors, shall hold office until their successors are duly appointed by the Board of Directors or until their earlier death, resignation or removal.

Section 3.    Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation except as may be otherwise provided in the DGCL, the Certificate of Incorporation, these Bylaws or required by the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading.

Section 4.    Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if there be one, the President, or by any director. Special meetings of any committee of the Board of Directors may be called by the chairman of such committee, if there be one, the President, or any director serving on such committee. Notice of any special meeting stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) not less than twenty-four hours before the date of the meeting, by telephone, or in the form of a writing or electronic transmission, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5.    Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the chairman of such committee, as the case may be, or, in his or her absence or if there be none, a director chosen by a majority of the directors present, shall act as chairman of such meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

Section 6.    Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, if there be one, the President or the Secretary of the Corporation and, in the case of a committee, to the chairman of such committee, if there be one. Such resignation shall take effect when delivered or, if such resignation specifies a later effective time or an effective time, determined upon the happening of an event or events, in which case, such resignation takes effect upon such effective time. Unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors.

Section 7.    Quorum. Except as otherwise required by law, or the Certificate of Incorporation or the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the vote of a majority of the directors or committee members, as applicable, present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8.    Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of

Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person, whether or not then a director, may provide, through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event) no later than sixty (60) days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 9.    Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10.    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, that no such committee shall have the power or authority to (i) approve, adopt, or recommend to the stockholders any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend, or repeal any of these Bylaws. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these Bylaws and, to the extent that there is any inconsistency between these Bylaws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

Section 11.    Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating a committee, such committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee. Except for references to committees and members of committees in Section 10 of this Article III, every reference in these Bylaws to a committee of the Board of Directors or a member of a committee shall be deemed to include a reference to a subcommittee or member of a subcommittee.

Section 12.    Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of

Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 13.    Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes such contract or transaction.

ARTICLE IV

OFFICERS

Section 1.    General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2.    Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders, shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3.    Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation or other entity in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.    Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

Section 5.    President. The President shall, subject to the oversight and control of the Board of Directors and, if there be one, the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, or if there be none, the President shall preside at all meetings of the stockholders and, if the President is also a director, the Board of Directors. If there be no Chairman of the Board of Directors, or if the Board of Directors shall otherwise designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these Bylaws or by the Board of Directors.

Section 6.    Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7.    Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8.    Treasurer. The Treasurer shall have the custody of the Corporation’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9.    Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10.    Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11.    Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 1.    Shares of Stock. The shares of capital stock of the Corporation shall be represented by a certificate, unless and until the Board of Directors of the Corporation adopts a resolution permitting shares to be uncertificated. Every holder of capital stock of the Corporation theretofore represented by certificates shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. The Corporation shall not have power to issue a certificate in bearer form.

Section 2.    Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.    Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

Section 4.    Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.    Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.    Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.    Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 1.    Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given in writing directed to such director’s, committee member’s or stockholder’s mailing address (or by electronic transmission directed to such director’s, committee member’s or stockholder’ electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such director’s, committee member’s or stockholder’s address or (c) if given by electronic mail, when directed to such director’s, committee member’s or stockholder’s electronic mail address unless such director, committee member or stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by the under applicable law, the Certificate of Incorporation or these Bylaws. Without limiting the manner by which notice otherwise may be given effectively to stockholders, but subject to Section 232(e) of the DGCL, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the stockholder. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (i) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

Section 2.    Waivers of Notice. Whenever any notice is required, by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE VII

GENERAL PROVISIONS

Section 1.    Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.    Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.    Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4.    Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article VIII.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article VIII by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Section 1.    Forum for Adjudication of Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the General Corporation Law of Delaware or the Corporation’s Certificate of Incorporation or Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.1 of Article IX. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 9.1 of Article IX with respect to any current or future actions or claims.

ARTICLE X

AMENDMENTS

Section 1.    Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.

Section 2.    Entire Board of Directors. As used in this Article X and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of:

Last Amended as of:

Annex E

VIEW, INC.

2021 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors of the Company and the Company’s Subsidiaries with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonus Awards.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Subsidiary, as such laws, rules, and regulations shall be in effect from time to time.

(c)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonus Award.

(d)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e)    “Board” means the Board of Directors of the Company.

(f)    “Cause” means, with respect to any Participant, (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or a Subsidiary of the Company and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import) or where it only applies upon the occurrence of a change in control and one has not yet taken place): (A) any material breach by Participant of any written agreement between Participant and the Company or any Subsidiary or any provision of any such agreement; (B) any failure by Participant to comply, in any material respect, with any of the Company’s or any Subsidiary’s written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated or material failure to follow reasonable and lawful instructions from the Board or Participant’s direct or indirect supervisor(s); (E) Participant’s commission of, indictment for, conviction of, or plea of guilty or nolo contendre to, any felony, any crime involving moral turpitude or dishonesty or any felony against the Company or any of its Subsidiaries; (F) Participant’s commission of or participation in an act of fraud, dishonesty, theft, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its Subsidiaries; (G) Participant’s unlawful use (including being under the influence) or possession of illegal drugs; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, any Subsidiary or any other party to whom the

Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company or any Subsidiary; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or a Subsidiary and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Subsidiary or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(g)    “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)    The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(g)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(g)(i));

(iii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)    The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(g), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)    a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary;

(2)    a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)    the Company; and

(4)    a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(h)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j)    “Common Stock” means the Class A common stock of the Company.

(k)    “Company” means View, Inc., a Delaware corporation, or any successor thereto.

(l)    “Corporate Transaction” means the occurrence of any of the following events:

(i)    a transfer of all or substantially all of the Company’s assets;

(ii)    a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person;

(iii)    the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock; or

(iv)    a Change in Control.

(m)    “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

(n)    “Director” means a member of the Board.

(o)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, as determined pursuant to the terms of the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws.

(p)    “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among CF Acquisition Corp. II, PVMS Merger Sub, Inc. and the Company, dated as of November 30, 2020, provided that this Plan is approved by the Company’s stockholders prior to such date.

(q)    “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (i) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (ii) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.

(t)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(u)    “Fiscal Year” means the fiscal year of the Company.

(v)    “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)    “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or a Subsidiary to render services to such entity or who renders, or has rendered, services to the Company, or any Subsidiary and is compensated for such services.

(x)    “Inside Director” means a Director who is an Employee.

(y)    “Insider” means an officer or director of the Company or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(z)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(aa)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(bb)    “Option” means a stock option granted pursuant to the Plan.

(cc)    “Outside Director” means a Director who is not an Employee.

(dd)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ee)    “Participant” means the holder of an outstanding Award.

(ff)    “Performance Goal” means, for a Performance Period, each goal established in writing by the Administrator with respect to each Performance Period, and which may relate to any business criteria with respect to the Company, any Subsidiary or any division or operating unit thereof, including, but not limited to, the following: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Subsidiary(ies), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(gg)    “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(hh)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii)    “Plan” means this 2021 Equity Incentive Plan.

(jj)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(kk)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn)    “Service Provider” means an Employee, Director or Independent Contractor.

(oo)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(pp)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(qq)    “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.

(rr)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ss)    “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 58,631,907 Shares, which number is the sum of (i) 27,500,000 Shares, plus (ii) the number of shares of common stock that, as of the Effective Date, have been reserved but not issued pursuant to any awards granted under the Company’s Amended and Restated 2018 Equity Incentive Plan, the Company’s 2009 Equity Incentive Plan (as amended through August 25, 2016) and the Company’s 2007 Stock Plan (the “Existing Plans”) and are not subject to any awards granted thereunder in an amount not to exceed 6,051,304 Shares, plus (iii) the number of Shares subject to awards or issued under the Existing Plans that otherwise would have been returned to the Existing Plans on or after the Effective Date on account of the expiration, cancellation, forfeiture or repurchase of awards granted thereunder in an amount not to exceed 25,080,603 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a) plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that again become available for issuance pursuant to Sections 3(b) and 3(c).

(b)    Lapsed Awards. If all or any part of an Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted pursuant to Section 15(a)) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Award grants under the Plan. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not count against the share limit set forth in Section 3(a). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3(a) and shall not be available for future grants of Awards: (i) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (ii) Shares purchased on the open market with the cash proceeds from the exercise of Options; and (iii) Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation).

(c)    Assumption or Substitution of Awards by the Company. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, in connection with an acquisition, merger or consolidation of such other company, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any fiscal year.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value in accordance with Section 2(t)(iii);

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)    to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under applicable non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x)    to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to Section 6(d) of the Plan regarding Incentive Stock Options);

(xi)    adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii)    to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiv)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d)    Delegation. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or officers of the Company. To the extent permitted by Applicable Laws, the Board or Committee may delegate to one or more Officers who may be (but are not required to be) Insiders, the authority to do any of the following (i) designate Employees who are not Insiders to be recipients of Awards, (ii) determine the number of Shares to be subject to such Awards granted to such designated Employees, and (iii) take any and all actions on behalf of the Board or Committee other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to the Company or its Subsidiaries; provided, however, that the Board or Committee resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any Awards will be granted on the form of Award Agreement most recently approved for use by the Board or Committee, unless otherwise provided in the resolutions approving the delegation authority.

(e)    Administration of Awards Subject to Performance Goals. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f)    Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

(g)    Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, the Administrator shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

5.    Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonus Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Options.

(a)    Grant of Options . Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. Notwithstanding the above, Incentive Stock Options may only be granted to Employees.

(b)    Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify whether the award is designated as an Incentive Stock Option or a Nonstatutory Stock Option, the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted. With respect to the Administrator’s authority in Section 4(b)(x), if, at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (1) the maximum term of the Option as set by its original terms, or (2) ten (10) years from the grant date. Unless otherwise determined by the Administrator, any extension of the term of an Option pursuant to this Section 6(c) shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

(d)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)    Option Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)    Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised. An Option may become exercisable upon completion of a specified period of service with the Company or a Subsidiary and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Option; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist entirely of: (1) cash; (2) check;

(3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(f)    Exercise of Option.

(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (A) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (B) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or Cause, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)    Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v)    Termination for Cause. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such termination. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause.

7.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c)    Restricted Stock Terms. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. These restrictions may lapse upon the completion of a specified period of service with the Company or a Subsidiary and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the unvested Shares of Restricted Stock are being earned upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for each unvested Share; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(d)    Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(e)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(f)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(g)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(h)    Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions, including, without limitation, restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(i)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8.    Restricted Stock Units.

(a)    Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Restricted Stock Units to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Restricted Stock Unit Agreement. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(c)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. A Restricted Stock Unit Award may vest upon completion of a specified period of service with the Company or a Subsidiary and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for the Restricted Stock Units; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(d)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(e)    Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof.

(f)    Form and Timing of Payment. Payment of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(g)    Cancellation. On the date set forth in the Award Agreement, all Shares underlying any unvested, unlapsed unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Stock Appreciation Right may become exercisable upon completion of a specified period of service with the Company or a Subsidiary and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right is exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period for such Stock Appreciation Right; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

(c)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(d)    Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(d) relating to the maximum term and Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.    Stock Bonus Awards.

(a)    Grant of Stock Bonus Awards. Subject to the terms and conditions of the Plan, a Stock Bonus Award may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Stock Bonus Award Agreement. Each Award of Stock Bonus Awards will be evidenced by an Award Agreement that will specify the terms and conditions, and restrictions (if any) related to the grant, including the number of Stock Bonus Awards.

(c)    Terms of Stock Bonus Awards. The Administrator will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award.

(d)    Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.    Outside Director Limitations. Stock awards granted during a single fiscal year under the Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any Outside Director (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12.    Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Subsidiary. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13.    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Subsidiaries is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time or takes an extended leave of absence) after the date of grant of any Award, the Committee or the Administrator, in that party’s sole discretion, may, subject to Applicable Laws, (x) make a corresponding reduction in the number of Shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to such Award (in accordance with Section 409A of the Code, as applicable). In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so amended.

14.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

15.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)    Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Corporate Transaction. In the event of a Corporate Transaction, each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and the Administrator need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new equity awards with substantially the same terms of the substituted Awards; (D) the cancellation of such Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided, that, if the exercise price or purchase price for such Awards equals or exceeds the Fair Market Value of the Shares subject to such Awards, then the Awards may be terminated without payment. Provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of exercisability or vesting and accelerated expiration of an outstanding Award and lapse of the Company’s right to repurchase or re-acquire Shares acquired under an Award or lapse of forfeiture rights with respect to Shares acquired under an Award; or (F) the opportunity for Participants to exercise their then-exercisable Options prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of any Options not exercised prior thereto (whether or not exercisable prior to the consummation of the Corporate Transaction).

(d)    Change in Control. An Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Subsidiary and the Participant, but in the absence of such provision, no such acceleration will occur.

16.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or otherwise applicable with respect to such Award.

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)    Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of applicable of Section 409A of the Code.

(d)    Limitation on Payments. If any payment or benefit that a Participant would receive from the Company, any Subsidiary or any other party whether in connection with the provisions in this Plan or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s equity awards. Participants shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and Participants shall not be reimbursed by the Company for any of those payments of personal tax liability.

17.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Subsidiary, nor will they interfere in any way with the Participant’s right or the Company’s or any Subsidiary’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.    Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20.    Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

21.    Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to the exercise or vesting (as applicable) of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.    Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Annex F

VIEW, INC.

2021 CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are (a) to incentivize the Chief Executive Officer of the Company with long-term equity-based compensation and to align his interests with the Company’s stockholders; and (b) to promote the success of the Company’s business.

The Plan permits the grant of the Option Award to the Chief Executive Officer of the Company pursuant to the terms set forth in Exhibit A.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where the Option Award is, or will be, granted under the Plan or where the Participant resides or provides services to the Company or any Subsidiary, as such laws, rules, and regulations shall be in effect from time to time.

(c)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to the Option Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Cause” has such meaning as in the Chief Executive Officer’s employment agreement with the Company, dated November 21, 2018.

(f)    “Change in Control” except as may otherwise be provided in the Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)    The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(f)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(f)(i));

(iii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iv)    The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(f), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)    a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary;

(2)    a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)    the Company; and

(4)    a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(g)    “Chief Executive Officer” means Rao Mulpuri, the Company’s chief executive officer as of the Effective Date.

(h)    “Closing Date” means the date of the closing of the transactions described in that certain Agreement and Plan of Merger by and among CF Finance Acquisition Corp. II, PVMS Merger Sub, Inc. and View, Inc. dated as of November 30, 2020.

(i)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k)    “Common Stock” means the Class A common stock of the Company.

(l)    “Company” means View, Inc., a Delaware corporation, or any successor thereto.

(m)    “Corporate Transaction” means the occurrence of any of the following events:

(i)    a transfer of all or substantially all of the Company’s assets;

(ii)    a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person;

(iii)    the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock; or

(iv)    a Change in Control.

(n)    “Director” means a member of the Board.

(o)    “Effective Date” means the effective date of this Plan, which is the Closing Date, provided that this Plan is approved by the Company’s stockholders prior to such date.

(p)    “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(s)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(t)    “Option Award” means the stock option granted to the Chief Executive Officer pursuant to the Plan, which is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)    “Participant” means the Chief Executive Officer while he is the holder of the outstanding Option Award.

(v)    “Performance Goal” means, the performance goals set forth in Exhibit A.

(w)    “Performance Period” means, the performance period set forth in Exhibit A.

(x)    “Period of Restriction” means the eighteen-month period, beginning on the date of vesting during which the transfer of Shares acquired pursuant to the exercise of the Option Award (in whole or in part) is subject to a transfer restriction.

(y)    “Plan” means this 2021 Chief Executive Officer Incentive Plan.

(z)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(aa)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.

(bb)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(cc)    “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.    Stock Subject to the Plan.

(a)    Maximum Number. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed 25,000,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)    No Share Recycling. The Option Award issued under this Plan shall not be returned to the Plan and shall not become available for future issuance under the Plan under any circumstance.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(ii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority:

(i)    to grant the Option Award to the Chief Executive Officer pursuant to the terms set forth in Exhibit A;

(ii)    to approve the form of Award Agreement for use under the Plan;

(iii)    to construe and interpret the terms of the Plan and the Option Award granted pursuant to the Plan;

(iv)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, the Option Award or the Award Agreement;

(v)    to prescribe, amend and rescind rules and regulations relating to the Plan;

(vi)    to modify or amend the Option Award (subject to Section 10 of the Plan), including but not limited to the discretionary authority to accelerate vesting of the Option Award;

(vii)    to allow the Participant to satisfy tax withholding obligations in such manner as prescribed in Section 11 of the Plan;

(viii)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of the Option Award previously granted by the Administrator;

(ix)    to allow the Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under the Option Award; and

(x)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on the Participant. Any dispute regarding the interpretation of the Plan or the Award Agreement shall be submitted by the Participant to the Company for review. Only the Committee shall have the authority to review and resolve disputes with respect to the Option Award held by the Participant, and such resolution shall be final and binding on the Company and the Participant.

(d)    Administration of Option Awards Subject to Performance Goals. The Administrator shall determine and approve the extent to which the Performance Goals have been timely achieved and the extent to which the Shares subject to the Option Award have thereby been earned.

5.    Award Eligibility. Only the Chief Executive Officer is eligible to receive the Option Award under this Plan.

6.    Option Award.

(a)    Grant. The Option Award will be granted to the Chief Executive Officer on the Closing Date, subject to his employment with the Company on such date.

(b)    Vesting Criteria and Other Terms. The Option Award will vest pursuant to the criteria set forth in Exhibit A.

(c)    Option Award Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of the Option Award will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)    Waiting Period and Exercise Dates. The Option Award may become exercisable upon completion of a specified period of service with the Company or a Subsidiary and/or based on the achievement of the Performance Goals during the Performance Period as set forth in Exhibit A.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising the Option Award, including the method of payment. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option Award will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)    Exercise of Option Award.

(i)    Procedure for Exercise; Rights as a Stockholder. The Option Award granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as set forth in Exhibit A. The Option Award may not be exercised for a fraction of a Share.

The Option Award will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option Award, and (ii) full payment for the Shares with respect to which the Option Award is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option Award). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of the Option Award will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option Award, notwithstanding the exercise of the Option Award. The Company will issue (or cause to be issued) such Shares promptly after the Option Award is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 10 of the Plan.

7.    Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of the Option Award shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of the Option Award shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). The Option Award will not cease to vest in the case of (i) any leave of absence approved by the Administrator or (ii) transfers between locations of the Company or between the Company or any Subsidiary.

8.    Transferability of Option Award. Unless determined otherwise by the Administrator, the Option Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner.

9.    Restrictions on Shares Acquired Pursuant to the Option Award. Shares acquired upon the exercise of the Option Award (in whole or in part) may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the Period of Restriction.

10.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by the Option Award. Notwithstanding the forgoing, all adjustments under this Section 10 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)    Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify the Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, the Option Award will terminate immediately prior to the consummation of such proposed action.

(c)    Corporate Transaction. In the event of a Corporate Transaction, the Option Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of the Participant. Such determination, without the consent of the Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of the Option Award by the Company (if the Company is the surviving corporation); (B) the assumption of the Option Award by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for the Option Award; (D) the cancellation of the Option Award in exchange for a payment to the Participant equal to the excess of (1) the Fair Market Value of the Shares subject to the Option Award as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Option Award; provided, that, if the exercise price or purchase price for the Option Award equals or exceeds the Fair Market Value of the Shares subject to the Option Award, then the Option Award may be terminated without payment. Provided further, that at the discretion of the Administrator, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; provided, however, that any payout in connection with a terminated award shall comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder; (E) the full or partial acceleration of exercisability or vesting and accelerated expiration of the Option Award; or (F) the opportunity for the Participant to exercise the Option Award prior to the occurrence of the Corporate Transaction and the termination (for no consideration) upon the consummation of such Corporate Transaction of the Option if not exercised prior thereto.

(d)    Change in Control. The Option Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control or as may be provided in any other written agreement between the Company or any Subsidiary and the Participant, but in the absence of such provision, no such acceleration will occur.

11.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the Option Award (or exercise thereof) or prior to any time the Option Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that are required to be withheld or deducted or otherwise applicable with respect to the Option Award.

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares, or (c) delivering to the Company already-owned Shares. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)    Compliance With Section 409A of the Code. The Option Award will be designed and operated in such a manner that it is either exempt from the application of, or complies with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and the Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that the Option Award or payment is subject to Section 409A of the Code the Option Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.

(d)    Limitation on Payments. If any payment or benefit that the Participant will receive from the Company, any Subsidiary or any other party whether in connection with the provisions in this Plan or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Participant’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, the acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s equity awards. Participants shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Plan, and Participants shall not be reimbursed by the Company for any of those payments of personal tax liability.

12.    No Effect on Employment or Service. Neither the Plan nor the Option Award will confer upon the Participant any right with respect to continuing the Participant’s relationship as an Employee with the Company or any Subsidiary, nor will they interfere in any way with the Participant’s right or the Company’s or any Subsidiary’s right to terminate such relationship at any time, with or without Cause, to the extent permitted by Applicable Laws.

13.    Date of Grant. The date of grant of the Option Award will be, for all purposes, the Closing Date.

14.    Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

15.    Clawback/Recovery. The Administrator may specify in the Award Agreement that the Participant’s rights, payments, and/or benefits with respect to the Option Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of the Option Award. Notwithstanding any provisions to the contrary under this Plan, the Option Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require the Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Option Award and/or Shares issued under the Option Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Option Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

16.    Term of Plan. Subject to Section 20 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect until the Option Award granted hereunder is no longer outstanding.

17.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of the Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to the Option Award granted under the Plan prior to the date of such termination.

18.    Conditions Upon Issuance of Shares. Shares will not be issued pursuant to the exercise or vesting (as applicable) of the Option Award unless the exercise or vesting of the Option Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

19.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

20.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

21.    Governing Law. The Plan and the Option Award hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

Exhibit A

Grantee	Rao Mulpuri, as Chief Executive Officer (“CEO”) of the Company

CEO Performance Option Value

A stock option to purchase 25,000,000 shares of CF Finance Acquisition Corp. II (the “Acquiror” and after the Closing, the Company) common stock

Number of Vesting Tranches: 10 tranches; 10% of the stock option (2,500,000 shares per tranche) vests upon achievement of each milestone.

Equity Type	Nonqualified stock option

Exercise Price	The greater of (i) $10.00 per share and (ii) the closing trading price of the Acquiror’s publicly traded stock on the Nasdaq market on the Closing Date of the Merger.

Grant Date	The Closing Date.

Award Vesting Milestones

Ten percent (10%) of the stock option will vest and become exercisable upon the average trading price of the Company equaling each of the following amounts (based on a 60-day trailing average):

(i) $20.00 per share (the “First Vesting Event”);

(ii)  $30.00 per share (the “Second Vesting Event”);

(iii)  $40.00 per share (the “Third Vesting Event”);

(iv) $50.00 per share (the “Fourth Vesting Event);

(v)   $60.00 per share (the “Fifth Vesting Event”);

(vi) $70.00 per share (the “Sixth Vesting Event”);

(vii) $80.00 per share (the “Seventh Vesting Event”);

(viii)$90.00 per share (the “Eighth Vesting Event”);

(ix) $100.00 per share (the “Ninth Vesting Event”); and

(x)   $110.00 per share (the “Tenth Vesting Event”).

Each of the 10 tranches vest only when certified by the Board (or a committee delegated by the Board) as having been met.

Term of CEO Performance Option	10 years.

Post-Termination of Employment Exercise Period	One-year for vested option shares. Unvested option shares are forfeited upon termination of employment for any reason.

Employment Requirement For Continued Vesting

Vesting eligibility contingent upon employment as CEO or Executive Chairman of the Company

Extended exercise period: If Mr. Mulpuri is still employed at the Company in a role other than the specified roles above, he will no longer be able to vest under the award, but can continue to hold unexercised vested option shares for the full term of the award.

Termination of Employment	All unvested option shares are forfeited upon termination of employment for any reason. No acceleration of vesting upon termination of employment for any reason, including by reason of death or disability.

Change in Control Treatment of Milestones	The Company’s stock price for purposes of determining the milestones will be measured at the time of the Change in Control without regard to the 60-calendar day trailing averages of the Company’s stock price.

Exercise Methods / Requirements

Exercise Methods:

•  Cashless: sufficient shares to cover exercise prices and taxes are simultaneously sold upon exercise of option shares; and

•  Cash: exercise price is paid in cash upon exercise of option shares.

Holding Period of Shares Acquired Upon Exercise	All shares acquired upon exercise of options are subject to an eighteen-month holding period, that begins on the date that the underlying options vested.

Milestone Adjustments	Milestone targets will be adjusted higher or lower, as applicable, to account for any of the following: stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the Company’s common stock, subdivision of the Company’s common stock, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Company’s common stock or other securities of the Company or other significant corporate transaction, or other change affecting the Company’s common stock occurs.

Administration	Board of Directors of the Company, or the Compensation Committee upon delegation by the Board of Directors, shall act as the administrator of the Plan.

Certain Other Change in Control Provisions	Upon a Change in Control, any vested portion of the award will be assumed or substituted by the successor and any unvested portion of the award automatically will terminate at the effective time of the Change in Control event unless otherwise agreed at the time of the Change in Control. The vested and unexercised portion of the award will remain exercisable through its expiration date.

ANNEX G

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2020, by and among CF Finance Holdings II, LLC, a Delaware limited liability company (“Sponsor”), CF Finance Acquisition Corp. II, a Delaware corporation (“Acquiror”), and View, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Acquiror, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company.

WHEREAS, Sponsor owns 12,470,000 shares (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, the “Founder Shares”) of Class B common stock, par value $0.0001 per share, of Acquiror (the “Class B Common Stock”);

WHEREAS, in connection with Acquiror’s initial public offering, Acquiror, Sponsor and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of August 26, 2020 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Acquiror securities owned by them;

WHEREAS, Article IV, Section 4.3(b)(ii) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the Founder Shares will automatically convert into shares of Class A Common Stock, par value $0.0001 per share, of Acquiror upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock (together with any successor equity security thereto in the Transactions (as defined below), “Class A Common Stock”), or Equity-linked Securities (as defined in the Acquiror Charter), are issued or deemed issued in excess of the amounts sold in Acquiror’s initial public offering (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub and the Company are entering into the Merger Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, Merger Sub will merge with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein (the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the Merger Agreement, the Company has required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of the Company, (a) Sponsor agrees that it will comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter in all material respects, including voting in favor of the Transactions and not redeeming its shares of Acquiror common stock in connection with the Transactions, (b) Acquiror agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and Acquiror agree (i) that the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned) will be required in addition to the prior written consent of the Representative (as defined in the

Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, Sponsor, on behalf of itself and its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, Acquiror, Merger Sub and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) a Releasing Party’s capacity as a current or former stockholder, officer or director, manager, employee or agent of Acquiror or any of its predecessors or Affiliates (or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity it is or was serving at the request of Acquiror or any of its Subsidiaries) or (ii) any Contract with Acquiror or any of its Subsidiaries entered into or established prior to the Closing, with the effect that any such Contract, including any provision purporting to survive termination of such Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to Sponsor.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3(b), in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3(b) and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Registration Rights Agreement, dated as of August 26, 2020, by and among Acquiror, Sponsor and the other Holders party thereto, (D) the Expense Advancement Agreement, dated as of August 26, 2020, by and between Acquiror and Sponsor, and the Promissory Note, dated as of August 26, 2020, by Acquiror in favor of Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between Acquiror and Sponsor prior to the Closing without violation of the terms of the Merger Agreement, or (E) any PIPE Subscription Agreements to which a Releasing Party may be a party, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms; (ii) any rights with respect to the capital stock or warrants of Acquiror owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of Acquiror or any of its Subsidiaries or any indemnity or similar agreements by Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor and Acquiror (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Section 3.

Section 4 Sponsor Earn-Out.

(a) Sponsor hereby agrees that, upon and subject to the Closing, it will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership with respect to, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) with respect to, four million nine hundred seventy thousand (4,970,000) of the Founder Shares owned by Sponsor (together with any equity securities paid as dividends or distributions with respect to such Founder Shares or into which such Founder Shares are exchanged or converted, in either case, after the Closing, the “Earn-Out Shares”), unless, until and to the extent that a Release Event (as defined below) has occurred with respect to such Earn-Out Shares; provided, that Sponsor may, by providing notice to Acquiror and the Company prior to or promptly after such transfer, transfer all or any portion of the Earn-Out Shares to any person or entity that qualifies as a permitted transferee under Section 7(c) the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such Earn-Out Shares. In the event that a Release Event has not occurred on or prior to the date which is five (5) years following the Closing (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earn-Out Period”) with respect to all of the Earn-Out Shares, Sponsor hereby agrees to forfeit any of its Earn-Out Shares that have not been subject to a Release Event. In order to effectuate such forfeiture in the event that a Release Event has not theretofore occurred with respect to all Earn-Out Shares, upon the Termination Date, Sponsor shall promptly, but in any event within five (5) Business Days, deliver its Earn-Out Shares that have not been subject to a Release Event to Acquiror in certificated or book entry form (at the election of Sponsor) for cancellation by Acquiror. The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 4 and the risk of forfeiture associated with the Earn-Out Shares. Acquiror will use its best efforts to cause such legend to be removed as promptly as practicable, but in any event within (5) Business Days, after the written request by Sponsor following a Release Event with respect to such Earn-Out Shares. Until and unless the Earn-Out Shares are forfeited, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions thereon.

(b) The Earn-Out Shares shall vest and no longer be subject to forfeiture as follows (each, as applicable to the relevant Earn-Out Shares, a “Release Event”):

(i) 2,485,000 of the Earn-Out Shares will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4 if the closing stock price of shares of Acquiror Class A Common Stock (or any common or ordinary equity security that is the successor to Acquiror Class A Common Stock (together with the Acquiror Class A Common Stock, the “Public Common Stock”)) on the principal exchange on which such securities are then listed or quoted shall have been at or above $12.50 (the “First Price Threshold”) for five (5) trading days (which need not be consecutive) over a ten (10) trading day period at any time during the Earn-Out Period;

(ii) 1,242,500 of the Earn-Out Shares will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4 if the closing stock price of shares of the Public Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $15.00 (the “Second Price Threshold”) for five (5) trading days (which need not be consecutive) over a ten (10) trading day period at any time during the Earn-Out Period;

(iii) 1,242,500 of the Earn-Out Shares will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4 if the closing stock price of shares of the Public Common Stock on the principal exchange on which such securities are then listed or quoted shall have been at or above $20.00 (the “Third Price Threshold” and, together with the First Price Threshold and the Second Price Threshold, the “Price Thresholds”) for five (5) trading days (which need not be consecutive) over a ten (10) trading day period at any time during the Earn-Out Period; and

(iv) All of the Earn-Out Shares that have not yet vested will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4 in the event of an Early Release Event, effective immediately prior to the consummation of such Early Release Event.

(c) An “Early Release Event” means any of the following:

(i) if Acquiror is merged, consolidated or reorganized with or into another Person (an “Purchaser”) except for any such merger or consolidation in which the shares of Acquiror capital stock outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation;

(ii) Acquiror and/or its subsidiaries sell, lease, assign, transfer, exclusively license or otherwise dispose of, in one or a series of related transactions, all or substantially all of the assets of Acquiror and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of Acquiror if substantially all of the assets of Acquiror and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of Acquiror;

(iii) a Schedule 13D or Schedule 13G report (or any successor schedule form or report), each as promulgated pursuant to the Exchange Act, is filed with the SEC disclosing that any person or group (as the terms “person” and “group” are used in Section 13(d) or Section 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term “beneficial owner” is defined in Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of a percentage of shares of the outstanding Public Common Stock that represents more than 50% of the voting power of Acquiror;

(iv) during any period beginning immediately after the Closing, the Continuing Directors cease to constitute at least a majority of the Board of Directors of Acquiror (for purposes hereof, the term “Continuing Directors” means the directors still in office who either were directors at the Closing or who were directors elected to the Board of Directors and whose election or nomination was approved by the Nominating Committee of the Board of Directors of Acquiror or, if there is no Nominating Committee, whose election or nomination was approved by a vote of a majority of the directors then still in office or whose election to the Board of Directors was previously so approved);

(v) if Acquiror shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act 1934 or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; or

(vi) if the Acquiror Class A Common Stock or other Public Common Stock shall cease to be listed on a national securities exchange.

(d) The Price Thresholds and the applicable number of Earn-Out Shares released for each applicable Release Event shall be subject to equitable adjustment for share splits, share dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Public Common Stock after the Closing. Additionally, each Price Threshold shall be reduced by the amount of the aggregate cash or the fair market value of any securities or other assets paid or payable by Acquiror (or any successor public company) to the holders of Public Common Shares, on a per share basis, as an extraordinary dividend or distribution following the Closing.

Section 5 General.

(a) Termination. This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to: CF Finance Acquisition Corp. II 110 East 59th Street New York, New York 10022 Attention: Chief Executive Officer Email: CFFinanceII@cantor.com	With a copy (which will not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attention: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

If to the Company, to: View, Inc. 195 S. Milpitas Blvd Milpitas, CA 95035 Attention: Bill Krause, Senior Vice President, General Counsel and Secretary Email: bill.krause@view.com

With a copy (which shall not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies, Esq.

Email: Michael.mies@skadden.com

If to Acquiror from and after the Closing, to:

View Holdings, Inc.

195 S. Milpitas Blvd

Milpitas, CA 95035

Attention: Bill Krause, Senior Vice President, General Counsel and Secretary

Email: bill.krause@view.com

With a copy (which will not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies, Esq.

Email: Michael.mies@skadden.com

If to Sponsor, to: CF Finance Holdings II, LLC 110 East 59th Street New York, New York 10022 Attention: Chief Executive Officer Email: CFFinanceII@cantor.com	With a copy (which shall not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attention: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

(c) Entire Agreement. This Agreement (including the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares (including Earnout Shares) or Private Placement Units (as defined in the Insider Letter) (or component securities or shares of Class A Common Stock issuable upon the exercise of the warrants underlying the Private Placement Units) to any Permitted Transferee in accordance with Section 7(c) of the Insider Letter and this Agreement, Sponsor may, by providing notice to Acquiror and the Company prior to or promptly after such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder with respect to such securities. Any purported assignment in violation of this Section 5(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 5(j).

(k) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Acquiror, and not in its capacity as a director (including “director by deputization”), officer or employee of Acquiror, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving as a director of Acquiror or any Subsidiary of Acquiror, acting in such person’s capacity as a director or officer of Acquiror or any Subsidiary of Acquiror (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and Transactions).

(l) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and

“hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(m) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

CF FINANCE HOLDINGS II, LLC

By:	/s/ Paul Pion
Name:	Paul Pion
Title:	Chief Financial Officer

CF FINANCE ACQUISITION CORP. II

By:	/s/ Paul Pion
Name:	Paul Pion
Title:	Chief Financial Officer

VIEW, INC.

By:	/s/ Rao Mulpuri
Name:	Rao Mulpuri
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

ANNEX H

SUBSCRIPTION AGREEMENT

November 30, 2020

CF Finance Acquisition Corp. II

110 East 59th Street

New York, New York 10022

Email: CFFinanceII@cantor.com

Attention: Chief Executive Officer

View, Inc.

195 South Milpitas Boulevard

Milpitas, CA 95035

Attn: Chief Executive Officer

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between CF Finance Acquisition Corp. II, a Delaware corporation (the “Company”), and View, Inc., a Delaware corporation (“Target”), pursuant to that certain Agreement and Plan of Merger, dated as of November 30, 2020 (as it may be amended, the “Transaction Agreement”), by and among, the Company, Target and certain other parties named therein, the Company is seeking commitments to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to 30,000,000 shares of Common Stock, at the Purchase Price [(subject to offset by Non-Redeemed Shares purchased by such Other Subscribers that are Eligible Subscribers (as described in Section 1 below))]1. In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms provided for herein. [Notwithstanding anything to the contrary contained in this Subscription Agreement, if the Subscriber is an Eligible Subscriber (as defined below), if after the later of (x) the date of this Subscription Agreement and (y) the public announcement of the Transaction Agreement the Subscriber acquires ownership of shares of Common Stock in the open market or in privately negotiated transactions with third parties (along with any related rights to redeem or convert such shares in connection with the redemption conducted by the Company in accordance with the Company’s organizational documents and the CFII Prospectus (as defined below) in conjunction with the Transaction Closing (the “Redemption”)) at least five (5) business days prior to the Company’s special meeting of stockholders to approve the Transaction and the Subscriber does not redeem or convert such shares in connection with the Redemption (including revoking any prior redemption or conversion elections made with respect to such shares) (such shares, “Non-Redeemed Shares”), the number of Shares for which the Subscriber (only if an Eligible Subscriber) is obligated to purchase under this Subscription Agreement shall be reduced by the number of Non-Redeemed Shares; provided, that promptly upon the Company’s request, the Subscriber will provide the Company with documentary evidence reasonably requested by the Company to evidence such Non-Redeemed Shares. The term “Eligible Subscriber” means any subscriber in the Offering who is not a beneficial or record owner of the Target’s equity or an affiliate of the Company prior to the Closing.]2

[1]	Conform terms if language reference in footnote 2 is removed.
[2]	Subscriber may elect to remove this provision from its Subscription Agreement upon execution.

2. Closing; Delivery of Shares.

(a) The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

(b) At least five (5) business days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than two (2) business days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Shares to the Subscriber. The Subscriber shall deliver to the Company, on or prior to 8:00 a.m. (Eastern time) (or as soon as practicable after the Company or its transfer agent delivers evidence of the issuance to Subscriber of the Shares on and as of the Closing Date) on the Closing Date the Purchase Price in cash via wire transfer to the account specified in the Closing Notice against delivery by the Company to Subscriber of (i) the Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within one (1) business day after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than two (2) business days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by the Subscriber to the Company by wire transfer in immediately available funds to the account specified by the Subscriber.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing).

(b) The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment or modification of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement.

4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws or under the laws of the State of Delaware.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the NASDAQ marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) any required filing of a Notice of Exempt Offering of Securities on Form D with U.S. Securities and Exchange Commission (the “SEC”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), (ii) the filing with the SEC of the Registration Statement (as defined below), (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 11, (v) any filings or notices required by Nasdaq, and (vi) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, (ii) 20,000,000 shares of Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”) and (iii) 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). As of the date of this Subscription Agreement, (A) 51,100,000 shares of Common Stock are issued and outstanding, (B) 12,500,000 shares of Class B Common Stock are issued and outstanding, (C) 16,666,667 redeemable public warrants to purchase Common Stock are issued and outstanding, (D) 366,667 private placement warrants to purchase Common Stock are issued and outstanding, and (E) no Preferred Stock is issued and outstanding. All (1) issued and outstanding shares of Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock, Class B Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries, other than PVMS Merger Sub, Inc., a Delaware corporation, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

(g) The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq

Capital Market under the symbol “CFII.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq of the Company’s listing application with respect to the Transaction.

(h) Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

(i) The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(j) The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation paid to Goldman Sachs & Co. LLC (“Goldman Sachs”) and Cantor Fitzgerald & Co. as placement agents (collectively with Goldman Sachs, the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any shares of Common Stock in the Offering.

(k) The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the SEC prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(n) Other than the Other Subscription Agreements and the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company through the Offering. No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

(o) The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, after the Closing the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Subscriber effecting a pledge of Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement. The Company hereby agrees to execute and deliver such reasonable documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Subscriber.

(p) The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) (an “Accredited Investor”) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares.

(b) The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

(c) The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(d) The Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(e) The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the SEC, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of August 26, 2020 and filed with the SEC (File No. 333-241727) on August 28, 2020 (the “CFII Prospectus”), (ii) each filing made by the Company with the SEC following the filing of the CFII Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, a copy of which will be filed by the Company with the SEC and (iv) the investor presentation by the Company and the Target, a copy of which will be furnished by the Company to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(f) The Subscriber became aware of this Offering of the Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agents or a representative of the Company or the Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agents or a representative of the Company or the Placement Agents. The Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the SEC. The Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision.

(h) Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) In making its decision to purchase the Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Company, Target or the Shares or the offer and sale of the Shares.

(j) The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(k) The Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(l) The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m) Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(n) The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.

(o) No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Shares, the Placement Agents have not made any recommendations regarding an investment in the Company or the Shares or acted as the Subscriber’s financial advisor or fiduciary.

(p) The Subscriber acknowledges and is aware that Goldman Sachs is acting as financial advisor to the Target in connection with the Transaction.

6. Registration Rights.

(a) To the extent that the Shares are not included in the registration statement to be filed with the SEC in connection with the Transaction, the Company agrees that, within thirty (30) calendar days after the Transaction Closing (the “Filing Date”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 6, “Registration Statement”), and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) three years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Shares covered by such Registration Statement, or (iii) on the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without restriction, including without limitation, any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 6. For purposes of this Section 6, “Shares” shall mean, as of any date of determination, the Shares and any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within five (5) business days:

(A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Shares contemplated hereby and (B) for so long as the Subscriber holds Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144.

(c) The Company may delay filing or suspend the use of any such registration statement if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Shares sold by the Subscriber within two (2) business days of the date that such Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith).

(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Company and each of the foregoing, a “Company Indemnified Party”), from and against any Losses, that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

(f) If the indemnification provided under this Section 6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 6 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 6(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Shares giving rise to such indemnification obligation.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Agreement End Date” as defined in the Transaction Agreement, as it may be amended; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and (ii) the provisions of Sections 8 through 10 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely.

8. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the CFII Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the CFII Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the CFII Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO and is subject to further extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 8 to the contrary, nothing herein shall be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

9. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor and an Institutional Account, so long as the Subscriber provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Shares, and the Subscriber shall provide such information to the Company upon such request to the extent readily available and to the extent consistent with the Subscriber’s internal policies and procedures, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

(c) The Subscriber acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. Except (i) as expressly set forth in Section 9(p) or (ii) for the rights after the Closing of the Subscriber Indemnified Parties under Sections 6(d) and 6(f) (provided, that, in order to enforce any rights under this Subscription Agreement, any Subscriber Indemnified Parties will be subject to the provisions of Section 8 that apply to the Subscriber) and the Company Indemnified Parties under Sections 6(e) and 6(f), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

(d) The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of Subscriber or any of its affiliates or investment advisers, or include the name of Subscriber or any of its affiliates or investment advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, in either case in connection with this Subscription Agreement or the transactions contemplated hereby, without the prior written consent of Subscriber (not to be unreasonably withheld, delayed or conditioned), except to the extent such disclosure is required by applicable law, rule, regulation, SEC or stock exchange requirement or at the request of any governmental or regulatory agency or as required by legal process, in which case the Company shall provide Subscriber with written notice of such disclosure permitted under this Section 9(d) prior to or as reasonably practicable following such disclosure.

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(f) This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 9(f), Section 9(p) and Section 10 of this Subscription Agreement may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agents without the written consent of the Placement Agents.

(g) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(h) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(i) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(j) This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(k) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(l) THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to: CF Finance Acquisition Corp. II 110 East 59th Street New York, New York 10022 Email: CFFinanceII@cantor.com Attention: Chief Executive Officer with copies (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Stuart Neuhauser, Esq.

         Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com

            mgray@egsllp.com

Telephone No.: (212) 370-1300

Facsimile No.: (212) 370-7889

and

Cantor Fitzgerald & Co.

110 East 59th Street

New York, New York 10022

Email: smerkel@cantor.com

Attention: Stephen Merkel, General Counsel

Notice to the Subscriber shall be given to the address underneath the Subscriber’s name on the signature page hereto.

(n) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, CF Finance Holdings II, LLC.

(o) At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(p) The parties hereto agree that the Placement Agents are express third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and convents of the Subscriber contained in Section 5, and their express rights set forth in Section 9(f) and this Section 9(p).

10. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agents, their respective affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

11. Disclosure. The Company shall, promptly, but in any event by the end of the first (1st) business day, following the execution of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Press Release”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Press Release. Upon the issuance of the Press Release, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors or employees or agents (including the Placement Agent) and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agent or any of their respective affiliates.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CF FINANCE ACQUISITION CORP. II

By:
Name:
Title:

{Signature Page to Subscription Agreement}

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount: $

Number of Shares:

EIN Number:

{Signature Page to Subscription Agreement}

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), or (7) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

(i)	A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)	An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under the section 203(l) or (m) of the Investment Advisers Act;

(iv)	An insurance company as defined in section 2(13) of the Exchange Act;

(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(vii)	A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(viii)	An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ix)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(x)	An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000; and/or

(xi)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company.

(xii)	The Subscriber does not qualify under any of the investor categories set forth in (i) through (xi) above.

2.1	Type of the Subscriber. Indicate the form of entity of the Subscriber:

	☐	Limited Partnership	☐	Corporation

	☐	General Partnership	☐	Revocable Trust

	☐	Other Type of Trust (indicate type):

	☐	Other (indicate form of organization):

Subscriber:

Subscriber Name:

By:
Signatory Name:
Signatory Title:

ANNEX I

STOCKHOLDER VOTING AGREEMENT

by and among

CF FINANCE ACQUISITION CORP. II

and certain

STOCKHOLDERS OF VIEW, INC.

Dated as of November 30, 2020

STOCKHOLDER VOTING AGREEMENT

This STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2020, by and among the persons identified on Schedule I hereto (each, a “Stockholder” and collectively the “Stockholders”) and CF Finance Acquisition Corp. II, a Delaware corporation (“Acquiror”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the date of this Agreement (as amended from time to time, the “Merger Agreement”) by and among Acquiror, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”) and View, Inc., a Delaware corporation (the “Company”).

WHEREAS, each Stockholder owns the number and class(es) of shares of Company Capital Stock, par value $0.0001 per share of the Company set forth next to the name of such Stockholder on Schedule I (collectively, together with all other securities of the Company that such Stockholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Stockholder Shares”);

WHEREAS, the board of directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, and the Company are entering into the Merger Agreement, which provides for, among other things, the merger of Merger Sub with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of Acquiror) upon the terms and subject to the conditions set forth therein (the “Merger”);

WHEREAS, obtaining the Company Written Consent is a condition precedent to the consummation of the Merger; and

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Merger Agreement, Acquiror has required each Stockholder to enter into this Agreement and a Lock-Up Agreement entered into concurrently herewith.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Stockholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Effective Time and (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Stockholder hereby agrees:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, at which the Merger Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the stockholders of the Company, unless otherwise directed in writing by Acquiror, to vote, or to cause the voting of, the Stockholder Shares in favor of: (1) the approval and adoption of the Merger Agreement; and (2) the Merger and the other Transactions and all agreements related to the Merger (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party); and (B) promptly, but in no event later than five (5) Business Days, after the registration statement filed with the SEC on Form S-4 is declared effective, to execute and deliver the Company Written Consent; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Stockholder Shares against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, including: (aa) any Alternative Transaction and any action required or desirable in furtherance thereof; (bb) any Acquisition Proposal and any action required or desirable in furtherance thereof; (cc) any change in a majority of the board of directors of the Company existing as of the date of this Agreement; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s certificate of incorporation or bylaws or the organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the Merger Agreement), except if approved in writing by Acquiror; or (ee) any other change in the corporate structure or fundamental change to the business of the Company or any of its Subsidiaries, except if approved in writing by Acquiror, (2) any other action made in opposition to the adoption of the Merger Agreement or inconsistent with the Merger and the other Transactions (or with the Ancillary Agreements to which the Company or any of its Subsidiaries is a party), (3) any action, proposal, transaction or agreement that, would reasonably be expected to result in a material breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Stockholder contained in this Agreement, (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled and (5) any action that would preclude Acquiror from filing with the SEC a registration statement on Form S-4 as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A); provided, that as of the effective date of the Merger, no amendment, modification or waiver of the Merger Agreement that has not been approved by such Stockholder shall have occurred that would reasonably be expected to adversely affect the economic benefits that such Stockholder would reasonably expect to receive pursuant to the Merger other than in a de minimis amount.

Notwithstanding anything to the contrary in this Section 1(a), this Section 1(a) shall not apply to (i) any proposal submitted to any of the Stockholders holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, whether at a meeting or in an action by written consent, to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits provided pursuant to any employee benefit plan or other Company Contracts (as defined below) that might result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code or (ii) any actions requested by or consented to by Acquiror.

(b) During the Restricted Period, each Stockholder shall not, and shall cause such Stockholder’s Affiliates not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any View Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any View Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage any View Company to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(c) Each Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement and the Merger, including under Section 262 of the Delaware General Corporation Law (the “DGCL”), that such Stockholder may have with respect to the Stockholder Shares owned beneficially or of record by such Stockholder.

(d) Subject to and conditioned upon the Closing, each Stockholder hereby agrees to terminate, effective immediately prior to the Effective Time, to the extent such Stockholder is a party thereto, (i) (A) that certain Eighth Amended and Restated Investors’ Rights Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time, (B) that certain Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time, and (C) that certain Tenth Amended and Restated Voting Agreement in respect of the Company, dated as of November 21, 2018, as amended and/or restated from time to time (the “Voting Agreement”), and (ii) if applicable to such Stockholder, any rights under any side letter between such Stockholder and the Company.

Section 2 Irrevocable Proxy. Each Stockholder hereby revokes any proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Stockholder Shares (other than pursuant to Section 9(h) of the Voting Agreement), hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy in accordance with the DGCL for and on such Stockholder’s behalf, for and in such Stockholder’s name, place and stead, in the event that such Stockholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Stockholder Shares of such Stockholder and grant all written consents thereto, in each case in accordance with the provisions of Sections 1(a)(i) and (ii) and represent and otherwise act for such Stockholder in the same manner and with the same effect as if such Stockholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Stockholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.13. Each Stockholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Acquiror of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Stockholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Stockholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Section 3 Representations and Warranties of the Stockholders. Each Stockholder represents and warrants to Acquiror, severally and not jointly, as follows:

3.1. Authorization. If such Stockholder is an individual, such Stockholder has all requisite capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Stockholder is not an individual, such Stockholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of any such Stockholder or such Stockholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) With the exception of any notification or approval that the Company or such Stockholder is required to provide under the terms of any applicable Laws, as set forth on Schedule II hereto, the execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq on the part of such Stockholder.

(b) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Stockholder if such Stockholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of such Stockholder’s properties or assets are bound or any Governmental Order or Law applicable to such Stockholder or such Stockholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Stockholder, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to timely perform its obligations hereunder or to timely consummate the transactions contemplated hereby.

3.3. Ownership of Stockholder Shares. Such Stockholder (a) has good and valid title to and holds of record all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement), (b) has the sole voting power with respect to such Stockholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Stockholder Shares (other than this Agreement and Section 9(h) of the Voting Agreement) (except as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement). Except as set forth on Schedule I, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder (or any trusts for the benefit of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. With respect to any written consent of the stockholders of the Company referred to in clause (B) of Section 1(a)(i), such Stockholder or such Stockholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Stockholder Shares listed next to the name of such Stockholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or as would not otherwise restrict the performance of any of such Stockholder’s obligations pursuant to this Agreement), except with respect to any Stockholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4. Contracts with Company. Except for (a) the Contracts set forth in Section 1(d) of this Agreement, (b) any Contract listed in Schedules 3.5(f) and 3.18 of the Company Disclosure Letter and (c) any agreement pursuant to which such Stockholder purchased or received any Stockholder Shares, Company Options or Company Warrants which was shared with Acquiror in the Company’s virtual data room for the Merger and the Transactions, neither such Stockholder nor any family member of such Stockholder (if such Stockholder is an individual) nor any of the Affiliates of such Stockholder or of such family member of such Stockholder is a party to any Contract with the Company and/or any of its Subsidiaries.

3.5. Independent Advice. Such Stockholder has carefully reviewed the Merger Agreement and the other documentation relating to the Merger and the Transactions (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party), and has had an opportunity to discuss the Merger Agreement, such other documentation (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and this Agreement with legal, financial and tax advisors of his, her or its own choosing.

Section 4 No Transfers.

(a) Each Stockholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Stockholder Shares, Company Options or Company Warrants owned of record or beneficially by such Stockholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Stockholder hereby authorizes Acquiror to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Stockholder to such Stockholder’s estate, such Stockholder’s immediate family, to a trust for the benefit of such Stockholder’s family, by will, other testamentary document or under the laws of intestacy upon the death of such Stockholder or to an Affiliate of such Stockholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to evidence in a writing such Transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder (such a writing, a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Stockholder hereby agrees not to, and not to permit any Person under such Stockholder’s control to deposit any of such Stockholder’s Stockholder Shares in a voting trust or subject any of the Stockholder Shares owned beneficially or of record by such Stockholder to any arrangement with respect to the voting of such Stockholder Shares other than agreements entered into with Acquiror or Merger Sub.

Section 5 Waiver and Release of Claims. Each Stockholder covenants and agrees, severally with respect to such Stockholder only and not with respect to any other Stockholder, as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, each Stockholder, on behalf of such Stockholder and his, her or its Affiliates (or, solely with respect to SVF Excalibur (Cayman) Limited, such Stockholder’s controlled Affiliates) and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company, Acquiror, Merger Sub, CF Finance Holdings II, LLC and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and (except with respect to Acquiror, Merger Sub and CF Finance Holdings II, LLC) Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) the Stockholder’s capacity as a current or former stockholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates (or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of the Company or any of its Subsidiaries) or (ii) any Contract with the Company or any of its Subsidiaries entered into or established prior to the Closing, including any stockholders agreements, equity purchase agreements or previous noncompetition agreements (the “Company Contracts”), with the effect that, without derogating from Section 1(d), any such Company Contract, including any provision purporting to survive termination of such Company Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to such Stockholder.

(b) Each Stockholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Stockholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Stockholder knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Stockholder understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, each Stockholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Stockholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, Acquiror would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Stockholder releases or discharges, and each Stockholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of the Company or any of its Subsidiaries with respect to such Stockholder, any of its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 5.4 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 General.

6.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror:

CF Finance Acquisition Corp. II

110 East 59th Street

New York, New York 10022

Email: CFFinanceII@cantor.com

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Attention: Kenneth A. Lefkowitz

Facsimile: +1 212 299-6557

Email: ken.lefkowitz@hugheshubbard.com

If to a Stockholder, at such Stockholder’s address set forth on Schedule I.

6.2. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

6.3. Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which a Stockholder is a party.

6.4. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

6.5. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

6.6. Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

6.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Stockholder without the prior written consent of Acquiror. Acquiror may assign its rights, interests or obligations under this Agreement to any of its Affiliates in conjunction with a valid assignment of its rights, interests or obligations under the Merger Agreement. Any purported assignment in violation of the preceding two sentences shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

6.8. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

6.9. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

6.10. Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

6.11. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 2, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Effective Time, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.11.

6.12. Publicity.

(a) All press releases or other public communications of any Stockholder relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld by any party; provided, that no Stockholder shall be required to obtain consent pursuant to this Section 6.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.12(a) by (i) such Stockholder or (ii) to such Stockholder’s knowledge, any other party to this Agreement.

(b) The restriction in Section 6.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Stockholder making the announcement shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

6.13. Termination. This Agreement shall terminate at the conclusion of the Restricted Period; provided, however, that no termination of this Agreement shall relieve or release any Stockholder from any obligations or liabilities arising out of such Stockholder’s breaches of this Agreement prior to such termination.

6.14. Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director (including “director by deputization”), officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Stockholder or any representative of Stockholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Voting Agreement as of the date first written above.

CF FINANCE ACQUISITION CORP. II

By:
Name:
Title:

[Signature Page to Stockholder Voting Agreement]

[STOCKHOLDER]

[Signature Page to Stockholder Voting Agreement]

SCHEDULE I

Stockholder & Notice Address	Shares and Class of Company Capital Stock	Company Options	Company Warrants (by class)	Beneficial or Record Ownership
SVF Excalibur (Cayman) Limited	Common: 24,477,839 Series H: 2,500,000,000	N/A	N/A	2,524,477,839
Madrone Entities

Madrone Partners, L.P.	Common: 5,220,144 Series A: 196,523 Series B: 7,916,667 Series E: 105,124,951 Series G: 954,021,298 Series H: 8,522,728	N/A	Series H: 44,969,566	1,125,971,877

View Stakeholders, LLC	Series C: 7,903,779 Series D: 16,434,261 Series E: 69,989,637 Series F: 862,183	N/A	N/A	95,189,860

Guardians of New Zealand Superannuation	Common: 5,220,143 Series A: 196,524 Series B: 7,916,666 Series F: 130,159,487 Series G: 848,148,908	N/A	Series H: 16,235,754	1,007,877,482

Stockholder & Notice Address	Shares and Class of Company Capital Stock	Company Options	Company Warrants (by class)	Beneficial or Record Ownership

Rao Mulpuri	Common: 10,021,783	554,330,069	N/A	564,351,852

Vidul Prakash	N/A	50,000,000	N/A	50,000,000

Rahul Bammi	N/A	94,421,803	N/A	94,421,803

Martin Neumann	N/A	21,485,000	N/A	21,485,000

Nitesh Trikha	N/A	18,500,000	N/A	18,500,000

Sridhar Kailasam	Common: 350,000	21,400,000	N/A	21,750,000

Anshu Pradhan	Common: 425,000	21,500,000	N/A	21,925,000

William Krause	N/A	13,500,000	N/A	13,500,000

Harold Hughes	N/A	12,000,000	N/A	12,000,000

Tom Leppert	N/A	12,250,000	N/A	12,250,000

William Veghte	N/A	10,000,000	N/A	10,000,000

Stockholder & Notice Address	Shares and Class of Company Capital Stock	Company Options	Company Warrants (by class)	Beneficial or Record Ownership
Total	Common: 45,714,909 Series A: 393,047 Series B: 15,833,333 Series C: 7,903,779 Series D: 16,434,261 Series E: 175,114,588 Series F: 131,021,670 Series G: 1,802,170,206 Series H: 2,508,522,728	829,386,872	Series H: 61,205,320	5,593,700,713

ANNEX J

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2020 by and among (i) CF Finance Acquisition Corp. II, a Delaware corporation (together with its successors, “Acquiror”), (ii) View, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

WHEREAS, on or about the date hereof, Acquiror, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued shares of Acquiror Class A Common Stock, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, as of the date hereof, Holder is a holder of Company Capital Stock, Company Options and/or Company Warrants in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Acquiror Class A Common Stock, Assumed Options and Assumed Warrants to be received by Holder as consideration in the Merger, including any Acquiror Class A Common Stock underlying the Assumed Options or Assumed Warrants (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Acquiror in accordance with Section 2(h), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (x) the six (6) month anniversary of the date of the Closing and (y) the date after the Closing on which Acquiror consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their equity holdings in Acquiror for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee (as defined below), (III) by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement or (IV) in connection with Acquiror’s consummation of a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their equity holdings in Acquiror for cash, securities or other property; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to Acquiror and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse or domestic partner, the siblings of such person and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses or domestic partners and siblings), (B) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, and (D) if Holder is an entity, any direct or indirect partners, members or equity holders of Holder, any affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Holder or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates. Holder further agrees to execute such agreements as may be reasonably requested by Acquiror or the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period, except in compliance with the foregoing restrictions.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF NOVEMBER 30, 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Acquiror will make best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Holder hereby acknowledges and agrees that, upon the Effective Time, each of Holder’s Company Options and/or Company Warrants outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, shall be converted into Assumed Options and/or Assumed Warrants in accordance with Sections 2.5(c) or 2.5(d) of the Merger Agreement, as applicable, and without any right or claim to any further equity or other compensation with respect to such Company Options and/or Company Warrants.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Acquiror in accordance with Section 2(h). Each of Acquiror and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties. Except for the rights of the Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to: CF Finance Acquisition Corp. II 110 East 59th Street New York, New York 10022 Attention: Chief Executive Officer Email: CFFinanceII@cantor.com	With a copy (which will not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attention: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

If to the Company, to: View, Inc. 195 S. Milpitas Blvd Milpitas, CA 95035 Attention: Bill Krause, Senior Vice President, General Counsel and Secretary Email: bill.krause@view.com

With a copy (which shall not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies, Esq.

Email: Michael.mies@skadden.com

If to Acquiror from and after the Closing, to:

CF Finance Acquisition Corp. II

c/o CF Finance Holdings II, LLC

110 East 59th Street

New York, New York 10022

Attention: Chief Executive Officer

Email: CFFinanceII@cantor.com

With copies (which shall not constitute notice) to:

View, Inc.

195 S. Milpitas Blvd

Milpitas, CA 95035

Attention: Bill Krause, Senior Vice President, General Counsel and Secretary

Email: bill.krause@view.com

and

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies, Esq.

Email: Michael.mies@skadden.com

and

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Attention: Ken Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, the Company and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of Acquiror. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any and all determinations, actions or other authorizations under this Agreement on behalf of Acquiror from and after the Closing, including enforcing Acquiror’s rights and remedies under this Agreement, or providing any waivers or amendments with respect to this Agreement or the provisions hereof, shall solely be made, taken and authorized by, or as directed by, Acquiror’s sponsor, CF Finance Holdings II, LLC (the “Sponsor”); provided, that the Sponsor may, without being required to obtain the consent of any party hereto, assign all of its rights under this Agreement to any Affiliate of the Sponsor to whom the Sponsor’s Acquiror shares are transferred after the Closing. Without limiting the foregoing, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Acquiror or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Acquiror or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Acquiror and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of Acquiror and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror and the Company or any of the obligations of Holder under any other agreement between Holder and Acquiror or the Company or any certificate or instrument executed by Holder in favor of Acquiror or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Pages Follow}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Acquiror:

CF Finance Acquisition Corp. II

By:
Name:
Title:

The Company:

View, Inc.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [ ]

By:
Name:
Title:

Number and Type of Company Securities:

Company Common Stock:

Company Preferred Stock:

Company Options:

Company Warrants:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Lock-Up Agreement]

ANNEX K

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2020, by and among (i) CF Finance Acquisition Corp. II, a Delaware corporation (the “Acquiror”) and (ii) the undersigned parties listed as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, on November 30, 2020, Acquiror, PVMS Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Acquiror (“Merger Sub”), and View, Inc., a Delaware corporation (together with its successors, the “Company”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror (the “Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued shares of Acquiror Class A Common Stock (the “Merger Consideration Shares”), all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL;

WHEREAS, in connection with the execution of the Merger Agreement, each of the Investors entered into a lock-up agreement with Acquiror and the Company (as amended from time to time in accordance with the terms thereof, a “Lock-Up Agreement”), pursuant to which such Investor agreed not to transfer the Merger Consideration Shares for a certain period of time after the Closing pursuant to the terms of the Lock-Up Agreement; and

WHEREAS, the parties desire to enter into this Agreement to provide the Investors with certain rights relating to the registration of the Merger Consideration Shares received by the Investors under the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement. The following capitalized terms used herein have the following meanings:

“Acquiror” is defined in the preamble to this Agreement, and shall include Acquiror’s successors by merger, acquisition, reorganization or otherwise.

“Acquiror Common Stock” means shares of Class A common stock, par value $0.0001 per share, of the Acquiror, and Class B common stock, par value $0.0001 per share of the Acquiror, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Acquiror, after consultation with counsel to the Acquiror, (i) would be required to be made in any Registration Statement or prospectus in order for the applicable Registration Statement or prospectus not to contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Acquiror has a bone fide business purpose for not making such information public.

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Closing” is defined in the recitals to this Agreement.

“Company” is defined in the recitals to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Founder Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of August 26, 2020, by and among Acquiror, CF Finance Holdings II, LLC and each of the other “Holders” named therein, as amended from time to time in accordance with the terms thereof.

“Founder Securities” means those securities included in the definition of “Registrable Security” specified in the Founder Registration Rights Agreement.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Investor(s)” is defined in the preamble to this Agreement, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of an Investor permitted under this Agreement and the Lock-Up Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Agreement” is defined in the recitals to this Agreement.

“Maximum Number of Securities” is defined in Section 2.1.4.

“Merger Agreement” is defined in the recitals to this Agreement.

“Piggy-Back Registration” is defined in Section 2.2.1.

“PIPE Securities” means those securities sold to PIPE Investors in accordance with the PIPE Subscription Agreements.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration or offering effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means all of the Merger Consideration Shares, PIPE Securities, any shares of Acquiror Common Stock beneficially owned by the Investors. Registrable Securities also include any warrants, capital shares or other securities of Acquiror issued as a dividend, split or other distribution with respect to or in exchange for or in replacement of the foregoing securities or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization or other similar event with respect to the Acquiror Common Stock (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain from the Acquiror or the Company any Registrable Securities, whether or not such acquisition has actually been effected). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have ceased to be outstanding; (c) such securities have been sold without registration pursuant to Rule 144; or (d) such securities have been sold to, or through, a broker, dealer or underwriter in a public offering. Notwithstanding anything to the contrary contained herein, a Person shall be deemed to be an “Investor holding Registrable Securities” (or words to that effect) under this Agreement only if they are an Investor or a transferee of the applicable Registrable Securities (so long as they remain Registrable Securities) of any Investor permitted under this Agreement and the Lock-Up Agreement.

“Registration Statement” means a registration statement filed by Acquiror with the SEC in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Rule 144” means Rule 144 promulgated under the Securities Act or any successor rule thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Short Form Registration” is defined in Section 2.3.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to Section 2.4, at any time and from time to time after the Closing, Investors holding at least twenty-five percent (25%) of the Registrable Securities then issued and outstanding may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). Within ten (10) days following receipt of any request for a Demand Registration, Acquiror will notify all other Investors holding Registrable Securities of the demand, and each Investor holding Registrable Securities who wishes to include all or a portion of such Investor’s Registrable Securities in the Demand Registration (each such Investor including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify Acquiror within five (5) days after the receipt by the Investor of the notice from Acquiror. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1.

Acquiror shall not be obligated to effect more than an aggregate of three (3) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities.

2.1.2 Effective Registration. A Registration will not count as a Demand Registration until the Registration Statement filed with the SEC with respect to such Demand Registration has been declared effective and Acquiror has complied in all material respects with its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the SEC or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue with such Registration and accordingly notify Acquiror in writing, but in no event later than five (5) days, of such election; provided, further, that Acquiror shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3 Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and advise Acquiror as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any Demanding Holder to include its Registrable Securities in such registration shall be conditioned upon such Demanding Holder’s participation in such underwritten offering and the inclusion of such Demanding Holder’s Registrable Securities in the underwritten offering to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwritten offering by a majority-in-interest of the Investors initiating the Demand Registration and reasonably acceptable to Acquiror.

2.1.4 Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering, in good faith, advises Acquiror and the Demanding Holders in writing that the dollar amount or number of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Acquiror Common Stock or other securities which Acquiror desires to sell and the shares of Acquiror Common Stock or other securities, if any, as to which Registration by Acquiror has been requested pursuant to written contractual piggy-back registration rights held by other security holders of Acquiror who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then Acquiror shall include in such Registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by (A) the Demanding Holders and (B) the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing (all pro rata in accordance with the number of securities that each applicable Person has requested be included in such registration, regardless of the number of securities held by each such Person, as long as they do not request to include more securities than they own (such proportion is referred to herein as “Pro Rata”)), that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Acquiror Common Stock or other securities for the account of other Persons that Acquiror is obligated to register pursuant to written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities. In the event that Acquiror securities that are convertible into shares of Acquiror Common Stock are included in the offering, the calculations under this Section 2.1.4 shall include such Acquiror securities on an as-converted to Acquiror Common Stock basis.

2.1.5 Withdrawal. A Demanding Holder may withdraw all or any portion of their Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the Demand Registration Statement. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwritten offering or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to Acquiror and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration in such event, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If at any time after the Closing Acquiror proposes to file a Registration Statement under the Securities Act with respect to the Registration of or an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by Acquiror for its own account or for security holders of Acquiror for their account (or by Acquiror and by security holders of Acquiror including pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee share option or other benefit plan, (ii) for an exchange offer or offering of securities solely to Acquiror’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of Acquiror, or (iv) for a dividend reinvestment plan, then Acquiror shall (x) give written notice of such proposed filing to Investors holding Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date or confidential submission date, which notice shall describe the amount and type of securities to be included in such Registration or offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to Investors holding Registrable Securities in such notice the opportunity to register the sale of such number of Registrable Securities as such Investors may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). To the extent permitted by applicable securities laws with respect to such registration by Acquiror or another demanding security holder, Acquiror shall use its best efforts to cause (i) such Registrable Securities to be included in such registration and (ii) the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of Acquiror and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All Investors holding Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2 Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering, in good faith, advises Acquiror and Investors holding Registrable Securities proposing to distribute their Registrable Securities through such Piggy-Back Registration in writing that the dollar amount or number of shares of Acquiror Common Stock or other Acquiror securities which Acquiror desires to sell, taken together with the shares of Acquiror Common Stock or other Acquiror securities, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the Investors holding Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Acquiror Common Stock or other Acquiror securities, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other security holders of Acquiror, exceeds the Maximum Number of Securities, then Acquiror shall include in any such registration:

(a) If the registration is undertaken for Acquiror’s account: (i) first, the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii),the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities;

(b) If the registration is a “demand” registration undertaken at the demand of Demanding Holders pursuant to Section 2.1: (i) first, the shares of Acquiror Common Stock or other securities for the account of the Demanding Holders and the Founder Securities for the account of any Persons who have exercised demand registration rights pursuant to the Founder Registration Rights Agreement during the period under which the Demand Registration hereunder is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Registrable Securities of Investors as to which registration has been requested pursuant to Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), and (iii), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities;

(c) If the registration is a “demand” registration undertaken at the demand of holders of Founder Securities under the Founder Registration Rights Agreement: (i) first, the Founder Securities for the account of the demanding holders under the Founder Registration Rights Agreement and the Registrable Securities for the account of Demanding Holders who have exercised demand registration rights pursuant to Section 2.1 during the period under which the demand registration under the Founders Registration Rights Agreement is ongoing, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and the Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities; and

(d) If the registration is a “demand” registration undertaken at the demand of Persons other than either Demanding Holders under Section 2.1 or the holders of Founder Securities exercising demand registration rights under the Founder Registration Rights Agreement: (i) first, the shares of Acquiror Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Registrable Securities of Investors as to which registration has been requested pursuant to this Section 2.2 and Founder Securities as to which registration has been requested pursuant to the written contractual piggy-back registration rights under the Founder Registration Rights Agreement, Pro Rata among the holders thereof based on the number of securities requested by such holders to be included in such registration, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Acquiror Common Stock or other securities that Acquiror desires to sell that can be sold without exceeding the Maximum Number of Securities; (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Acquiror Common Stock or other equity securities for the account of other Persons that Acquiror is obligated to register pursuant to separate written contractual arrangements with such Persons (other than this Agreement or the Founder Registration Rights Agreement) that can be sold without exceeding the Maximum Number of Securities.

In the event that Acquiror securities that are convertible into shares of Acquiror Common Stock are included in the offering, the calculations under this Section 2.2.2 shall include such Acquiror securities on an as-converted to Acquiror Common Stock basis.

2.2.3 Withdrawal. Any Investor holding Registrable Securities may elect to withdraw such Investor’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to Acquiror of such request to withdraw prior to the effectiveness of the Registration Statement. In connection with Section 2.2, Acquiror (whether on its own determination or as the result of a withdrawal by Persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement without any liability to the applicable Investor, subject to the next sentence and the provisions of Section 4. Notwithstanding any such withdrawal, Acquiror shall pay all expenses incurred in connection with such Piggy-Back Registration as provided in Section 3.3 (subject to the limitations set forth therein) by Investors holding Registrable Securities that requested to have their Registrable Securities included in such Piggy-Back Registration.

2.3 Short Form Registrations. After the Closing, subject to Section 2.4, Investors holding Registrable Securities may at any time and from time to time, request in writing that Acquiror register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time and applicable to such Investor’s Registrable Securities (“Short Form Registration”); provided, however, that Acquiror shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, Acquiror will promptly give written notice of the proposed registration to all other Investors holding Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such Investors’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities, if any, of any other Investors joining in such request as are specified in a written request given within ten (10) days after receipt of such written notice from Acquiror; provided, however, that Acquiror shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if Short Form Registration is not available to Acquiror for such offering; or (ii) if Investors holding Registrable Securities, together with the holders of any other securities of Acquiror entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $10,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

2.4 Restriction of Offerings. Notwithstanding anything to the contrary contained in this Agreement, an Investor shall not be entitled to request, and Acquiror shall not be obligated to request the SEC to declare any registration (including any Demand Registration but not including Piggy Back Registration) effective pursuant to this Section 2 with respect to any Registrable Securities that are subject to the transfer restrictions under the applicable Investor’s Lock-Up Agreement.

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. Whenever Acquiror is required to effect the registration of any Registrable Securities pursuant to Section 2, Acquiror shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. Acquiror shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the SEC a Registration Statement on any form for which Acquiror then qualifies or which counsel for Acquiror shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its reasonable efforts to cause such Registration Statement to become effective and use its reasonable efforts to keep it effective for the period required by Section 3.1.3; provided, however, if during the period starting with the date sixty (60) days prior to Acquiror’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, an Acquiror initiated Registration (and provided that Acquiror has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and Acquiror continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective), (i) the Holders have requested an underwritten Registration and (ii) (A) Acquiror and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer or (B) in the good faith judgment of the Board such Registration would be seriously detrimental to Acquiror and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Acquiror shall furnish to such Holders a certificate signed by the Chairman of the Board or an executive officer of Acquiror stating that in the good faith judgment of the Board it would be seriously detrimental to Acquiror for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Acquiror shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that Acquiror shall not defer its obligation in this manner more than once in any 12-month period.

3.1.2 Copies. Acquiror shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to Investors holding Registrable Securities included in such registration, and such Investors’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as Investors holding Registrable Securities included in such registration or legal counsel for any such Investors may request in order to facilitate the disposition of the Registrable Securities owned by such Investors.

3.1.3 Amendments and Supplements. Acquiror shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act, including all financial statements or schedules, until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn or until such time as the Registrable Securities cease to be Registrable Securities as defined by this Agreement.

3.1.4 Reporting Obligations. As long as any Investors shall own Registrable Securities, the Acquiror, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Acquiror after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.1.4.

3.1.5 Other Obligations. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the prospectus included in the Registration Statement, the Acquiror shall, subject to the receipt of the any customary documentation reasonably required from the applicable Investors in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (a). In addition, the Acquiror shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned sales or transfers.

3.1.6 Notification. After the filing of a Registration Statement, Acquiror shall promptly, and in no event more than five (5) Business Days after such filing, notify Investors holding Registrable Securities included in such Registration Statement of such filing, and shall further notify such Investors promptly and confirm such advice in writing in all events within five (5) Business Days after the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the SEC of any stop order (and Acquiror shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the SEC for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the Acquirors of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to Investors holding Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the SEC a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, Acquiror shall furnish to Investors holding Registrable Securities included in such Registration Statement and to the legal counsel for any such Investors, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Investors and legal counsel with a reasonable opportunity to review such documents and comment thereon; provided that such Investors and their legal counsel must provide any comments promptly (and in any event within five (5) Business Days) after receipt of such documents.

3.1.7 State Securities Laws Compliance. Acquiror shall use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as Investors holding Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Acquiror and do any and all other acts and things that may be necessary or advisable to enable Investors holding Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Acquiror shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or take any action to which it would be subject to general service of process or to taxation in any such jurisdiction where it is not then otherwise subject.

3.1.8 Agreements for Disposition. To the extent required by the underwriting agreement or similar agreements, Acquiror shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of Acquiror in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of Investors holding Registrable Securities included in such Registration Statement. No Investor holding Registrable Securities included in such Registration Statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such Investor’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such Investor’s material agreements and organizational documents, and with respect to written information relating to such Investor that such Investor has furnished in writing expressly for inclusion in such Registration Statement.

3.1.9 Cooperation. The principal executive officer of Acquiror, the principal financial officer of Acquiror, the principal accounting officer of Acquiror and all other officers and members of the management of Acquiror shall reasonably cooperate in any offering of Registrable Securities hereunder, which cooperation shall include the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.10 Records. Acquiror shall make available for inspection by Investors holding Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other professional retained by any Investor holding Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of Acquiror, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Acquiror’s officers, directors and employees to supply all information reasonably requested by any of them in connection with such Registration Statement; provided that Acquiror may require execution of a reasonable confidentiality agreement prior to sharing any such information.

3.1.11 Opinions and Comfort Letters. Acquiror shall obtain from its counsel and accountants customary legal opinions and customary comfort letters, to the extent so reasonably required by any underwriting agreement.

3.1.12 Earnings Statement. Acquiror shall comply with all applicable rules and regulations of the SEC and the Securities Act, and make available to its shareholders if reasonably required, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Acquiror’s first full calendar quarter after the effective date of a registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC).

3.1.13 Listing. Acquiror shall use its best efforts to cause all Registrable Securities that are shares of Acquiror Common Stock included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by Acquiror are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to Investors holding a majority-in-interest of the Registrable Securities included in such registration.

3.1.14 Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $50,000,000, Acquiror shall use its reasonable efforts to make available senior executives of Acquiror to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from Acquiror of the happening of any event of the kind described in Section 3.1.6(iv), or in the event that the Registration Statement or prospectus included therein containing a misstatement of material fact or omitting to state a material fact, each Investor holding Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor receives the supplemented or amended prospectus contemplated by Section 3.1.6(iv) or until advised in writing that the use of the prospectus may be resumed. If the filing, initial effectiveness or continued use of the Registration Statement in respect of any registration at any time would require the Acquiror to make an adverse disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Acquiror for reasons beyond the Acquiror’s control, the Acquiror may, upon giving prompt written notice of such action to the Investors, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shorted period of time, but in no event more than thirty (30) days, determined in good faith by the Acquiror to be necessary for such purpose. In the event the Acquiror exercises its rights under the preceding sentence, the Investors agree to suspend, immediately upon their receipt of the noticed referred to above, their use of the prospectus relating to any registration in connection with any sale or offer to sell Registrable Securities. The Acquiror shall immediately notify the Investors of the expiration of any period during which it exercised its rights under this Section 3.2.

3.3 Registration Expenses. Subject to Section 4, Acquiror shall bear all reasonable costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Short Form Registration effected pursuant to Section 2.3, and all reasonable expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) Acquiror’s internal expenses (including all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for Acquiror and fees and expenses for independent certified public accountants retained by Acquiror (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by Acquiror in connection with such registration; and (ix) the reasonable fees and expenses of one legal counsel selected by Investors holding a majority-in-interest of the Registrable Securities included in such registration for such legal counsel’s review, comment and finalization of the proposed Registration Statement and other relevant documents. Acquiror shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, only if the Underwriters require the selling security holders and/or Acquiror to bear the expenses of the Underwriter following good faith negotiations, all selling security holders and Acquiror shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.

3.4 Information. Investors holding Registrable Securities included in any Registration Statement shall provide such information as may reasonably be requested by Acquiror, or the managing Underwriter, if any, in connection with the preparation of such Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the obligation to comply with federal and applicable state securities laws. Investors selling Registrable Securities in any offering must provide all questionnaires, powers of attorney, custody agreements, stock powers, and other documentation reasonably requested by Acquiror or the managing Underwriter.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by Acquiror. Subject to the provisions of this Section 4.1 below, Acquiror agrees to indemnify and hold harmless each Investor, and each Investor’s officers, employees, affiliates, directors, partners, members, attorneys and agents, and each Person, if any, who controls an Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by Acquiror of the Securities Act or any rule or regulation promulgated thereunder applicable to Acquiror and relating to action or inaction required of Acquiror in connection with any such registration (provided, however, that the indemnity agreement contained in this Section 4.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Acquiror, such consent not to be unreasonably withheld, delayed or conditioned); and Acquiror shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that Acquiror will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to Acquiror, in writing, by such selling holder or Investor Indemnified Party expressly for use therein. Acquiror also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Subject to the provisions of this Section 4.2 below, each Investor selling Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Investor, indemnify and hold harmless Acquiror, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to Acquiror by such selling Investor expressly for use therein (provided, however, that the indemnity agreement contained in this Section 4.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the indemnifying Investor, such consent not to be unreasonably withheld, delayed or conditioned, and shall reimburse Acquiror, its directors and officers, each Underwriter and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Investor in the applicable offering.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually materially prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party if the Indemnifying Party provides notice of such to the Indemnified Party within thirty (30) days of the Indemnifying Party’s receipt of notice of such claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (acting reasonably), consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Investor holding Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Investor from the sale of Registrable Securities which gave rise to such contribution obligation. Any contributions obligation of the Investors shall be several and not joint. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5. RULE 144 and 145.

5.1 Rule 144 and 145. Acquiror covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as Investors holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investors to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and 145 under the Securities Act, as such Rule 144 and 145 may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

6. MISCELLANEOUS.

6.1 Other Registration Rights. The Acquiror represents and warrants that as of the date of this Agreement, no Person, other than the holders of (i) Registrable Securities (ii) Founder Securities and (iii) PIPE Securities, has any right to require Acquiror to register any of Acquiror’s share capital for sale or to include Acquiror’s share capital in any registration filed by Acquiror for the sale of share capital for its own account or for the account of any other Person. The Investors hereby acknowledge that Acquiror has granted resale registration rights to holders of PIPE Securities in the PIPE Subscription Agreements, and that nothing herein shall restrict the ability of Acquiror to fulfill its resale registration obligations under the PIPE Subscription Agreements.

6.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of Acquiror hereunder may not be assigned or delegated by Acquiror in whole or in part without the written consent of the Investors holding at least seventy percent (70%) of Registerable Securities held by all Investors. This Agreement and the rights, duties and obligations of Investors holding Registrable Securities hereunder may be freely assigned or delegated by such Investor in conjunction with and to the extent of any transfer of Registrable Securities by such Investor which is permitted by such Investor’s Lock-Up Agreement; provided that no assignment by any Investor of its rights, duties and obligations hereunder shall be binding upon or obligate Acquiror unless and until Acquiror shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to Acquiror, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Investors or of any assignee of the Investors. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 4 and this Section 6.2.

6.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours of the recipient, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to: CF Finance Acquisition Corp. II 110 East 59th Street New York, New York 10022 Attention: Chief Executive Officer Email: CFFinanceII@cantor.com	With a copy (which will not constitute notice) to: Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 Attention: Ken Lefkowitz Email: ken.lefkowitz@hugheshubbard.com

If to Acquiror from and after the Closing to:

View, Inc.

195 S. Milpitas Blvd

Milpitas, CA 95035

Attention: Bill Krause, Senior Vice President, General Counsel and Secretary

Email: bill.krause@view.com

With copies (which shall not constitute notice) to:

Skadden Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1400

Palo Alto, CA 94301

Attention: Michael J. Mies, Esq.

Email: Michael.mies@skadden.com

and

CF Finance Holdings II, LLC

110 East 59th Street

New York, New York 10022

Attention: Chief Executive Officer

Email: CFFinanceII@cantor.com

and

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, New York 10004

Attention: Ken Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

If to an Investor, to: the address set forth below Investor’s name on the signature page to this Agreement.

6.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable. Notwithstanding anything to the contrary contained in this Agreement, in the event that a duly executed copy of this Agreement is not delivered to Acquiror by a Person receiving Merger Consideration Shares in connection with the Closing, such Person failing to provide such signature shall not be a party to this Agreement or have any rights or obligations hereunder, but such failure shall not affect the rights and obligations of the other parties to this Agreement as amongst such other parties.

6.5 Entire Agreement. This Agreement (together with the Merger Agreement, and the Lock-Up Agreement to the extent incorporated herein, and including all agreements entered into pursuant hereto or thereto or referenced herein or therein and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, relating to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other Ancillary Document or the rights or obligations of the parties under the Founder Registration Rights Agreement.

6.6 Interpretation. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.7 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written agreement or consent of Acquiror and Investors holding a majority-in-interest of the Registrable Securities; provided, that any amendment or waiver of this Agreement which affects an Investor in a manner materially and adversely disproportionate to other Investors will also require the consent of such Investor. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.8 Remedies Cumulative. In the event a party fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the other parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.9 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

6.10 Termination of Merger Agreement. This Agreement shall be binding upon each party upon such party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void and be of no further force or effect, and the parties shall have no obligations hereunder.

6.11 Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Acquiror:

CF FINANCE ACQUISITION CORP. II

By:	/s/ Paul Pion
Name:	Paul Pion
Title:	Chief Financial Officer

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

Madrone Partners, L.P.

By:	/s/ Thomas Patterson
Name: Thomas Patterson
Title: Managing Member

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

View Stakeholders, LLC

By:	/s/ Thomas Patterson
Name: Thomas Patterson
Title: Manager

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

SVF Excalibur (Cayman) Limited

By:	/s/ Karen Ellerbe
Name: Karen Ellerbe
Title: Director

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Registration Rights Agreement]

21

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered as of the date first written above.

Investor:

Guardians of New Zealand Superannuation

By:	/s/ Sarah Gold
Name: Sarah Gold
Title: Legal Counsel

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

[Signature Page to Registration Rights Agreement]

22

Annex L

CF FINANCE ACQUISITION CORP. II

110 East 59th Street

New York, New York 10022

PROXY CARD

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

CF FINANCE ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Howard W. Lutnick and Alice Chan (each, a “Proxy”) as proxies, each with full power to act without the other and the power to appoint a substitute to vote the shares that the undersigned is entitled to vote at the special meeting of stockholders of CF Finance Acquisition Corp. II (“CF II”) to be held on            , 2021 at            [a.m./p.m.], Eastern Standard Time via live webcast at https://www.cstproxy.com/cffinanceacquisitioncorpii/2021, and at any adjournments and/or postponements thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in each Proxy’s discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the accompanying proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7 AND 8.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE

(1) Proposal No. 1 — The Pre-Merger Charter Amendment Proposal — To approve an amendment of the current amended and restated certificate of incorporation (the “Existing Charter”) of CF Finance Acquisition Corp. II (“CF II”) to increase the number of authorized shares of Class A common stock of CF II, par value $0.0001 per share (“CF II Class A Common Stock”) from 100,000,000 to 400,000,000 shares for the purposes of carrying out the Business Combination (as defined below).

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2) Proposal No. 2 — The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated November 30, 2020 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of CF II (“Merger Sub”), and View, Inc., a Delaware corporation (“View”), and approve the transactions contemplated thereby, including the merger of Merger Sub with and into View, with View continuing as the surviving corporation and as a wholly-owned subsidiary of CF II (the “Business Combination”).

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) Proposal No. 3 — The Director Election Proposal — To consider and vote upon a proposal to elect seven directors to serve on the Combined Entity Board until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

☐ Rao Mulpuri ☐ Tom Cheung ☐ Nigel Gormly ☐ Harold Hughes ☐ Tom Leppert ☐ Toby Cosgrove ☐ Lisa Picard

☐ Vote FOR all nominees	☐ Vote WITHHOLD from all nominees	☐ Vote FOR all nominees except*

* Instruction: To withhold authority to vote for any individual nominee, mark the “For all Except” box above and write that nominee’s name on the line provided below.

(4) Proposal No. 4 — The Nasdaq Proposal — To approve, for purposes of complying with the Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), the issuance of up to 151,438,635 shares of CF II Class A Common Stock pursuant to the Merger Agreement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(5) Proposal No. 5 — The Post-Merger Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following material differences between the proposed amended and restated certificate of incorporation (the “Amended Charter”) of CF II upon the consummation of the Business Combination (the “Combined Entity”) that will be in effect upon the closing of the Merger and the Existing Charter:

i.

Post-Merger Charter Amendment Proposal A — The Combined Entity will have 601,000,000 shares of authorized capital stock, which will consist of (i) 600,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Combined Entity Class A Common Stock”) and (ii) 1,000,000 shares of preferred stock, as opposed to CF II having 121,000,000 shares of authorized capital stock, which consists of (i) 100,000,000 shares of CF II Class A Common Stock and (ii) 20,000,000 shares of Class B Common Stock, par value $0.0001 per share and (iii) 1,000,000 shares of preferred stock (without taking into account the Pre-Merger Charter Amendment);

☐ FOR	☐ AGAINST	☐ ABSTAIN

ii.	Post-Merger Charter Amendment Proposal B— The Combined Entity will amend its name to “View, Inc.” from “CF Finance Acquisition Corp. II”;

☐ FOR	☐ AGAINST	☐ ABSTAIN

iii.

Post-Merger Charter Amendment Proposal C— The Amended Charter will expressly state that no holder of common stock of the Combined Entity shall be entitled to preemptive or subscription rights, as opposed to the Existing Charter being silent on such matter;

☐ FOR	☐ AGAINST	☐ ABSTAIN

iv.

Post-Merger Charter Amendment Proposal D—The Amended Charter will expressly state that, subject to the requirements of applicable law, (i) the Combined Entity shall have the power to issue and sell all or any part of any shares of any class of stock authorized to such persons, and for such consideration, as the board of directors of the Combined Entity (the “Combined Entity Board”) shall from time to time, in its discretion, determine and (ii) the Combined Entity shall have the power to purchase any shares of any class of stock authorized from such persons, and for such consideration, as the Combined Entity Board shall from time to time, in its discretion, determine, as opposed to the Existing Charter being silent on such matter;

☐ FOR	☐ AGAINST	☐ ABSTAIN

v.

Post-Merger Charter Amendment Proposal E — The Combined Entity Board will consist of no less than one and no more than eleven directors, as opposed to the Existing Charter having no express requirements or limitations on the number of directors;

☐ FOR	☐ AGAINST	☐ ABSTAIN

vi.

Post-Merger Charter Amendment Proposal F — The Amended Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Entity in order to amend certain provisions of the Amended Charter, as opposed to the Existing Charter requiring amendments to the Existing Charter be conducted in accordance with the DGCL;

☐ FOR	☐ AGAINST	☐ ABSTAIN

vii.

Post-Merger Charter Amendment Proposal G —The Amended Charter will require the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock of the Combined Entity for stockholders of the Combined Entity to adopt, amend, alter or repeal the bylaws of the Combined Entity, as opposed to the Existing Charter requiring the affirmative vote of the holders of at least a majority of the voting power of the outstanding capital stock of CF II for stockholders of the CF II to adopt, amend, alter or repeal the bylaws of CF II; and

☐ FOR	☐ AGAINST	☐ ABSTAIN

viii.	Post-Merger Charter Amendment Proposal H — The Amended Charter will eliminate various provisions applicable only to blank check companies.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(6) Proposal No. 6 — The 2021 Equity Incentive Plan Proposal — To approve and adopt the 2021 Equity Incentive Plan of the Combined Entity.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(7) Proposal No. 7 — The CEO Incentive Plan Proposal — To approve and adopt the 2021 Chief Executive Officer Incentive Plan of the Combined Entity.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(8) Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Pre-Merger Charter Amendment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Post-Merger Charter Amendment Proposals, the 2021 Equity Incentive Plan Proposal or the CEO Incentive Plan Proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.
ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.
Date: , 2021

Signature

Signature
Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If stockholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

▲  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▲

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Existing Charter provides for indemnification of CF II’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the CF II Bylaws provide for indemnification of CF II’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, CF II has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require CF II, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.	Exhibits and Financial Statement Schedules.

(a)    The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description

1.1	Business Combination Marketing Agreement, dated August 26, 2020, between CF Finance Acquisition Corp. II and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.2 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

2.1†	Agreement and Plan of Merger, dated as of November 30, 2020, by and among CF Finance Acquisition Corp. II, CF II, PVMS Merger Sub, Inc., and View, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 3.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

3.2	Form of Amendment to Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

3.3	Form of Second Amended and Restated Certificate of Incorporation of CF Finance Acquisition Corp. II (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).

3.4	Bylaws of CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 3.4 to CF Finance Acquisition Corp. II’s Form S-1, filed with the SEC on August 7, 2020).

3.5	Form of Amended and Restated Bylaws of the Combined Entity (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

4.1	Warrant Agreement, dated August 26, 2020, between Continental Stock Transfer & Trust Company and CF Finance Acquisition Corp. II (incorporated by reference to Exhibit 4.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on September 1, 2020).

Exhibit No.	Description

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF Finance Acquisition Corp. II’s Registration Statement on Form S-1, filed with the SEC on August 14, 2020).

5.1*	Opinion of Ellenoff Grossman & Schole LLP as to the validity of the shares of Class A common stock registered.

8.1*	Opinion of Ellenoff Grossman & Schole LLP as to Tax Matters.

10.1	Form of Subscription Agreement, by and between CF Finance Acquisition Corp. II, and the undersigned subscriber thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.2†	Form of Stockholder Voting Agreement, by and among CF Acquisition Corp. II and certain stockholders of View, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.3	Sponsor Support Agreement, by and among CF Finance Acquisition Corp. II, CF Finance Holdings II, LLC, and View, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

10.4	Form of Lock-Up Agreement, by and among CF Finance Acquisition Corp. II, View, Inc., and the undersigned holder thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).

10.5	Registration Rights Agreement, by and among CF Finance Acquisition Corp. II, and the undersigned investors listed thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).

10.6	Form of 2021 Equity Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.7	Form of 2021 Chief Executive Officer Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.8*	Form of Director Indemnification Agreement, by and between View, Inc. and the undersigned director thereto.

10.9*	Form of Executive Officer Employment Agreement, by and between View, Inc. and the undersigned executive officer thereto.

10.10*	Employment Agreement, dated November 21, 2018, by and between View. Inc. and Rao Mulpuri.

10.11*^#	Program Side Agreement, dated as of October 23, 2019, by and between View, Inc. and the lender named therein.

10.12*^	Instalment Payment Agreement, dated as of October 15, 2019, by and between View, Inc. and the lender named therein.

10.13*	Industrial Lease Agreement, dated May 31, 2012, by and between the Company and Bryan Family Partnership II, LTD.

10.14*	First Amendment to Industrial Lease Agreement, dated October 7, 2014, by and between the Company and 195 S. Milpitas Boulevard, LLC.

10.15*	Second Amendment to Industrial Lease Agreement, dated October 2, 2017, by and between the Company and Jefferson Fields, LLC.

10.16*	Industrial Lease Agreement, dated July 30, 2010, by and between Soladigm Inc. and Industrial Developments International, Inc.

10.17*	First Amendment To Industrial Lease Agreement, dated September 10, 2015, by and between the Company and Industrial North American Properties XI, LLC.

Exhibit No.	Description

10.18*	Second Amendment to Industrial Lease Agreement, dated March 1, 2018, by and between the Company and Industrial North American Properties XI, LLC.

10.19	Subscription Agreement, by and between CF Finance Acquisition Corp. II and GIC Private Ltd. (incorporated by reference to Exhibit 10.1 to CF Finance Acquisition Corp. II’s Form 8-K, filed with the SEC on January 11, 2021).

23.1**	Consent of WithumSmith+Brown, PC (with respect to CF Finance Acquisition Corp. II financial statements).

23.2**	Consent of PricewaterhouseCoopers LLP (with respect to View, Inc. financial statements)

23.3*	Consent of Ellenoff Grossman and Schole (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

99.1*	Consent of Rao Mulpuri to be named a director.

99.2*	Consent of Tom Cheung to be named a director.

99.3*	Consent of Nigel Gormly to be named a director.

99.4*	Consent of Harold Hughes to be named a director.

99.5*	Consent of Tom Leppert to be named a director.

99.6*	Consent of Toby Cosgrove to be named a director.

99.7**	Consent of Lisa Picard to be named a director.

99.8	Form of Proxy Card (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex L).

* Previously filed

** Filed herewith

† Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). CF II agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

^ Certain confidential portions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10) by means of marking such portions with brackets (“[*]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

# The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). CF II agrees to furnish a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

Item	22. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on February 10, 2021.

CF FINANCE ACQUISITION CORP. II

By:	/s/ Howard W. Lutnick
Howard W. Lutnick Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard W. Lutnick	Chief Executive Officer and Chairman	February 10, 2021
Howard W. Lutnick	(Principal Executive Officer)

/s/ Alice Chan	Chief Financial Officer and Director	February 10, 2021
Alice Chan	(Principal Financial and Accounting Officer)

*	President and Director	February 10, 2021
Anshu Jain

*	Director	February 10, 2021
Robert Hochberg

*	Director	February 10, 2021
Charlotte Blechman

*By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Attorney-in-fact